Exhibit (a)-(1)
PROXY STATEMENT OF THE COMPANY
Shareholders of BlueCity Holdings Limited
Re: Notice of Extraordinary General Meeting of Shareholders
Dear Shareholder:
You are cordially invited to attend an extraordinary general meeting of shareholders of BlueCity Holdings Limited, an exempted company with limited liability incorporated under the laws of the Cayman Islands (the “Company”), to be held on July 29, 2022 at 10:00 a.m. (Beijing time). The meeting will be held at Block 2 Tower B, No. 22 Pingguo Shequ, Bai Zi Wan Road, Chaoyang District, Beijing 100022, People’s Republic of China. The accompanying notice of the extraordinary general meeting and proxy statement provide information regarding the matters to be considered and voted on at the extraordinary general meeting, including at any adjournment or postponement thereof.
On April 30, 2022, the Company entered into an Agreement and Plan of Merger (the “Merger Agreement”) with Multelements Limited, an exempted company incorporated with limited liability under the laws of the Cayman Islands (“Parent”), and Diversefuture Limited, an exempted company incorporated with limited liability under the laws of the Cayman Islands and a wholly-owned subsidiary of Parent (“Merger Sub”), pursuant to which the Merger Sub will be merged with and into the Company, with the Company being the surviving company of the Merger (the “Surviving Company”) and becoming a wholly-owned subsidiary of Parent (the “Merger”). The purpose of the extraordinary general meeting is for you and the other shareholders of the Company to consider and vote, amongst other things, upon a proposal to authorize and approve the Merger Agreement and the plan of merger required to be filed with the Registrar of Companies of the Cayman Islands in connection with the Merger (the “Plan of Merger”) and the transactions contemplated by the Merger Agreement and the Plan of Merger, including the Merger (collectively, the “Transactions”). Copies of the Merger Agreement and the form of the Plan of Merger are attached as Annex A and Annex B, respectively, to the accompanying proxy statement.
As of the date of the accompanying proxy statement, Parent is owned by (a) BlueCity Media Limited, a company with limited liability incorporated under the laws of British Virgin Islands and controlled by Mr. Baoli Ma, chairman of the board of directors (the “Board”) and chief executive officer of the Company (the “Founder”) and (b) Metaclass Management ELP, an exempted limited partnership established under the laws of the Cayman Islands (the “Sponsor”). Each of Parent and Merger Sub was formed solely for purposes of the Merger and the investment and financing transactions related to the Merger.
At the effective time of the Merger (the “Effective Time”), Parent will be beneficially owned by (a) the Founder, BlueCity Media Limited, Shimmery Sapphire Holding Limited and Cantrust (Far East) Limited (collectively, the “Founder Filing Persons”), (b) the Sponsor, Chizicheng Strategy Investment Limited, Spriver Tech Limited and Mr. Chunhe Liu (collectively, the “Sponsor Filing Persons”), and (c) Aviator D, L.P., CDH China HF Holdings Company Limited, Rainbow Rain Limited, Roger Field Fund, L.P., CDH Harvest Holdings Limited and Mr. Shangzhi Wu (collectively, the “CDH Filing Persons”). Parent, Merger Sub, the Founder Filing Persons, the Sponsor Filing Persons and the CDH Filing Persons are collectively referred to as the “Buyer Group.”
As of the date of the accompanying proxy statement, BlueCity Media Limited, Aviator D, L.P. and Rainbow Rain Limited (collectively, the “Rollover Shareholders”) directly or indirectly own in the aggregate 1,956,920.5 Class A ordinary shares (including ordinary shares represented by American depositary shares (“ADSs”), par value US$0.0001 per share, of the Company (each, a “Class A Ordinary Share”) but excluding Shares represented by Company Options (as defined below) held by the Rollover Shareholders or their affiliates which have not been exercised) and 5,114,840 Class B ordinary shares, par value US$0.0001 per share, of the Company (each, a “Class B Ordinary Share” and the Class B Ordinary Shares together with the Class A Ordinary Shares, the “Shares” and each a “Share”), which represent approximately 37.7% of the total issued and outstanding Shares in the Company and approximately 70.2% of the total voting power of the total issued and outstanding Shares in the Company. If the Merger is completed, the Company will continue its operations as a privately held company and will be wholly owned by Parent, and the Company’s ADSs will no longer be listed on Nasdaq Global Market (“Nasdaq”) and the ADS program for the Shares will terminate.
Under the terms of the Merger Agreement, if the Merger is completed, at the Effective Time, each Share issued and outstanding immediately prior to the Effective Time, other than the Excluded Shares (as defined below), the Dissenting Shares (as defined below) and Class A Ordinary Shares represented by ADSs, will be cancelled in exchange for the right to receive US$3.20 in cash per Share without interest and net of any applicable withholding taxes (the “Per Share Merger Consideration”), and each ADS (other than the ADSs representing the Excluded Shares) issued and outstanding immediately prior to the Effective Time, together with the underlying Class A Ordinary Shares represented by such ADSs, will be cancelled in exchange for the right to receive US$1.60 in cash per ADS, without interest and net of any applicable withholding taxes (the “Per ADS Merger Consideration”). The ADS holders will pay any applicable fees, charges and expenses of Deutsche Bank Trust Company Americas, in its capacity as ADS depositary (the “ADS Depositary”), and government charges due to or incurred by the ADS Depositary, in connection with the cancellation of the ADSs surrendered (and the underlying Shares), including applicable ADS cancellation fees (US$0.05 per ADS pursuant to the terms of the deposit agreement (the “Deposit Agreement”), dated as of July 7, 2020, by and among the Company, the ADS Depositary, and the holders and beneficial owners of ADSs issued thereunder).
Notwithstanding the foregoing, if the Merger is completed, the following Shares shall not be cancelled in exchange for the right to receive the Per Share Merger Consideration or the Per ADS Merger Consideration described above, but will be cancelled and shall cease to exist at the Effective Time as follows:
(a)
(i) 3,918,605 Shares beneficially owned by the Rollover Shareholders (subject to adjustments set forth in the Merger Agreement, collectively, the “Rollover Shares”), (ii) any other Shares (including Class A Ordinary Shares represented by ADSs) held by Parent, Merger Sub, the Company or any of their respective subsidiaries, and (iii) Shares (including Class A Ordinary Shares represented by ADSs) held by the ADS Depositary and reserved for issuance, settlement and allocation upon exercise or vesting of Company Options (as defined below) (collectively, the “Excluded Shares”) will be cancelled and shall cease to exist without payment of any consideration or distribution therefor; and

(b)
Shares that are issued and outstanding immediately prior to the Effective Time and that are held by shareholders of the Company who have validly exercised and not effectively withdrawn or lost their rights to dissent from the Merger, or dissenter rights, in accordance with Section 238 of the Companies Act (As Revised) of the Cayman Islands, as amended, modified, or re-enacted from time to time (the “Cayman Islands Companies Act”) (collectively, the “Dissenting Shares;” holders of Dissenting Shares collectively being referred to as “Dissenting Shareholders”) will be cancelled and cease to exist at the Effective Time and the Dissenting Shareholders shall not be entitled to receive the Per Share Merger Consideration and shall instead be entitled to receive only the payment of the fair value of such Dissenting Shares held by them determined in accordance with Section 238 of the Cayman Islands Companies Act.

At the Effective Time, each option to purchase Class A Ordinary Shares (each, a “Company Option”) granted pursuant to the Company’s 2015 Stock Incentive Plan that is outstanding and unexercised as of the Effective Time, whether vested or unvested, shall be cancelled, and the holder thereof shall be entitled to receive an amount in cash, without interest, payable as soon as reasonably practicable following the Effective Time equal to the product of (i) the excess, if any, of (A) the Per Share Merger Consideration, over (B) the exercise price, multiplied by (ii) the number of Class A Ordinary Shares subject to such Company Option as of the Effective Time. Each Company Option with the exercise price that is equal to or greater than the Per Share Merger Consideration shall be cancelled at the Effective Time without the payment of consideration therefor.

At the Effective Time, each Company Option to purchase Class A Ordinary Shares granted pursuant to the Company’s 2020 Stock Incentive Plan or 2021 Stock Incentive Plan that is outstanding, vested and unexercised as of the Effective Time, shall be assumed by Parent and automatically converted into an option for ordinary shares of Parent (each, an “Assumed Option”) under an equity incentive plan to be established by Parent equal to the product of (A) the number of Class A Ordinary Shares that were subject to the corresponding Company Option immediately prior to the Effective Time, multiplied by (B) a fraction (such ratio, the “Exchange Ratio”), the numerator of which is the Per Share Merger Consideration and the denominator of which is the fair market value of an ordinary share of Parent, and rounding such product down to the nearest whole number of ordinary shares of Parent, with an exercise price per share subject to the Assumed Option equal to the exercise price for which the corresponding Company Option was exercisable immediately prior to the Effective Time divided by the Exchange Ratio, and rounded up to the nearest whole cent. Each Assumed Option shall be subject to the same terms and conditions as to vesting, exercisability and forfeiture as the corresponding Company Option as in effect on the date of the Merger Agreement.
At the Effective Time, each Company Option granted pursuant to the Company’s 2020 Stock Incentive Plan or 2021 Stock Incentive Plan that is unvested as of the Effective Time will be cancelled without the payment of consideration therefor.
At or prior to the Effective Time, the Company shall terminate each of the 2015 Stock Incentive Plan, the 2020 Stock Incentive Plan and the 2021 Stock Incentive Plan, and all award agreements evidencing Company Options, effective as of the Effective Time.
The Buyer Group intends to fund the merger consideration through a combination of rollover equity (represented by the Rollover Shares) from the Rollover Shareholders, cash contribution by the Sponsor and cash in the Company and its subsidiaries. On April 30, 2022, the Sponsor and Parent entered into an equity commitment letter (the “Equity Commitment Letter”), whereby the Sponsor has committed, subject to the terms and conditions therein, to contribute, at the closing of the Merger, an aggregate amount in cash up to US$50 million to Parent, for the purpose of funding the Merger consideration and fees and expenses incurred by Parent and the Company in connection with the transactions contemplated by the Merger Agreement. On the same date, the Sponsor executed and delivered to the Company a limited guarantee in favor of the Company (the “Limited Guarantee”), whereby the Sponsor agreed to irrevocably and unconditionally guarantee as a primary obligor certain payment obligations of Parent under the Merger Agreement.
On April 30, 2022, a special committee of the board of directors of the Company (the “Board”), composed solely of independent and disinterested directors (the “Special Committee”), acting with full power and authority delegated by the Board, reviewed and considered the terms and conditions of the Merger Agreement, the Plan of Merger, and the Transactions. The Special Committee, after consultation with its financial advisor and legal counsel and due consideration of all relevant factors, unanimously (a) determined that the Merger, on the terms and subject to the conditions set forth in the Merger Agreement and the Plan of Merger, is fair and in the best interests of the Company and the unaffiliated security holders of the Company (as such term is defined in Rule 13e-3 of the Securities Exchange Act of 1934, as amended, the “Unaffiliated Security Holders”), and declared it advisable for the Company to enter into the Merger Agreement, the Plan of Merger and the transactions contemplated thereby, including the Merger, and (b) recommended the approval and authorization of the Merger Agreement, the Plan of Merger and the consummation of the transactions contemplated thereby, including the Merger, to the Board.
On April 30, 2022, the Board (other than the Founder who abstained from the vote), acting upon the unanimous recommendation of the Special Committee, (a) determined that that it is fair to, and in the best interests of, the Company and its shareholders (other than holders of Excluded Shares) and the Unaffiliated Security Holders, and declared it advisable, for the Company to enter into the Merger Agreement and the Plan of Merger and to consummate the Transactions, including the Merger, (b) authorized and approved the execution, delivery and performance of the Merger Agreement and the Plan of Merger and the consummation of the Transactions, including the Merger, and (c) resolved to direct that the Merger Agreement, the Plan of Merger and the Transactions be submitted to the shareholders of the Company for their approval and authorization at an extraordinary general meeting of the Company’s shareholders, with the recommendation of the Board that the shareholders of the Company authorize and approve the Merger Agreement, the Plan of Merger and the Transactions, including the Merger.

Accordingly, the Board recommends that you vote FOR the proposal to authorize and approve the Merger Agreement, the Plan of Merger, and the consummation of the Transactions, including (i) the Merger, (ii) upon the Merger becoming effective (the “Effective Time”), the variation of the authorized share capital of the Company from US$500,000 divided into 5,000,000,000 Shares of a par value of US$0.0001 per Share, comprising of (i) 4,600,000,000 Class A Ordinary Shares of a par value of US$0.0001 each, (ii) 200,000,000 Class B Ordinary Shares of a par value of US$0.0001 each and (iii) 200,000,000 shares of a par value of US$0.0001 each of such class or classes (however designated) as the Board may determine in accordance with the existing memorandum and articles of association of the Company to US$50,000 divided into 50,000 ordinary shares of a par value of US$1.00 each (the “Variation of Capital”), and (iii) the amendment and restatement of the existing memorandum and articles of association of the Company (as the Surviving Company) by their deletion in their entirety and the substitution in their place of the new memorandum and articles of association at the Effective Time, in the form attached as Annexure 2 to the Plan of Merger (the “Adoption of Amended M&A”), FOR the proposal to authorize each of the members of the Special Committee to do all things necessary to give effect to the Merger Agreement, the Plan of Merger, and the Transactions, including the Merger, the Variation of Capital, and the Adoption of Amended M&A, and FOR the proposal to adjourn the extraordinary general meeting in order to allow the Company to solicit additional proxies in the event that there are insufficient proxies received at the time of the extraordinary general meeting to pass the special resolutions to be proposed at the extraordinary general meeting.
The Merger cannot be completed unless the Merger Agreement, the Plan of Merger and the consummation of the Transactions are authorized and approved by a special resolution (as defined in the Cayman Islands Companies Act) of the Company’s shareholders, passed by an affirmative vote of holders of Shares representing at least two-thirds of votes cast by such holders as, being entitled so to do, vote in person or, in the case of such holders as are corporations, by their respective duly authorized representative or, where proxies are allowed, by proxy as a single class, at the extraordinary general meeting or any adjournment or postponement thereof (the “Shareholder Approval”). As of the date of the accompanying proxy statement, the Rollover Shareholders directly or indirectly own in the aggregate 1,956,920.5 Class A Ordinary Shares (including Shares represented by ADSs but excluding Shares represented by Company Options held by the Rollover Shareholders or their affiliates which have not been exercised) and 5,114,840 Class B Ordinary Shares, which represent approximately 37.7% of the total issued and outstanding Shares in the Company and approximately 70.2% of the total voting power of the total issued and outstanding Shares in the Company, all of which will be voted in favor of the authorization and approval of the Merger Agreement, the Plan of Merger and the consummation of the Transactions. Accordingly, based on 18,733,475.5 Shares expected to be issued and outstanding on July 15, 2022, the record date for voting Shares at the extraordinary general meeting (the “Share Record Date”), and assuming that members of the Buyer Group and the Rollover Shareholders vote all their Shares in favor of the special resolutions and a quorum will be present at the extraordinary general meeting, sufficient votes will be cast to authorize and approve the Merger Agreement, the Plan of Merger and the consummation of the Transactions, including the Merger, without requiring any further vote of any other shareholder of the Company.
The accompanying proxy statement provides detailed information about the Merger and the extraordinary general meeting. We encourage you to read the entire document and all of the attachments and other documents referred to or incorporated by reference herein carefully. You may also obtain more information about the Company from documents the Company has filed with the United States Securities and Exchange Commission (the “SEC”), which are available for free at the SEC’s website at www.sec.gov.
The Rollover Shareholders will exercise their rights as registered shareholders of the Company to demand poll voting at the meeting and accordingly voting will take place by poll voting. Whether or not you plan to attend the extraordinary general meeting, please complete the accompanying proxy card, in accordance with the instructions set forth on the proxy card, as promptly as possible. The deadline to lodge your proxy card is July 27, 2022 at 10:00 a.m. (Beijing time), being 48 hours before the time appointed for the extraordinary general meeting. Each registered shareholder has one vote for each Class A Ordinary Share held and five votes for each Class B Ordinary Share held as of 10:00 a.m. (New York City time) on the Share Record Date.
Completing the proxy card in accordance with the instructions set forth on the proxy card will not deprive you of your right to attend the extraordinary general meeting and vote your Shares in person. Please note, however, that if you hold your Shares through a financial intermediary such as a broker, bank or nominee, you must rely on the procedures of the financial intermediary through which you hold your Shares if you wish to vote at the extraordinary general meeting.
The Company will instruct the ADS Depositary to deliver to holders of ADS holders as of June 23, 2022 (the “ADS Record Date”) a Depositary Notice and an ADS Voting Instruction Card, the forms of which are attached as Annex G and Annex H to the accompanying proxy statement, and holders of ADSs as of the ADS Record Date will have the right to instruct the ADS Depositary how to vote the Shares underlying their ADSs at the extraordinary general meeting, subject to and in accordance with the terms of the Deposit Agreement. A copy of the Deposit Agreement is available free of charge at the SEC’s website at www.sec.gov.
ADS holders are strongly urged to sign, complete and return the ADS Voting Instruction Card to the ADS Depositary in accordance with the instructions printed thereon and in the Depositary Notice, as soon as possible and, in any event, so as to be received by the Depositary no later than 10:00 a.m. (New York time) on July 22, 2022 (or if the extraordinary general meeting is adjourned, such later date as may be notified by the Company or the ADS Depositary).
As the registered holder of the Shares represented by ADSs, the ADS Depositary will endeavor to vote (or will endeavor to cause the vote of) the Shares represented by ADSs at the extraordinary general meeting in accordance with the voting instructions, the form of which is attached as Annex G to the accompanying proxy statement, timely and actually received from holders of ADSs at the close of business in New York City on June 23, 2022 (the “ADS Record Date”). The ADS Depositary must actually receive such instructions no later than 10:00 a.m. (New York City time) on July 22, 2022. Pursuant to Section 4.8 of the Deposit Agreement, the ADS Depositary will not itself exercise any voting discretion in respect of any Shares represented by ADSs. Accordingly, Shares represented by ADSs, for which voting instructions fail to specify the manner in which the ADS Depositary is to vote or no timely voting instructions are received by the ADS Depositary, will not be voted. If you hold your ADSs in a brokerage, bank or other nominee account, you must rely on the procedures of the broker, bank or other nominee through which you hold your ADSs if you wish to vote.
Holders of ADSs will not be able to attend or vote at the extraordinary general meeting directly (whether in person or by proxy) unless they surrender their ADSs for conversion into, and delivery of, Shares and become registered in the Company’s register of members as holders of Shares prior to 10:00 a.m. (New York City time) on the Share Record Date. ADS holders who wish to attend and vote at the extraordinary general meeting need to make arrangements with their broker or custodian to deliver the ADSs to the ADS Depositary for cancellation before the close of business in New York City on July 8, 2022 together with (a) delivery instructions for the corresponding Shares represented by such ADSs (including, if applicable, the name and address of person who will be the registered holder of such Shares), (b) payment of ADS Depositary’s fees associated with such cancellation (US$0.05 per ADS), which will not be borne by the Surviving Company, and any applicable taxes, and (c) certification that the ADS holder either (i) beneficially owned the relevant ADSs as of the ADS Record Date and has not given, and will not give, voting instructions to the ADS Depositary as to the ADSs being surrendered (or has cancelled all voting instructions previously given), or (ii) did not beneficially own the relevant ADSs as of the ADS Record Date. If you hold your ADSs in a brokerage, bank or other nominee account, please promptly contact your broker, bank or other nominee to find out what actions you need to take to instruct the broker, bank or other nominee to surrender the ADSs on your behalf. Upon surrender of the ADSs, the ADS Depositary will direct Deutsche Bank AG, Hong Kong Branch, the custodian holding the Shares, to deliver, or cause the delivery of, the Shares represented by the ADSs so cancelled to or upon the written order of the person(s) designated in the order delivered to the ADS Depositary for such purpose. If you hold ADSs through a broker or other securities intermediary, you should contact that broker or intermediary to determine the date by which you must instruct them to act in order that the necessary processing can be completed in time. If after the registration of Shares in your name you wish to receive a certificate evidencing the Shares registered in your name, you will need to request the Company instruct its registered office provider or share registrar to issue and mail a certificate to your attention. If the Merger is not consummated, the Company will continue to be a publicly traded company in the United States and ADSs will continue to be listed on Nasdaq. Shares are not listed and cannot be traded on any stock exchange other than the Nasdaq, and in such case only in the form of ADSs. As a result, if you have cancelled your ADSs to attend the extraordinary general meeting and the Merger is not consummated and you wish to be able to sell your Shares on a stock exchange, you will need to deposit your Shares into the Company’s ADS program for the issuance of the corresponding number of ADSs, subject to the terms and conditions of

v

applicable law and the Deposit Agreement, including, among other things, payment of relevant fees of the ADS Depositary for the issuance of ADSs (US$0.05 per ADS issued), applicable share transfer taxes (if any), and related charges pursuant to the Deposit Agreement.
Shareholders who dissent from the Merger will have the right to receive payment of the fair value of their Shares as determined in accordance with Section 238 of the Cayman Islands Companies Act if the Merger is completed, but only if they deliver to the Company, before the vote to authorize and approve the Merger is taken at the extraordinary general meeting, a written objection to the Merger and subsequently comply with all procedures and requirements of Section 238 of the Cayman Islands Companies Act for the exercise of dissenters’ rights, a copy of which is attached as Annex D to the accompanying proxy statement. The fair value of your Shares as determined under the Cayman Islands Companies Act could be more than, the same as, or less than the merger consideration you would receive pursuant to the Merger Agreement if you do not exercise dissenters’ rights with respect to your Shares.
ADS HOLDERS WILL NOT HAVE THE RIGHT TO DISSENT FROM THE MERGER AND RECEIVE PAYMENT OF THE FAIR VALUE OF THE SHARES UNDERLYING THEIR ADSS. THE ADS DEPOSITARY WILL NOT ATTEMPT TO EXERCISE ANY DISSENTERS’ RIGHTS WITH RESPECT TO ANY OF THE SHARES THAT IT HOLDS, EVEN IF AN ADS HOLDER REQUESTS THE ADS DEPOSITARY TO DO SO. ADS HOLDERS WISHING TO DISSENT FROM THE MERGER MUST SURRENDER THEIR ADSS TO THE ADS DEPOSITARY, PAY THE ADS DEPOSITARY’S FEES REQUIRED FOR THE CANCELLATION OF THE ADSS, PROVIDE INSTRUCTIONS FOR THE REGISTRATION OF THE CORRESPONDING SHARES, AND CERTIFY THAT THEY HAVE NOT GIVEN VOTING INSTRUCTIONS AS TO THE ADSS BEFORE THE CLOSE OF BUSINESS IN NEW YORK CITY ON JULY 8, 2022, AND BECOME REGISTERED HOLDERS OF SHARES BEFORE THE VOTE TO AUTHORIZE AND APPROVE THE MERGER IS TAKEN AT THE EXTRAORDINARY GENERAL MEETING. THEREAFTER, SUCH FORMER ADS HOLDERS MUST COMPLY WITH THE PROCEDURES AND REQUIREMENTS FOR EXERCISING DISSENTERS’ RIGHTS WITH RESPECT TO THE SHARES UNDER SECTION 238 OF THE CAYMAN ISLANDS COMPANIES ACT. IF THE MERGER IS NOT COMPLETED, THE COMPANY WILL CONTINUE TO BE A PUBLIC COMPANY IN THE U.S., AND THE COMPANY’S ADSS WILL CONTINUE TO BE LISTED ON THE NASDAQ. THE SHARES ARE NOT LISTED AND CANNOT BE TRADED ON ANY STOCK EXCHANGE OTHER THAN THE NASDAQ, AND IN SUCH CASE ONLY IN THE FORM OF ADSS.
AS A RESULT, IF A FORMER ADS HOLDER HAS CANCELLED HIS, HER OR ITS ADSS TO EXERCISE DISSENTERS’ RIGHTS AND THE MERGER IS NOT COMPLETED AND SUCH FORMER ADS HOLDER WISHES TO BE ABLE TO SELL HIS, OR HER OR ITS SHARES ON A STOCK EXCHANGE, SUCH FORMER ADS HOLDER WILL NEED TO DEPOSIT HIS, OR HER OR ITS SHARES INTO THE COMPANY’S ADS PROGRAM FOR THE ISSUANCE OF THE CORRESPONDING NUMBER OF ADSS, SUBJECT TO THE TERMS AND CONDITIONS OF APPLICABLE LAW AND THE DEPOSIT AGREEMENT, INCLUDING, AMONG OTHER THINGS, PAYMENT OF RELEVANT FEES OF THE ADS DEPOSITARY FOR THE ISSUANCE OF ADSS (UP TO US$0.05 PER ADS ISSUED) AND ANY APPLICABLE STOCK TRANSFER TAXES (IF ANY) AND RELATED CHARGES PURSUANT TO THE DEPOSIT AGREEMENT.
Neither the SEC nor any state securities regulatory agency has approved or disapproved the Merger, passed upon the merits or fairness of the Merger or passed upon the adequacy or accuracy of the disclosure in this letter or in the accompanying notice of the extraordinary general meeting or proxy statement. Any representation to the contrary is a criminal offense.
If you have any questions or need assistance voting your Shares or ADSs, please call our Investor Relations Department at +86 10-5876-9662 or e-mail to ir@bluecity.com. ADS holders who have any questions should contact the ADS Depositary using the contact details provided on the ADS Voting Instruction Card. ADS holders who hold ADSs indirectly should contact their bank, broker, financial institution or administrator through which such ADSs are held.

Thank you for your cooperation and continued support.
Sincerely,	Sincerely,
/s/ Wenjie (Jenny) Wu Wenjie (Jenny) Wu Chairperson of the Special Committee	/s/ Baoli Ma Baoli Ma Chairman of the Board and Chief Executive Officer
The accompanying proxy statement is dated June 23, 2022, and is first being mailed to the Company’s shareholders and ADS holders on or about July 1, 2022.

BLUECITY HOLDINGS LIMITED
NOTICE OF EXTRAORDINARY GENERAL MEETING OF
SHAREHOLDERS TO BE HELD ON JULY 29, 2022
Dear Shareholder:
Notice is hereby given that an extraordinary general meeting of the shareholders of BlueCity Holdings Limited (referred to herein alternately as the “Company,” “us,” “we” or other terms correlative thereto), will be held on July 29, 2022 at 10:00 a.m. (Beijing time) at Block 2 Tower B, No. 22 Pingguo Shequ, Bai Zi Wan Road, Chaoyang District, Beijing 100022, People’s Republic of China.
Only registered holders of Class A ordinary shares of the Company, par value US$0.0001 per share (each, a “Class A Ordinary Share”), and Class B ordinary shares of the Company, par value US$0.0001 per share (each, a “Class B Ordinary Share;” and the Class B Ordinary Shares together with the Class A Ordinary Shares, the “Shares”), as of 10:00 a.m. (New York City time) on July 15, 2022 (the “Share Record Date”) or their proxy holders are entitled to attend and vote at this extraordinary general meeting or any adjournment thereof.
At the extraordinary general meeting, you will be asked to consider and vote upon the following resolutions:
•
as special resolutions:

THAT the Agreement and Plan of Merger, dated as of April 30, 2022 (the “Merger Agreement”), among the Company, Multelements Limited, an exempted company incorporated with limited liability under the laws of the Cayman Islands (“Parent”), and Diversefuture Limited, an exempted company incorporated with limited liability under the laws of the Cayman Islands and a wholly-owned subsidiary of Parent (“Merger Sub”), pursuant to which the Merger Sub will be merged with and into the Company, with the Company being the surviving company of the Merger (the “Surviving Company”) and becoming a wholly-owned subsidiary of Parent (the “Merger”) (such Merger Agreement being in the form attached as Annex A to the proxy statement accompanying this notice of extraordinary general meeting and which will be produced and made available for inspection at the extraordinary general meeting), the plan of merger required to be registered with the Registrar of Companies of the Cayman Islands in connection with the Merger (the “Plan of Merger”) (such Plan of Merger being substantially in the form attached as Annex B to the proxy statement accompanying this notice of extraordinary general meeting and which will be produced and made available for inspection at the extraordinary general meeting), and the consummation of the transactions contemplated by the Merger Agreement and the Plan of Merger (collectively, the “Transactions”) including (i) the Merger, (ii) upon the Merger becoming effective (the “Effective Time”), the variation of the authorized share capital of the Company from US$500,000 divided into 5,000,000,000 Shares of a par value of US$0.0001 per Share , comprising of (i) 4,600,000,000 Class A Ordinary Shares of a par value of US$0.0001 each, (ii) 200,000,000 Class B Ordinary Shares of a par value of US$0.0001 each and (iii) 200,000,000 shares of a par value of US$0.0001 each of such class or classes (however designated) as the Board may determine in accordance with the existing memorandum and articles of association of the Company to US$50,000 divided into 50,000 ordinary shares of a par value of US$1.00 each (the “Variation of Capital”)and (iii) the amendment and restatement of the existing memorandum and articles of association of the Company by their deletion in their entirety and the substitution in their place of the new memorandum and articles of association of the Company (as the Surviving Company) at the Effective Time of the Merger, in the form attached as Annexure 2 to the Plan of Merger (the “Adoption of Amended M&A”), be approved and authorized by the Company;
THAT each member of a special committee of the Board, composed solely of independent and disinterested directors of the Company (the “Special Committee”), be authorized to do all things necessary to give effect to the Merger Agreement, the Plan of Merger and the consummation of the Transactions, including the Merger, and upon the Merger becoming effective, the Variation of Capital and the Adoption of Amended M&A; and
•
if necessary, as an ordinary resolution:

THAT the extraordinary general meeting be adjourned in order to allow the Company to solicit additional proxies in the event that there are insufficient proxies received at the time of the extraordinary general meeting to pass the special resolutions to be proposed at the extraordinary general meeting.
Please refer to the accompanying proxy statement, which is attached to and made a part of this notice. A list of the Company’s shareholders will be available at its principal executive offices at Block 2 Tower B Room 028, No. 22 Pingguo Shequ, Bai Zi Wan Road, Chaoyang District, Beijing 100022, People’s Republic of China, during ordinary business hours for the two business days immediately prior to the extraordinary general meeting.
Pursuant to certain support agreement entered into on April 30, 2022, each of BlueCity Media Limited, an affiliate of Mr. Baoli Ma, chairman of the board of directors (the “Board”) and chief executive officer of the Company (the “Founder”), Aviator D, L.P. and Rainbow Rain Limited (collectively, the “Rollover Shareholders”) will vote all of the Shares (including Shares represented by the Company’s American depositary shares (“ADSs”)) directly or indirectly owned by them in favor of the authorization and approval of the Merger Agreement, the Plan of Merger and the consummation of the Transactions. As of the date of this notice, the Rollover Shareholders directly or indirectly own in the aggregate 7,071,760.5 Shares (including Shares represented by ADSs but excluding Shares represented by Company Options held by the Rollover Shareholders or their affiliates which have not been exercised), which represent approximately 37.7% in number and approximately 70.2% in voting rights of the Company’s issued and outstanding Shares.
After careful consideration and upon the unanimous recommendation of the Special Committee, the Board (other than the Founder, who abstained from the vote) (a) determined that that it is fair to, and in the best interests of, the Company and its shareholders (other than holders of Excluded Shares) and the Unaffiliated Security Holders, and declared it advisable, for the Company to enter into the Merger Agreement and the Plan of Merger and to consummate the Transactions, including the Merger, (b) authorized and approved the execution, delivery and performance of the Merger Agreement and the Plan of Merger and the consummation of the Transactions, including the Merger, and (c) resolved to direct that the Merger Agreement, the Plan of Merger and the Transactions be submitted to the shareholders of the Company for their approval and authorization at an extraordinary general meeting of the Company’s shareholders, with the recommendation of the Board that the shareholders of the Company authorize and approve the Merger Agreement, the Plan of Merger and the Transactions, including the Merger. The Board recommends that you vote FOR the proposal to authorize and approve the Merger Agreement, the Plan of Merger and the consummation of the Transactions, including the Merger, the Variation of Capital, and the Adoption of Amended M&A, FOR the proposal to authorize each of the members of the Special Committee to do all things necessary to do all things necessary to give effect to the Merger Agreement, the Plan of Merger, and the Transactions, including the Merger, and upon the Merger becoming effective, the Variation of Capital, and the Adoption of Amended M&A, and FOR the proposal to adjourn the extraordinary general meeting in order to allow the Company to solicit additional proxies in the event that there are insufficient proxies received at the time of the extraordinary general meeting to pass the special resolutions to be proposed at the extraordinary general meeting.
Regardless of the number of Shares or ADSs that you own, your vote is very important. The Merger cannot be completed unless the Merger Agreement, the Plan of Merger and the Transactions are authorized and approved by a special resolution (as defined in the Companies Act (As Revised) of the Cayman Islands, as amended, modified, or re-enacted from time to time (the “Cayman Islands Companies Act”)) of the Company passed by an affirmative vote of holders of Shares representing at least two-thirds of votes cast by such holders as, being entitled so to do, vote in person or, in the case of such holders as are corporations, by their respective duly authorized representative or, where proxies are allowed, by proxy as a single class, at the extraordinary general meeting or any adjournment or postponement thereof. As of the date of this proxy statement, the Rollover Shareholders directly or indirectly own 7,071,760.5 Shares (including Shares represented by ADSs but excluding Shares represented by Company Options held by the Rollover Shareholders or their affiliates which have not been exercised), which represents approximately 70.2% of the total voting rights in the Company. Accordingly, based on the total number of Shares expected to be issued and outstanding on the Share Record Date, and assuming that the Rollover Shareholders shall vote all their Shares in favor of the special resolutions and a quorum will be present at the extraordinary general meeting, sufficient votes will be cast to authorize and approve the Merger Agreement, the Plan of Merger and the consummation of the Transactions, including the Merger, without requiring any further vote of any other shareholder of the Company.

Regardless of whether you plan to attend the extraordinary general meeting in person, we request that you submit your proxy in accordance with the instructions set forth on the proxy card as promptly as possible. To be valid, your proxy card must be completed, signed and returned to the Company’s offices (to the attention of: Investor Relations Department) at Block 2 Tower B Room 028, No . 22 Pingguo Shequ, Bai Zi Wan Road, Chaoyang District, Beijing 100022, People’s Republic of China, no later than 10:00 a.m. (Beijing time), July 27, 2022, being 48 hours before the time appointed for the extraordinary general meeting. The proxy card is the “instrument of proxy” and the “instrument appointing a proxy” as referred to in the Company’s articles of association. The Rollover Shareholders will exercise their right as registered shareholders of the Company to demand poll voting at the meeting and accordingly voting will take place by poll voting. Each registered shareholder has one vote for each Class A Ordinary Share held and five votes for each Class B Ordinary Share held as of 10:00 a.m. (New York City time) on the Share Record Date. If you receive more than one proxy card because you own Shares that are registered in different names, please vote all of your Shares shown on each of your proxy cards in accordance with the instructions set forth on the proxy card.
Completing the proxy card in accordance with the instructions set forth on the proxy card will not deprive you of your right to attend the extraordinary general meeting and vote your Shares in person. Please note, however, that if your Shares are registered in the name of a broker, bank or other nominee and you wish to vote at the extraordinary general meeting in person, you must obtain from the record holder a proxy issued in your name.
If you abstain from voting, fail to cast your vote in person, fail to complete and return your proxy card in accordance with the instructions set forth on the proxy card, or fail to give voting instructions to your broker, bank or other nominee, your vote will not be counted.
When proxies are properly dated, executed and returned by holders of Shares, the Shares they represent will be voted at the extraordinary general meeting in accordance with the instructions of such shareholders. If no specific instructions are given by such shareholders, such Shares will be voted “FOR” the proposals as described above, unless you appoint a person other than the chairman of the meeting as your proxy, in which case the Shares represented by your proxy card will be voted (or not submitted for voting) as your proxy determines.
If you own ADSs as of the close of business in New York City on June 23, 2022 (the “ADS Record Date”) (and do not surrender such ADSs and become a registered holder of the Shares underlying such ADSs as explained below), you cannot vote at the extraordinary general meeting directly, but you may give voting instructions, the form of which is attached as Annex H to the accompanying proxy statement, to Deutsche Bank Trust Company Americas, (the “ADS Depositary”), in its capacity as the ADS Depositary and the holder of the Shares underlying your ADSs, how to vote the Shares underlying your ADSs by completing and signing the ADS voting instruction card and returning it in accordance with the instructions printed on it as soon as possible. The ADS Depositary must receive your instructions no later than 10:00 a.m. (New York City time) on July 22, 2022 in order to ensure the Shares underlying your ADSs are properly voted at the extraordinary general meeting. If you hold your ADSs in a brokerage, bank or other securities account, you must rely on the procedures of the broker, bank or other securities intermediary through which you hold your ADSs if you wish to vote.
Alternatively, if you own ADSs as of the close of business in New York City on the ADS Record Date, you may vote at the extraordinary general meeting directly if you surrender your ADSs and become a registered holder of the Shares underlying your ADSs prior to 10:00 a.m. (New York City time) on July 15, 2022, the Share Record Date. If you wish to surrender your ADSs for the purpose of voting Shares directly, you need to make arrangements to deliver your ADSs to the ADS Depositary for cancellation before the close of business in New York City on July 8, 2022 together with (a) delivery instructions for the corresponding Shares represented by such ADSs (including, if applicable, the name and address of person who will be the registered holder of such Shares), (b) payment of ADS Depositary’s fees associated with such cancellation (US$0.05 per ADS), which will not be borne by the Surviving Company, and any applicable taxes, and (c)  certification that the ADS holder either (i) beneficially owned the relevant ADSs as of the ADS Record Date and has not given, and will not give, voting instructions to the ADS Depositary as to the ADSs being surrendered (or has cancelled all voting instructions previously given), or (ii) did not beneficially own the relevant ADSs as of the ADS Record Date. If you hold your ADSs in a brokerage, bank or other securities account, please contact your broker, bank or other securities intermediary to find out what actions you need

x

to take to instruct the broker, bank or other securities intermediary to surrender the ADSs on your behalf. It is difficult to predict how long the steps described above may take. ADS holders that wish to surrender to become registered holders of Shares are advised to take action as soon as possible.
Shareholders who dissent from the Merger will have the right to receive payment of the fair value of their Shares as determined in accordance with Section 238 of the Cayman Islands Companies Act, as amended, modified, or re-enacted from time to time (the “Cayman Islands Companies Act”) if the Merger is completed, but only if they deliver to the Company, before the vote to authorize and approve the Merger is taken at the extraordinary general meeting, a written objection to the Merger and subsequently comply with all procedures and requirements of Section 238 of the Cayman Islands Companies Act for the exercise of dissenters’ rights, a copy of which is attached as Annex D to the accompanying proxy statement. The fair value of their Shares as determined under the Cayman Islands Companies Act could be more than, the same as, or less than the merger consideration they would receive pursuant to the Merger Agreement if they do not exercise dissenters’ rights with respect to their Shares.
ADS HOLDERS WILL NOT HAVE THE RIGHT TO DISSENT FROM THE MERGER AND RECEIVE PAYMENT OF THE FAIR VALUE OF THE SHARES UNDERLYING THEIR ADSS. THE ADS DEPOSITARY WILL NOT ATTEMPT TO EXERCISE ANY DISSENTERS’ RIGHTS WITH RESPECT TO ANY OF THE SHARES THAT IT HOLDS, EVEN IF AN ADS HOLDER REQUESTS THE ADS DEPOSITARY TO DO SO. ADS HOLDERS WISHING TO DISSENT FROM THE MERGER MUST SURRENDER THEIR ADSS TO THE ADS DEPOSITARY, PAY THE ADS DEPOSITARY’S FEES REQUIRED FOR THE CANCELLATION OF THE ADSS, PROVIDE INSTRUCTIONS FOR THE REGISTRATION OF THE CORRESPONDING SHARES, AND CERTIFY THAT THEY HAVE NOT GIVEN VOTING INSTRUCTIONS AS TO THE ADSS BEFORE THE CLOSE OF BUSINESS IN NEW YORK CITY ON JULY 8, 2022, AND BECOME REGISTERED HOLDERS OF SHARES BEFORE THE VOTE TO AUTHORIZE AND APPROVE THE MERGER IS TAKEN AT THE EXTRAORDINARY GENERAL MEETING. THEREAFTER, SUCH FORMER ADS HOLDERS MUST COMPLY WITH THE PROCEDURES AND REQUIREMENTS FOR EXERCISING DISSENTERS’ RIGHTS WITH RESPECT TO THE SHARES UNDER SECTION 238 OF THE CAYMAN ISLANDS COMPANIES ACT. IF THE MERGER IS NOT COMPLETED, THE COMPANY WILL CONTINUE TO BE A PUBLIC COMPANY IN THE U.S., AND THE COMPANY’S ADSS WILL CONTINUE TO BE LISTED ON THE NASDAQ. THE SHARES ARE NOT LISTED AND CANNOT BE TRADED ON ANY STOCK EXCHANGE OTHER THAN THE NASDAQ, AND IN SUCH CASE ONLY IN THE FORM OF ADSS.
AS A RESULT, IF A FORMER ADS HOLDER HAS CANCELLED HIS, HER OR ITS ADSS TO EXERCISE DISSENTERS’ RIGHTS AND THE MERGER IS NOT COMPLETED AND SUCH FORMER ADS HOLDER WISHES TO BE ABLE TO SELL HIS, OR HER OR ITS SHARES ON A STOCK EXCHANGE, SUCH FORMER ADS HOLDER WILL NEED TO DEPOSIT HIS, OR HER OR ITS SHARES INTO THE COMPANY’S ADS PROGRAM FOR THE ISSUANCE OF THE CORRESPONDING NUMBER OF ADSS, SUBJECT TO THE TERMS AND CONDITIONS OF APPLICABLE LAW AND THE DEPOSIT AGREEMENT, INCLUDING, AMONG OTHER THINGS, PAYMENT OF RELEVANT FEES OF THE ADS DEPOSITARY FOR THE ISSUANCE OF ADSS (UP TO US$0.05 PER ADS ISSUED) AND ANY APPLICABLE STOCK TRANSFER TAXES (IF ANY) AND RELATED CHARGES PURSUANT TO THE DEPOSIT AGREEMENT.
If you have any questions or need assistance voting your Shares, please contact our Investor Relations Department at +86 10-5876-9662 or e-mail to ir@bluecity.com. ADS holders who have questions may also contact the ADS Depositary using its contact details provided on the ADS Voting Instruction Card. ADS holders who hold ADSs indirectly via a bank, broker, financial institution or administrator should contact such person through which such ADSs are held.
The Merger Agreement, the Plan of Merger and the Transactions are described in the accompanying proxy statement. Copies of the Merger Agreement and the Plan of Merger are included as Annex A and Annex B, respectively, to the accompanying proxy statement. We urge you to read the entire accompanying proxy statement carefully.
Notes:
1.
In the case of joint holders, any one of such joint holder may vote, either in person or by proxy, in respect of such share as if he or she were solely entitled thereto, but if more than one of such joint holders be present at the extraordinary general meeting the vote of the senior holder who tenders a vote, whether in person or by proxy, shall be accepted to the exclusion of the votes of the other joint holders. For this purpose, seniority will be determined by the order in which the names stand in the register of members of the Company in respect of the joint holders.
2.
The instrument appointing a proxy must be in writing under the hand of the appointer or of his or her attorney duly authorized in writing or, if the appointer is a corporation, either under its seal or under the hand of an officer, attorney or other person duly authorized to sign the same.

3.
A proxy need not be a member (registered shareholder) of the Company.

4.
The proxy card must be deposited in the manner set out in the notice of the extraordinary general meeting. A proxy card that is not deposited in the manner permitted will be invalid.

5.
Votes given in accordance with the terms of a proxy card will be valid notwithstanding the previous death or insanity of the principal or revocation of the proxy or of the authority under which the proxy was executed, provided that no intimation in writing of such death, insanity or revocation was received by the Company at Block 2 Tower B Room 028, No. 22 Pingguo Shequ, Bai Zi Wan Road, Chaoyang District, Beijing 100022, People’s Republic of China, Attention: Investor Relations Department, at least two hours before the commencement of the extraordinary general meeting, or adjourned meeting at which such proxy is used.

BY ORDER OF THE BOARD OF DIRECTORS,
/s/ Baoli Ma

Baoli Ma
Chairman of the Board and Chief Executive Officer
June 23, 2022

PROXY STATEMENT
Dated June 23, 2022
SUMMARY VOTING INSTRUCTIONS
Ensure that your shares or ADSs of BlueCity Holdings Limited can be voted at the extraordinary general meeting by submitting your proxy or contacting your broker, bank or other nominee.
If your shares are registered in the name of a broker, bank or other nominee:   check the voting instruction card forwarded by your broker, bank or other nominee to see which voting options are available or contact your broker, bank or other nominee in order to obtain directions as to how to ensure that your shares are voted at the extraordinary general meeting.
If your shares are registered in your name:   submit your proxy as soon as possible by signing, dating and returning the accompanying proxy card in the enclosed postage-paid envelope, so that your shares can be voted at the extraordinary general meeting in accordance with your instructions.
If you submit your proxy card without indicating how you wish to vote, the shares represented by your proxy will be voted in favor of the resolutions to be proposed at the extraordinary general meeting, unless you appoint a person other than the chairman of the meeting as your proxy, in which case the shares represented by your proxy will be voted (or not submitted for voting) as your proxy determines.
If your ADSs are registered in the name of a broker, bank or other nominee: check the ADS voting instruction card forwarded by your broker, bank or other nominee to see which voting options are available or contact your broker, bank or other nominee in order to obtain directions as to how to ensure that the shares represented by your ADSs are voted at the extraordinary general meeting. Instructions to the ADS depositary must be provided in the manner specified by the ADS depositary prior to the ADS voting deadline.
If your ADSs are registered in your name: submit your ADS voting instruction card as soon as possible (and in all cases prior to the ADS voting deadline) by signing, dating and returning the enclosed ADS voting instruction card in the enclosed postage-paid envelope, so that the shares represented by your ADSs can be voted at the extraordinary general meeting on behalf of the ADS depositary, as the registered holder of the shares represented by your ADSs.
If you submit your ADS voting instruction card without indicating how you wish to vote or do not submit it in a timely manner, the ADS depositary will not vote (or cause to be voted) the shares underlying your ADSs. The ADS depositary will not exercise any voting discretion in respect of any shares underlying your ADSs.
If you have any questions, require assistance with voting your proxy card, or need additional copies of proxy material, please contact our Investor Relations Department at +86 10-5876-9662 or e-mail to ir@bluecity.com. ADS holders who have questions may also contact the ADS Depositary using its contact details provided on the ADS voting instruction card. ADS holders who hold ADSs indirectly via a bank, broker, financial institution or administrator should contact such person through which such ADSs are held.

SUMMARY TERM SHEET
This “Summary Term Sheet” and the “Questions and Answers About the Extraordinary General Meeting and the Merger” highlight selected information contained in this proxy statement regarding the Merger (as defined below) and may not contain all of the information that may be important to your consideration of the Merger and other transactions contemplated by the Merger Agreement (as defined below). You should carefully read this entire proxy statement and the other documents to which this proxy statement refers for a more complete understanding of the matters being considered at the extraordinary general meeting. In addition, this proxy statement incorporates by reference important business and financial information about the Company. You are encouraged to read all of the documents incorporated by reference into this proxy statement and you may obtain such information without charge by following the instructions in “Where You Can Find More Information” beginning on page 104. In this proxy statement, the terms “the Company,” “us,” “we” or other terms correlative thereto refer to BlueCity Holdings Limited. All references to “dollars,” “US$” and “$” in this proxy statement are to U.S. dollars, and all references to “RMB” in this proxy statement are to Renminbi, the lawful currency of the People’s Republic of China (“China” or the “PRC”).
The Parties Involved in the Merger
The Company
The Company is an exempted company incorporated under the laws of the Cayman Islands and a leading online LGBTQ platform.
The Company’s principal executive office is located at Block 2 Tower B Room 028, No 22 Pingguo Shequ, Bai Zi Wan Road, Chaoyang District, Beijing 100022, People’s Republic of China. Its telephone number at this address is +86 10 5876 9855. Its registered office in the Cayman Islands is Conyers Trust Company (Cayman) Limited, Cricket Square, Hutchins Drive, P.O. 2681, Grand Cayman KY1-1111, Cayman Islands.
For a description of the Company’s history, development, business and organizational structure, see the Company’s annual report on Form 20-F for the fiscal year ended December 31, 2021 filed with the SEC on April 28, 2022 (“Company’s Annual Report”), which is incorporated herein by reference. Please see “Where You Can Find More Information” beginning on page 104 for a description of how to obtain a copy of the Company’s Annual Report.
Parent
Multelements Limited (“Parent”) is an exempted company with limited liability incorporated under the laws of the Cayman Islands and is a holding company formed solely for the purpose of holding the equity interest in Merger Sub (as defined below) and completing the Transactions, including the Merger. The registered address of Parent is 4th Floor, Harbour Place, 103 South Church Street, P.O. Box 10240, Grand Cayman KY1-1002, Cayman Islands. The business address and telephone number of Parent is Block 2 Tower B Room 028, No 22 Pingguo Shequ, Bai Zi Wan Road, Chaoyang District, Beijing, People’s Republic of China, +86 10 5876 9855.
Merger Sub
Diversefuture Limited (“Merger Sub”) is an exempted company with limited liability incorporated under the laws of the Cayman Islands and is a holding company formed solely for the purpose of effecting the Transactions, including the Merger. The registered address of Merger Sub is 4th Floor, Harbour Place, 103 South Church Street, P.O. Box 10240, Grand Cayman KY1-1002, Cayman Islands. The business address and telephone number of Merger Sub is Block 2 Tower B Room 028, No 22 Pingguo Shequ, Bai Zi Wan Road, Chaoyang District, Beijing, People’s Republic of China, +86 10 5876 9855.
Founder Filing Persons
Mr. Baoli Ma (the “Founder”) is a citizen of the People’s Republic of China. Mr. Ma has been the chief executive officer of the Company since its inception in 2011 and chairman of the Board since the Company’s initial public offering. The business address and telephone number of Mr. Ma is Block 2 Tower B Room 028, No 22 Pingguo Shequ, Bai Zi Wan Road, Chaoyang District, Beijing, People’s Republic of China, +86 10 5876 9855.
BlueCity Media Limited is a British Virgin Islands company ultimately controlled by the Founder through Shimmery Sapphire Holding Limited and Cantrust (Far East) Limited (together with the Founder and BlueCity Media Limited, the “Founder Filing Persons”). BlueCity Media Limited is wholly-owned by Shimmery Sapphire Holding Limited. Cantrust (Far East) Limited holds 100% equity interests in Shimmery Sapphire Holding Limited on behalf of Shimmery Diamond Trust, which is a trust established under the laws of Guernsey and managed by Cantrust (Far East) Limited as the trustee. The Founder is the settlor of Shimmery Diamond Trust, and the Founder and his family are the trust’s beneficiaries. The Founder may provide investment advisory services to the trustee in his capacity as an investment advisor in respect to the assets of Shimmery Diamond Trust, including the shares held by BlueCity Media Limited in the Company. The principal business of BlueCity Media Limited is investment holding. The business address and telephone number of BlueCity Media Limited is Sertus Chambers, P.O. Box 905, Quastisky Building, Road Town, Tortola, British Virgin Islands, +86 10 5876 9855.
Each of Shimmery Sapphire Holding Limited and Cantrust (Far East) Limited is a British Virgin Islands company. The principal business of Shimmery Sapphire Holding Limited is investment holding and the principal business of Cantrust (Far East) Limited is provision of trust services. The business address and telephone number of each of Shimmery Sapphire Holding Limited and Cantrust (Far East) Limited is Ritter House, Wickhams Cay II, Road Town, Tortola VG1110, British Virgin Islands, +1 284 394 9100.
Sponsor Filing Persons
Metaclass Management ELP is an exempted limited partnership established under the laws of the Cayman Islands. Its general partner is Chizicheng Strategy Investment Limited, an exempted company with limited liability incorporated in the Cayman Islands. Chizicheng Strategy Investment Limited is a wholly-owned subsidiary of Spriver Tech Limited, a British Virgin Islands company wholly owned by Mr. Chunhe Liu (together with Metaclass Management ELP, Chizicheng Strategy Investment Limited and Spriver Tech Limited, the “Sponsor Filing Persons”).
The principal business of Metaclass Management ELP is to participate in the going private transaction of the Company and to make equity and equity-related investments in companies that operate in a variety of sectors. The business address and telephone number of Metaclass Management ELP is CEC Development Mansion 12F, No 9 Xiaguangli, Chaoyang District, Beijing, People’s Republic of China, +86 10 53687809.
The principal business of Chizicheng Strategy Investment Limited is being the general partner of Metaclass Management ELP. The business address and telephone number of Chizicheng Strategy Investment Limited is CEC Development Mansion 12F, No 9 Xiaguangli, Chaoyang District, Beijing, People’s Republic of China, +86 10 53687809.
The principal business of Spriver Tech Limited is investment holding. The business address and telephone number of Spriver Tech Limited is CEC Development Mansion 12F, No 9 Xiaguangli, Chaoyang District, Beijing, People’s Republic of China, +86 10 53687809.
Mr. Chunhe Liu is a citizen of the People’s Republic of China. Mr. Liu is the founder of Newborn Town Inc. (HKEX: 09911), has served as the executive director of Newborn Town Inc. since September 12, 2018 and was the CEO of Newborn Town Inc. until August 26, 2021. Newborn Town Inc. is a developer of social media and game mobile apps, with a business address at CEC Development Mansion 12F, No 9 Xiaguangli, Chaoyang District, Beijing, People’s Republic of China. The business address and telephone number of Mr. Liu is CEC Development Mansion 12F, No 9 Xiaguangli, Chaoyang District, Beijing, People’s Republic of China, +86 10 53687809.
CDH Filing Persons
Aviator D, L.P. is an exempted limited partnership established under the laws of the Cayman Islands. The principal business of Aviator D, L.P. is investment fund. CDH China HF Holdings Company Limited is a Cayman Islands company and the general partner of Aviator D, L.P. Its principal business is to serve as the general partner of investment funds. The business address and telephone number of each of Aviator D, L.P. and CDH China HF Holdings Company Limited is PO Box 309, Ugland House, Grand Cayman, KY1-1104, Cayman Islands, +852 3518 8018.
Rainbow Rain Limited is a British Virgin Islands company wholly-owned by Roger Field Fund, L.P., whose general partner is CDH Harvest Holdings Limited. Roger Field Fund, L.P. is an exempted Cayman Islands limited partnership and CDH Harvest Holdings Limited is a Cayman Islands company. The principal business of Rainbow Rain Limited is investment holding, the principal business of Roger Field Fund, L.P. is investment fund and the principal business of CDH Harvest Holdings Limited is to serve as the general partner of investment funds. The business address and telephone number of Rainbow Rain Limited is Kingston Chambers, PO Box 173, Road Town, Tortola, British Virgin Islands, +852 3518 8018. The business address and telephone number of Roger Field Fund, L.P. is PO Box 309, Ugland House, Grand Cayman, KY1-1104, Cayman Islands, +852 3518 8018. The business address and telephone number of CDH Harvest Holdings Limited is PO Box 309, Ugland House, Grand Cayman, KY1-1104, Cayman Islands, +852 3518 8018.
Mr. Shangzhi Wu is a citizen of Singapore and controls CDH China HF Holdings Company Limited and CDH Harvest Holdings Limited (together with Aviator D, L.P., Rainbow Rain Limited, Roger Field Fund, L.P. and Mr. Shangzhi Wu, the “CDH Filing Persons”). Mr. Wu is the co-founder of CDH Investments, an alternative asset management firm, and has served as the chairman of CDH Investments since its inception. The business address of CDH Investments is 1503 Level 15 International Commerce Center, 1 Austin Road West, Kowloon, Hong Kong. The business address and telephone number of Mr. Wu is 1503 Level 15 International Commerce Center, 1 Austin Road West, Kowloon, Hong Kong, +852 3518 8018.
The Merger (Page 75)
You are being asked to vote to authorize and approve the Agreement and Plan of Merger dated as of April 30, 2022 among the Company, Parent and Merger Sub (the “Merger Agreement”), and the plan of merger required to be registered with the Registrar of Companies of the Cayman Islands (the “Cayman Registrar”), in connection with the Merger (the “Plan of Merger”), pursuant to which, once the Merger Agreement and the Plan of Merger are approved and authorized by the requisite vote of the shareholders of the Company and the other conditions to the completion of the transactions contemplated by the Merger Agreement are satisfied or waived in accordance with the terms of the Merger Agreement, the Merger Sub will be merged with and into the Company, with the Company being the surviving company of the Merger (the “Surviving Company”) and becoming a wholly-owned subsidiary of Parent (the “Merger”). The Surviving Company will be wholly owned by Parent, and will continue to do business under the name “BlueCity Holdings Limited” following the Merger. Copies of the Merger Agreement and the form of the Plan of Merger are attached as Annex A and Annex B, respectively, to this proxy statement. You should read the Merger Agreement and the Plan of Merger in their entirety because they, and not this proxy statement, are the legal documents that govern the Merger.
Merger Consideration (Page 75)
Under the terms of the Merger Agreement, at the effective time of the Merger (the “Effective Time”), each Share (as defined below) issued and outstanding immediately prior to the Effective Time, other than the Excluded Shares (as defined below), Dissenting Shares (as defined below) and Class A Ordinary Shares (as defined below) represented by American depositary shares (each, an “ADS”), will be cancelled in exchange for the right to receive US$3.20 in cash per Share without interest (the “Per Share Merger Consideration”) and each ADS issued and outstanding immediately prior to the Effective Time (other than ADSs representing Excluded Shares) will be cancelled in exchange for the right to receive US$1.60 in cash per ADS, without interest and net of any applicable withholding taxes (the “Per ADS Merger Consideration”).
Notwithstanding the foregoing, if the Merger is completed, the following shares shall not be cancelled in exchange for the right to receive the Per Share Merger Consideration or the Per ADS Merger Consideration described in the immediately preceding paragraph, but will be cancelled and shall cease to exist at the Effective Time as follows:
(a)
(i) 3,918,605 Shares beneficially owned by the Rollover Shareholders (subject to adjustments set forth in the Merger Agreement, collectively, the “Rollover Shares”), (ii) any other Shares (including

Class A Ordinary Shares represented by ADSs) held by Parent, Merger Sub, the Company or any of their respective subsidiaries, and (iii) Shares (including Class A Ordinary Shares represented by ADSs) held by the ADS Depositary and reserved for issuance, settlement and allocation upon exercise or vesting of Company Options (as defined below) (collectively, the “Excluded Shares”) will be cancelled and shall cease to exist without payment of any consideration or distribution therefor; and
(b)
Shares that are issued and outstanding immediately prior to the Effective Time and that are held by shareholders of the Company who have validly exercised and not effectively withdrawn or lost their rights to dissent from the Merger, or dissenter rights, in accordance with Section 238 of the Companies Act (As Revised) of the Cayman Islands, as amended, modified, or re-enacted from time to time (the “Cayman Islands Companies Act”) (collectively, the “Dissenting Shares;” holders of Dissenting Shares collectively being referred to as “Dissenting Shareholders”) will be cancelled and cease to exist at the Effective Time and the Dissenting Shareholders shall not be entitled to receive the Per Share Merger Consideration and shall instead be entitled to receive only the payment of the fair value of such Dissenting Shares held by them determined in accordance with Section 238 of the Cayman Islands Companies Act.

Treatment of Company Equity Awards (Page 76)
At the Effective Time, each option to purchase Class A Ordinary Shares (each, a “Company Option”) granted pursuant to the Company’s 2015 Stock Incentive Plan that is outstanding and unexercised as of the Effective Time, whether vested or unvested, shall be cancelled, and the holder thereof shall be entitled to receive an amount in cash, without interest, payable as soon as reasonably practicable following the Effective Time equal to the product of (i) the excess, if any, of (A) the Per Share Merger Consideration, over (B) the exercise price, multiplied by (ii) the number of Class A Ordinary Shares subject to such Company Option as of the Effective Time. Each Company Option with the exercise price that is equal to or greater than the Per Share Merger Consideration shall be cancelled at the Effective Time without the payment of consideration therefor.
At the Effective Time, each Company Option to purchase Class A Ordinary Shares granted pursuant to the Company’s 2020 Stock Incentive Plan or 2021 Stock Incentive Plan that is outstanding, vested and unexercised as of the Effective Time, shall be assumed by Parent and automatically converted into an option for ordinary shares of Parent (each, an “Assumed Option”) under an equity incentive plan to be established by Parent equal to the product of (A) the number of Class A Ordinary Shares that were subject to the corresponding Company Option immediately prior to the Effective Time, multiplied by (B) a fraction (such ratio, the “Exchange Ratio”), the numerator of which is the Per Share Merger Consideration and the denominator of which is the fair market value of an ordinary share of Parent, and rounding such product down to the nearest whole number of ordinary shares of Parent, with an exercise price per share subject to the Assumed Option equal to the exercise price for which the corresponding Company Option was exercisable immediately prior to the Effective Time divided by the Exchange Ratio, and rounded up to the nearest whole cent. Each Assumed Option shall be subject to the same terms and conditions as to vesting, exercisability and forfeiture as the corresponding Company Option as in effect on April 30, 2022 the date of the Merger Agreement.
At the Effective Time, each Company Option granted pursuant to the Company’s 2020 Stock Incentive Plan or 2021 Stock Incentive Plan that is unvested as of the Effective Time will be cancelled without the payment of consideration therefor.
Shareholder Vote Required to Authorize and Approve the Merger Agreement and Plan of Merger (Page 69)
In order for the Merger to be consummated, the Merger Agreement and the Plan of Merger must be approved by a special resolution (as defined in the Cayman Islands Companies Act) of the Company passed by an affirmative vote of holders of Shares (including Shares represented by ADSs) representing at least two-thirds of votes cast by such holders as, being entitled so to do, vote in person or, in the case of such holders as are corporations, by their respective duly authorized representative or, where proxies are allowed, by proxy as a single class, at the extraordinary general meeting or any adjournment or postponement thereof. If this vote is not obtained, the Merger will not be consummated.

As of the date of this proxy statement, the Rollover Shareholders directly or indirectly own in the aggregate 1,956,920.5 Class A ordinary shares of the Company, par value US$0.0001 per share (each, a “Class A Ordinary Share”) (including Shares represented by ADSs but excluding Shares represented by Company Options held by the Rollover Shareholders or their affiliates which have not been exercised) and 5,114,840 Class B ordinary shares of the Company, par value US$0.0001 per share (each, a “Class B Ordinary Share;” and the Class B Ordinary Shares together with the Class A Ordinary Shares, the “Shares”), which collectively represent approximately 37.7% of the Company’s total issued and outstanding Shares and approximately 70.2% of the total voting power of the total issued and outstanding Shares in the Company. See “Security Ownership of Certain Beneficial Owners and Management of the Company” beginning on page 99 for additional information. Pursuant to the terms of the Support Agreement (as defined below), these Shares will be voted by the Rollover Shareholders in favor of the authorization and approval of the Merger Agreement, the Plan of Merger and the consummation of the Transactions, at the extraordinary general meeting.
Shareholder Record Date and Voting (Page 69)
You are entitled to attend and vote at the extraordinary general meeting if you have Shares registered in your name as of 10:00 a.m. (New York City time) on the Share Record Date. If you own Shares as of 10:00 a.m. (New York City time) on the Share Record Date, you should lodge your proxy card so that the proxy card is received by the Company no later than 10:00 a.m. (Beijing time) on July 27, 2022, being 48 hours before the time appointed for the extraordinary general meeting.
If you own ADSs as of the close of business in New York City on the ADS Record Date (and do not surrender such ADSs and become a registered holder of the Shares underlying such ADSs, as explained below), you cannot vote directly nor are you able to attend the extraordinary general meeting, but you may instruct the ADS Depositary (as the holder of the Shares underlying your ADSs) how to vote the Shares underlying your ADSs. The ADS Depositary must receive your instructions no later than 10:00 a.m. (New York City time) on July 22, 2022 in order to ensure the Shares underlying your ADSs are properly voted at the extraordinary general meeting.
Dissenters’ Rights of Shareholders (Page 73)
Shareholders who dissent from the Merger will have the right to receive payment of the fair value of their Shares as determined in accordance with Section 238 of the Cayman Islands Companies Act if the Merger is completed, but only if they deliver to the Company, before the vote to authorize and approve the Merger is taken at the extraordinary general meeting, a written objection to the Merger and subsequently comply with all procedures and requirements of Section 238 of the Cayman Islands Companies Act for the exercise of dissenters’ rights, a copy of which is attached as Annex D to the accompanying proxy statement. The fair value of your Shares as determined under the Cayman Islands Companies Act could be more than, the same as, or less than the merger consideration you would receive pursuant to the Merger Agreement if you do not exercise dissenters’ rights with respect to your Shares.
ADS HOLDERS WILL NOT HAVE THE RIGHT TO DISSENT FROM THE MERGER AND RECEIVE PAYMENT OF THE FAIR VALUE OF THE SHARES UNDERLYING THEIR ADSS. THE ADS DEPOSITARY WILL NOT ATTEMPT TO EXERCISE ANY DISSENTERS’ RIGHTS WITH RESPECT TO ANY OF THE SHARES THAT IT HOLDS, EVEN IF AN ADS HOLDER REQUESTS THE ADS DEPOSITARY TO DO SO. ADS HOLDERS WISHING TO DISSENT FROM THE MERGER MUST SURRENDER THEIR ADSS TO THE ADS DEPOSITARY, PAY THE ADS DEPOSITARY’S FEES REQUIRED FOR THE CANCELLATION OF THE ADSS, PROVIDE INSTRUCTIONS FOR THE REGISTRATION OF THE CORRESPONDING SHARES, AND CERTIFY THAT THEY HAVE NOT GIVEN VOTING INSTRUCTIONS AS TO THE ADSS BEFORE THE CLOSE OF BUSINESS IN NEW YORK CITY ON JULY 8, 2022, AND BECOME REGISTERED HOLDERS OF SHARES BEFORE THE VOTE TO AUTHORIZE AND APPROVE THE MERGER IS TAKEN AT THE EXTRAORDINARY GENERAL MEETING. THEREAFTER, SUCH FORMER ADS HOLDERS MUST COMPLY WITH THE PROCEDURES AND REQUIREMENTS FOR EXERCISING DISSENTERS’ RIGHTS WITH RESPECT TO THE SHARES UNDER SECTION 238 OF THE CAYMAN ISLANDS COMPANIES ACT. IF THE MERGER IS NOT COMPLETED, THE COMPANY WILL CONTINUE TO BE A PUBLIC

COMPANY IN THE U.S., AND THE COMPANY’S ADSS WILL CONTINUE TO BE LISTED ON THE NASDAQ. THE SHARES ARE NOT LISTED AND CANNOT BE TRADED ON ANY STOCK EXCHANGE OTHER THAN THE NASDAQ, AND IN SUCH CASE ONLY IN THE FORM OF ADSS.
AS A RESULT, IF A FORMER ADS HOLDER HAS CANCELLED HIS, HER OR ITS ADSS TO EXERCISE DISSENTERS’ RIGHTS AND THE MERGER IS NOT COMPLETED AND SUCH FORMER ADS HOLDER WISHES TO BE ABLE TO SELL HIS, OR HER OR ITS SHARES ON A STOCK EXCHANGE, SUCH FORMER ADS HOLDER WILL NEED TO DEPOSIT HIS, OR HER OR ITS SHARES INTO THE COMPANY’S ADS PROGRAM FOR THE ISSUANCE OF THE CORRESPONDING NUMBER OF ADSS, SUBJECT TO THE TERMS AND CONDITIONS OF APPLICABLE LAW AND THE DEPOSIT AGREEMENT, INCLUDING, AMONG OTHER THINGS, PAYMENT OF RELEVANT FEES OF THE ADS DEPOSITARY FOR THE ISSUANCE OF ADSS (UP TO US$0.05 PER ADS ISSUED) AND ANY APPLICABLE STOCK TRANSFER TAXES (IF ANY) AND RELATED CHARGES PURSUANT TO THE DEPOSIT AGREEMENT.
We encourage you to read the section of this proxy statement entitled “Dissenters’ Rights” as well as Annex D to this proxy statement carefully and to consult your Cayman Islands legal counsel if you desire to exercise your dissenters’ rights.
Purposes and Effects of the Merger (Page 48)
The purpose of the Merger is to enable the Buyer Group to acquire 100% ownership and control of the Company in a transaction in which the Company’s shareholders and ADS holders, other than holders of the Excluded Shares and Dissenting Shares, will be cashed out in exchange for the Per Share Merger Consideration or the Per ADS Merger Consideration, as applicable, so that the Buyer Group will bear the rewards and risks of the ownership of the Company after the Merger, including any future earnings and growth of the Company as a result of improvements to the Company’s operations or acquisitions of other businesses. See “Special Factors — Purposes of and Reasons for the Merger” beginning on page 48 for additional information.
The ADSs are currently listed on Nasdaq Global Market (“Nasdaq”) under the symbol “BLCT.” Following the consummation of the Merger, the Company will cease to be a publicly traded company and will be a privately held company wholly owned by the Buyer Group. Following the completion of the Merger, the ADSs will no longer be listed on any securities exchange or quotation system, including Nasdaq. See “Special Factors — Effects of the Merger on the Company” beginning on page 49 for additional information.
Plans for the Company after the Merger (Page 53)
The Buyer Group anticipates that following the completion of the Merger, the Company will initially continue to conduct its operations substantially as they are currently being conducted, except that the Company will cease to be a publicly traded company and will instead be a wholly owned subsidiary of Parent, which itself will be directly owned by BlueCity Media Limited, the Sponsor, Aviator D, L.P. and Rainbow Rain Limited.
Following the completion of the Merger and the anticipated deregistration of the ADSs and Shares, the Company will no longer be subject to the Exchange Act and the compliance and reporting requirements of the Nasdaq and the related direct and indirect costs and expenses, and may experience positive effects on profitability as a result of the elimination of such costs and expenses.
Position of the Buyer Group as to the Fairness of the Merger (Page 35)
Each member of the Buyer Group believes that the Merger is fair, both substantively and procedurally, to the Unaffiliated Security Holders. Their belief is based upon the factors discussed under the section entitled “Special Factors — Position of the Buyer Group as to the Fairness of the Merger” beginning on page 35.
Each member of the Buyer Group is making the statements included in this section solely for the purpose of complying with the requirements of Rule 13e-3 and related rules under the Exchange Act. The views of each member of the Buyer Group as to the fairness of the Merger are not intended to be and should not be construed as a recommendation to any shareholder of the Company as to how that shareholder should vote on the proposal to authorize and approve the Merger Agreement, the Plan of Merger and the consummation of the transactions contemplated thereby, including the Merger.
Financing of the Merger (Page 55)
The Company and the members of the Buyer Group estimate that the total amount of funds necessary to complete the Transactions, including the Merger, is anticipated to be approximately US$48.8 million as of the date of this proxy statement, assuming no exercise of dissenters’ rights by shareholders of the Company. In calculating this amount, the Company and the members of the Buyer Group did not consider the value of the Excluded Shares. This amount includes the cash to be paid to the shareholders and ADS holders of the Company (other than the Rollover Shareholders) and holders of outstanding Company Options under the Company’s 2015 Stock Incentive Plan, as well as the related costs and expenses, in connection with the Transactions, including the Merger.
The members of the Buyer Group expect to provide this amount through a combination of cash contributions contemplated by the Equity Commitment Letter and cash in the Company and its subsidiaries.
Equity Commitment Letter (Page 55)
Concurrently with the execution of the Merger Agreement, the Sponsor and Parent entered into an equity commitment letter (the “Equity Commitment Letter”), whereby the Sponsor has committed, subject to the terms and conditions therein, to contribute, at the closing of the Merger, an aggregate amount in cash up to US$50 million to Parent (which contributions may take the form of ordinary equity, shareholder loans, preferred equity or other securities), for the purpose of funding the Merger consideration and fees and expenses incurred by Parent and the Company in connection with the transactions contemplated by the Merger Agreement.
Support Agreement (Page 56)
Concurrently with the execution of the Merger Agreement, the Rollover Shareholders and Parent entered into a support agreement (the “Support Agreement”), pursuant to which, among other things and subject to the terms and conditions set forth therein, the Rollover Shareholders agreed to (i) vote all Shares directly or indirectly owned by them in favor of the authorization and approval of the Merger Agreement and the approval of the transactions contemplated by the Merger Agreement, and (ii) have the Rollover Shares beneficially owned by them be cancelled for no consideration from the Company at the Effective Time in exchange for the right to receive by them or their respective designated entities a corresponding number of ordinary shares of Parent at the closing of the Merger.
As of the date of this proxy statement, the Rollover Shareholders directly or indirectly own in the aggregate 7,071,760.5 Shares (including Shares represented by ADSs but excluding Shares represented by Company Options held by the Rollover Shareholders or their affiliates which have not been exercised), which represent approximately 37.7% of the total issued and outstanding Shares and 70.2% of the aggregate voting power of the total issued and outstanding Shares. Of those Shares beneficially owned by the Rollover Shareholders as of the date of this proxy statement, 3,918,605 Shares are Rollover Shares.
Limited Guarantee (Page 56)
Concurrently with the execution of the Merger Agreement, the Sponsor executed and delivered to the Company a limited guarantee in favor of the Company (the “Limited Guarantee”), whereby the Sponsor agreed to irrevocably and unconditionally guarantee as a primary obligor Parent’s obligation to pay termination fee to the Company, if and when due pursuant to the Merger Agreement, as well as certain fees and expenses incurred by the Company in connection with its enforcement of its right thereunder, up to a maximum amount of US$1,400,000.
Interim Investors Agreement (Page 56)
Concurrently with the execution of the Merger Agreement, Parent, Merger Sub, Mr. Baoli Ma, the Sponsor and the Rollover Shareholders entered into an interim investors agreement (the “Interim Investors

Agreement”) which governs until the earlier of the termination of the Merger Agreement or consummation of the Merger, among other matters, the actions of Parent and Merger Sub and the relationship among members of the Buyer Group with respect to the Merger Agreement, the Equity Commitment Letters, the Limited Guarantees, the Support Agreement and the transactions contemplated thereby.
The Interim Investors Agreement provides for, among other things and, subject to certain limitations or exceptions therein, (i) the mechanism for making decisions relating to the Merger Agreement pending consummation of the Merger, (ii) the mechanism for making decisions with respect to financing pending consummation of the Merger, and (iii) certain fees and expenses sharing arrangements among the parties to the Interim Investors Agreement.
Opinion of the Special Committee’s Financial Advisor (Page 40)
Pursuant to an engagement letter dated January 10, 2022 and the amendment to the engagement letter dated April 22, 2022 (the “D&P Engagement Letter”), the Special Committee engaged Kroll LLC (“Duff & Phelps”), operating through its Duff & Phelps Opinions Practice (formerly known as Duff & Phelps, A Kroll Business operating as Kroll, LLC), to serve as its independent financial advisor and to provide a fairness opinion in connection with the Merger. On April 30, 2022, Duff & Phelps rendered its oral opinion (which was subsequently confirmed in writing by the delivery of Duff & Phelps’ written opinion, dated as of April 30, 2022, addressed to the Special Committee) to the Special Committee, to the effect that, as of that date and based upon and subject to the procedures followed, assumptions made, factors and matters considered and qualifications and limitations on the review undertaken by Duff & Phelps as set forth in its opinion, the Per Share Merger Consideration to be received by the holders of Shares (other than the Excluded Shares, the Dissenting Shares and Class A Shares represented by ADSs) and the Per ADS Merger Consideration to be received by the holders of ADSs (other than ADSs representing the Excluded Shares) in the Merger, were fair, from a financial point of view, to such holders (without giving effect to any impact of the Merger on any particular holder of Shares or ADSs other than in their capacity as holders of Shares or ADSs).
The opinion of Duff & Phelps was addressed to the Special Committee and only addressed the fairness from a financial point of view of the Per Share Merger Consideration to be received by holders of Shares (other than the Excluded Shares, the Dissenting Shares and Class A Shares represented by ADSs) and the Per ADS Merger Consideration to be received by holders of ADSs (other than ADSs representing the Excluded Shares) in the Merger, and does not address any other aspect or implication of the Merger. The summary of the opinion of Duff & Phelps in this proxy statement is qualified in its entirety by reference to the full text of its written opinion, which is included as Annex C to this proxy statement and sets forth the procedures followed, assumptions made, factors and matters considered and qualifications and limitations on the review undertaken by Duff & Phelps in preparing its opinion. We encourage holders of Shares and ADSs to read carefully the full text of the written opinion of Duff & Phelps. However, the opinion of Duff & Phelps, the summary of the opinion and the related analyses set forth in this proxy statement are not intended to be, and do not constitute, advice or a recommendation to any shareholder or holder of ADSs, of the Company as to how to act or vote with respect to the Merger or any other matter. See “Special Factors — Opinion of the Special Committee’s Financial Advisor” beginning on page 40 for additional information.
Interests of the Company’s Executive Officers and Directors in the Merger (Page 58)
In considering the recommendations of the Special Committee and the Board with respect to the Merger, the Company’s shareholders should be aware that certain of the Company’s directors and executive officers have interests in the Transactions that are different from, and/or in addition to, the interests of the Company’s shareholders generally. These interests include, among others:
•
the beneficial ownership of equity interests in Parent by the Founder and other holders of Company Options granted pursuant to the Company’s 2020 Stock Incentive Plan or 2021 Stock Incentive Plan as a result of the Merger (if approved and consummated);

•
the potential enhancement or decline of the share value of the Surviving Company, of which the Founder and other holders of Company Options granted pursuant to the Company’s 2020 Stock Incentive Plan or 2021 Stock Incentive Plan will have beneficial ownership as a result of the completion of the Merger, and future performance of the Surviving Company;

•
the cash-out of Company Options granted pursuant to the Company’s 2015 Stock Incentive Plan held by certain of the Company’s directors and executive officers;

•
continued indemnification rights and directors and officers liability insurance to be provided by the Surviving Company to former directors and officers of the Company pursuant to the Merger Agreement;

•
the compensation at a rate of US$15,000 per month for the Chairperson of the Special Committee and US$12,000 per month for the other member of the Special Committee, respectively, in exchange for each member’s services in such capacity (the payment of which is not contingent upon the closing of the Merger or the Special Committee’s or the Board’s recommendation of the Merger); and

•
the potential continuation of service of the executive officers of the Company (including the Founder) with the Surviving Company in positions that are substantially similar to their current positions, allowing them to benefit from remuneration arrangements with the Surviving Company.

The Special Committee and the Board were aware of these potential conflicts of interest and considered them, among other matters, in reaching their decisions and recommendations with respect to the Merger Agreement and related matters. See “Special Factors — Interests of Certain Persons in the Merger” beginning on page 57 for additional information.
No Solicitation of Competing Transactions (Page 84)
The Merger Agreement restricts the Company’s ability, until the Effective Time or, if earlier, the termination of the Merger Agreement, to solicit proposals, engage in discussions or negotiations, provide confidential information, or enter into any agreements, in each case, regarding a Competing Proposal (as defined in “The Merger Agreement — No Solicitation of Transactions”). See “The Merger Agreement — No Solicitation of Transactions” beginning on page 84.
Conditions to the Merger (Page 89)
The obligations of each of Parent, Merger Sub and the Company are subject to the satisfaction or waiver of the following conditions:
•
the Shareholder Approval shall have been obtained in accordance with the Cayman Islands Companies Act and the Company Governing Documents; and

•
(i) there shall be no law, statute, rule or regulation that has been enacted or promulgated by any governmental entity of competent jurisdiction which prohibits or makes illegal the consummation of the Merger and the other Transactions; and (ii) there shall be no order or injunction of a court or governmental entity of competent jurisdiction in effect preventing the consummation of the Merger and the other Transactions in any material respect or imposing a Non-Required Remedy.

The obligations of Parent and Merger Sub to effect the Merger are subject to the satisfaction or waiver of the following conditions:
•
the representations and warranties of the Company set forth in the Merger Agreement shall be true and correct as of the date of the Merger Agreement and as of the closing date of the Merger, subject to certain qualifications;

•
the Company has performed or complied in all material respects with all agreements or obligations required to be performed or complied with by it under the Merger Agreement at or prior to the Effective Time;

•
Since the date of the Merger Agreement, no Material Adverse Effect (as defined in “The Merger Agreement — Representations and Warranties” beginning on page 77) shall have occurred and be continuing;

•
the holders of no more than 10% of the Shares shall have validly served and not validly withdrawn a notice of dissent under Section 238(2) of the Companies Act; and

•
the Company shall have delivered to Parent a certificate, dated the closing date, signed by a senior executive officer of the Company, certifying as to the satisfaction of the immediately preceding conditions.

The obligations of Company to effect the Merger are subject to the satisfaction or waiver of the following conditions:
•
the representations and warranties of Merger Sub set forth in the Merger Agreement are true and correct as of the date of the Merger Agreement and as of the closing date of the Merger, subject to certain qualifications;

•
Parent and Merger Sub have performed or complied in all material respects with all agreements and obligations required to be performed or complied with by them under the Merger Agreement at or prior to the Effective Time; and

•
Parent shall have delivered to the Company a certificate, dated the closing date, signed by a director or officer of Parent, certifying as to the satisfaction of the preceding conditions.

Termination of the Merger Agreement (Page 89)
The Merger Agreement may be terminated at any time prior to the Effective Time:
(a)
by mutual written consent of Parent and the Company (acting upon the recommendation of the Special Committee);

(b)
by either the Parent or the Company, if:

•
the Effective Time has not occurred by 11:59 pm, Hong Kong time on October 31, 2022 (the “Outside Date”);

•
any governmental authority of competent jurisdiction has issued a final, non-appealable order in each case permanently restraining, enjoining or otherwise prohibiting the consummation of the Merger or other Transactions; or

•
the Shareholder Approval having not been obtained after the final adjournment of the Shareholders Meeting (as defined below) at which a vote on such approval was taken;

in each case provided that this termination right is not be available to any party whose failure (or, in the case of Parent, the failure of Parent or Merger Sub) to fulfill any of its obligations under the Merger Agreement has been a primary cause of, or resulted in, the failure of the Merger to be consummated by the Outside Date or the applicable condition(s) being satisfied;
(c)
by the Company, upon:

•
a Parent Breach Termination Event;

•
a Superior Proposal Termination Event; or

•
a Parent Failure to Close Termination Event;

(d)
by Parent, upon any Parent Termination Event

each as defined in the section entitled “The Merger Agreement — Termination of the Merger Agreement” beginning on page 89.
U.S. Federal Income Tax Consequences (Page 61)
The receipt of cash pursuant to the Merger will be a taxable transaction for U.S. federal income tax purposes. Special rules will apply if you are a “U.S. Holder” and the Company was or currently is a passive foreign investment company, or “PFIC.” See “Special Factors — U.S. Federal Income Tax Consequences” beginning on page 61. The U.S. federal income tax consequences of the Merger will depend upon your personal circumstances. You should consult your tax advisors regarding the U.S. federal, state, local, foreign and other tax consequences of the Merger to you.

PRC Income Tax Consequences (Page 64)
The Company does not believe that it should be considered a resident enterprise under the PRC Enterprise Income Tax Law (the “EIT Law”) or that the gains recognized on the receipt of cash for the Shares or ADSs should otherwise be subject to PRC tax to holders of such Shares or ADSs that are not PRC residents. However, there is uncertainty regarding whether the PRC tax authorities would deem the Company to be a resident enterprise. If the PRC tax authorities were to determine that the Company should be considered a resident enterprise, then gains recognized on the receipt of cash for our Shares or ADSs pursuant to the Merger by our shareholders or ADSs holders who are not PRC residents could be treated as PRC-source income that would be subject to PRC income tax at a rate of 10% in the case of enterprises or 20% in the case of individuals (subject to applicable tax treaty relief, if any), and, even in the event that the Company is not considered a resident enterprise, gains recognized on the receipt of cash for Shares or ADSs will be subject to PRC tax if the holders of such Shares or ADSs are PRC residents. The Company does not believe that the Merger is without reasonable commercial purpose for purposes of Bulletin 37 and Bulletin 7, and, as a result, the Company (as purchaser and withholding agent) will not withhold any PRC tax (under Bulletin 7 and Bulletin 37) from the Merger consideration to be paid to holders of Shares or ADSs. If PRC tax authorities were to invoke Bulletin 37 or Bulletin 7 and impose tax on the receipt of consideration for Shares, then any gain recognized on the receipt of consideration for such Shares pursuant to the Merger by the Company’s non-PRC-resident shareholders could be treated as PRC-source income and thus be subject to PRC income tax at a rate of 10% (subject to applicable treaty relief, if any). You should consult your own tax advisor for a full understanding of the tax consequences of the Merger to you, including any PRC tax consequences.
Please see “Special Factors — PRC Income Tax Consequences” beginning on page 64 for additional information.
Cayman Islands Tax Consequences (Page 65)
The Cayman Islands currently has no form of income, corporate or capital gains tax and no estate duty, inheritance tax or gift tax. No taxes, fees or charges will be payable (either by direct assessment or withholding) to the government or other taxing authority in the Cayman Islands under the laws of the Cayman Islands in respect of the Merger or the receipt of cash for the Shares under the terms of the Merger Agreement. This is subject to the qualifications that (a) Cayman Islands stamp duty may be payable if any original transaction documents are brought into or executed or produced before a court in the Cayman Islands (for example, for enforcement), (b) registration fees will be payable to the Registrar of Companies in the Cayman Islands to register the Plan of Merger and to file the Variation of Capital and the Adoption, and (c) fees will be payable to the Cayman Islands Government Gazette Office to publish the notice of the Merger in the Cayman Islands Government Gazette.
Regulatory Matters (Page 61)
The Company does not believe that any material federal or state regulatory approvals, filings or notices are required in connection with effecting the Merger other than (a) the approvals, filings or notices required under the U.S. federal securities laws and (b) the filing of the Plan of Merger (and supporting documentation as specified in the Cayman Islands Companies Act) with the Registrar of Companies of the Cayman Islands and, in the event the Merger becomes effective, a copy of the certificate of merger being given to the shareholders and creditors (if any) of the Company and Merger Sub as at the time of the filing of the Plan of Merger and notice of the Merger being published in the Cayman Islands Government Gazette.
Litigation Related to the Merger (Page 61)
We are currently not aware of any lawsuit that challenges the Merger, the Merger Agreement or the Transactions.
Market Price of the ADSs (Page 66)
The closing price of the ADSs on the Nasdaq on April 14, 2022, the last trading day before the Proposal Letter was made to the Board in a letter from certain members of the Buyer Group, dated April 18, 2022, was US$1.37 per ADS. The Per ADS Merger Consideration of US$1.60 to be paid in the Merger represents a premium of 16.8% to that closing price, and a premium of 19.21% to the volume-weighted average price of the ADSs during the last 20 trading days prior to its receipt of the Proposal Letter.
Accounting Treatment of the Merger (Page 61)
The Merger is expected to be accounted for, at historical cost, as a merger of entities under common control in accordance with Accounting Standards Codification 805-50, “Business Combinations — Related Issues.”
Fees and Expenses (Page 60)
Except as provided otherwise under the Merger Agreement, the Interim Investors Agreement, the Equity Commitment Letter or the Limited Guarantee, all fees and expenses incurred in connection with the Merger Agreement and the Transactions will be paid by the party incurring such expenses, whether or not the Merger is consummated.
Remedies and Limitation on Liability (Page 56)
The parties to the Merger Agreement agree that a party shall be entitled to seek specific performance of the terms and provisions of the Merger Agreement, including to seek an injunction or injunctions to prevent breaches of the Merger Agreement by any party, and, in the case of the Company, to seek an injunction or injunctions, specific performance or other equitable relief to enforce Parent’s and/or Merger Sub’s obligations to consummate the closing of the Merger or to cause the consummation of the financing contemplated in the Equity Commitment Letter, in addition to any other remedy by law or equity, subject to certain limitations as described under the caption “The Merger Agreement — Remedies and Limitations on Liability” beginning on page 91.
The maximum aggregate liabilities of Parent, on the one hand, and the Company, on the other hand, for monetary damages in connection with the Merger Agreement are limited to (a) the maximum Parent Termination Fee of US$1,400,000 and the maximum Company Termination Fee of US$700,000, respectively, and (b) reimbursement of certain expenses in the event that the Company or Parent fail to pay the applicable termination fee when due and in accordance with the requirements of the Merger Agreement, as the case may be.
While the Company, Parent and Merger Sub may pursue both a grant of specific performance and payment of a termination fee, none of them will be permitted or entitled to receive both a grant of specific performance that results in a closing and payment of a termination fee, and upon the payment of the relevant termination fee, the remedy of specific performance shall not be available against the party making such payment.

QUESTIONS AND ANSWERS ABOUT THE EXTRAORDINARY GENERAL MEETING AND THE
MERGER
The following questions and answers address briefly some questions you may have regarding the extraordinary general meeting and the Merger. These questions and answers may not address all questions that may be important to you as a shareholder of the Company. Please refer to the more detailed information contained elsewhere in this proxy statement, the annexes to this proxy statement and the documents referred to or incorporated by reference in this proxy statement.
Q:
When and where will the extraordinary general meeting be held?

A:
The extraordinary general meeting will take place on July 29, 2022, at 10:00 a.m. (Beijing time) at Block 2 Tower B, No. 22 Pingguo Shequ, Bai Zi Wan Road, Chaoyang District, Beijing 100022, People’s Republic of China.

Q:
What am I being asked to vote on?

A:
You will be asked to consider and vote on the following proposals:

•
as a special resolution, that the Merger Agreement, the Plan of Merger and the consummation of the Transactions, including (i) the Merger, (ii) the variation of the authorized share capital of the Company from US$500,000 divided into 5,000,000,000 Shares of a par value of US$0.0001 per Share, comprising of (i) 4,600,000,000 Class A Ordinary Shares of a par value of US$0.0001 each, (ii) 200,000,000 Class B Ordinary Shares of a par value of US$0.0001 each and (iii) 200,000,000 shares of a par value of US$0.0001 each of such class or classes (however designated) as the Board may determine in accordance with the existing memorandum and articles of association of the Company to US$50,000 divided into 50,000 ordinary shares of US$1.00 par value per share, at the Effective Time (the “Variation of Capital”), and (iii) the adoption of the new amended and restated memorandum and articles of association in the form attached as Appendix II to the Plan of Merger, at the Effective Time (the “Adoption of Amended M&A”), be authorized and approved;

•
as a special resolution, that each of the members of the Special Committee be authorized to do all things necessary to give effect to the Merger Agreement, the Plan of Merger and the consummation of the Transactions, including the Merger, and upon the Merger becoming effective, the Variation of Capital and the Adoption of Amended M&A; and

•
if necessary, as an ordinary resolution, that the extraordinary general meeting be adjourned in order to allow the Company to solicit additional proxies in the event that there are insufficient proxies received at the time of the extraordinary general meeting to pass the special resolutions to be proposed at the extraordinary general meeting.

Q:
What is the Merger?

A:
The Merger is a going private transaction pursuant to which the Buyer Group will acquire the Company. Once the Merger Agreement and the Plan of Merger are approved and authorized by the Company’s shareholders and the other closing conditions under the Merger Agreement have been satisfied or waived, the Merger Sub will be merged with and into the Company and cease to exist, with the Company being the surviving company of the Merger (the “Surviving Company”) and becoming a wholly-owned subsidiary of Parent (the “Merger”). If the Merger is consummated, the Company will continue its operations as a privately held company beneficially owned by Parent and, as a result of the Merger, the ADSs will no longer be listed on Nasdaq.

Q:
When do you expect the Merger to be completed?

A:
We are working toward consummating the Merger as soon as possible and currently expect the Merger to consummate during the second half of 2022, after all conditions to the Merger have been satisfied or waived.

Q:
How does the Board recommend that I vote on the proposals?

A:
After careful consideration, and upon the unanimous recommendation of the Special Committee, the Board (other than the Founder who abstained from the vote) recommends you to vote:

•
FOR the proposal to authorize and approve the Merger Agreement, the Plan of Merger and the consummation of the Transactions, including the Merger, and upon the Merger becoming effective, the Variation of Capital and the Adoption of Amended M&A;

•
FOR the proposal to authorize each of the members of the Special Committee to do all things necessary to give effect to the Merger Agreement, the Plan of Merger and the consummation of the Transactions, including the Merger, and upon the Merger becoming effective, the Variation of Capital and the Adoption of Amended M&A; and

•
FOR the proposal to adjourn the extraordinary general meeting in order to allow the Company to solicit additional proxies in the event that there are insufficient proxies received at the time of the extraordinary general meeting to pass the special resolutions to be proposed at the extraordinary general meeting.

Q:
What consideration will I be entitled to receive in the Merger?

A:
If you own ADSs immediately prior to the Effective Time and are not a member of the Buyer Group and the Merger is completed, you will be entitled to receive the Per ADS Merger Consideration of US$1.60 (less applicable taxes, expenses and ADS Depositary fees, including a US$0.05 per ADS cancellation fee) in cash, without interest and net of any applicable withholding taxes, for each ADS you continue to own when the merger consideration is paid out by the ADS Depositary. You will pay any applicable fees, charges and expenses of the ADS Depositary and government charges due to or incurred by the ADS Depositary in connection with (i) the cancellation of your ADSs (and the underlying Shares) and (ii) the distribution of the merger consideration to you, including applicable ADS cancellation fees.

Each Share issued and outstanding immediately prior to the Effective Time (other than the Excluded Shares, Dissenting Shares and Class A Ordinary Shares represented by ADSs) will be cancelled in exchange for the right to receive the Per Share Merger Consideration of US$3.20 in cash per Share without interest and net of any applicable withholding taxes.
The Dissenting Shares will be cancelled and cease to exist at the Effective Time, and the holders of such Dissenting Shares shall not be entitled to receive the Per Share Merger Consideration of US$3.20 in cash per Share and shall instead be entitled to receive only the payment of the fair value of their Dissenting Shares as determined in accordance with the provisions of Section 238 of the Cayman Islands Companies Act.
See “Special Factors — U.S. Federal Income Tax Consequences,” “Special Factors — PRC Income Tax Consequences,” and “Special Factors — Cayman Islands Tax Consequences” for a description of the tax consequences of the Merger. Unaffiliated Security Holders should consult their own tax advisors for a full understanding of how the Merger will affect their U.S. federal, state, and local and PRC and other non-U.S. taxes.
Q:
How will a holder of ADSs receive the net Per ADS Merger Consideration to which the holder is entitled after the Merger is completed?

A:
If you are not a member of the Buyer Group and you are a registered holder of ADSs that are evidenced by certificates, also referred to as American depositary receipts (“ADRs”), unless you have surrendered your ADRs to the ADS Depositary for cancellation prior to the Effective Time, upon your surrender of the ADRs (or an affidavit and indemnity for loss in lieu of the ADRs) together with a duly completed letter of transmittal (which will be supplied to you by the ADS Depositary after the Effective Time), the ADS Depositary will send or cause to be sent to you the Per ADS Merger Consideration, without interest and less the applicable ADS cancellation fee (US$0.05 per ADS held) and any applicable expenses and withholding taxes and other governmental charges, for each ADS represented by the ADRs, in exchange for the cancellation of your ADRs after the completion of the Merger. If you are not a member of the Buyer Group and you are a registered holder on the books of the ADS Depositary in uncertificated form, unless you have surrendered your ADSs to the ADS Depositary for cancellation prior to the Effective Time, the ADS Depositary will send or cause to be sent to you the Per ADS Merger Consideration, without interest and less the applicable ADS cancellation fee (US$0.05 per ADS held) and any applicable expenses and withholding taxes and other governmental charges, in exchange for the cancellation of all of your ADSs after the completion of the Merger. You will pay any applicable fees, charges and expenses of the ADS Depositary in connection with the distribution of the merger consideration to you, including ADS cancellation fees.
In the event of a transfer of ownership of ADSs that is not registered in the register of ADS holders maintained by the ADS Depositary, the check for any cash to be exchanged upon cancellation of the ADSs will be issued to such transferee only if the ADRs, if applicable, are presented to the ADS Depositary, accompanied by all documents reasonably required to evidence and effect such transfer and to evidence that any applicable ADS transfer taxes have been paid or are not applicable.
The Per ADS Merger Consideration may be subject to backup withholding taxes if the ADS Depositary has not received from you a properly completed and signed U.S. Internal Revenue Service Form W-8 or W-9.
If your ADSs are held in “street name” by your broker, bank or other nominee, you will not be required to take any action to receive the net merger consideration for your ADSs as the ADS Depositary will arrange for the surrender of the ADSs and the remittance of the Per ADS Merger Consideration (net of any expenses, applicable ADS Depositary fees pursuant to the terms of the Deposit Agreement, any applicable withholding taxes and other governmental charge) to DTC (the clearance and settlement system for the ADSs) for distribution to your broker, bank or other nominee on your behalf. If you have any questions concerning the receipt of the Per ADS Merger Consideration, please contact your broker, bank or other nominee.
Q:
How will a holder of the Shares receive the net Per Share Merger Consideration to which the holder is entitled after the Merger is completed?

A:
If the Shares are held directly by a registered holder, promptly after the Effective Time (and in any event within five business days), a bank or trust company appointed by Parent and reasonably acceptable to the Company, which will act as paying agent (the “Paying Agent”), will mail to the holder (i) a letter of transmittal specifying how the delivery of the Per Share Merger Consideration to the holder will be made and (ii) instructions for surrendering share certificates representing Shares (or affidavits and indemnities of loss in lieu of the share certificates) or non-certificated Shares represented by book entry, and/or such other documents as may be required to receive the Per Share Merger Consideration. Subject to complying with these instructions, and upon surrender of the share certificates, if applicable, and/or other documents described above, the holder will receive a cheque, in the amount equal to the number of the holder’s Shares multiplied by the Per Share Merger Consideration, in exchange for cancellation of the holder’s Shares. The Per Share Merger Consideration may be subject to U.S. federal income tax backup withholding taxes if the Paying Agent has not received from the holder a properly completed and signed U.S. Internal Revenue Service Form W-8 or W-9, as applicable.

Q:
How will the Company equity awards be treated in the Merger?

A:
At the Effective Time, each option to purchase Class A Ordinary Shares (each, a “Company Option”) granted pursuant to the Company’s 2015 Stock Incentive Plan that is outstanding and unexercised as of the Effective Time, whether vested or unvested, shall be cancelled and the holder thereof shall be entitled to receive an amount in cash, without interest, payable as soon as reasonably practicable following the Effective Time equal to the product of (i) the excess, if any, of (A) the Per Share Merger Consideration, over (B) the exercise price, multiplied by (ii) the number of Class A Ordinary Shares subject to such Company Option as of the Effective Time. Each Company Option with the exercise price that is equal to or greater than the Per Share Merger Consideration shall be cancelled at the Effective Time without the payment of consideration therefor.

At the Effective Time, each Company Option to purchase Class A Ordinary Shares granted pursuant to the Company’s 2020 Stock Incentive Plan or 2021 Stock Incentive Plan, in each case, that is outstanding, vested and unexercised as of the Effective Time shall be assumed by Parent and automatically converted into an option for ordinary shares of Parent (each, an “Assumed Option”) under an equity incentive plan to be established by Parent equal to the product of (A) the number of Class A Ordinary Shares that were subject to the corresponding Company Option immediately prior to the Effective Time, multiplied by (B) a fraction (such ratio, the “Exchange Ratio”), the numerator of which is the Per Share Merger

Consideration and the denominator of which is the fair market value of an ordinary share of Parent, and rounding such product down to the nearest whole number of ordinary shares of Parent, with an exercise price per share subject to the Assumed Option equal to the exercise price for which the corresponding Company Option was exercisable immediately prior to the Effective Time divided by the Exchange Ratio, and rounded up to the nearest whole cent. Each Assumed Option shall be subject to the same terms and conditions as to vesting, exercisability and forfeiture as the corresponding Company Option as in effect on April 30, 2022 the date of the Merger Agreement.
At the Effective Time, each Company Option granted pursuant to the Company’s 2020 Stock Incentive Plan or 2021 Stock Incentive Plan, in each case, that is unvested as of the Effective Time will be cancelled without the payment of consideration therefor.
Q:
What vote of the Company’s shareholders is required to authorize and approve the Merger Agreement and the Plan of Merger?

A:
An affirmative vote of holders of Shares representing at least two-thirds of votes cast by such holders as, being entitled so to do, vote in person or, in the case of such holders as are corporations, by their respective duly authorized representative or, where proxies are allowed, by proxy as a single class, at the extraordinary general meeting is required to authorize and approve the Merger Agreement and the Plan of Merger.

As of 10:00 a.m. (New York City time) on July 15, 2022, the Share Record Date for the extraordinary general meeting, 18,733,475.5 Shares are expected to be issued and outstanding and entitled to vote at the extraordinary general meeting.
Pursuant to the Support Agreement, among other things, the Rollover Shareholders have agreed to vote their Shares in favor of authorization and approval of the Merger Agreement and the Transactions, including the Merger. As of the date of this proxy statement, the Rollover Shareholders and their affiliates directly or indirectly own an aggregate of 7,071,760.5 Shares, including Shares represented by ADSs but excluding Shares represented by Company Options held by the Rollover Shareholders or their affiliates which have not been exercised, which represent approximately  37.7% of the total issued and outstanding Shares and 70.2% of the aggregate voting power of the total issued and outstanding Shares (excluding Shares issued to the ADS Depositary and reserved for exercise of outstanding Company Options).
Q:
What vote of the Company’s shareholders is required to approve the proposal to adjourn the extraordinary general meeting, if necessary, to solicit additional proxies?

A:
An affirmative vote of holders of Shares representing a simple majority of votes cast by such holders as, being entitled to do so, vote in person or, in the case of any holder of Shares being a corporation, by its duly authorized representative or, where proxies are allowed, by proxy at the extraordinary general meeting is required.

Q:
How do I vote if my Shares are registered in my name?

A:
If Shares are registered in your name as of 10:00 a.m. (New York City time) on July 15, 2022 (the “Share Record Date”), you should simply indicate on your proxy card how you want to vote, and sign and mail your proxy card in the accompanying return envelope as soon as possible so that it is received by the Company no later than 10:00 a.m. (Beijing time), July 27, 2022, being 48 hours before the time appointed for the extraordinary general meeting, which is the deadline to lodge your proxy card, so that your Shares may be represented and voted at the extraordinary general meeting.

Alternatively, you can attend the extraordinary general meeting and vote in person. To attend the extraordinary general meeting, you must present certain documents to verify your identities, such as your identification card or passport and your share certificate. If you decide to sign and send in your proxy card, and do not indicate how you want to vote, Shares represented by your proxy will be voted FOR each of the proposals to be voted on at the extraordinary general meeting, unless you appoint a person other than the chairman of the meeting as proxy, in which case Shares represented by your proxy card will be voted (or not submitted for voting) as your proxy determines.

If your Shares are held by your broker, bank or other nominee, please see below for additional information.
Q:
How do I vote if I own ADSs?

A:
If you own ADSs as of the close of business in New York City on the ADS Record Date (and do not surrender such ADSs and become a registered holder of the Shares underlying your ADSs as explained below), you cannot vote at the extraordinary general meeting directly, but you may instruct the ADS Depositary (as the holder of Shares underlying your ADSs) how to vote the Shares underlying your ADSs by completing and signing the ADS voting instruction card and returning it in accordance with the instructions printed on it as soon as possible. The ADS Depositary must receive such instructions no later than 10:00 a.m. (New York City time) on July 22, 2022 in order to ensure the Shares underlying your ADSs are properly voted at the extraordinary general meeting. The ADS Depositary will endeavor to vote (or will endeavor to cause the vote of) the Shares it holds on deposit at the extraordinary general meeting in accordance with the voting instructions timely received from holders of ADSs. The ADS Depositary has, advised us that, pursuant to the terms of the deposit agreement under which the ADSs are issued, it will not vote or attempt to exercise the right to vote any Shares other than in accordance with signed voting instructions from the relevant ADS holder and, accordingly, Shares represented by ADSs for which no timely voting instructions are received by the ADS Depositary will not be voted. If you hold your ADSs in a brokerage, bank or other securities account, you must rely on the procedures of the broker, bank or other securities intermediary through which you hold your ADSs if you wish to vote.

Alternatively, if you own ADSs as of the close of business in New York City on the ADS Record Date, you may vote at the extraordinary general meeting directly if you surrender your ADSs and become a holder of the Shares underlying your ADSs prior to 10:00 a.m. (New York City time) on the Share Record Date. If you wish to surrender your ADSs for the purpose of voting the corresponding Shares, you need to make arrangements to deliver your ADSs to the ADS Depositary for cancellation before the close of business in New York City on July 8, 2022 together with (a) delivery instructions for the corresponding Shares represented by such ADSs (including, if applicable, the name and address of person who will be the registered holder of such Shares), (b) payment of ADS Depositary’s fees associated with such cancellation (US$0.05 per ADS), which will not be borne by the Surviving Company, and any applicable taxes, and (c)  certification that the ADS holder either (i) beneficially owned the relevant ADSs as of the ADS Record Date and has not given, and will not give, voting instructions to the ADS Depositary as to the ADSs being surrendered (or has cancelled all voting instructions previously given), or (ii) did not beneficially own the relevant ADSs as of the ADS Record Date. If you hold your ADSs in a brokerage, bank or other nominee account, please promptly contact your broker, bank or other nominee account to find out what actions you need to take to instruct the broker, bank or other nominee account to surrender the ADSs on your behalf. Upon surrender of the ADSs, the ADS Depositary will direct Deutsche Bank AG, Hong Kong Branch, the custodian holding the Shares, to transfer registration of the Shares to the former ADS holder (or a person designated by the former ADS holder). If after the registration of Shares in your name you wish to receive a certificate evidencing the Shares registered in your name, you will need to request the Company’s registered office provider or share registrar, Conyers Trust Company (Cayman) Limited, to issue and mail a certificate to your attention. It is difficult to predict how long the steps described above may take. ADS holders that wish to surrender to become registered holders of Shares are advised to take action as soon as possible. If the Merger is not consummated, the Company will continue to be a public company in the United States and ADSs will continue to be listed on Nasdaq. As a result, if you have converted your ADSs to attend the extraordinary general meeting and you wish to be able to sell your Shares on a stock exchange, you will need to deposit your Shares into the Company’s ADS program for the issuance of the corresponding number of ADSs, subject to the terms and conditions of applicable law and the Deposit Agreement, including, among other things, payment of relevant fees of the ADS Depositary for the issuance of ADSs (US$0.05 for each ADS) and applicable share transfer taxes (if any) and related charges pursuant to the Deposit Agreement.
Q:
If my Shares or ADSs are held in a brokerage, bank or other securities account, will my broker, bank or other securities intermediary vote my Shares or ADSs on my behalf?

A:
Your broker, bank or other securities intermediary will only vote your Shares or give voting instruction with respect to Shares underlying your ADSs on your behalf if you instruct it how to vote. Therefore, it is important that you promptly follow the directions provided by your broker, bank or other securities intermediary regarding how to instruct it to vote your Shares or ADSs. If you do not instruct your broker, bank or other securities intermediary how to vote your Shares that it holds, or do not do so in a timely manner, those Shares or ADSs will not be voted.
Q:
What will happen if I abstain from voting or fail to vote on the proposal to authorize and approve the Merger Agreement?

A:
If you abstain from voting, fail to cast your vote in person, fail to complete and return your proxy card in accordance with the instructions set forth on the proxy card, or fail to give voting instructions to the ADS Depositary, your broker, bank, or other securities intermediary, your vote will not be counted.

Q:
May I change my vote?

A:
Yes. If you are a holder of Shares, you may change your vote in one of the following three ways:

•
First, you may revoke a proxy by written notice of revocation given to the chairman of the extraordinary general meeting at least two hours before the commencement of the extraordinary general meeting. Any written notice revoking a proxy should also be sent to the Company’s offices at Block 2 Tower B Room 028, No. 22 Pingguo Shequ, Bai Zi Wan Road, Chaoyang District, Beijing 100022, People’s Republic of China, Attention: Investor Relations Department, at least two hours before the commencement of the extraordinary general meeting.

•
Second, you may complete, date and submit a new proxy card bearing a later date than the proxy card sought to be revoked to the Company so that it is received by the Company no later than 10:00 a.m. (Beijing time) on July 27, 2022, being 48 hours before the time appointed for the extraordinary general meeting which is the deadline to lodge your proxy card.

•
Third, you may attend the extraordinary general meeting and vote in person. Attendance, by itself, will not revoke a proxy. It will only be revoked if the shareholder actually votes at the extraordinary general meeting.

Holders of ADSs may revoke their voting instructions by notification to the ADS Depositary in writing at any time prior to 10:00 a.m. (New York City time) on July 22, 2022. A holder of ADSs can do this in one of two ways:
•
First, a holder of ADSs can revoke its voting instructions by written notice of revocation timely delivered to the ADS Depositary.

•
Second, a holder of ADSs can change its voting instructions by phone or online or complete, date and submit a new ADS voting instruction card to the ADS Depositary bearing a later date than the ADS voting instruction card sought to be revoked.

If you hold your Shares or ADSs through a broker, bank or other securities intermediary and you have instructed your broker, bank or other securities intermediary to vote your Shares or ADSs, you must follow directions received from the broker, bank or other securities intermediary to change your instructions.
Q:
What should I do if I receive more than one set of voting materials?

A:
If you are a holder of record and your Shares or ADSs are registered in more than one name, you will receive more than one proxy or voting instruction or voting instruction card. Please submit each proxy card that you receive.

Q:
If I am a holder of certificated Shares or ADRs, should I send in my Share certificates or my ADRs now?

A:
No, please do not send in your certificates or ADRs now. After the Merger is completed, holders of certificated Shares will be sent a form of letter of transmittal with detailed written instructions for exchanging your share certificates for the Per Share Merger Consideration. Similarly, after the Merger is completed, ADR holders will be sent a form of letter of transmittal with detailed written instructions for exchanging your ADRs for the Per ADS Merger Consideration.

All holders of uncertificated Shares and uncertificated ADSs will automatically receive their net merger consideration shortly after the Merger is completed without any further action required on the part of such holders. If your ADSs are held in a securities account with a broker or other securities intermediary, your broker or other securities intermediary will credit the net merger consideration to your account.
Q:
Am I entitled to dissenters’ rights?

A:
Shareholders who dissent from the Merger will have the right to receive payment of the fair value of their Shares in accordance with Section 238 of the Cayman Islands Companies Act if the Merger is consummated, but only if they deliver to the Company, before the vote to authorize and approve the Merger is taken at the extraordinary general meeting, a written objection to the Merger and subsequently comply with all procedures and requirements of Section 238 of the Cayman Islands Companies Act for the exercise of dissenters’ rights, a copy of which is attached as Annex D to this proxy statement. The fair value of each of their Shares as determined under the Cayman Islands Companies Act could be more than, the same as, or less than the Per Share Merger Consideration they would receive pursuant to the Merger Agreement if they do not exercise dissenters’ rights with respect to their Shares.

ADS holders will not have the right to dissent from the Merger and receive payment of the fair value of the Shares underlying their ADSs. The ADS Depositary will not attempt to exercise any dissenters’ rights with respect to any of the Shares that it holds, even if an ADS holder requests the ADS Depositary to do so. ADS holders wishing to exercise dissenters’ rights must surrender their ADSs to the ADS Depositary, pay the ADS Depositary’s fees required for the cancellation of the ADSs, provide instructions for the registration of the corresponding Shares, and certify that they have not given voting instructions as to the ADSs before 10:00 a.m. (New York City time) on July 22, 2022, and become registered holders of Shares before the vote to authorize and approve the Merger is taken at the Extraordinary General Meeting. Thereafter, such former ADS holders must comply with the procedures and requirements for exercising dissenters’ rights with respect to the Ordinary Shares under section 238 of the Cayman Islands Companies Act.
We encourage you to read the section of this proxy statement entitled “Dissenters’ Rights” beginning on page 94 as well as “Annex D — Cayman Islands Companies Act Cap. 22 (Law 3 of 1961, as consolidated and revised) — Section 238” to this proxy statement carefully and to consult your own Cayman Islands legal counsel if you desire to exercise your dissenters’ rights.
Q:
What do I need to do now?

A:
We urge you to read this proxy statement carefully, including its annexes, exhibits, attachments and the other documents referred to or incorporated by reference herein and to consider how the Merger affects you as a shareholder. After you have done so, please vote as soon as possible.

Q:
Will any proxy solicitors be used in connection with the extraordinary general meeting?

A:
We have not retained a third-party service provider to assist in the solicitation process. We will ask banks, brokers and other securities intermediaries to forward our proxy solicitation materials to the beneficial owners of Shares. In addition, proxies may be solicited by mail, in person, by telephone, by internet or by facsimile by certain of our officers, directors and employees. These persons will receive no additional compensation for solicitation of proxies but may be reimbursed for reasonable out-of-pocket expenses. We will pay all expenses of filing, printing and mailing this proxy statement.

Q:
Who can help answer my questions?

A:
If you have any questions about the Merger or if you need additional copies of this proxy statement or the accompanying proxy card, you should contact our Investor Relations Department at +86 10-5876-9662 or e-mail to ir@bluecity.com.

In order for you to receive timely delivery of any additional copy of this proxy statement or the accompanying proxy card in advance of the extraordinary general meeting, you must make your request no later than ten days prior to the date of the extraordinary general meeting.

SPECIAL FACTORS
Background of the Merger
Most of the events leading to the execution of the Merger Agreement described in this Background of the Merger occurred primarily in the PRC. Therefore, all dates and times referenced in this Background of the Merger refer to Beijing time unless otherwise specified.
The Board and senior management of the Company periodically review the Company’s long-term strategic plans with the goal of maximizing shareholder value. As part of this ongoing process, the Board and senior management of the Company also have, from time to time, considered strategic alternatives that may be available to the Company with the objective of increasing shareholder value, including potential commercial and strategic business partnerships, acquisition transactions, new business lines, and capital market events. While the Company’s management had discussions from time to time with third parties regarding possible options over the past years, these discussions did not result in any specific proposals for any strategic transaction prior to the events described below.
In late 2021, the Founder began to consider the possibility of a potential going-private transaction with respect to the Company and discussed his preliminary thoughts on such potential transaction with representatives of Spriver Tech Limited (together with the Founder, Spriver Tech Limited and such entities through which Founder beneficially owns equity interests of the Company, the “Initial Buyer Group”) and attorneys at Simpson Thacher & Bartlett LLP (“STB”), which later served as the U.S. legal counsel to the Founder and the Buyer Group (including the Initial Buyer Group) (as defined below) in connection with the Proposed Transaction (as defined below).
On January 2, 2022, the Initial Buyer Group entered into a consortium agreement regarding the cooperation and participation in the evaluation, negotiation and consummation of an acquisition transaction with respect to the Company.
On the same date, the Initial Buyer Group submitted a preliminary non-binding proposal letter to the Board (the “Original Proposal”) to indicate their intention to acquire all of the Ordinary Shares of the Company that are not already beneficially owned by them for US$3.70 per Ordinary Share or US$1.85 per ADS in cash through a going private transaction (the “Proposed Transaction”). The Initial Buyer Group intended to fund the consideration payable in the Proposed Transaction primarily with equity capital from the Initial Buyer Group in the form of rollover capital and cash contributions.
Before market opens on January 3, 2022 (U.S. time), the Company issued a press release regarding its receipt of the Original Proposal and the Proposed Transaction and later furnished the press release to the SEC as an exhibit to its current report on Form 6-K.
On January 4, 2022, the Founder Filing Persons filed with the SEC an amendment to their Schedule 13D (the “Original 13D”) in relation to the execution of the consortium agreement and the submission of the Original Proposal.
Also on January 4, 2022, the Board convened a meeting by conference call, together with several Company representatives and representatives of Skadden, Arps, Slate, Meagher & Flom LLP (“Skadden”), U.S. legal counsel to the Company, to discuss the Original Proposal. During the course of this meeting, representatives of Skadden reviewed with the Board the fiduciary duties of Board members in considering the Proposed Transaction. The Board discussed relationships between certain Board members and the potential participants in a transaction, and resolved to form a special committee (the “Special Committee”) consisting of independent directors: Wenjie (Jenny) Wu, Shengwen (Roy) Rong, and Guojie Shi, with Wenjie (Jenny) Wu serving as the chairperson of the Special Committee, in order to evaluate the Company’s strategic options, including the Original Proposal, remaining as a listed U.S. public company and any other alternative transactions that might be available to the Company.
After discussion of these matters, the Board adopted resolutions delegating to the Special Committee the exclusive power and authority of the Board to, among other things: (i) investigate the Original Proposal, the Potential Transaction and any matters relating thereto, (ii) evaluate the terms of the Original Proposal or any other proposal made by the Initial Buyer Group from time to time relating to the subject matter of the Original

Proposal, (iii) discuss and negotiate with the Initial Buyer Group and its representatives any terms of the Potential Transaction and implement the Potential Transaction, (iv) explore any alternatives to the Original Proposal or the Potential Transaction (the “Alternative Transactions”), including maintaining the Company’s current status as a public company, (v) if and when appropriate, negotiate definitive agreements with respect to the Potential Transaction or any Alternative Transaction, with the execution and delivery of any such agreement being subject to the approval of the Board, (vi) if and when appropriate, negotiate and execute ancillary agreements with respect to the Potential Transaction or any Alternative Transaction, (vii) report to the Board the recommendations and conclusions of the Special Committee with respect to the Potential Transaction and/or any Alternative Transaction and any recommendation as to whether the final terms of the Potential Transaction or any Alternative Transaction are fair to and in the best interests of the minority shareholders of the Company and should be approved by the Board and, if applicable, by the Company’s shareholders, and determinations and recommendations with respect to any other matters requested by the Board, (viii) adopt defensive measures, such as rights issuance, with respect to the Original Proposal or any proposal for an Alternative Transaction, (ix) retain such advisors, including legal counsel, financial advisors and outside consultants, as the Special Committee in its sole discretion deems appropriate to assist the Special Committee in discharging its responsibilities, and (x) take such other actions as the Special Committee deems necessary or appropriate to carry out its delegated responsibilities.
On the same date, the Company issued a press release announcing the formation of the Special Committee consisting of three independent directors, Wenjie (Jenny) Wu, Shengwen (Roy) Rong, and Guojie Shi, to evaluate and consider the Proposed Transaction or any alternative strategic options that the Company may pursue.
Following its formation, the Special Committee interviewed and evaluated law firms, including Skadden, to act as independent legal counsel for the Special Committee. In considering legal counsel retention, the Special Committee noted that Skadden had been the long-time U.S. legal counsel to the Company and possessed thorough understanding of its business and operations, and had extensive experience in advising going private transactions. During the same period of time, the Special Committee interviewed investment banks, including Kroll, LLC (“Duff & Phelps”), operating through its Duff & Phelps Opinions Practice (formerly known as Duff & Phelps, A Kroll Business operating as Kroll, LLC), to act as an independent financial advisor to the Special Committee. During the course of these interviews and evaluations, the Special Committee evaluated these advisors’ credentials, experience and independence to serve as legal and financial advisors, respectively, to the Special Committee and negotiated the fees to be paid.
On January 8, 2022, the Special Committee convened a meeting by conference call and approved the appointment of Skadden as its U.S. legal counsel and Duff & Phelps as its independent financial advisor.
On January 10, 2022, the Special Committee convened a meeting by conference call to review and discuss the updated fee quotes and engagement letters submitted by investment banks, including Duff & Phelps, and confirmed its decision to engage Duff & Phelps as its independent financial advisor for the Proposed Transaction. On the same day, the Company issued a press release announcing the engagement of Skadden and Duff & Phelps by the Special Committee and later furnished the press release to the SEC as an exhibit to its current report on Form 6-K.
On January 14, 2022, the Special Committee convened a meeting by conference call with representatives of Skadden and Duff & Phelps, to discuss, among other things, the Original Proposal and the role of the Special Committee. During the course of the meeting, representatives of Duff & Phelps and Skadden provided a summary of the general process of a going-private transaction, the advisors’ roles in assisting the Special Committee in its work, and the roles the members of the Special Committee should play. Representatives of Duff & Phelps explained to the Special Committee their request to conduct financial due diligence on the Company in order to evaluate the fairness of the Proposed Transaction from a financial perspective.
Later on the same date, Skadden and STB had a telephonic meeting and discussed certain preliminary matters regarding the Proposal and the Proposed Transaction, including the due diligence process and the documentation plans.
On January 17, 2022, at the request of the Special Committee, the Company began preparation of financial projections for the fiscal years ending 2022 through 2030 for use by Duff & Phelps in connection with its financial analysis.

Between January 14, 2022 and February 14, 2022, Skadden exchanged drafts of the confidentiality agreement with STB to be used with members of the Initial Buyer Group in furtherance of its due diligence review of the Company (the “Confidentiality Agreements”) and discussed with the Special Committee the terms of the Confidentiality Agreements. On February 14, 2022, with the approval of the Special Committee, the Company entered into the Confidentiality Agreements with each member of the Initial Buyer Group. The Confidentiality Agreements contain customary provisions restricting disclosure and use of confidential information by then members of the Initial Buyer Group relating to the Company or the Proposed Transaction and a 12-month “standstill” provision restricting such members of the Initial Buyer Group from acquiring additional securities of the Company without the Special Committee’s consent.
During the period from February 11, 2022 to March 11, 2022, the Company received extensive requests for due diligence information from members of the Initial Buyer Group and advisors engaged by the Initial Buyer Group concerning commercial, financial, regulatory and legal due diligence matters, to which the Company responded, with the relevant information and documents being provided by emails, on-site or through the virtual data room.
Between February 15, 2022 and April 30, 2022, representatives and advisors of the Initial Buyer Group conducted due diligence on the Company.
On February 10, 2022, the Special Committee approved the appointment of Maples and Calder (Hong Kong) LLP (“Maples”) as its Cayman Islands legal counsel.
On February 11, 2022, Duff & Phelps sent the draft financial projections for the fiscal years ending 2022 through 2030 prepared by the Company’s management to the Special Committee.
On February 14, 2022, the Special Committee held a telephonic meeting, together with representatives of Skadden and Duff & Phelps, and discussed the draft financial projections. In the course of this discussion, the representatives of Duff & Phelps explained in details the methodology and other details of the draft financial projections. The Special Committee raised questions on various line items of the draft financial projections, the methodology used and the underlying assumptions, and requested additional time to carefully review the draft financial projections. The Special Committee also approved the execution of the Confidentiality Agreements by the Company.
On February 18, 2022, the Special Committee held a telephonic meeting, together with representatives of Skadden and Duff & Phelps, and discussed the updated draft financial projections. After much deliberation, the members of the Special Committee approved Duff & Phelps’ use of the financial projections in its valuation analysis.
On April 1, 2022, in light of recent change in the Company’s business operation and deterioration of market conditions, the Company’s management further updated the financial projections (the “Management Projections”) and Duff & Phelps sent the Management Projections  to the Special Committee who later approved the use of the Management Projections in its valuation analysis.
On April 2, 2022, STB provided an initial draft of the Merger Agreement to Skadden.
On April 9, 2022, Skadden provided to the Special Committee an issues list identifying the key issues in the initial draft of the Merger Agreement received from STB.
On April 11, 2022, the Special Committee held a telephonic meeting with representatives of Skadden and Duff & Phelps to discuss the initial draft of the Merger Agreement. Representatives of Skadden discussed with the Special Committee the key issues raised in the initial draft Merger Agreement received from STB, and offered recommendations on the positions to be taken by the Special Committee. Among other things, the Special Committee and Skadden discussed (a) the Company’s representations and warranties requested by the Initial Buyer Group, (b) the approach to be taken with respect to possible competing proposals between signing and closing, (c) conditions to Parent’s obligation to close the transaction, (d) limitations on Initial Buyer Group’s ability to amend the equity commitment letters prior to closing, and (e) trigger events for termination of the Merger Agreement prior to the closing and termination fees. Skadden updated the Special Committee that the initial draft Merger Agreement had not included a draft of treatment of equity awards, and the Special Committee directed Skadden to conduct further review once the Initial Buyer Group’s proposal becomes available.

After discussing with Skadden the effect and implications of the various positions taken by the Initial Buyer Group in the initial draft of the Merger Agreement, the Special Committee instructed Skadden to revise the Merger Agreement and negotiate with STB based on the following positions: (i) the representations and warranties of the Company should be streamlined and qualified by the appropriate materiality standard; (ii) additional representations and warranties of the Initial Buyer Group are requested; (iii) in addition to the statutory shareholder vote requirement, the consummation of the proposed transaction should be conditioned upon the approval by the affirmative vote of shareholders representing more than 50% of the voting rights of the public unaffiliated shares (the “majority of the minority” vote condition); (iv) the Company should have a right to change the board’s recommendation in connection with an intervening event; (v) Initial Buyer Group’s ability to amend the equity commitment letters should be limited and the terms of any additional equity commitment letters are not materially less favorable should be from the standpoint of the Company; (vi) Initial Buyer Group’s obligation to consummate the proposed transaction should not be subject to the condition proposed by the Initial Buyer Group that the dissenting shares account for no more than 5% of the Company’s outstanding share capital; and (vii) the Parent should pay the Parent Termination Fee in the event that the Merger Agreement is terminated because closing fails to occur as a result of failure to obtain requisite regulatory approvals (if regulatory approvals are required). Skadden also advised that the Special Committee has the authority to not proceed with the transaction, regardless of whether a competing proposal exists or is being considered, should it determine that doing so would be in the best interest of the Company and its unaffiliated holders.
The Special Committee instructed Duff & Phelps to conduct precedent analysis on certain issues, including (i) the use of a pre-signing market check, (ii) the use of a post-signing “go-shop,” pursuant to which the Company may actively solicit alternative acquisition proposals from other potential buyers during a specified period after the signing of the Merger Agreement, and (iii) the amount of the company termination fee and reverse termination fee, in similar going private transactions.
On April 12, 2022, Duff & Phelps provided to the Special Committee (i) a study on pre-signing market checks and/or post-signing “go-shop” and (ii) a study on the amount of the company termination fee and reverse termination fee, in precedent going private transactions.
On April 18, 2022, Skadden circulated a markup of the initial draft of the Merger Agreement to STB, reflecting the feedbacks from the Special Committee and Maples, the Cayman Islands legal counsel to the Special Committee.
Between January 2022 and April 2022, due to various factors including the deterioration of macroeconomic and general market conditions and the significant decline in share price of major Chinese technology companies listed outside of the PRC, the Initial Buyer Group considered uncertainties and challenges surrounding the Original Proposal and options including lowering the offer price for the Original Proposal.
On April 18, 2022, the Founder and Metaclass Management ELP, an affiliate of Spriver Tech Limited (the “Sponsor”) submitted a revised preliminary non-binding proposal letter dated April 18, 2022 (the “Proposal Letter”) to the Board with respect to the Proposed Transaction wherein the Buyer Group (at such time comprising only the Founder Filing Persons and the Sponsor Filing Persons) proposes to acquire all of the outstanding Ordinary Shares, including the Class A Ordinary Shares represented by the ADSs that are not already beneficially owned by the Buyer Group, in a going private transaction. The Buyer Group was formed in furtherance of the Proposed Transaction initially set forth in the Original Proposal, and the Proposal Letter updates the Original Proposal to (i) inform the Board that Metaclass Management ELP, an affiliate of Spriver Tech Limited, is replacing Spriver Tech Limited as the Sponsor and (ii) reduce the proposed purchase price from US$3.70 per Ordinary Share or US$1.85 per ADS in cash to US$3.20 per Ordinary Share or US$1.60 per ADS in cash.
On the same date, the Company issued a press release regarding its receipt of the Proposal Letter and later furnished the press release to the SEC as an exhibit to its current report on Form 6-K.
On April 20, 2022, the Founder Filing Persons filed with the SEC an amendment to the Original 13D in relation to the submission of the Proposal Letter, the execution of an assignment agreement pursuant to which Spriver Tech Limited assigned and transferred to the Sponsor all of its rights and obligations under the consortium agreement, and certain share charges with respect to certain Ordinary Shares held by the Founder.

On April 22, 2022, STB provided to Skadden a revised draft of the Merger Agreement, the initial drafts of support agreement, equity commitment letter, limited guarantee and interim investors agreement (collectively, the “Ancillary Agreements”), as well as the anticipated breakdown of the Buyer Group’s financing package.
On April 25, 2022, the Special Committee held a telephonic meeting with representatives of Skadden and Duff & Phelps to discuss the revised draft of the Merger Agreement. Representatives of Skadden discussed with the Special Committee the key issues raised in the revised draft Merger Agreement received from STB, and offered recommendations on the positions to be taken by the Special Committee. Among other things, the Special Committee and Skadden discussed (a) the Company’s representations and warranties requested by the Buyer Group, (b) the treatment of equity awards, (c) conditions to Parent’s obligation to close the transaction, and (d) trigger events for termination of the Merger Agreement prior to the closing and termination fees.
After discussing with Skadden the effect and implications of the various positions taken by the Buyer Group in the revised draft of the Merger Agreement, the Special Committee instructed Skadden to revise the Merger Agreement and negotiate with STB based on the following positions: (i) each equity award granted under the 2020 Stock Incentive Plan or 2021 Stock Incentive Plan that is unvested should have the same treatment as such equity award granted under the 2020 Stock Incentive Plan or 2021 Stock Incentive Plan that is vested and unexercised; (ii) the Company should have a right to change the board’s recommendation in connection with an intervening event with a narrower scope; (iii) Buyer Group’s obligation to consummate the proposed transaction should not be subject to the condition proposed by the Buyer Group that the dissenting shares account for no more than 5% of the Company’s outstanding share capital; (iv) a “majority of the minority” vote would not be a condition to the Company’s obligation to consummate the Merger; (v) the amount of Company termination fee be reduced from 1.3% of the Company’s equity value (being approximately $780,000) to $700,000 and therefore, the Parent termination fee, which is two times the Company termination fee, be reduced from 2.6% of the Company’s equity value (being approximately $1,560,000) to $1,400,000; and (vi) the representations and warranties of the Company should be further streamlined. The Special Committee instructed Duff & Phelps to conduct precedent analysis on the percentage of dissenting shares as a condition to buyer’s obligation to close specified in merger agreements in similar going private transactions. On the same date, Skadden circulated a markup of the revised draft of the Merger Agreement to STB, reflecting the feedbacks from the Special Committee and Maples.
On April 26, 2022, Duff & Phelps sent to the Special Committee the requested precedent analysis on the percentage of dissenting shares. After reviewing the analysis, the Special Committee instructed Skadden to reject the inclusion of a closing condition that the percentage of dissenting shareholders be lower than a certain threshold. On the same date, Skadden circulated an updated markup of the revised draft of the Merger Agreement to STB.
On April 27, 2022, STB provided to Skadden a revised draft of the Merger Agreement. On the same date, Skadden circulated to STB markups on the drafts of Ancillary Agreements. On the same date, Skadden provided an initial draft of disclosure schedule to STB, which were negotiated by and between Skadden and STB within the following days.
On April 28, 2022, the Special Committee held a telephonic meeting with representatives of Skadden and Duff & Phelps to discuss the revised draft of the Merger Agreement. Representatives of Skadden discussed with the Special Committee the key issues raised in the revised draft Merger Agreement, and offered recommendations on the positions to be taken by the Special Committee. Among other things, the Special Committee and Skadden discussed (a) the treatment of equity awards, (b) conditions to Buyer Group’s obligation to close the transaction, and (c) trigger events for termination of the Merger Agreement prior to the closing and termination fees. After discussing with Skadden the effect and implications of the various positions taken by the Buyer Group in the revised draft of the Merger Agreement, the Special Committee instructed Skadden to revise the Merger Agreement and negotiate with STB based on the following positions: (i) insist that each equity award granted under the 2020 Stock Incentive Plan or 2021 Stock Incentive Plan that is unvested should have the same treatment as such equity award granted under the 2020 Stock Incentive Plan or 2021 Stock Incentive Plan that is vested and unexercised; (ii) the Company should not be required to pay or should only be required to pay a lower amount of Company termination fee upon an intervening event; and (iii) continue to push back on including the percentage of dissenting shareholders as a closing condition or substantially raise the percentage.

Representatives from Duff & Phelps updated the Special Committee about the status of the fairness opinion.
Between April 28 and April 30, 2022, Skadden and STB continued to negotiate the remaining open issues, exchange comments to drafts of Merger Agreement and the Ancillary Agreements, and narrowed down the remaining open issues. During the same period, the Special Committee had multiple discussions with Skadden about the open issues. Skadden and STB thereafter reached agreement to finalize the Merger Agreement and the Ancillary Agreements.
On April 30, 2022, the Special Committee held a telephonic meeting with representatives of Skadden and Duff & Phelps. At the request of the Special Committee, Duff & Phelps reviewed and discussed its financial analysis. Thereafter, at the request of the Special Committee, Duff & Phelps verbally rendered its opinion to the Special Committee (which was subsequently confirmed in writing by the delivery of Duff & Phelps’ written opinion, dated April 30, 2022, addressed to the Special Committee) that, as of the date thereof and based upon and subject to the procedures followed, assumptions made, qualifications and limitations on the review undertaken and other matters considered by Duff & Phelps in preparing its opinion, the Per Share Merger consideration to be received by the holders of Shares (other than the holder of the Excluded Shares), pursuant to the Merger Agreement, is fair from a financial point of view to such holders. Please see “Special Factors — Opinion of the Special Committee’s Financial Advisor” beginning on page 40 for additional information regarding the financial analysis performed by Duff & Phelps and the opinion rendered by Duff & Phelps to the Special Committee. The full text of the written opinion of Duff & Phelps to the Special Committee, dated September April 30, 2022, is attached as Annex C to this proxy statement. Thereafter, Skadden reviewed with the members of the Special Committee the key terms of the Merger Agreement and the Ancillary Agreements. Following a discussion of the terms of the Merger Agreement and the related transaction documents, as well as Duff & Phelps’ presentation of its financial analysis and opinion, the Special Committee unanimously resolved to approve the proposed Merger Agreement, the Plan of Merger and the Limited Guarantee, each in the drafts presented to the Special Committee, and the transactions contemplated by the Merger Agreement, including the Merger, and recommend that the Board authorize and approve the Merger Agreement, the Plan of Merger, and the consummation of the Transactions, including the Merger. In adopting these resolutions, the Special Committee took into account the factors described under the heading titled “Special Factors — Reasons for the Merger and Recommendation of the Special Committee and the Board” beginning on page 27. The Special Committee noted that the Per Share Merger Consideration of US$3.20, represented the Buyer Group’s “best and final offer.”
Following the meeting of the Special Committee, the Board convened, and based upon the unanimous recommendation of the Special Committee, and taking into account the other factors described below under the heading titled “Special Factors — Reasons for the Merger and Recommendation of the Special Committee and the Board” beginning on page 27, the Board (with the Founder abstaining from voting) adopted resolutions approving the terms of the Merger Agreement and Limited Guarantee and the transactions contemplated thereby and resolutions recommending that the Company’s shareholders vote to approve the terms of the Merger Agreement and Limited Guarantee.
Later on the same date, the Company and the Buyer Group executed and delivered the Merger Agreement and the applicable Ancillary Agreements.
Later on the same date, the Company issued a press release announcing the execution of the Merger Agreement and the Limited Guarantee.
On May 2, 2022, the Company furnished the press release and the executed merger agreement as exhibits to its current report on Form 6-K with the SEC.
On the same date, the Founder Filing Persons and the CDH Filing Persons filed with the SEC an amendment to the Original Schedule 13D as a “group” in light of the admission of the CDH Filing Persons to the Buyer Group and the execution of the Merger Agreement and the Ancillary Agreements.
Reasons for the Merger and Recommendation of the Special Committee and the Board
The Special Committee and the Board believe that, as a privately held entity, the Company’s management may have greater flexibility to focus on improving the Company’s long-term financial performance without the pressures created by the public equity market’s emphasis on short-term period-to-period financial performance.

In addition, as an SEC-reporting company, the Company’s management and accounting staff, which comprise a relatively small number of individuals, must devote significant time to SEC reporting and compliance matters. The Company is also required to disclose a considerable amount of business and financial information to the public, some of which would otherwise be considered competitively sensitive and would not be disclosed by a non-reporting company. As a result, our actual or potential competitors, customers, and suppliers would have ready access to such disclosed information, which may help them compete against us or make it more difficult for us to negotiate favorable terms with them, as the case may be.
At a meeting on April 30, 2022, the Special Committee, after consultation with its financial advisor and legal counsel and due consideration of all relevant factors, unanimously (a) determined that the Merger, on the terms and subject to the conditions set forth in the Merger Agreement and the Plan of Merger, is fair to and in the best interests of the Company and the Unaffiliated Security Holders of the Company, and declared that it advisable to enter into the Merger Agreement, the Plan of Merger and the transactions contemplated thereby, including the Merger, and (b) recommended the approval and authorization of the Merger Agreement, the Plan of Merger and the transactions contemplated thereby, including the Merger, to the Board.
At a meeting on April 30, 2022, the Board (other than the Founder who abstained from the vote), acting upon the unanimous recommendation of the Special Committee, (a) determined that it is fair to, and in the best interests of, the Company and the Unaffiliated Security Holders, and declared it advisable, for the Company to enter into the Merger Agreement and the Plan of Merger and to consummate the Transactions, including the Merger, (b) authorized and approved the execution, delivery and performance of the Merger Agreement and the Plan of Merger and the consummation of the Transactions, and (c) resolved to direct that the Merger Agreement, the Plan of Merger and the Transactions be submitted to the shareholders of the Company for their approval and authorization at an extraordinary general meeting of the Company’s shareholders, with the recommendation of the Board that the shareholders of the Company authorize and approve the Merger Agreement, the Plan of Merger and the Transactions, including the Merger.
In the course of reaching their determination, the Special Committee and the Board considered the following factors and potential benefits of the Merger, each of which the Special Committee and the Board believed supports their decision to recommend the Merger Agreement and that the Merger is fair to the Unaffiliated Security Holders, including the reduction in the Merger consideration. These factors and potential benefits, which are not listed in any relative order of importance, are discussed below:
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the Special Committee’s and the Board’s knowledge of the Company’s business, financial condition, results of operations, prospects and competitive position and their respective belief that the Merger is financially more favorable to the Unaffiliated Security Holders than any other alternative reasonably available to the Company and the Unaffiliated Security Holders;

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factors relating to the reduction of the Per Share Merger Consideration from US$3.70 to US$3.20 and the Per ADS Merger Consideration from US$1.85 to US$1.60:

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the decrease in the trading price of the ADSs from the closing price of US$1.53 per ADS as quoted by the Nasdaq on December 31, 2021, the last trading day prior to the Company’s receipt of the Original Proposal on January 2, 2022, to a closing price of US$1.37 per ADS on April 14, 2022, the last trading day prior to the Company’s announcement of its receipt of the a Proposal Letter on April 18, 2022;

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deterioration of macroeconomic and general market conditions and the decline in share price of major Chinese internet companies listed in the United States;

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tightening of regulatory policies across industries in the PRC, including, without limitation to, the Notice on Strengthening the Management of Online Show Live Streaming and E-commerce Live Streaming, or Notice 78, and the Guiding Opinion on Strengthening the Management of Online Show Live Streaming, or Notice 3, which is expected to have a meaningful impact on live streaming industry and the general market environment; and

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the likelihood of the successful completion of the transactions and/or obtaining the remedies under the Merger Agreement and the associated costs to the Company and its shareholders;

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the challenges faced by the Company, including, among others:

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increased competition in the global online LGBTQ social and entertainment industry, and PRC online health services industry;

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increased competition in China’s live streaming market, in which a substantial majority of the Company’s revenues are generated from;

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challenges faced by the Company to keep growing its active user base — for example, additional investments in selling and marketing to acquire users and research and development to further enhance artificial intelligence technology and big data analytics capabilities, which the Company believes are crucial to scale its products and services and improve user experience;

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rising political tensions between China and the U.S. and the uncertainty of future trade policies, treaties, government regulations, tariffs and other matters;

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the adverse impact of the outbreak of COVID-19 and uncertainty regarding the potential further impact of COVID-19 and of measures implemented by the Chinese central and local governments to control its spread, including travel restrictions, lock-downs, quarantines, temporary shutdowns of businesses, on the global and China economy and the Company’s business, financial condition and results of operation; and

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the potential adverse effects on the Company’s business, financial condition and results of operations caused by the general economic slowdown in China and globally and the challenges in the macroeconomic environment;

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the estimated forecasts of the Company’s future financial performance prepared by the Company’s management, together with the Company’s management’s view of the Company’s financial condition, results of operations, business, prospects and competitive position;

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the current and historical market prices of the Company’s ADSs, and the fact that the Per ADS Merger Consideration represents a premium of approximately 16.8% to the closing price of the Company’s ADSs on April 14, 2022, the last trading day prior to the Company’s announcement of its receipt of the Proposal Letter, and a premium of 19.21% to the volume-weighted average traded price of the ADSs during the 20 trading days prior to its receipt of the Proposal Letter dated April 18, 2022;

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the limited trading volume of the ADSs on Nasdaq;

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the costs of regulatory compliance for public companies, including accounting, legal and other expenses incurred in connection with the public reporting requirements under the U.S. federal securities laws, including the Exchange Act and the Sarbanes-Oxley Act of 2002, of approximately US$1.8 million to US$3.7 million per year on a recurring basis;

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the recognition that, as an SEC-reporting company, the Company’s management and accounting staff, which comprises a relatively small number of individuals, must devote significant time to SEC reporting and compliance matters;

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the recognition that, as a privately held entity, the Company’s management may have greater flexibility to focus on improving the Company’s long-term financial performance without the pressures created by the public equity market’s emphasis on short-term period-to-period financial performance;

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the recognition that, as an SEC-reporting company, the Company is required to disclose a considerable amount of business and financial information to the public, some of which would otherwise be considered competitively sensitive and would not be disclosed by a non-reporting company and which may help our actual or potential competitors, customers, and suppliers compete against us or make it more difficult for us to negotiate favorable terms with them, as the case may be;

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the possible alternatives to the Merger (including the possibility of continuing to operate the Company as an independent publicly traded company and the possibility of a sale of the Company to another buyer), the perceived potential benefits and risks to the Unaffiliated Security Holders of the possible alternatives and the timing and the likelihood of accomplishing the goals of such alternatives, and the assessment by the Special Committee that none of these alternatives was reasonably likely to present superior opportunities for the Company and the Unaffiliated Security Holders or to create greater value for the Unaffiliated Security Holders than the Merger, taking into account (i) the likelihood of being consummated, given the percentage ownership held by the Rollover Shareholders and the Founder’s and Rollover Shareholders’ expressed unwillingness to sell their and their affiliates’ Shares in any other transaction involving the Company, (ii) the business, financial, competitive, industry and market risks, and (iii) the absence of any proposal made by any unsolicited potential buyers since the announcement of the proposed transaction on January 2, 2022;
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the fact that the consideration payable in the Merger is entirely in cash, which will allow the Unaffiliated Security Holders to immediately realize liquidity for their investment and provide them with certainty of the value of their Shares or ADSs;

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the possibility that it could take a considerable period of time before the trading price of the ADSs would reach and sustain at least the Per ADS Merger Consideration of US$1.60, as adjusted for present value, and the possibility that such value might never be obtained;

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the negotiations with respect to the Per Share Merger Consideration and the Per ADS Merger Consideration and the Special Committee’s belief that, following extensive negotiations with the Buyer Group, US$3.20 per Share or US$1.60 per ADS was the highest price that the Buyer Group would agree to pay;

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the likelihood that the Merger would be consummated based on, among other things (not in any relative order of importance):

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the absence of any financing condition in the Merger Agreement;

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the fact that the Sponsor delivered the Equity Commitment Letter, committing to contribute sufficient financing to complete the Merger, and the creditworthiness of the equity financing source;

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the likelihood and anticipated timing of consummating the Merger in light of the scope of the conditions to closing;

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the Company’s ability, in certain circumstances as set out in the Merger Agreement, the Equity Commitment Letter and the Support Agreement, to seek specific performance to prevent breaches of such agreements and to enforce specifically the terms of such agreements, including the consummation of the Merger; and

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the fact that the consummation of the Merger is not subject to any governmental or regulatory approvals;

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the fact that the Merger Agreement provides that, in the event of a failure of the Merger to be consummated under certain circumstances, Parent will pay the Company a termination fee of US$1,400,000 (see “The Merger Agreement — Termination Fees” beginning on page 91 for additional information) and the guarantee of such payment obligation by the Sponsor pursuant to the Limited Guarantee (see “Special Factors — Limited Guarantee” beginning on page 56);

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the financial analysis reviewed by Kroll, LLC (“Duff & Phelps”), operating through its Duff & Phelps Opinions Practice (formerly known as Duff & Phelps, A Kroll Business operating as Kroll, LLC) with the Special Committee, as well as the oral opinion of Duff & Phelps rendered to the Special Committee on April 30, 2022 (which was subsequently confirmed in writing by delivery of Duff & Phelps’ written opinion, dated April 30, 2022, to the Special Committee), as to the fairness, from a financial point of view, of the Per Share Merger Consideration to be received by the holders of Shares (other than the Excluded Shares, the Dissenting Shares and Class A Shares represented by ADSs) and the Per ADS Merger Consideration to be received by the holders of ADSs (other than ADSs representing the Excluded Shares) in the Merger, as of the date thereof, based upon and subject to the procedures followed, assumptions made, qualifications and limitations on the review undertaken and other matters considered by Duff & Phelps in preparing its opinion (See “Special Factors — Opinion of the Special Committee’s Financial Advisor” beginning on page 40 for additional information). The Special Committee notes that the opinion delivered by Duff & Phelps addresses the fairness, from a financial point of view, of the Per Share Merger Consideration to be received by the holders of the Shares (other than the Excluded Shares, Dissenting Shares and Class A Shares represented by ADSs) and the Per ADS Merger Consideration to be received by the ADS holders of the Company (other than ADSs representing the Excluded Shares). These director and officer shareholders are treated in the same way as the Unaffiliated Security Holders in connection with the Merger, and will receive the same amount of Per Share Merger Consideration or Per ADS Merger Consideration as the Unaffiliated Security Holders. The Special Committee does not believe the inclusion of these director and officer shareholders in Duff & Phelps’ opinion affects its ability to rely on the opinion of Duff & Phelps as one of the factors, based on which the Special Committee determines that the Merger is fair to the Unaffiliated Security Holders. However, the Special Committee has not made any determination, nor does it intend to express any view, as to the fairness of the Merger to any shareholder who is an affiliate of the Company, such as the director and officer shareholders identified in the preceding sentence;
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the fact that, since the Company’s announcement of its receipt of the Original Proposal on January 2, 2022, and prior to the execution of the Merger Agreement, no third party had contacted the Company, the Special Committee or Duff & Phelps expressing an interest in exploring an alternative transaction with the Company; and

•
the possibility that China-based U.S.-listed public companies such as the Company could be delisted from U.S. stock exchanges, or be subject to other burdensome restrictions, by reason of the enactment of the Holding Foreign Companies Accountable Act, or the HFCAA, on December 18, 2020. The HFCAA states if the SEC determines that a company has filed audit reports issued by a registered public accounting firm that has not been subject to inspection for the PCAOB for three consecutive years beginning in 2021, the SEC shall prohibit its shares or ADSs from being traded on a national securities exchange or in the over-the-counter trading market in the United States. On June 22, 2021, the U.S. Senate passed a bill which would reduce the number of consecutive non-inspection years required for triggering the prohibitions under the HFCAA from three years to two. On February 4, 2022, the U.S. House of Representatives passed a bill which contained, among other things, an identical provision. If this provision were to be enacted into law and the number of consecutive non-inspection years required for triggering the prohibitions under the HFCAA is reduced from three years to two, then the Company’s shares and the ADSs could be prohibited from trading in the United States in 2023. On May 4, 2022, the SEC provisionally named the Company as a Commission-Identified Issuer following the filing of Company’s Annual Report.

In addition, the Special Committee and the Board believed that sufficient procedural safeguards were and are present to ensure that the Merger is procedurally fair to the Unaffiliated Security Holders and to permit the Special Committee and the Board to represent effectively the interests of such Unaffiliated Security Holders. The procedural safeguards include the following, which are not listed in any relative order of importance:
•
the consideration and negotiation of the Merger Agreement was conducted entirely under the control and supervision of the Special Committee, which consists of three independent directors, and that the Board delegated to the Special Committee plenary authority to negotiate the transaction and attend to all related matters and processes;

•
in considering the transaction with the Buyer Group, the Special Committee acted solely to represent the interests of the Unaffiliated Security Holders, and the Special Committee had full control of the extensive negotiations with the Buyer Group and their advisors on behalf of the Unaffiliated Security Holders;

•
all of the members of the Special Committee during the entire process were and are independent directors and free from any affiliation with any member of the Buyer Group; in addition, none of the members of the Special Committee has any financial interest in the Merger that is different from that of the Unaffiliated Security Holders other than the members’ receipt of Board compensation in the ordinary course and the Special Committee compensation (which is not contingent on the completion of the Merger or the Special Committee’s or the Board’s recommendation and/or authorization and approval of the Merger) and their indemnification and liability insurance rights under the Merger Agreement;

•
the Special Committee was assisted in negotiations with the Buyer Group and in its evaluation of the Merger by Duff & Phelps as its financial advisor, Skadden as its U.S. legal counsel and Maples and Calder (Hong Kong) LLP as its Cayman Islands legal counsel;

•
The Special Committee was empowered to, among other things, consider, attend to and take any and all actions in connection with the Merger and the Transactions contemplated thereby and to recommend to the Board what action should be taken by the Company, including not to engage in the Transactions, including the Merger, and no evaluation, negotiation or response regarding the proposed Transactions or any documentation in connection therewith from that date onward was considered or deliberated by the Board for authorization and approval until the Special Committee had recommended such action to the Board;

•
the terms and conditions of the Merger Agreement were the product of extensive negotiations between the Special Committee and its advisors, on the one hand, and the Buyer Group and its advisors, on the other hand;

•
the Special Committee held meetings on multiple occasions to consider and review the terms of the Merger Agreement and the Transactions, including the Merger;

•
the recognition by the Special Committee and the Board that the Special Committee had no obligation to recommend the Merger or any other Transactions;

•
the recognition by the Special Committee and the Board that, subject to the terms and conditions of the Merger Agreement, the Company has the ability to consider any proposal reasonably likely to lead to a Superior Proposal (as defined in the section entitled “The Merger Agreement — Communication and Provision of Information upon Receipt of a Competing Proposal” beginning on page 84) until the Company’s shareholders vote on and authorize and approve the Merger;

•
the fact that the Company is able, subject to compliance with the terms and conditions of the Merger Agreement, to terminate the Merger Agreement prior to the receipt of the approval of the Company’s shareholders of the Merger Agreement and the Transactions contemplated thereby at the shareholder meeting convened for such purpose (a) in order to enter into an alternative agreement with respect to an acquisition proposal that is a Superior Proposal or (b) in the event that the Board changes its recommendation of the Merger as required by directors’ fiduciary duties in connection with an Intervening Event;

•
the ability of the Special Committee and the Board, under certain circumstances, to change, withhold, withdraw, qualify or modify their recommendation that the shareholders vote to approve the Merger Agreement in the event of a Superior Proposal or an Intervening Event;

•
the ability of the Special Committee to evaluate bona fide, unsolicited alternative acquisition proposals that may arise between the date of the Merger Agreement and the date of the approval of the Merger by the Company’s shareholders, to furnish confidential information to and conduct negotiations with such third parties and, in certain circumstances, to terminate the Merger Agreement, subject to the payment to the Parent of a termination fee, and accept a Superior Proposal, consistent with the Special Committee’s fiduciary obligations; and

•
the availability of dissenters’ rights to the Unaffiliated Security Holders who comply with all of the required procedures under the Cayman Islands Companies Act for exercising dissenters’ rights, which allow such shareholders to receive payment of the fair value of their Shares as determined by the Grand Court of the Cayman Islands.

The Special Committee and the Board also considered a variety of potentially negative factors concerning the Merger Agreement and the Merger, including the following, which are not listed in any relative order of importance:
•
approval of the Merger Agreement is not subject to the authorization and approval of holders of a majority of the Company’s outstanding Shares unaffiliated with the Buyer Group and given that the Buyer Group holds approximately 70.2% of the voting power of the total issued and outstanding Shares as of the date of this proxy statement, the Buyer Group has the ability to determine the outcome of the matters to be voted upon at the extraordinary general meeting;

•
the inclusion of a condition to closing of the Merger, pursuant to which Parent or Merger Sub would not be required to close the Merger if the Company’s shareholders holding 10% or more of the Shares exercise their dissenters’ rights;

•
the significant portion of the voting power of the Shares owned by the Buyer Group, and the Founder’s participation in the Buyer Group, may have deterred, and may continue to deter, other potentially interested parties from proposing to acquire the Company at a price per ADS that is higher than US$1.60;

•
the Unaffiliated Security Holders will have no on-going equity participation in the Company following the Merger, and that they will cease to participate in the Company’s future earnings or growth, if any, or to benefit from increases, if any, in the value of Shares and ADSs, and will not participate in any potential future sale of the Company to a third party or any potential recapitalization of the Company, which could include a dividend to shareholders;

•
the restrictions on the conduct of the Company’s business prior to the consummation of the Merger, which may delay or prevent the Company from undertaking business opportunities that may arise or any other action it would otherwise take with respect to the operations of the Company pending the consummation of the Merger;

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the highest historical closing price of the ADSs (US$25.99) since the Company became publicly listed on Nasdaq on July 8, 2020 and the highest closing price of the ADSs (US$7.54) during the 52-week period prior to April 14, 2022, the last trading day prior to the date on which the Company announced its receipt of the Proposal Letter, both exceed the Per ADS Merger Consideration;

•
the risks and costs to the Company if the Merger is not consummated, including the diversion of management and employee attention, potential employee attrition and the potential disruptive effect on the Company’s business and customer relationships;

•
the Company may be required, under certain circumstances, to pay Parent a termination fee of US$700,000 in connection with termination of the Merger Agreement;

•
the Company’s remedy in the event of a breach of the Merger Agreement by the Parent is limited, under certain circumstances, to receipt of the Parent Termination Fee of US$1,400,000, and under certain circumstances the Company may not be entitled to the Parent Termination Fee or expenses at all;

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the terms of the Buyer Group’s participation in the Merger and the fact that the Rollover Shareholders have interests in the Merger that are different from, and/or in addition to, the interests of the Unaffiliated Security Holders generally (see “Special Factors — Interests of Certain Persons in the Merger” beginning on page 57 for additional information);

•
the possibility that the Merger might not be consummated and the negative impact of such a public announcement on the Company’s sales and operating results, and the Company’s ability to attract and retain key management, marketing and technical personnel; and

•
the taxability of an all-cash transaction to the Unaffiliated Security Holders who are U.S. Holders (as defined under “Special Factors — U.S. Federal Income Tax Consequences”) for U.S. federal income tax purposes, and the likely taxability of such a transaction to the Unaffiliated Security Holders in other jurisdictions.

The foregoing discussion of information and factors considered by the Special Committee and the Board is not intended to be exhaustive, but includes all material factors considered by the Special Committee and the Board. In view of the wide variety of factors considered by the Special Committee and the Board, neither the Special Committee nor the Board found it practicable to quantify or otherwise assign relative weights to the foregoing factors in reaching its conclusions. In addition, individual members of the Special Committee and the Board may have given different weights to different factors and may have viewed some factors more positively or negatively than others. The Special Committee unanimously recommended that the Board authorize and approve, and the Board authorized and approved, the Merger Agreement, the Plan of Merger and the Transactions, including the Merger, based upon the totality of the information presented to and considered by it.
The Special Committee and the Board noted that the authorization and approval of the execution of the Merger Agreement, the Plan of Merger and the consummation of the Transactions, including the Merger, are not subject to approval by a majority of the Unaffiliated Security Holders. Nevertheless, the Special Committee

and the Board believe the Merger is procedurally fair to the Unaffiliated Security Holders because, among other things, (i) the majority-of-the-minority voting requirement is not customary in going-private transactions involving Cayman Islands companies, and (ii) various safeguards and protective measures have been adopted to ensure the procedural fairness of the Transactions, including without limitation (a) the Board’s formation of the Special Committee and granting to the Special Committee of the authority to review, evaluate, and negotiate (and to ultimately either authorize or reject) the terms of the Merger Agreement, the Plan of Merger and the Transactions, (b) the Special Committee’s retention of, and receipt of advice from, competent and experienced independent legal counsels and independent financial advisor for purposes of negotiating the terms of the Transactions and/or preparing a fairness opinion concerning the fairness of the Transactions, (c) the execution of the Merger Agreement, the Plan of Merger and the consummation of the Transactions, including the Merger, have been approved by all of the directors who are neither employees of the Company nor affiliated with the Buyer Group, and (d) the right of the Company to evaluate bona fide unsolicited alternative acquisition proposals that may arise before the Company’s shareholders vote upon the Merger.
In reaching its conclusion regarding the fairness of the Merger to the Unaffiliated Security Holders and its decision to recommend the authorization and approval of the Merger Agreement, the Plan of Merger and the Transactions, including the Merger, the Special Committee considered financial analyses presented by Duff & Phelps. These analyses included, among others, historical trading ranges, comparable companies analysis, precedent transactions analysis and discounted cash flows analysis. All of the material financial analyses as presented to the Special Committee on April 30, 2022 are summarized below under the section entitled “Special Factors — Opinion of the Special Committee’s Financial Advisor” beginning on page 40. The Special Committee and the Board expressly adopted these analyses and opinions, among other factors considered, in reaching their respective determination as to the fairness of the Transactions, including the Merger.
Neither the Special Committee nor the Board considered the liquidation value of the Company’s assets because each considers the Company to be a viable going-concern business where value is derived from cash flows generated from its continuing operations. In addition, the Special Committee and the Board believe that the value of the Company’s assets that might be realized in a liquidation would be significantly less than its going-concern value for the reasons that (i) liquidation sales generally result in proceeds substantially less than the sales of a going concern; (ii) it is impracticable to determine a liquidation value given the significant execution risk involved in any breakup of a company; (iii) an ongoing operation has the ability to continue to earn profit, while a liquidated company does not, such that the “going-concern value” will be higher than the “liquidation value” of a company because the “going concern value” includes the liquidation value of a company’s tangible assets as well as the value of its intangible assets, such as goodwill; and (iv) a liquidation process would involve additional legal fees, costs of sale and other expenses that would reduce any amounts that shareholders might receive upon liquidation. Furthermore, the Company has no intention of liquidation and the Merger will not result in the liquidation of the Company. Each of the Special Committee and the Board believes the analyses and additional factors it reviewed provided an indication of the Company’s going-concern value. Each of the Special Committee and the Board also considered the historical market prices of the Shares as described under the section entitled “Market Price of the Company’s ADSs, Dividends and Other Matters — Market Price of the ADSs” beginning on page 66. Each of the Special Committee and the Board considered the purchase prices paid in previous purchases as described under “Transactions in the Shares” beginning on page 98.
Neither the Special Committee nor the Board, however, considered the Company’s net book value, which is defined as total assets minus total liabilities, attributable to the Company’s shareholders, as a factor. The Special Committee and the Board believe that net book value is not a material indicator of the value of the Company as a going concern as it does not take into account the future prospects of the Company, market conditions, trends in the industry or the business risks inherent in competing with larger companies in that industry. The net book value per Share as of December 31, 2021 was US$3.74 based on 18,733,449 issued and outstanding Shares as of that date. The Company is not aware of any firm offers made by any unaffiliated person, other than the filing persons, during the past two years for (i) the Merger or consolidation of the Company with or into another company, (ii) the sale of all or a substantial part of the Company’s assets or (iii) the purchase of the Company’s voting securities that would enable the holder to exercise control over the Company.

In reaching its determination that the Merger Agreement, the Plan of Merger and the Transactions, including the Merger, are fair to, and in the best interests of, the Company, the Company’s shareholders (other than the holders of Excluded Shares) and the Unaffiliated Security Holders and its decision to authorize and approve the Merger Agreement, the Plan of Merger and the Transactions, including the Merger, and recommend the authorization and approval of the Merger Agreement, the Plan of Merger and the Transactions, including the Merger, by the Company’s shareholders, the Board, on behalf of the Company, considered the analysis and factors described above under this section and under “Special Factors — Background of the Merger” and expressly adopted such determination, recommendation and analysis. During its consideration of the Merger Agreement and the Transactions, including the Merger, the Board was also aware that some of the Company’s shareholders, including the Rollover Shareholders (including the Founder), have interests with respect to the Merger that are, or may be, different from, or in addition to those of the Unaffiliated Security Holders generally, as described under the section entitled “Special Factors — Interests of Certain Persons in the Merger” beginning on page 57.
Except as set forth under “Special Factors — Background of the Merger” beginning on page 22, “Special Factors — Reasons for the Merger and Recommendation of the Special Committee and the Board” beginning on page 27 and “Special Factors — Opinion of the Special Committee’s Financial Advisor” beginning on page 40, no director who is not an employee of the Company has retained an unaffiliated representative to act solely on behalf of Unaffiliated Security Holders for purposes of negotiating the terms of the Transactions and/or preparing a report concerning the fairness of the Transactions.
For the foregoing reasons, the Special Committee and the Board believe that the Merger Agreement, the Plan of Merger and the Transactions, including the Merger, are fair to, and in the best interests of, the Company and the Unaffiliated Security Holders.
Position of the Buyer Group as to the Fairness of the Merger
Under SEC rules governing going-private transactions, each member of the Buyer Group is required to express its belief as to the fairness of the Merger to the Unaffiliated Security Holders (as such term is defined in Rule 13e-3 of the Exchange Act). Each member of the Buyer Group is making the statements included in this section solely for the purpose of complying with the requirements of Rule 13e-3 and related rules under the Exchange Act. The views of the Buyer Group as to the fairness of the Merger are not intended to be and should not be construed as a recommendation to any shareholder of the Company as to how that shareholder should vote on the proposal to authorize and approve the Merger Agreement, the Plan of Merger and the Transactions, including the Merger. Members of the Buyer Group which are shareholders of the Company have interests in the Merger that are different from, and/or in addition to, those of the other shareholders of the Company by virtue of their continuing interests in the Surviving Company after the completion of the Merger. These interests are described under “Special Factors — Interests of Certain Persons in the Merger — Interests of the Members of the Buyer Group” beginning on page 57.
The Buyer Group believes that the interests of the Unaffiliated Security Holders were represented by the Special Committee, which negotiated the terms and conditions of the Merger Agreement with the assistance of its independent legal and financial advisors. The Buyer Group attempted to negotiate a transaction that would be most favorable to them, and not to the Unaffiliated Security Holders and, accordingly, did not negotiate the Merger Agreement with a goal of obtaining terms that were substantively or procedurally fair to the Unaffiliated Security Holders. The Buyer Group did not participate in the deliberations of the Special Committee regarding, and did not receive any advice from the Special Committee’s independent legal or financial advisors as to, the fairness of the Merger to the Unaffiliated Security Holders. Furthermore, the Buyer Group did not itself undertake a formal evaluation of the fairness of the Merger. No financial advisor provided the Buyer Group with any analysis or opinion with respect to the fairness of the Merger consideration to the Unaffiliated Security Holders.
Based on their knowledge and analysis of available information regarding the Company, as well as discussions with the Company’s senior management regarding the Company and its business and the factors considered by, and findings of, the Special Committee and the Board discussed under the section entitled “Special Factors — Reasons for the Merger and Recommendation of the Special Committee and the Board” beginning on page 27, the Buyer Group believes that the Merger is substantively fair to Unaffiliated Security Holders based on the following factors, which are not listed in any relative order of importance:

•
the Per Share Merger Consideration of US$3.20 and Per ADS Merger Consideration of US$1.60 represent a premium of 16.8% to the closing price of US$1.37 per ADS as quoted by the Nasdaq on April 14, 2022, the last trading day before the Proposal Letter was made to the Board in a letter from certain members of the Buyer Group, dated April 18, 2022, and a premium of 19.21% to the volume-weighted average price of the ADSs during the last 20 trading days prior to its receipt of the Proposal Letter;

•
the Company’s ADSs traded as low as US$1.25 per ADS during the 52-week period prior to the receipt of the Proposal Letter;

•
the members of the Special Committee are not officers or employees of the Company, are not affiliated with any member of the Buyer Group and do not have any interests in the Merger different from, or in addition to, those of the Unaffiliated Security Holders, other than the members’ receipt of Board compensation and Special Committee compensation (which are not contingent upon the completion of the Merger or the Special Committee’s or the Board’s recommendation and/or authorization and approval of the Merger) and their indemnification and liability insurance rights under their respective Indemnification Agreement entered into with the Company and the Merger Agreement;

•
notwithstanding that the Buyer Group may not rely upon the opinion provided by Duff & Phelps to the Special Committee on April 30, 2022, the Special Committee received an opinion from Duff & Phelps stating that, as of the date of such opinion, and based upon and subject to the procedures followed, assumptions made, qualifications and limitations on the review undertaken and other matters considered by Duff & Phelps in preparing its opinion, the Per Share Merger Consideration and the Per ADS Merger Consideration to be received by the holders of Shares and ADSs in the Merger were fair to them, from a financial point of view;

•
the Special Committee and, upon the unanimous recommendation of the Special Committee, the Board determined that the Merger Agreement, the Plan of Merger and the Transactions, including the Merger, are fair to and in the best interests of the Unaffiliated Security Holders;

•
the Company has the ability, under certain circumstances, to seek specific performance to prevent breaches of the Merger Agreement and to specifically enforce the terms of the Merger Agreement;

•
the Merger is not conditioned on any financing being obtained by Parent or Merger Sub, thus increasing the likelihood that the Merger will be consummated and the Merger consideration will be paid to the Unaffiliated Security Holders;

•
the consideration to be paid to the Unaffiliated Security Holders in the Merger is all cash, allowing the Unaffiliated Security Holders to immediately realize a certain and fair value for all of their Shares, without incurring brokerage and other costs typically associated with market sales;

•
the potential adverse effects on the Company’s business, financial condition and results of operations caused by the recent economic slowdown in the PRC and globally and challenges in the macroeconomic environment;

•
the possibility that PRC-based U.S.-listed public companies would be subject to additional costs and burden of regulatory compliance by reason of any newly enacted law or regulation similar in substance to the Holding Foreign Companies Accountable Act;

•
the availability of dissenters’ rights to the Unaffiliated Security Holders who hold their Shares in their own names and comply with all of the required procedures under the Cayman Islands Companies Law for exercising dissenters’ rights, which allow registered shareholders to receive payment of the fair value of their Shares as determined by the Grand Court of the Cayman Islands; and

•
the Merger Agreement requires Parent to pay a reverse termination fee of US$1,400,000, which is twice the amount of the termination fee payable by the Company to Parent if the Merger Agreement is terminated under certain circumstances.

The Buyer Group did not consider the liquidation value of the Company because the Buyer Group considers the Company to be a viable going concern and views the trading history of the Shares as an indication of the Company’s going concern value, and, accordingly, did not believe liquidation value to be relevant to a determination as to the fairness of the Merger.

The Buyer Group did not consider net book value, which is an accounting concept, as a factor because it believed that net book value is not a material indicator of the value of the Company as a going concern as it does not take into account the future prospects of the Company, market conditions, trends in the industry or the business risks inherent in competing with larger companies in that industry and therefore not a relevant measure in the determination as to the fairness of the Merger.
The Buyer Group did not establish, and did not consider, a going concern value for the Company as a public company to determine the fairness of the Merger consideration to Unaffiliated Security Holders because, following the Merger, the Company will have a significantly different capital structure. However, to the extent the pre-Merger going concern value was reflected in the pre-announcement price of the Company’s Shares, the Per Share Merger Consideration of US$3.20 and Per ADS Merger Consideration of US$1.60 represent a premium to the going concern value of the Company.
The Buyer Group is not aware of, and thus did not consider, any offers or proposals made by any unaffiliated person during the past two years for (i) a Merger or consolidation of the Company with another company, (ii) the sale or transfer of all or substantially all of the Company’s assets or (iii) the purchase of all or a substantial portion of the Shares that would enable such person to exercise control of or significant influence over the Company.
The Buyer Group did not perform or receive any independent reports, opinions or appraisals from any third party related to the fairness of the Merger, and thus did not consider any such reports, opinions or appraisals in determining the substantive and procedural fairness of the Merger to Unaffiliated Security Holders.
The Buyer Group believes that the Merger is procedurally fair to the Unaffiliated Security Holders based on the following factors, which are not listed in any relative order of importance:
•
the consideration and negotiation of the Merger Agreement were conducted entirely under the control and supervision of the Special Committee, which consists of 3 independent directors, as defined under applicable Nasdaq rules, each of whom is an outside, non-employee director, and that no limitations were placed on the Special Committee’s authority;

•
in considering the transaction with the Buyer Group, the Special Committee acted solely to represent the interests of the Unaffiliated Security Holders, and the Special Committee had independent control of the extensive negotiations with the members of the Buyer Group and their respective advisors on behalf of the Unaffiliated Security Holders;

•
all of the members of the Special Committee during the entire process were and are independent directors and free from any affiliation with any member of the Buy Group; in addition, none of such Special Committee members is or ever was an employee of the Company or any of its subsidiaries or affiliates and none of such directors has any financial interest in the Merger that is different from that of the Unaffiliated Security Holders other than the members’ receipt of Board compensation and Special Committee compensation (which are not contingent upon the completion of the Merger or the Special Committee’s or the Board’s recommendation and/or authorization and approval of the Merger) and their indemnification and liability insurance rights under their respective Indemnification Agreement entered into with the Company and under the Merger Agreement;

•
the Special Committee retained independent financial advisor(s) and legal counsel(s) to assist it in negotiations with the Buyer Group and in its evaluation of the Merger;

•
the Special Committee was empowered to consider, attend to and take any and all actions in connection with the written proposals from the Buyer Group and in connection with the Transactions from the date the Special Committee was established, and no evaluation, negotiation or response regarding the Transactions in connection therewith from that date forward was considered by the Board for approval unless the Special Committee had recommended such action to the Board;

•
the terms and conditions of the Merger Agreement were the product of extensive negotiations between the Special Committee and its advisors, on the one hand, and the Buyer Group and its advisors, on the other hand;

•
the Special Committee was empowered to exercise the full power and authority of the Board in connection with the Transactions and related process;

•
since the announcement of the receipt of the Original Proposal on January 3, 2022 and prior to the execution of the Merger Agreement, no party other than the members of the Buyer Group had contacted the Company or the Special Committee expressing an interest in exploring an alternative transaction with the Company;

•
the Special Committee met regularly to consider and review the terms of the Merger Agreement, the Plan of Merger and the Transactions, including the Merger;

•
the recognition by the Special Committee and the Board that it had no obligation to recommend the Transactions;

•
the recognition by the Special Committee and the Board that, under the terms of the Merger Agreement, it has the ability to consider an unsolicited, bona fide Competing Proposal (as defined in the section entitled “The Merger Agreement — No Solicitation of Transactions” beginning on page 84) that constitutes a Superior Proposal until the Company’s shareholders vote upon and authorize and approve the Merger Agreement, the Plan of Merger and the consummation of the Transactions;

•
the Buyer Group did not participate in or have any influence over the deliberative process of, or the conclusions reached by, the Special Committee or the negotiating positions of the Special Committee;

•
the Company’s ability, subject to compliance with the terms and conditions of the Merger Agreement, to terminate the Merger Agreement prior to the receipt of shareholder approval in order to accept an alternative transaction proposed by a third party that is a Superior Proposal;

•
the availability of dissenters’ rights to the Unaffiliated Security Holders who comply with all of the required procedures under the Cayman Islands Companies Law for exercising dissenters’ rights, which allow such shareholders to receive payment of the fair value of their Shares as determined by the Grand Court of the Cayman Islands; and

•
the fact that, in certain circumstances under the terms of the Merger Agreement, the Special Committee and the Board are able to change, withhold, withdraw, qualify or modify their recommendation of the Merger.

The foregoing is a summary of the information and factors considered and given weight by the Buyer Group in connection with its evaluation of the fairness of the Merger to the Unaffiliated Security Holders, which is not intended to be exhaustive, but is believed by the Buyer Group to include all material factors considered by it. The Buyer Group did not find it practicable to assign, and did not assign, relative weights to the individual factors considered in reaching its conclusion as to the fairness of the Merger to the Unaffiliated Security Holders. Rather, its fairness determination was made after consideration of all of the foregoing factors as a whole.
Certain Financial Projections
The Company’s management does not, as a matter of course, make available to the public detailed financial forecasts or internal projections as to future performance, revenues, earnings or financial condition. However, the Company’s management prepared certain financial projections for the fiscal year ending December 31, 2022 through the fiscal year ending December 31, 2030 for the Special Committee and Duff & Phelps in connection with the financial analysis for the Merger. These financial projections, which were based on the Company management’s estimates of the Company’s future financial performance as of the date provided, were prepared by the Company’s management for internal use and for use by Duff & Phelps in their respective financial analyses, and were not prepared with a view towards public disclosure or compliance with published guidelines of the SEC regarding forward-looking information or the guidelines established by the American Institute of Certified Public Accountants for preparation and presentation of financial forecasts or U.S. GAAP.
The financial projections are not a guarantee of performance. They involve significant risks, uncertainties and assumptions. In compiling the projections, the Company’s management took into account historical performance, combined with estimates regarding revenue, operating loss and net loss. Although the projections are presented with numerical specificity, they were based on numerous assumptions and estimates as to future events made by our management that our management believed were prepared on a reasonable basis, reflected the best estimates and judgments available at that time and presented, to the best of the management’s knowledge and belief, the expected course of action and the expected future financial performance of the Company. However, this information is not fact and should not be relied upon as being necessarily indicative of actual future results, and shareholders are cautioned not to place undue reliance on the prospective financial information. In addition, factors such as industry performance, the market for the Company’s existing and new products, the competitive environment, expectations regarding future acquisitions or any other transactions and general business, economic, regulatory, market and financial conditions, all of which are difficult to predict and beyond the control of our management, may cause actual future results to differ materially from the results forecasted in these financial projections.
In addition, the projections generally do not take into account any circumstances or events occurring after the date that they were prepared. For instance, the projections do not give effect to completion of the Merger or any changes to the Company’s operations or strategy that may be implemented after the time the projections were prepared. As a result, there can be no assurance that the projections will be realized, and actual results may be significantly different from those contained in the projections.
Neither the Company, its independent registered public accounting firm, nor any other independent accounts have examined, compiled, or performed any procedures with respect to the financial projections or any amounts derived therefrom or built thereupon, nor have they given any opinion or any other form of assurance on such information or its achievability. The financial projections included in this proxy statement are included solely to give shareholders access to certain information that was made available to the Special Committee and Duff & Phelps, and are not included in this proxy statement in order to induce any shareholders to vote in favor of approval of the Merger Agreement or to elect not to seek appraisal for its, his or her Shares.
The following table sets forth the Management Projections prepared by the Company’s management and considered by the Special Committee and Duff & Phelps in connection with their analysis of the Proposed Transaction. For descriptions of business of the Company, please see the Company’s Annual Report. These projections have been considered by the Special Committee in connection with their analysis of the Merger and Duff & Phelps in connection with the delivery of its fairness opinion:
	Management Projections
	2022P	2023P	2024P	2025P	2026P	2027P	2028P	2029P	2030P
	(in RMB millions except percentages)
Net Revenues	1,066.47	1,328.07	1,506.84	1,625.41	1,737.51	1,845.37	1,954.45	2,067.22	2,176.37
Cost of Revenue	(742.57)	(937.98)	(1,067.72)	(1,145.26)	(1,220.99)	(1,294.88)	(1,370.51)	(1,439.96)	(1,508.00)
Gross Profit	323.90	390.09	439.12	480.14	516.51	550.49	583.94	627.26	668.37
Margin%	30.4%	29.4%	29.1%	29.5%	29.7%	29.8%	29.9%	30.3%	30.7%
EBITDA	(104.93)	(71.18)	(41.12)	(16.38)	3.94	21.17	34.72	54.81	71.94
Margin%	-9.8%	-5.4%	-2.7%	-1.0%	0.2%	1.1%	1.8%	2.7%	3.3%
EBIT	(118.51)	(86.89)	(55.90)	(31.13)	(9.43)	7.13	20.02	43.09	59.56
Margin%	-11.1%	-6.5%	-3.7%	-1.9%	-0.5%	0.4%	1.0%	2.1%	2.7%
Net Income	(116.76)	(85.57)	(54.87)	(30.24)	(8.59)	8.02	21.06	44.37	48.92
Margin%	-10.9%	-6.4%	-3.6%	-1.9%	-0.5%	0.4%	1.1%	2.1%	2.2%
Capital Expenditures (1)	6.39	7.96	9.03	9.74	10.41	11.06	11.71	12.39	13.04
Net Working Capital	(44.48)	(41.62)	(48.16)	(54.91)	(61.97)	(69.07)	(76.29)	(83.69)	(91.43)

(1)
Capital expenditures include acquisition of property, plant and equipment.

In preparing these projections, the Company’s management necessarily made certain assumptions about future financial factors affecting the Company’s business, including, primarily:

•
the Company will be able to successfully develop and expand its new products and services while maintaining consistent and high quality services;

•
the demand for products and services relating to the industry will continue in line with management’s expectations;

•
increased operating expenses and investment in marketing will be required to ensure the Company’s products and services remain competitive and to improve the Company’s brand recognition;

•
China’s overall economy will remain relatively stable, with no material change in competition adversely affecting the Company;

•
the Company’s effective tax rate is assumed to be in line with management’s expectations;

•
the Renminbi and the overall economy in China will generally remain stable, and that there will be no material adverse change in the competition, the industry, and relevant regulations affecting the Company; and

•
the Chinese economy will continue to recover from the COVID-19 pandemic and there will be no material deterioration of the COVID-19 pandemic globally.

NONE OF THE COMPANY OR ITS AFFILIATES, ADVISORS, OFFICERS, DIRECTORS OR REPRESENTATIVES HAS MADE OR MAKES ANY REPRESENTATION TO ANY SHAREHOLDER OR OTHER PERSON REGARDING THE ULTIMATE PERFORMANCE OF THE COMPANY COMPARED TO THE INFORMATION CONTAINED IN THE PROJECTIONS OR THAT PROJECTED RESULTS WILL BE ACHIEVED.
BY INCLUDING IN THIS PROXY STATEMENT A SUMMARY OF ITS INTERNAL FINANCIAL PROJECTIONS, THE COMPANY UNDERTAKES NO OBLIGATIONS TO UPDATE, OR PUBLICLY DISCLOSE ANY UPDATE TO, THESE FINANCIAL PROJECTIONS TO REFLECT CIRCUMSTANCES OR EVENTS, INCLUDING UNANTICIPATED EVENTS, THAT MAY HAVE OCCURRED OR THAT MAY OCCUR AFTER THE PREPARATION OF THESE PROJECTIONS, EVEN IN THE EVENT THAT ANY OR ALL OF THE ASSUMPTIONS UNDERLYING THE FINANCIAL PROJECTIONS ARE SHOWN TO BE IN ERROR OR CHANGE, EXCEPT TO THE EXTENT REQUIRED BY APPLICABLE FEDERAL SECURITIES LAW.
The financial projections and forecasts included in this proxy statement should not be considered in isolation or in lieu of the Company’s operating and other financial information determined in accordance with U.S. GAAP. See “Financial Information  —  Selected Historical Financial Information” beginning on page 96.
The financial projections are forward-looking statements. For information on factors that may cause the Company’s future financial results to materially vary, see “Cautionary Note Regarding Forward-Looking Statements” beginning on page 102 and “Item 3. Key Information — D. Risk Factors” included in the Company’s Annual Report, incorporated by reference into this proxy statement.
For the foregoing reasons, as well as the bases and assumptions on which the financial projections and forecasts were compiled, the inclusion of specific portions of the financial projections and forecasts in this proxy statement should not be regarded as an indication that the Company, the Special Committee (or its financial advisor) or the Board considers such financial projections or forecasts to be an accurate prediction of future events, and the projections and forecasts should not be relied on as such an indication. No one has made or is making any representation to any shareholders of the Company or anyone else regarding the information included in the financial projections and forecasts discussed above.
Opinion of the Special Committee’s Financial Advisor
Pursuant to the D&P Engagement Letter, Duff & Phelps was retained to serve as the Special Committee’s independent financial advisor and to deliver a fairness opinion in connection with the Merger. Duff & Phelps is an internationally recognized financial services firm that, among other things, is regularly engaged in the investment banking business, including the valuation of businesses and securities in connection with mergers and acquisitions, underwritings and private placements of securities, and other investment banking services.

At a meeting of the Special Committee on April 30, 2022, Duff & Phelps rendered its oral opinion (which was confirmed in writing by the delivery of Duff & Phelps’ written opinion, dated as of April 30, 2022, addressed to the Special Committee) to the Special Committee that, as of such date and based upon and subject to the factors, assumptions, qualifications and limitations set forth in its opinion, the Per Share Merger Consideration to be received by the holders of Shares (other than the Excluded Shares, the Dissenting Shares and Class A Shares represented by ADSs) and the Per ADS Merger Consideration to be received by the holders of ADSs (other than ADSs representing the Excluded Shares) in the Merger, were fair, from a financial point of view, to such holders (without giving effect to any impact of the Merger on any particular holder of Shares or ADSs other than in their capacity as holders of Shares or ADSs). No limitations were imposed by the Special Committee upon Duff & Phelps with respect to the investigations made or procedures followed by it in rendering its opinion.
The full text of the written opinion of Duff & Phelps dated April 30, 2022, which sets forth the procedures followed, assumptions made, matters considered, and qualifications and limitations on the review undertaken, is attached as Annex C to this proxy statement and is incorporated herein by reference. The summary of the opinion of Duff & Phelps set forth in this proxy statement is qualified in its entirety by reference to the full text of such opinion. The holders of Shares and ADSs are urged to read the opinion in its entirety. Duff & Phelps’ written opinion is addressed to the Special Committee (in its capacity as such), is directed only to the fairness, from a financial point of view, of the Per Share Merger Consideration to be received by the holders of Shares (other than the Excluded Shares, Dissenting Shares and Class A Shares represented by ADSs) and the Per ADS Merger Consideration to be received by holders of ADSs (other than ADSs representing the Excluded Shares) and does not constitute, a recommendation to any holder of Shares or ADSs as to how such holder should vote or act with respect to the Merger or any other matter. Duff & Phelps did not recommend any specific amount of consideration for the Merger, that any specific amount of consideration constituted the only appropriate consideration for the Merger, or that the Per Share Merger Consideration or the Per ADS Merger Consideration was the best price possibly attainable under any circumstances.
In connection with its opinion, Duff & Phelps has made such reviews, analyses and inquiries as it has deemed necessary and appropriate under the circumstances. Duff & Phelps also took into account its assessment of general economic, market and financial conditions, as well as its experience in securities and business valuation, in general, and with respect to similar transactions, in particular. Duff & Phelps’ procedures, investigations, and financial analysis with respect to the preparation of its opinion included, but were not limited to, the items summarized below:
•
reviewed the Company’s annual reports and audited financial statements on Form 20-F filed with the SEC for the years ended December 31, 2018 through December 31, 2020 and the Company’s unaudited financial statements for the year ended December 31, 2021 included in the Company’s Form 6-K filed with the SEC;

•
reviewed certain unaudited and segment financial information for the Company for the years ended December 31, 2018 through December 31, 2021, provided by the management of the Company;

•
reviewed a detailed financial projection model for the Company for the years ending December 31, 2022 through December 31, 2030, prepared and provided to Duff & Phelps by the management of the Company, upon which Duff & Phelps has relied, with the Company’s and the Special Committee’s consent, in performing its analysis (collectively, the “Management Projections”);

•
reviewed other internal documents relating to the history, current operations, and probable future outlook of the Company, provided to Duff & Phelps by the management of the Company;

•
received and reviewed a letter dated April 29, 2022 from the management of the Company, which made certain representations as to historical financial information for the Company, the Management Projections and the underlying assumptions of such projections (the “Management Representation Letter”);

•
reviewed a draft of the Merger Agreement dated as of April 30, 2022;

•
reviewed a draft of the Interim Investors Agreement by and among Parent, Merger Sub and the other parties thereto dated as of April 30, 2022;

•
reviewed a draft of the Support Agreements by and among Parent certain shareholders of the Company listed in Schedule A thereto dated as of April 30, 2022 (the Merger Agreement, Interim Investors Agreement and Support Agreement as referenced above, collectively, the “Transaction Documents”);

•
discussed the information referred to above and the background and other elements of the Merger with the management of the Company;

•
discussed with the management of the Company its plans and intentions with respect to the management and operation of the Company’s business;

•
reviewed the historical trading price and trading volume of the ADSs and the publicly traded securities of certain other companies that Duff & Phelps deemed relevant;

•
performed certain valuation and comparative analyses using generally accepted valuation and analytical techniques including a discounted cash flow analysis, an analysis of selected public companies that Duff & Phelps deemed relevant, and an analysis of selected transactions that Duff & Phelps deemed relevant; and

•
conducted such other analyses and considered such other factors as Duff & Phelps deemed appropriate.

In performing its analyses and rendering its opinion with respect to the Merger, Duff & Phelps, with the Company’s and the Special Committee’s consent:
•
relied upon the accuracy, completeness, and fair presentation of all information, data, advice, opinions and representations obtained from public sources or provided to it from private sources, including the management of the Company, and did not independently verify such information;

•
relied upon the fact that the Special Committee, the Board of Directors and the Company have been advised by counsel as to all legal matters with respect to the Merger, including whether all procedures required by law to be taken in connection with the Merger have been duly, validly and timely taken;

•
assumed that any estimates, evaluations, forecasts and projections furnished to Duff & Phelps, including, without limitation, the Management Projections, were reasonably prepared and based upon the best currently available information and good faith judgment of the person furnishing the same, and Duff & Phelps expresses no opinion with respect to such estimates, evaluations, forecasts or projections or the underlying assumptions thereof;

•
assumed that information supplied and representations made by the management of the Company are substantially accurate regarding the Company and the Merger;

•
assumed that the representations and warranties made in the Transaction Documents and the Management Representation Letter are substantially accurate;

•
assumed that the final versions of all documents reviewed by Duff & Phelps in draft form conform in all material respects to the drafts reviewed;

•
assumed that there has been no material change in the assets, liabilities (contingent or otherwise), financial condition, results of operations, business, or prospects of the Company since the date of the most recent financial statements and other information made available to Duff & Phelps, and that there is no information or facts that would make the information reviewed by Duff & Phelps incomplete or misleading;

•
assumed that all of the conditions required to implement the Merger will be satisfied and that the Merger will be completed in accordance with the Transaction Documents without any amendments thereto or any waivers of any terms or conditions thereof; and

•
assumed that all governmental, regulatory or other consents and approvals necessary for the consummation of the Merger will be obtained without any adverse effect on the Company or the contemplated benefits expected to be derived in the Merger.

To the extent that any of the foregoing assumptions or any of the facts on which Duff & Phelps’ opinion is based is proven to be untrue in any material respect, Duff & Phelps’ opinion cannot and should not be relied upon. Furthermore, in Duff & Phelps’ analysis and in connection with the preparation of its opinion, Duff & Phelps has made numerous assumptions with respect to industry performance, general business, market and economic conditions and other matters, many of which are beyond the control of any party involved in the Merger.
Duff & Phelps prepared its opinion effective as of April 30, 2022. Its opinion was necessarily based upon market, economic, financial, and other conditions as they existed and can be evaluated as of April 30, 2022, and Duff & Phelps disclaims any undertaking or obligation to advise any person of any change in any fact or matter affecting its opinion which may come or be brought to the attention of Duff & Phelps after April 30, 2022. The credit, financial and stock markets have been experiencing unusual volatility and Duff & Phelps expresses no opinion or view as to any potential effects of such volatility on the Company or the Merger.
Duff & Phelps did not evaluate the Company’s solvency or conduct an independent appraisal or physical inspection of any specific assets or liabilities (contingent or otherwise). Duff & Phelps has not been requested to, and did not, (i) initiate any discussions with, or solicit any indications of interest from, third parties with respect to the Merger, the assets, businesses or operations of the Company, or any alternatives to the Merger, (ii) negotiate the terms of the Merger (other than its participation in the negotiation of the Per Share Merger Consideration or Per ADS Merger Consideration), and therefore, Duff & Phelps has assumed that such terms are the most beneficial terms, from the Company’s perspective, that could, under the circumstances, be negotiated among the parties to the Merger Agreement and the Merger, or (iii) advise the Special Committee or any other party with respect to alternatives to the Merger. Duff & Phelps did not undertake an independent analysis of any potential or actual litigation, regulatory action, possible unasserted claims or other contingent liabilities, to which the Company is or may be a party or is or may be subject, or of any governmental investigation of any possible unasserted claims or other contingent liabilities to which the Company is or may be a party or is or may be subject.
Duff & Phelps is not expressing any opinion as to the market price or value of the Shares or ADSs (or anything else) after the announcement or the consummation of the Merger. Duff & Phelps’ opinion should not be construed as a valuation opinion, a credit rating, a solvency opinion, an analysis of the Company’s credit worthiness, as tax advice, or as accounting advice. Duff & Phelps has not made, and assumes no responsibility to make, any representation, or render any opinion, as to any legal matter. The issuance of Duff & Phelps’ opinion was approved by an authorized opinion review committee of Duff & Phelps.
In rendering its opinion, Duff & Phelps was not expressing any opinion with respect to the amount or nature of any compensation to any of the Company’s officers, directors, or employees, or any class of such persons, relative to the Per Share Merger Consideration or Per ADS Merger Consideration, or with respect to the fairness of any such compensation.
Duff & Phelps’ opinion was furnished solely for the use and benefit of the Special Committee in connection with its consideration of the Merger and is not intended to, and does not, confer any rights or remedies upon any other person, and is not intended to be used, and may not be used, by any other person or for any other purpose, without Duff & Phelps’ express consent, except that a copy of its opinion may be included in the filings with the SEC in relation to the Merger. Duff & Phelps’ opinion (i) does not address the merits of the underlying business decision to enter into the Merger versus any alternative strategy or transaction; (ii) does not address any transaction related to the Merger; (iii) is not a recommendation as to how the Special Committee, the Board or any other person (including holders of the Shares or ADSs) should vote or act with respect to any matters relating to the Merger, or whether to proceed with the Merger or any related transaction; and (iv) does not indicate that the Per Share Merger Consideration or Per ADS Merger Consideration is the best possibly attainable under any circumstances; instead, it merely states whether the Per Share Merger Consideration or Per ADS Merger Consideration is within or above a range suggested by certain financial analyses. The decision as to whether to proceed with the Merger or any related transaction may depend on an assessment of factors unrelated to the financial analysis on which the opinion is based. Duff & Phelps’ opinion should not be construed as creating any fiduciary duty on the part of Duff & Phelps to any party.
Duff & Phelps’ opinion is solely that of Duff & Phelps, and Duff & Phelps’ liability in connection with the opinion shall be limited in accordance with the terms set forth in the D&P Engagement Letter. Duff &

Phelps’ opinion is confidential, and its use and disclosure is strictly limited in accordance with the terms set forth in the D&P Engagement Letter.
Summary of Financial Analysis
Set forth below is a summary of the material analyses performed by Duff & Phelps in connection with the delivery of its opinion to the Special Committee. This summary is qualified in its entirety by reference to the full text of Duff & Phelps’ opinion, attached hereto as Annex C. While this summary describes the analyses and factors that Duff & Phelps deemed material in its presentation to the Special Committee, it is not a comprehensive description of all analyses and factors considered by Duff & Phelps. The preparation of a fairness opinion is a complex process that involves various determinations as to the most appropriate and relevant methods of financial analysis and the application of these methods to the particular circumstances. Therefore, a fairness opinion is not readily susceptible to partial analysis. In arriving at its opinion, Duff & Phelps did not attribute any particular weight to any analysis or factor considered by it, but rather made qualitative judgments as to the significance and relevance of each analysis and factor. Accordingly, Duff & Phelps believes that its analyses must be considered as a whole and that selecting portions of its analyses and of the factors considered by it in rendering the fairness opinion without considering all analyses and factors could create a misleading or incomplete view of the evaluation process underlying its opinion. The conclusion reached by Duff & Phelps was based on all analyses and factors taken as a whole, and also on the application of Duff & Phelps’ own experience and judgment.
The financial analyses summarized below include information presented in tabular format. In order for Duff & Phelps’ financial analyses to be fully understood, the tables must be read together with the text of each summary. The tables alone do not constitute a complete description of the financial analyses. Considering the data below without considering the full narrative description of the financial analyses, including the methodologies and assumptions underlying the analyses, could create a misleading or incomplete view of Duff & Phelps’ financial analyses.
Discounted Cash Flow Analysis
Duff & Phelps performed a discounted cash flow analysis of the projected future unlevered free cash flows attributable to the Company for the fiscal years ending December 31, 2022 through December 31, 2030, with unlevered “free cash flow” defined as cash that is available either to reinvest or to distribute to security holders. The discounted cash flow analysis was used to determine the net present value of estimated future free cash flows using a weighted average cost of capital as the applicable discount rate. For the purposes of its discounted cash flow analysis, Duff & Phelps used and relied upon the Management Projections, which are described in this proxy statement in the section entitled “Special Factors — Certain Financial Projections” beginning on page 38. The costs associated with the Company being a publicly-listed company, as provided by the management of the Company, were excluded from the Management Projections because such costs would likely be eliminated as a result of the Merger.
Duff & Phelps estimated the net present value of all cash flows attributable to the Company after fiscal year 2030 (the “Terminal Value”) using a perpetuity growth formula assuming a 5.0% terminal growth rate, which took into consideration an estimate of the expected long-term growth rate of the Chinese economy and the Company’s business. Duff & Phelps used discount rates ranging from 16.0% to 18.0%, reflecting Duff & Phelps’ estimate of the Company’s weighted average cost of capital, to discount the projected free cash flows and the Terminal Value. Duff & Phelps estimated the Company’s weighted average cost of capital by estimating the weighted average of the Company’s cost of equity (derived using the capital asset pricing model) and the Company’s after-tax cost of debt. Duff & Phelps believes that this range of discount rates is consistent with the rate of return that security holders could expect to realize on alternative investment opportunities with similar risk profiles.
Based on these assumptions, Duff & Phelps’ discounted cash flow analysis resulted in an estimated enterprise value for the Company of RMB -9.00 million to RMB 35.00 million and a range on implied values of the Company’s ADSs of US$1.35 to US$1.53.

Selected Public Companies and Merger and Acquisition Transactions Analyses
Duff & Phelps analyzed selected public companies and selected merger and acquisition transactions for purposes of estimating valuation multiples with which to calculate a range of implied enterprise values of the Company. This collective analysis was based on publicly available information and is described in more detail in the sections that follow.
The companies used for comparative purposes in the following analysis were not directly comparable to the Company, and the transactions used for comparative purposes in the following analysis were not directly comparable to the Merger. Duff & Phelps does not have access to nonpublic information of any of the companies used for comparative purposes. Accordingly, a complete valuation analysis of the Company and the Merger cannot rely solely upon a quantitative review of the selected public companies and selected transactions, but involves complex considerations and judgments concerning differences in financial and operating characteristics of such companies and targets, as well as other factors that could affect their value relative to that of the Company. Therefore, the selected public companies and the selected merger and acquisition transactions analyses are subject to certain limitations.
Selected Public Companies Analysis. Duff & Phelps compared certain financial information of the Company to corresponding data and ratios from publicly traded companies in the interactive media and services industry that Duff & Phelps deemed relevant to its analysis. For purposes of its analysis, Duff & Phelps used certain publicly available historical financial data and consensus equity analyst estimates for the selected publicly traded companies. The eleven companies included in the selected public company analysis in the interactive media and services industry were:
•
Kuaishou Technology

•
Bilibili Inc.

•
Tencent Music Entertainment Group

•
Weibo Corporation

•
Scienjoy Holding Corporation

•
Zhihu Inc.

•
Inke Limited

•
DouYu International Holdings Limited

•
Hello Group Inc.

•
HUYA Inc.

•
JOYY Inc.

Duff & Phelps selected these companies for its analysis based on their relative similarity, primarily in terms of business model, to that of the Company.
The tables below summarize certain observed trading multiples and historical and projected financial performance, on an aggregate basis, of the selected public companies. The estimates for 2022, 2023 and 2024 in the tables below with respect to the selected public companies were derived based on information for the 12-month periods ending closest to the calendar year ends for which information was available. Data related to the Company’s earnings before interest, taxes, depreciation, and amortization (“EBITDA”) were adjusted for purposes of this analysis to eliminate public company costs and non-recurring income (expenses).
Due to the limited comparability of the selected public companies’ financial metrics relative to the Company, rather than applying a range of selected multiples from a review of the public companies, Duff & Phelps reviewed various valuation multiples for the Company implied by the valuation range determined from the discounted cash flow analysis in the context of the Company’s relative size, growth in revenue and profits, profit margins, capital spending and other characteristics that it deemed relevant.

	Revenue Growth					EBITDA Growth					EBITDA Margin
Company	3-YR CAGR	2021	2022	2023	2024	3-YR CAGR	2021	2022	2023	2024	3-YR AVG	2021	2022	2023	2024
Kuaishou Technology	58.7%	37.9%	21.8%	23.5%	18.0%	NM	NM	NM	NM	NM	-11.5%	-28.7%	-23.9%	-13.7%	-0.9%
Bilibili Inc.	67.4%	61.5%	30.5%	31.2%	28.7%	NM	NM	NM	NM	NM	-12.8%	-20.6%	-17.0%	-4.9%	3.8%
Tencent Music Entertainment Group	18.1%	7.2%	-12.0%	-0.4%	3.3%	22.5%	-15.7%	-10.4%	-17.2%	-0.9%	15.8%	12.9%	13.1%	10.9%	10.5%
Weibo Corporation	9.5%	33.6%	7.8%	9.9%	6.1%	5.6%	39.6%	1.8%	15.9%	12.7%	33.5%	33.3%	31.5%	33.2%	35.3%
Scienjoy Holding Corporation(1)	NA	57.4%	NA	NA	NA	NA	2.1%	NA	NA	NA	16.1%	12.5%	NA	NA	NA
Zhihu Inc.	NA	118.9%	59.3%	53.1%	54.7%	NM	NM	NM	NM	NM	-81.4%	-46.3%	-26.0%	-16.7%	-8.7%
Inke Limited	33.5%	85.4%	NA	NA	NA	-3.9%	719.9%	NA	NA	NA	2.8%	6.0%	NA	NA	NA
DouYu International Holdings Limited	72.0%	-5.4%	-20.8%	5.0%	2.0%	NA	NA	NA	NA	NA	-6.3%	-5.4%	-5.8%	-4.6%	-6.0%
Hello Group Inc.	2.8%	-3.0%	-1.8%	7.2%	6.4%	-13.5%	-21.6%	-26.2%	15.2%	3.4%	19.3%	15.6%	11.7%	12.6%	12.2%
HUYA Inc.	70.9%	4.0%	-5.6%	5.7%	12.1%	NA	-80.0%	NA	NA	NA	4.3%	1.5%	-3.8%	-2.2%	-0.2%
JOYY Inc.	2.6%	36.2%	10.2%	10.3%	8.2%	NM	NM	NM	60.2%	-4.7%	-5.9%	-5.2%	3.9%	5.6%	4.9%
Mean	37.3%	39.4%	9.9%	16.2%	15.5%	2.7%	107.4%	-11.6%	18.5%	2.6%	-2.4%	-2.2%	-1.8%	2.2%	5.6%
Median	33.5%	36.2%	7.8%	9.9%	8.2%	0.8%	-6.8%	-10.4%	15.5%	1.3%	2.8%	1.5%	-3.8%	-2.2%	3.8%
The Company	29.0%	4.4%	-0.9%	24.5%	13.5%	NM	NM	NM	NM	NM	-13.7%	-14.0%	-8.8%	-4.6%	-2.0%

(1) 2021 metrics shown reflect latest twelve months information available for Scienjoy Holding Corporation.
	Enterprise Value as a Multiple of								Stock Price as a Multiple of
Company	2021 EBITDA	2022 EBITDA	2023 EBITDA	2024 EBITDA	2021 Revenue	2022 Revenue	2023 Revenue	2024 Revenue	Book Value per Share	Tangible Book Value per Share
Kuaishou Technology	NM	NM	NM	NM	2.33x	1.91x	1.55x	1.31x	4.40x	4.51x
Bilibili Inc.	NM	NM	NM	23.9x	1.99x	1.52x	1.16x	0.90x	2.57x	3.59x
Tencent Music Entertainment Group	3.9x	4.3x	5.2x	5.2x	0.51x	0.58x	0.58x	0.57x	0.90x	1.69x
Weibo Corporation	2.0x	1.9x	1.7x	1.5x	0.66x	0.61x	0.55x	0.52x	1.36x	1.48x
Scienjoy Holding Corporation(1)	1.6x	NA	NA	NA	0.20x	NA	NA	NA	0.93x	1.69x
Zhihu Inc.	NM	NM	NM	NM	NM	NM	NM	NM	0.74x	0.76x
Inke Limited	NM	NA	NA	NA	NM	NA	NA	NA	0.54x	0.63x
DouYu International Holdings Limited	NM	NM	NM	NA	NM	NM	NM	NM	0.53x	0.54x
Hello Group Inc.	NM	NM	NM	NM	NM	NM	NM	NM	0.58x	0.58x
HUYA Inc.	NM	NM	NM	NA	NM	NM	NM	NM	0.57x	0.57x
JOYY Inc.	NM	NM	NM	NA	NM	NM	NM	NM	0.52x	0.93x
Mean	2.5x	3.1x	3.4x	10.2x	1.14x	1.16x	0.96x	0.83x	1.24x	1.54x
Median	2.0x	3.1x	3.4x	5.2x	0.66x	1.07x	0.87x	0.73x	0.74x	0.93x

(1)
2021 multiples shown reflect latest twelve months information available for Scienjoy Holding Corporation.

Notes:
The Company’s EBITDA is adjusted to exclude public company costs and non-recurring items as provided by the management of the Company.
Enterprise Value = (Market Capitalization) + (Debt + Preferred Stock + Non-Controlling Interest) — (Cash & Equivalents) — (Net Non-Operating Assets)
CAGR = Compounded Annual Growth Rate

EBITDA = Earnings Before Interest, Taxes, Depreciation and Amortization
Source: Capital IQ, Bloomberg, company Filings, annual and interim Reports.
Selected M&A Transactions Analysis.   Duff & Phelps compared the Company to the target companies involved in the selected merger and acquisition transactions listed in the table below. The selection of these transactions was based on, among other things, the target company’s industry, the relative size of the transaction compared to the Merger, and the availability of public information related to the transaction. The selected education services transactions indicated enterprise value to LTM revenue multiples ranging from 1.29x to 8.83x with a median of 3.11x and enterprise value to LTM EBITDA multiples ranging from 6.6x to 54.9x with a median of 15.4x.
The Company is not directly comparable to the target companies in the selected M&A transactions analysis given certain characteristics of the transactions and the target companies, including business and industry comparability and lack of recent relevant transactions. Therefore, although it reviewed the selected M&A transactions analysis, Duff & Phelps did not select valuation multiples for the Company based on the selected M&A transactions analysis.
Selected M&A Transaction Analysis (US$ in millions)
Announced	Target Name	Acquirer Name	Enterprise Value	LTM Revenue	LTM EBITDA	EBITDA Margin	EV / Revenue	EV / EBITDA
8/23/2021	Resi Media LLC	Pushpay Holdings Limited	$150	$17	NA	NA	8.83x	NA
2/5/2021	SpotX, Inc.	Magnite, Inc.	$1,141	$171	$35	20.4%	6.66x	32.6x
1/7/2021	StreamYard, Inc.	Hopin Ltd.	$250	$30	NA	NA	8.33x	NA
11/16/2020	Domestic Video-Based Entertainment Live Streaming Business of JOYY Inc.	Baidu, Inc.	$3,600	$2,788	NA	NA	1.29x	NA
8/10/2020	HUYA Inc.	Tencent Holdings Limited	$4,396	$1,414	$80	5.7%	3.11x	54.9x
7/6/2020	SINA Corporation	Chairman of Board and Chief Executive Officer of SINA Corporation	$3,187	$2,098	$485	23.1%	1.52x	6.6x
3/5/2020	The Meet Group, Inc.	Parship Group GmbH	$506	$212	$33	15.5%	2.39x	15.4x
3/4/2019	BIGO Technology Pte. Ltd.	YY Inc. (nka:JOYY Inc.)	$2,330	$440	NA	NA	5.30x	NA
1/18/2018	auFeminin.com	Télévision Française 1 Société anonyme	$379	$139	$25	18.1%	2.73x	15.0x
Mean							4.46x	24.9x
Median							3.11x	15.4x

Notes:
LTM = Latest Twelve Months
Source: Capital IQ, Bloomberg, company filings, press releases
Summary of Selected Public Companies / M&A Transactions Analyses
Duff & Phelps noted that while it reviewed the selected public companies and the selected M&A transactions, it did not select valuation multiples for the Company based on the selected public companies analysis and the selected M&A transactions analysis for the reasons described in the sections entitled “Selected Public Companies Analysis” and “Selected M&A Transactions Analysis” above, respectively.
Summary of Financial Analysis
The range of estimated enterprise values for the Company that Duff & Phelps derived from its discounted cash flow analysis was within a range of RMB -9.00 million to RMB 35.00 million based on the analyses described above.

Based on the concluded enterprise value, Duff & Phelps estimated the range of common equity value of the Company to be RMB 343.99 million to RMB 387.99 million by:
•
adding proceeds from exercise of in-the-money options of RMB 0.03 million;

•
adding cash and cash equivalents of RMB 349.79 million; and

•
adding other non-current assets of RMB 3.18 million.

Based on the foregoing analysis, Duff & Phelps estimated the value of each ADS to range from US$1.35 to US$1.53 as of the date of its fairness opinion.
Duff & Phelps noted that the Per Share Merger Consideration to be received by the holders of Shares (other than the Excluded Shares, the Dissenting Shares and Class A Shares represented by ADSs) and the Per ADS Merger Consideration to be received by the holders of ADSs (other than ADSs representing the Excluded Shares) in the Merger were above the range of the per Share value and the per ADS value, respectively, indicated in its analyses.
Duff & Phelps’ opinion was only one of the many factors considered by the Special Committee in its evaluation of the Merger and should not be viewed as determinative of the views of the Special Committee.
Fees and Expenses
As compensation for Duff & Phelps’ services in connection with the rendering of its opinion to the Special Committee, the Company agreed to pay Duff & Phelps a fee of US$700,000, consisting of a nonrefundable retainer of US$200,000 payable upon engagement and US$500,000 payable upon Duff & Phelps’ delivery of its opinion to the Special Committee.
No portion of Duff & Phelps’ fee is refundable or contingent upon the consummation of the Proposed Transaction or the conclusion reached in the opinion. The Company has also agreed to indemnify Duff & Phelps for certain liabilities arising out of its engagement. In addition, the Company has agreed to reimburse Duff & Phelps for its reasonable out-of-pocket expense (including the fees and expenses of outside counsel) incurred in connection with the rendering of its opinion, not to exceed US$30,000.
The terms of the fee arrangements with Duff & Phelps, which the Company believes are customary in transactions of this nature, were negotiated at arm’s length, and the Special Committee and the Board are aware of these fee arrangements. Other than this engagement to render its opinion to the Special Committee, during the two years preceding the date of its opinion, Duff & Phelps has not had any material relationship with any party to the Merger for which compensation has been received or is intended to be received, nor is any such material relationship or related compensation mutually understood to be contemplated.
Purposes of and Reasons for the Merger
The Buyer Group
Under SEC rules governing going-private transactions, each member of the Buyer Group is required to express its reasons for the Merger to the Company’s Unaffiliated Security Holders, as defined in Rule 13e-3 of the Exchange Act.
Each member of the Buyer Group is making the statements included in this section solely for the purpose of complying with the requirements of Rule 13e-3 and related rules under the Exchange Act. For the member of the Buyer Group, the purpose of the Merger is to enable Parent to acquire 100% of the Company, in a transaction in which the Shares (other than the Excluded Shares, the Dissenting Shares and Class A Ordinary Shares represented by ADSs) will be cancelled in exchange for the right to receive US$3.20 in cash per Share without interest, and the ADSs (other than ADSs representing the Excluded Shares), together with the underlying Class A Ordinary Shares represented by such ADSs, will be cancelled in exchange for the right to receive US$1.60 in cash per ADS without interest, so Parent will bear the rewards and risks of the sole ownership of the Company after the Shares are cancelled, including any increases in value of the Company as a result of improvements to the Company’s operations or acquisitions of other businesses. The members of the Buyer Group decided to undertake the going-private transaction at this time because they want to take advantage of the benefits of the Company being a privately held company as described below and because the Buyer Group was able to obtain committed equity financing in connection with the Merger.
The Buyer Group believes the operating environment has changed in a significant manner since the Company’s initial public offering and these changes have increased the uncertainty and volatility inherent in the business model of companies similar to the Company. As a result, the Buyer Group is of the view that there is potential for considerably greater short- and medium-term volatility in the Company’s earnings. Responding to current market challenges will require tolerance for volatility in the performance of the Company’s business and a willingness to make business decisions focused on improving the Company’s long-term profitability. The Buyer Group believes that these strategies would be most effectively implemented in the context of a private company structure. As a privately held entity, the Company’s management will have greater flexibility to focus on improving long-term profitability without the pressures exerted by the public market’s valuation of the Company and its emphasis on short-term period-to-period performance. Further, as a privately held entity, the Company will be relieved of many of the expenses, burdens and constraints imposed on companies that are subject to the public reporting requirements under the U.S. federal securities laws, including the Exchange Act and the Sarbanes-Oxley Act of 2002. The Buyer Group decided to undertake the going-private transaction at this time because it wants to take advantage of the benefits of the Company being a privately held company as described above. In the course of considering the going-private transaction, the Buyer Group did not consider alternative transaction structures because the Buyer Group believed the Merger was the most direct and effective way to enable the Buyer Group to acquire ownership and control of the Company.
The Rollover Shareholders decided to participate in the going-private transaction by rolling over their Rollover Shares because they wish to retain their investment in the Surviving Company after the closing of the Merger and participate in the future prospects of the Surviving Company through such investment. The Rollover Shareholders did not consider alternative transaction structures other than the going-private transaction which was initiated by the Buyer Group and negotiated between the Company and the Buyer Group.
The Company
The Company’s purpose for engaging in the Merger is to enable its shareholders to receive US$3.20 per Share in cash without interest and ADS holders to receive US$1.60 per ADS in cash without interest, which represent a premium of 16.8% over the closing price of US$1.37 per ADS on April 14, 2022, the last trading day prior to April 18, 2022, the date that the Company received the Proposal Letter from certain members of the Buyer Group, and a premium of 19.21% to the volume-weighted average price of the ADSs during the last 20 trading days prior to April 18, 2022. The Company believes its long-term objectives can best be pursued as a private company. The Company has determined to undertake the Merger at this time based on the analyses, determinations and conclusions of the Special Committee and the Board described in detail under the caption “Special Factors — Reasons for the Merger and Recommendation of the Special Committee and the Board.”
Effects of the Merger on the Company
Private Ownership
The ADSs representing Class A Ordinary Shares are currently listed on the Nasdaq under the symbol “BLCT.” It is expected that, following the consummation of the Merger, the Company will cease to be a publicly traded company and will instead become a private company beneficially owned by certain members of the Buyer Group, and the Company’s American depositary shares program maintained pursuant to the Deposit Agreement, dated July 7, 2020, between the Company, the ADS Depositary and all owners and holders from time to time of ADSs issued thereunder will be terminated. Following the completion of the Merger, the ADSs will cease to be listed on any securities exchange or quotation system, including the Nasdaq, and price quotations with respect to sales of the ADSs in the public market will no longer be available. In addition, registration of Shares under the Exchange Act may be terminated upon the Company’s application to the SEC if Shares are not listed on a national securities exchange and there are fewer than 300 record holders thereof. Ninety days after the filing of Form 15 in connection with the completion of the Merger or such shorter period as may be determined by the SEC, registration of the ADSs and the underlying Shares under the Exchange Act will be terminated and the Company will no longer be required to file periodic reports with the SEC or otherwise be subject to the U.S. federal securities laws, including the Sarbanes-Oxley Act of 2002, applicable to public companies. As a result, the Company will no longer incur the costs and expenses of complying with such requirements. After the completion of the Merger, the Company’s shareholders will no longer enjoy the rights or protections that the U.S. federal securities laws provide, including reporting obligations for directors, officers and principal securities holders of the Company.
Upon completion of the Merger, each issued and outstanding Ordinary Share (other than the Excluded Shares, the Dissenting Shares and Class A Ordinary Shares represented by ADSs) will be cancelled in exchange for the right to receive the merger consideration per share of US$3.20 in cash without interest, and the ADSs (other than ADSs representing the Excluded Shares), together with the underlying Class A Ordinary Shares represented by such ADSs, will be cancelled in exchange for the right to receive US$1.60 in cash per ADS without interest, each in accordance with the terms and conditions set forth in the Merger Agreement. At the Effective Time, (a) the Rollover Shares will be cancelled and cease to exist in exchange for the right of it or its designated entities to receive a corresponding number of ordinary shares of Parent, (b) any other Shares (including Class A Ordinary Shares represented by ADSs) held by Parent, Merger Sub, the Company or any of their respective subsidiaries, and Shares (including Class A Ordinary Shares represented by ADSs) held by the ADS Depositary and reserved for issuance, settlement and allocation upon exercise or vesting of  Company Options will be cancelled and cease to exist without consideration or distribution therefor, and (c) the Dissenting Shares will be cancelled and cease to exist in exchange for the right to receive the payment of fair value of such Dissenting Shares determined in accordance with Section 238 of the Cayman Islands Companies Act. At the Effective Time, each share of Merger Sub issued and outstanding immediately prior to the Effective Time will be converted into one fully paid and non-assessable ordinary share of the Surviving Company. As a result, current shareholders of the Company, other than the Rollover Shareholders, will no longer have any equity interest in, or be shareholders of, the Company upon completion of the Merger. Therefore, the Company’s shareholders, other than the Rollover Shareholders, will not have the opportunity to participate in the earnings and growth of the Company and they will not have the right to vote on corporate matters. Similarly, the Company’s current shareholders, other than the Rollover Shareholders, will not be exposed to the risk of loss in relation to their investment in the Company.
At the Effective Time, (a) each Company Option granted pursuant to the Company’s 2015 Stock Incentive Plan that is outstanding and unexercised as of the Effective Time, whether vested or unvested, will be canceled in exchange for an amount in cash, without interest, payable as soon as reasonably practicable following the Effective Time equal to the product of (i) the excess, if any, of the Per Share Merger Consideration over the per share exercise price underlying such option, multiplied by (ii) the number of Class A Ordinary Shares subject to such option as of the Effective Time (each such option with the exercise price that is equal to or greater than the Per Share Merger Consideration shall be cancelled at the Effective Time without the payment of consideration therefor); (b) each Company Option granted pursuant to the Company’s 2020 Stock Incentive Plan or 2021 Stock Incentive Plan, in each case, that is outstanding, vested and unexercised as of the Effective Time will be assumed by Parent and automatically converted into an Assumed Option under an equity incentive plan to be established by Parent; and (c) each Company Option granted pursuant to the Company’s 2020 Stock Incentive Plan or 2021 Stock Incentive Plan, in each case, that is unvested as of the Effective Time shall be cancelled without the payment of consideration therefor.
Directors and Management of the Surviving Company
If the Merger is consummated, the current memorandum and articles of association of the Surviving Company will be replaced in their entirety by the memorandum and articles of association of Merger Sub, as in effect immediately prior to the Effective Time; provided, that (a) all references therein to the name of the Surviving Company (including Clause 1 of the memorandum of association of the Surviving Company) shall be amended to “BlueCity Holdings Limited,” (b) all references therein to the authorized share capital of the Surviving Company shall be amended to refer to the correct authorized share capital of the Surviving Company as approved in the Plan of Merger, and (c) the memorandum and articles of association of the Surviving Company will contain provisions no less favorable to the intended beneficiaries with respect to exculpation and indemnification of liability and advancement of expenses than are currently set forth in the Company’s Seventh Amended and Restated Memorandum and Articles of Association, in accordance with the terms of the Merger Agreement.

In addition, upon the Effective Time, the directors of Merger Sub immediately prior to the Effective Time (identified below in “Annex E — Directors and Executive Officers of Each Filing Person”) will be the initial directors of the Surviving Company and the officers of the Company immediately prior to the Effective Time will be the initial officers of the Surviving Company, in each case, unless otherwise determined by Parent prior to the Effective Time.
Primary Benefits and Detriments of the Merger
The primary benefits of the Merger to the Unaffiliated Security Holders include, without limitation, the following:
•
the receipt by the Unaffiliated Security Holders of US$3.20 per Share or US$1.60 per ADS, in each case, in cash, representing a premium of approximately 16.8% to the closing price of US$1.37 per ADS as quoted by Nasdaq on April 14, 2022, the last trading day before the Proposal Letter was made, and premiums of approximately 19.21% to the volume-weighted average traded price of the ADSs during the 20 trading days prior to the Company’s receipt of the Proposal Letter dated April 18, 2022; and

•
the avoidance of the risk associated with any possible decrease in our future revenues and free cash flow, growth or value, following the Merger, as well as the uncertainties and risks associated with growing existing and new businesses of the Company, including, among others, as a result of (i) increased competition from other companies and (ii) challenges faced in retaining existing or attracting new business members of the Company.

The primary detriments of the Merger to the Unaffiliated Security Holders include, without limitation, the following:
•
such shareholders and ADS holders will cease to have an interest in the Company and, therefore, will no longer benefit from possible increases in the future revenues and free cash flow, growth or value of the Company or payment of dividends on the Shares, if any.

•
the decreased Per Share Merger Consideration and Per ADS Merger Consideration pursuant to the Merger Agreement as compared to the terms of the Original Proposal, which results in less Merger consideration paid to the Unaffiliated Security Holders; and

•
in general, the receipt of cash pursuant to the Merger or through the exercise of dissenters’ rights will be a taxable transaction for U.S. federal income tax purposes and may also be a taxable transaction under other applicable tax laws. See “Special Factors — U.S. Federal Income Tax Consequences” beginning on page 61 for additional information.

•
the highest historical closing price of ADSs was US$25.99 per share since the Company became publicly listed on Nasdaq on July 8, 2022, and the highest closing price of ADSs was US$7.54 per share during the 52-week period prior to April 14, 2022, the last trading day before the Proposal Letter was made, both of which exceed the Per ADS Merger Consideration.

The primary benefits of the Merger to the Company’s directors and executive officers include, without limitation, the following:
•
continued indemnification rights, rights to advancement of fees and directors and officers liability insurance to be provided by the Surviving Company to former directors and officers of the Company;

•
the potential continuation of service of certain executive officers of the Company with the Surviving Company in positions that are substantially similar to their current positions;

•
the compensation at a rate of US$15,000 per month for the Chairperson of the Special Committee and US$12,000 per month for the other member of the Special Committee, respectively, in exchange for each member’s services in such capacity (the payment of which is not contingent upon the closing of the Merger or the Special Committee’s or the Board’s recommendation of the Merger);

•
the cash-out of Company Options granted pursuant to the Company’s 2015 Stock Incentive Plan held by certain of the Company’s directors and executive officers at their option; and

•
the beneficial ownership of equity interests in Parent by the Founder and other holders of Company Options granted pursuant to the Company’s 2020 Stock Incentive Plan or 2021 Stock Incentive Plan as a result of the Merger (if approved and consummated).

The primary detriments of the Merger to the Company’s directors and executive officers include, without limitation, the following:
•
such directors and executive officers (other than the Founder), to the extent and in their capacity as shareholders of the Company, will no longer benefit from possible increases in the future revenues and free cash flow, growth or value of the Company or payment of dividends on the Shares, if any; and

•
in general, the receipt of cash pursuant to the Merger or through the exercise of dissenters’ rights will be a taxable transaction for U.S. federal income tax purposes and may also be a taxable transaction under other applicable tax laws. The U.S. federal income tax consequences to the Founder are not discussed herein.

The primary benefits of the Merger to the Buyer Group, without limitation, include the following:
•
if the Company successfully executes its business strategies, the value of the Buyer Group’s equity investment could increase because of possible increases in future revenues and free cash flow, increases in the underlying value of the Company or the payment of dividends, if any, that will accrue to Parent;

•
the Company will no longer have continued pressure to meet quarterly forecasts set by analysts. In contrast, as a publicly traded company, the Company currently faces pressure from public shareholders and investment analysts to make decisions that may produce better short-term results, but which may not maximize equity value in the long term;

•
the management of the Company will have more freedom to focus on long-term strategic planning in a highly competitive business with increasing competition and regulation;

•
the management of the Company will have more flexibility to change its capital spending strategies without public market scrutiny or analysts’ quarterly expectations;

•
the Company will be able to introduce new products and services or change its pricing strategies to attract customers without public market scrutiny or the pressure to meet short-term forecasts;

•
there will be a reduction of the costs and administrative burden associated with operating the Company as a publicly traded company, including the costs associated with regulatory filings and compliance requirements; and

•
the Company has estimated that no longer being subject to such filings and compliance requirements will result in a saving of direct costs of approximately US$1.8 million to US$3.7 million per year on a recurring basis, and the Buyer Group will be able to enjoy the benefit of such cost savings, while the Unaffiliated Security Holders do not and will not share the benefit of any such cost savings.

The primary detriments of the Merger to the Buyer Group, without limitation, include the following:
•
all of the risks of any possible decrease in the Company’s revenues, free cash flow or value following the Merger will be borne by Parent;

•
the business risks facing the Company, including increased competition and government regulation, will be borne by Parent;

•
an equity investment in the Surviving Company by Parent following the Merger will involve substantial risk resulting from the limited liquidity of such an investment since there will be no trading market for the Surviving Company’s equity securities; and

•
following the Merger, the benefits of there being a trading market for the Surviving Company’s equity securities, including the use of the publicly traded equity as currency in acquisitions or to incentivize key employees, will no longer be available.

The Company’s Net Book Value and Net Loss
Parent and Merger Sub do not currently own any interest in the Company. Immediately after the closing of the Merger, Parent will own 100% of the outstanding Shares of the Company and each member of the

Buyer Group will have an indirect interest in the Company’s net book value and net earnings in proportion to such member’s ownership interest in Parent. The Company’s net loss attributable to the Company’s shareholders for the fiscal year ended December 31, 2021 was approximately US$48.59 million, and net book value attributable to the Company’s shareholders as of December 31, 2021 was approximately US$69.98 million.
The table below sets out the indirect beneficial interest in the Company’s net book value and net loss for each member of the Buyer Group immediately before and after the Merger, based on the historical net book value and net loss of the Company as of and for the year ended December 31, 2021.
	Ownership Prior to the Merger(1)				Ownership After the Merger(2)
	Net Book Value		Net Loss		Net Book Value		Net Loss
Name	US’000%		US’000%		US’000%		US’000%
Founder	21,903	31.1	15,208	31.1	8,957	12.8	6,219	12.8
BlueCity Media Limited	21,204	30.3	14,722	30.3	8,957	12.8	6,219	12.8
Shimmery Sapphire Holding Limited	21,204	30.3	14,722	30.3	8,957	12.8	6,219	12.8
Cantrust (Far East) Limited	21,204	30.3	14,722	30.3	8,957	12.8	6,219	12.8
Aviator D, L.P.	1,260	1.8	875	1.8	1,260	1.8	875	1.8
CDH China HF Holdings Company Limited	1,260	1.8	875	1.8	1,260	1.8	875	1.8
Rainbow Rain Limited	4,059	5.8	2,818	5.8	3,849	5.5	2,672	5.5
Roger Field Fund, L.P.	4,059	5.8	2,818	5.8	3,849	5.5	2,672	5.5
CDH Harvest Holdings Limited	4,059	5.8	2,818	5.8	3,849	5.5	2,672	5.5
Shangzhi Wu	5,318	7.6	3,693	7.6	5,108	7.3	3,547	7.3
Sponsor Filing Persons	0	0	0	0	55,913	79.9	38,821	79.9

Note:
(1)
Ownership percentages are based on 18,733,475.5 Shares outstanding as of the date of this proxy statement.

(2)
Ownership percentages after the Merger do not take into account any options held by the members of the Buyer Group, or as to which the members of the Buyer Group may be deemed the beneficial owners.

Plans for the Company after the Merger
Following the completion of the Merger, Parent will own 100% of the equity interest in the Surviving Company. The Buyer Group anticipates that following the completion of the Merger the Company will initially continue to conduct its operations substantially as they are currently being conducted, except that the Company will cease to be a publicly traded company and will instead be a wholly owned subsidiary of Parent.
Following the completion of the Merger and the anticipated deregistration of the ADSs and Shares, the Company will no longer be subject to the Exchange Act and the compliance and reporting requirements of the Nasdaq and the related direct and indirect costs and expenses, and may experience positive effects on profitability as a result of the elimination of such costs and expenses.
The Buyer Group may from time to time review the Company’s assets, corporate structure, capitalization, operations, properties, policies and management, and may propose, develop and implement plans and proposals which they consider to be in the best interests of the Surviving Company and its equity holders following the Merger, including the distribution, disposition or acquisition of material assets, alliances, joint ventures, and other forms of cooperation with third parties or other extraordinary transactions, including the possibility of relisting the Company or a substantial part of its business on another stock exchange. The members of the Buyer Group expressly reserve the right to make any changes they deem appropriate to the operation of the Surviving Company in light of such evaluation and review as well as any future developments.
Alternatives to the Merger
The Board did not independently determine to initiate a process for the sale of the Company. The Special Committee was formed in response to the receipt of the Original Proposal from the Founder and Spriver Tech Limited on January 2, 2022.

In light of (i) the Rollover Shareholders’ direct or indirect ownership of in the aggregate  1,956,920.5 Class A Ordinary Shares (including Shares represented by ADSs but excluding Shares represented by Company Options held by the Rollover Shareholders or their affiliates which have not been exercised) and 5,114,840 Class B Ordinary Shares, representing approximately 37.7% of the total issued and outstanding Shares in the Company and approximately 70.2% of the total voting power of the total issued and outstanding Shares in the Company as of the date of this proxy statement and (ii) the fact that, since the announcement of the proposed transaction and prior to the entry into the Merger Agreement, no person other than the members of the Buyer Group has contacted the Company or the Special Committee expressing an interest in exploring an alternative transaction with the Company, the Special Committee determined that there was no viable alternative transaction to the proposed sale of the Company to the Buyer Group.
The Special Committee also took into account that, subject to compliance with the terms and conditions of the Merger Agreement, (i) prior to the receipt of the requisite shareholder approval, the Board (upon recommendation of the Special Committee) is permitted to effect an Adverse Recommendation Change (as defined in the section entitled “The Merger Agreement — No Change in Recommendation”) with respect to an alternative acquisition proposal that is not withdrawn and the Board (upon recommendation of the Special Committee) concludes in good faith constitutes a Superior Proposal and (ii) prior to the receipt of the Shareholder Approval, can terminate the Merger Agreement in order to enter into an agreement in connection with an alternative transaction proposed by a third party that is a Superior Proposal, subject to the payment of a termination fee of US$700,000 as provided in the Merger Agreement. In this regard, the Special Committee recognized that it has flexibility under the Merger Agreement (subject to the terms and conditions set forth therein) to respond to an alternative transaction proposed by a third party that is or is reasonably likely to result in a Superior Proposal, including the ability to provide information to and engage in discussions and negotiations with such party (and, if such proposal is a Superior Proposal, recommend such proposal to the Company’s shareholders).
In addition, the Board and the Special Committee considered, as alternatives available to the Company to enhance shareholder value, that the Company remains as a public company. However, the Board and the Special Committee did not believe such options to be equally or more favorable in enhancing shareholder value, after considering factors such as the forecasts of future financial performance prepared by management, the offer premium implied by the Per Share Merger Consideration and the Per ADS Merger Consideration, the limited trading volume of the ADSs on Nasdaq, the costs of regulatory compliance and disclosure requirements for public companies, the challenges to the Company’s efforts to increase shareholder value as an independent publicly traded company and the requirement, as an SEC-reporting company, to disclose a considerable amount of business information to the public which will limit the Company’s ability to compete in the market, and the potential impact of the Holding Foreign Companies Accountable Act on the Company.
See “Special Factors — Purposes of and Reasons for the Merger” beginning on page 48 for additional information on factors and potential benefits that were considered by the Special Committee and the Board in connection with the Merger.
Effects on the Company if the Merger is Not Completed
If the Merger Agreement, the Plan of Merger and the Transaction, including the Merger, are not authorized and approved by the shareholders of the Company or if the Merger is not completed for any reason, the Unaffiliated Security Holders would not receive the Per Share Merger Consideration or Per ADS Merger Consideration that is contemplated by the Merger Agreement and the Plan of Merger, nor will the holders of Company Options granted under 2015 Stock Incentive Plan receive any payment pursuant to the Merger Agreement, nor will the Assumed Options be assumed and converted into options for ordinary shares of the Parent. Instead, the Company would remain a publicly-traded company and the ADSs would continue to be listed and traded on Nasdaq for so long as the Company continued to meet Nasdaq’s listing requirements and subject to the implementation of HFCAA. The Unaffiliated Security Holders would therefore continue to be subject to similar risks and opportunities as they currently are with respect to their ownership of the Shares or ADSs. The effect of these risks and opportunities on the future value of the Unaffiliated Security Holders’ Shares or ADSs cannot be predicted with any certainty. There is also a risk that the market price of the ADSs would decline if the Merger were not completed, based on an assumption that the current market price reflects an expectation on the part of investors that the Merger will be completed.

Under specified circumstances in which the Merger Agreement is terminated, the Company may be required to pay Parent or its designees a termination fee of US$700,000, or the Parent may be required to pay the Company or its designees a termination fee of US$1,400,000, in each case, as described under the caption “The Merger Agreement — Termination Fees” beginning on page 91.
If the Merger is not completed for any reason, the Board could be expected from time to time thereafter to evaluate and review, among other things, the business, operations, dividend policy, and capitalization of the Company and make such changes as it deems appropriate and continue to seek to identify strategic alternatives to enhance shareholder value. If the Merger were not completed for any reason, it is possible that no other comparable transaction acceptable to the Company would be offered, and that the Company’s business, prospects, and results of operations would be adversely affected.
Financing of the Merger
The Company and the members of the Buyer Group estimate that the total amount of funds necessary to complete the Transactions, including the Merger, is anticipated to be approximately US$48.8 million as of the date of this proxy statement, assuming no exercise of dissenters’ rights by shareholders of the Company. In calculating this amount, the Company and the members of the Buyer Group did not consider the value of the Excluded Shares. This amount includes the cash to be paid to the shareholders and ADS holders of the Company (other than the Rollover Shareholders) and holders of outstanding Company Options under the Company’s 2015 Stock Incentive Plan, as well as the related costs and expenses, in connection with the Transactions, including the Merger.
The members of the Buyer Group expect to provide this amount through a combination of cash contributions contemplated by the Equity Commitment Letter and cash in the Company and its subsidiaries. As of the date of this proxy statement, no alternative financing arrangements or alternative financing plans have been made in the event the foregoing financing is not available.
Equity Commitment Letter
Concurrently with the execution of the Merger Agreement, the Sponsor and Parent entered into the Equity Commitment Letter, whereby the Sponsor has committed, subject to the terms and conditions therein, to contribute, at the closing of the Merger, an aggregate amount in cash up to US$50 million to Parent (which contributions may take the form of ordinary equity, shareholder loans, preferred equity or other securities), for the purpose of funding the Merger consideration and fees and expenses incurred by Parent and the Company in connection with the transactions contemplated by the Merger Agreement.
The funding of the Sponsor’s equity commitment under the Equity Commitment Letter is conditioned upon (i) the satisfaction in full or waiver of the conditions to the obligations of Parent and Merger Sub to effect the Merger under the Merger Agreement (other than any conditions that by their nature are to be satisfied at the closing of the Merger, each of which remains capable of being satisfied assuming the closing would occur), and (ii) either the substantially simultaneous consummation of the Merger or the Company obtaining, in accordance with the Merger Agreement, a final and non-appealable order requiring Parent and Merger Sub to perform their obligations to effect the closing of the Merger.
The obligation of the Sponsor to fund the equity commitment under the Equity Commitment Letter will terminate automatically and immediately upon the earliest to occur of (i) the closing of the Merger as consummated in accordance with the Merger Agreement, (ii) the valid termination of the Merger Agreement in accordance with its terms, (iii) the satisfaction in full of such obligation at or prior to the closing, (iv) if a claim for specific performance is brought against Parent and Parent is not required to perform its obligations under the Merger Agreement to pay the Merger consideration pursuant to a final and non-appealable order by an arbitration tribunal or court of competent jurisdiction, (v) the assertion by the Company or any of its affiliates, directly or indirectly, in any legal proceedings of any claim against the Sponsor, any Non-Recourse Party (as defined in the Limited Guarantee) or Parent, as applicable, relating to the Equity Commitment Letter, the Limited Guarantee, the Merger Agreement, or any other transaction document in connection with the Transactions, or any of the transactions contemplated thereby (other than (a) a claim seeking an order of specific performance or other equitable relief to cause the funding of the equity commitment, (b) a claim seeking an order of specific performance or other equitable relief against Parent or Merger Sub in accordance with the Merger Agreement, or (c) any Retained Claim (as defined in the Limited Guarantee)), and (v) the failure of any of the conditions to the obligation of the Sponsor to fund the equity commitment to be satisfied or waived by the Sponsor by October 31, 2022.
The Company is an express third party beneficiary of the Equity Commitment Letter to the extent of its right to seek specific performance of the equity commitment under the circumstances in which the Company would be permitted by the Merger Agreement to obtain specific performance requiring Parent to enforce the equity commitment. The Sponsor may assign or delegate all or a portion of its obligations to fund its equity commitment to one or more of its affiliates or any investment entities advised and/or managed by the Sponsor or its affiliates so long as the Sponsor remains liable for the obligations under the Equity Commitment Letter.
Limited Guarantee
Concurrently with the execution of the Merger Agreement, the Sponsor executed and delivered to the Company the Limited Guarantee in favor of the Company, whereby the Sponsor agreed to irrevocably and unconditionally guarantee as a primary obligor Parent’s obligation to pay termination fee to the Company, if and when due pursuant to the Merger Agreement, as well as certain fees and expenses incurred by the Company in connection with its enforcement of its right thereunder, up to a maximum amount of US$1,400,000.
Support Agreement
Concurrently with the execution of the Merger Agreement, the Rollover Shareholders and Parent entered into the Support Agreement, pursuant to which, among other things and subject to the terms and conditions set forth therein, the Rollover Shareholders agreed to (i) vote all Shares directly or indirectly owned by them in favor of the authorization and approval of the Merger Agreement and the approval of the transactions contemplated by the Merger Agreement, and (ii) have the Rollover Shares beneficially owned by them be cancelled for no consideration from the Company at the Effective Time in exchange for the right to receive by them or their respective designated entities a corresponding number of ordinary shares of Parent at the closing of the Merger.
As of the date of this proxy statement, the Rollover Shareholders directly or indirectly own in the aggregate 7,071,760.5 Shares (including Shares represented by ADSs but excluding Shares represented by Company Options held by the Rollover Shareholders or their affiliates which have not been exercised), which represent approximately 37.7% of the total issued and outstanding Shares and 70.2% of the aggregate voting power of the total issued and outstanding Shares. Of those Shares beneficially owned by the Rollover Shareholders as of the date of this proxy statement, 3,918,605 Shares are Rollover Shares.
Interim Investors Agreement
Concurrently with the execution of the Merger Agreement, Parent, Merger Sub, the Founder, the Sponsor and the Rollover Shareholders entered into the Interim Investors Agreement which governs until the earlier of the termination of the Merger Agreement or consummation of the Merger, among other matters, the actions of Parent and Merger Sub and the relationship among members of the Buyer Group with respect to the Merger Agreement, the Equity Commitment Letters, the Limited Guarantees, the Support Agreement and the transactions contemplated thereby.
The Interim Investors Agreement provides for, among other things and, subject to certain limitations or exceptions therein, (i) the mechanism for making decisions relating to the Merger Agreement pending consummation of the Merger, (ii) the mechanism for making decisions with respect to financing pending consummation of the Merger, and (iii) certain fees and expenses sharing arrangements among the parties to the Interim Investors Agreement.
Remedies and Limitation on Liability
The parties to the Merger Agreement may be entitled to the payment of a termination fee or the grant of specific performance according to the terms of the Merger Agreement, including an injunction and other equitable relief to prevent breaches of the Merger Agreement, in addition to any other remedy at law or equity. Specifically, the Company is entitled to an injunction, specific performance or other equitable relief to enforce the obligations of Parent and Merger Sub to cause the equity financing for the Merger to be funded and to consummate the Merger, but only in the event that each of the following conditions has been satisfied: (i) all conditions to the obligations of Parent and Merger Sub to complete the Merger (other than those conditions that by their terms are to be satisfied at the closing) have been satisfied or waived, (ii) Parent and Merger Sub have failed to complete the closing of the Merger by the date on which the closing of the Merger is required to have occurred pursuant to the terms of the Merger Agreement, and (iii) the Company has irrevocably confirmed in writing that (A) all conditions to the obligations of the Company have been satisfied or that the Company is waiving any of the conditions to the extent not so satisfied (other than those conditions that by their terms are to be satisfied at the closing) and (B) if specific performance is granted and the equity financing is funded, then it would take such actions required of it by the Merger Agreement to cause the closing to occur.
While the parties may pursue both a grant of specific performance (including an injunction and injunctions) and monetary damages until such time as the other party pays a termination fee (as applicable under the Merger Agreement), none of them will be permitted or entitled to receive both a grant of specific performance (including an injunction and injunctions) that results in the closing and monetary damages.
Subject to the equitable remedies the parties may be entitled to as discussed above, the maximum aggregate liabilities of Parent and Merger Sub, on the one hand, and the Company, on the other hand, for monetary damages in connection with the Merger Agreement are limited to the Parent termination fee of US$1,400,000 and the Company termination fee of US$700,000, respectively, and reimbursement of certain costs and expenses accrued in the event that the Company or Parent fails to pay the applicable termination fee when due and in accordance with the requirements of the Merger Agreement, as the case may be.
Interests of Certain Persons in the Merger
In considering the recommendation of the Special Committee and the Board with respect to the Merger, you should be aware that the Rollover Shareholders have interests in the transaction that are different from, and/or in addition to, the interests of the Unaffiliated Security Holders generally. The Board and the Special Committee were aware of such interests and considered them, among other matters, in reaching their decisions to authorize and approve the Merger Agreement, the Plan of Merger and the Transactions contemplated by the Merger Agreement, including the Merger, and recommend that our shareholders vote in favor of authorizing and approving the Merger Agreement, the Plan of Merger and the Transaction, including the Merger.
Interests of the Members of the Buyer Group
As the result of the Merger, Parent will own 100% of the equity interest in the Surviving Company immediately following the completion of the Merger. the Founder Filing Persons, the Sponsor Filing Persons and the CDH Filing Persons will beneficially own approximately 12.77%, 79.95% and 7.28%, respectively, of the equity interest in Parent immediately following the completion of the Merger, subject to adjustments set forth in the Interim Investors Agreement.
Because of Parent’s equity interest in the Surviving Company, each participant will directly or indirectly enjoy the benefits from any future earnings and growth of the Company after the Merger which, if the Company is successfully managed, could exceed the value of their original investments in the Company. Parent will also directly bear the corresponding risks of any possible decreases in the future earnings, growth or value of the Company. Parent’s investment in the Surviving Company will be illiquid, with no public trading market for the Surviving Company’s shares and no certainty that an opportunity to sell its shares in the Surviving Company at an attractive price, or that dividends paid by the Surviving Company will be sufficient to recover its investment.
The Merger may also provide additional means to enhance shareholder value for the members of the Buyer Group, including improved profitability due to the elimination of the expenses associated with public company reporting and compliance, increased flexibility and responsiveness in management of the business to achieve growth and respond to competition without the restrictions of short-term earnings comparisons and additional means for making liquidity available to the members of the Buyer Group, such as through dividends or other distributions.
Interests of the Company’s Executive Officers and Directors in the Merger
In considering the recommendations of the Special Committee and the Board with respect to the Merger, the Company’s shareholders should be aware that certain of the Company’s directors and executive officers have interests in the Transactions that are different from, and/or in addition to, the interests of the Company’s shareholders generally. These interests include, among others:
•
the beneficial ownership of equity interests in Parent by the Founder and other holders of Company Options granted pursuant to the Company’s 2020 Stock Incentive Plan or 2021 Stock Incentive Plan as a result of the Merger (if approved and consummated);

•
the potential enhancement or decline of the share value of the Surviving Company, of which the Founder and other holders of Company Options granted pursuant to the Company’s 2020 Stock Incentive Plan or 2021 Stock Incentive Plan will have beneficial ownership as a result of the completion of the Merger, and future performance of the Surviving Company;

•
the cash-out of Company Options granted pursuant to the Company’s 2015 Stock Incentive Plan held by certain of the Company’s directors and executive officers;

•
continued indemnification rights and directors and officers liability insurance to be provided by the Surviving Company to former directors and officers of the Company pursuant to the Merger Agreement;

•
the compensation at a rate of US$15,000 per month for the Chairperson of the Special Committee and US$12,000 per month for the other member of the Special Committee, respectively, in exchange for each member’s services in such capacity (the payment of which is not contingent upon the closing of the Merger or the Special Committee’s or the Board’s recommendation of the Merger); and

•
the potential continuation of service of the executive officers of the Company (including the Founder) with the Surviving Company in positions that are substantially similar to their current positions, allowing them to benefit from remuneration arrangements with the Surviving Company.

The Special Committee and the Board were aware of these potential conflicts of interest and considered them, among other matters, in reaching their decisions and recommendations with respect to the Merger Agreement and related matters.
As of the date of this proxy statement, the Company’s directors and executive officers, as a group beneficially own an aggregate of 5,951,721.5 Shares (including Shares represented by ADSs and Company Options held by each person or the affiliates of such person that will vest within 60 days from the date of this proxy statement), representing approximately 31.3% of the total issued and outstanding Shares and 67.4% of the aggregate voting power of all issued and outstanding Shares.
The following table shows, as of the date of this proxy statement, for each director and officer of the Company (a) the number of Shares beneficially owned (excluding the Rollover Shares or Company Options), (b) the cash payment that will be made in respect of such Shares at the Effective Time, (c) the number of Company Options owned that will be assumed by Parent at the Effective Time, (d) the number of Company Options owned that will be cancelled for cash payment at the Effective Time, and (e) the cash payment that will be made in respect of such Company Options.

Name of Directors and Officers	Shares Beneficially Owned (Excluding Rollover Shares)	Cash Payments for Shares (US$)	Rollover Options Beneficially Owned	Cashed-out Options Beneficially Owned	Cash Payments for Options (US$)	Total Cash Payments (US$)
Baoli Ma	3,153,155.5	$10,090,097.60	224,312.5	37,943.0	$121,038.17	$10,211,135.77
Shengwen (Roy) Rong	—	—	—	—	—	—
Wenjie (Jenny) Wu	—	—	—	—	—	—
Weiru Chen	—	—	—	—	—	—
Guojie Shi	—	—	—	—	—	—
Junchen Sun	18,396.5	$58,868.80	—	3,429.5	$10,940.11	$69,808.91
Liang Zhao	9,652.5	$30,888.00	—	15,513.0	$49,486.47	$80,374.47
All directors and executive officers as a group	3,181,204.5	$10,179,854.40	224,312.5	56,885.5	$181,464.75	$10,361,319.15
Treatment of Company Equity Awards
At the Effective Time, each Company Option granted pursuant to the Company’s 2015 Stock Incentive Plan that is outstanding and unexercised as of the Effective Time, whether vested or unvested, shall be cancelled and the holder thereof shall be entitled to receive an amount in cash, without interest, payable as soon as reasonably practicable following the Effective Time equal to the product of (i) the excess, if any, of (A) the Per Share Merger Consideration, over (B) the exercise price, multiplied by (ii) the number of Class A Ordinary Shares subject to such Company Option as of the Effective Time. Each Company Option with the exercise price that is equal to or greater than the Per Share Merger Consideration shall be cancelled at the Effective Time without the payment of consideration therefor.
At the Effective Time, each Company Option to purchase Class A Ordinary Shares granted pursuant to the Company’s 2020 Stock Incentive Plan or 2021 Stock Incentive Plan, in each case, that is outstanding, vested and unexercised as of the Effective Time shall be assumed by Parent and automatically converted into an Assumed Option under an equity incentive plan to be established by Parent equal to the product of (A) the number of Class A Ordinary Shares that were subject to the corresponding Company Option immediately prior to the Effective Time, multiplied by (B) the Exchange Ratio, the numerator of which is the Per Share Merger Consideration and the denominator of which is the fair market value of an ordinary share of Parent, and rounding such product down to the nearest whole number of ordinary shares of Parent, with an exercise price per share subject to the Assumed Option equal to the exercise price for which the corresponding Company Option was exercisable immediately prior to the Effective Time divided by the Exchange Ratio, and rounded up to the nearest whole cent. Each Assumed Option shall be subject to the same terms and conditions as to vesting, exercisability and forfeiture as the corresponding Company Option as in effect on April 30, 2022.
At the Effective Time, each Company Option granted pursuant to the Company’s 2020 Stock Incentive Plan or 2021 Stock Incentive Plan, in each case, that is unvested as of the Effective Time will be cancelled without the payment of consideration therefor.
Indemnification; Directors’ and Officers’ Insurance
See “The Merger Agreement — Directors’ and Officers’ Insurance and Indemnification” beginning on page 87.
The Special Committee
On January 4, 2022, the Board established a Special Committee of independent and disinterested directors to consider the proposal from the Buyer Group and to take any actions it deems appropriate to assess the fairness and viability of such proposal. The Special Committee is composed of three independent directors: Wenjie (Jenny) Wu, Shengwen (Roy) Rong and Guojie Shi. The Board appointed Wenjie (Jenny) Wu as the Chairperson of the Special Committee. Other than their receipt of board and Special Committee compensation (which are not contingent upon the consummation of the Merger or the Special Committee’s or the Board’s recommendation of the Merger) and their indemnification and liability insurance rights under the Merger Agreement, none of the members of the Special Committee has a financial interest in the Merger or any of transactions contemplated thereby that is different from that of the Unaffiliated Security Holders and none of them is related to any member of the Buyer Group. The Board did not place any limitations on the authority of the Special Committee regarding its investigation and evaluation of the Merger.
The Company has compensated the members of the Special Committee in exchange for their service in such capacity. The monthly compensation is US$15,000 for the Chairperson of the Special Committee and US$12,000 for the other member of the Special Committee, the payment of which is not contingent upon the completion of the Merger or the Special Committee’s or the Board’s recommendation of the Merger.
Position with the Surviving Company
After completion of the Merger, it is anticipated that the directors of Merger Sub immediately prior to the Effective Time shall be the initial directors of the Surviving Company upon the Effective Time and the officers of the Company immediately prior to the Effective Time shall be the initial officers of the Surviving Company upon the Effective Time, in each case, unless otherwise determined by Parent prior to the Effective Time.
Related Party Transactions
The Company has adopted an audit committee charter that requires the audit committee to review on an ongoing basis and approve all related party transactions as defined in Item 404 of Regulation S-K. For a description of related party transactions for the years ended December 31, 2019, 2020 and 2021, see “Item 7. Major Shareholders and Related Party Transactions” included in the Company’s Annual Report, incorporated by reference into this proxy statement. See “Where You Can Find More Information” beginning on page 104 for a description of how to obtain a copy of the Company’s annual report on Form 20-F.
Fees and Expenses
Fees and expenses incurred or to be incurred by the Company and the Buyer Group in connection with the Merger are estimated at the date of this proxy statement and set forth in the table below. Such fees and expenses are subject to change pending completion of the Merger.
Description	Amount (US$)
Legal fees and expenses	2,110,000
Financial advisory fees and expenses	730,000
Filing fees	4,524
Special Committee compensation	312,000
Miscellaneous (e.g., ADS program termination fees, accounting, printer, proxy solicitation and mailing costs)	2,406,600
Total	5,563,124
These expenses (other than the US$0.05 per ADS cancellation fee pursuant to the terms of the Deposit Agreement) will not reduce the merger consideration to be received by the Company shareholders and ADS holders. If the Merger is completed, the party incurring any costs and expenses in connection with the Merger and the Merger Agreement will pay those costs and expenses.
Voting by the Buyer Group at the Extraordinary General Meeting
Pursuant to the Support Agreement, the Rollover Shareholders have agreed to vote all Shares directly or indirectly owned by them in favor of the authorization and approval of the Merger Agreement and the approval of the transactions contemplated by the Merger Agreement.
As of the date of this proxy statement, the Rollover Shareholders directly or indirectly own in the aggregate 7,071,760.5 Shares (including Shares represented by ADSs but excluding Shares represented by

Company Options held by the Rollover Shareholders or their affiliates which have not been exercised), which represent approximately 37.7% of the total issued and outstanding Shares and 70.2% of the aggregate voting power of the total issued and outstanding Shares.
Litigation Related to the Merger
We are not aware of any lawsuit that challenges the Merger, the Merger Agreement or the Transactions.
Accounting Treatment of the Merger
The Merger is expected to be accounted for, at historical cost, as a merger of entities under common control in accordance with Accounting Standards Codification 805-50, “Business Combinations — Related Issues.”
Regulatory Matters
The Company does not believe that any material federal or state regulatory approvals, filings or notices are required in connection with effecting the Merger other than (a) the approvals, filings or notices required under the U.S. federal securities laws and (b) the filing of the Plan of Merger (and supporting documentation as specified in the Cayman Islands Companies Act) with the Registrar of Companies of the Cayman Islands and, in the event the Merger becomes effective, a copy of the certificate of merger being given to the shareholders and creditors (if any) of the Company and Merger Sub as at the time of the filing of the Plan of Merger and notice of the Merger being published in the Cayman Islands Government Gazette.
Dissenters’ Rights
Registered holders of the Shares who exercise dissenters’ rights will have the right to receive payment of the fair value of their Shares in accordance with Section 238 of the Cayman Islands Companies Act if the Merger is consummated and becomes effective, but only if they deliver to the Company, before the vote to authorize and approve the Merger is taken at the extraordinary general meeting, a written objection to the Merger and subsequently comply with all procedures and requirements of Section 238 of the Cayman Islands Companies Act for the exercise of dissenters’ rights, a copy of which is attached as Annex D to this proxy statement. The fair value of their Shares as determined under the Cayman Islands Companies Act could be more than, the same as, or less than the Merger consideration they would receive pursuant to the Merger Agreement if they do not exercise dissenters’ rights with respect to their Shares. These procedures are complex and you should consult your Cayman Islands legal counsel. If you do not fully and precisely satisfy the procedural requirements of the Cayman Islands Companies Act, you will lose your dissenters’ rights (as described under the caption “Dissenters’ Rights” on page 94).
U.S. Federal Income Tax Consequences
The following is a discussion of U.S. federal income tax consequences to U.S. Holders (as defined below) that exchange ADSs or Shares for cash pursuant to the Merger. This discussion is based upon the U.S. Internal Revenue Code of 1986, as amended (the “Code”), final and temporary Treasury Regulations promulgated thereunder, the income tax treaty between the United States and the PRC (the “Treaty”), administrative pronouncements, and judicial decisions as of the date hereof, all of which are subject to change, possibly on a retroactive basis, and to differing interpretation, which may result in tax consequences different from those described below. This discussion is not binding on the U.S. Internal Revenue Service (the “IRS”), and the IRS or a court in the event of an IRS dispute may challenge any of the conclusions set forth below.
This discussion does not address any U.S. federal estate, gift, Medicare, or other non-income tax, or any state, local, or non-U.S. tax consequences of the Merger. This discussion is a summary for general information purposes only and does not consider all aspects of U.S. federal income taxation that may be relevant to particular investors in light of their individual circumstances or to certain types of investors subject to special tax rules, including: (i) banks and other financial institutions; (ii) insurance companies; (iii) pension plans; (iv) cooperatives; (v) regulated investment companies; (vi) real estate investment trusts; (vii) broker-dealers; (viii) investors that elect to use a mark-to-market method of accounting; (ix) certain former U.S. citizens or long-term residents; (x) tax-exempt entities (including private foundations); (xi) persons liable for alternative minimum tax; (xii) persons who acquire their ADSs or Shares pursuant to any employee share option or otherwise as compensation; (xiii) investors that hold their ADSs or Shares as part of a straddle, hedge, conversion, constructive sale or other integrated transaction for U.S. federal income tax purposes; (xiv) investors that have a functional currency other than the U.S. dollar; (xv) investors that actually or constructively own ADSs or Shares representing 10% or more of our stock (by vote or value); (xvi) partnerships or other entities taxable as partnerships for U.S. federal income tax purposes, or investors holding ADSs or Shares through such entities; and (xvii) investors that dissent from the Merger, all of whom may be subject to tax rules that differ significantly from those discussed below. This discussion assumes that ADSs and Shares are held as “capital assets” (generally, property held for investment) under the Code.
As used herein, a “U.S. Holder” is a beneficial owner of ADSs or Shares that is, for U.S. federal income tax purposes: (i) an individual who is a citizen or resident of the United States; (ii) a corporation (or other entity treated as a corporation for U.S. federal income tax purposes) created in, or organized under the laws, of the United States or any state thereof or the District of Columbia; (iii) an estate the income of which is includible in gross income for U.S. federal income tax purposes regardless of its source; or (iv) a trust (a) the administration of which is subject to the primary supervision of a U.S. court and which has one or more U.S. persons who have the authority to control all substantial decisions of the trust or (b) that has otherwise validly elected to be treated as a U.S. person under the Code.
If a partnership (or other entity treated as a partnership for U.S. federal income tax purposes) is a beneficial owner of ADSs or Shares, the tax treatment of a partner in the partnership generally will generally depend upon the status of the partner and the activities of the partnership. Partnerships holding ADSs or Shares and their partners are urged to consult their tax advisors regarding the consequences of the Merger.
For U.S. federal income tax purposes, a U.S. Holder of ADSs generally will be treated as the beneficial owner of the underlying Shares represented by the ADSs. The remainder of this discussion assumes that a U.S. Holder of the ADSs will be treated in this manner.
ALL HOLDERS OF ADSs OR SHARES SHOULD CONSULT THEIR TAX ADVISORS REGARDING THE SPECIFIC TAX CONSEQUENCES OF THE MERGER IN LIGHT OF THEIR PARTICULAR SITUATIONS, INCLUDING THE APPLICABILITY AND EFFECT OF U.S. FEDERAL, STATE, LOCAL, NON-U.S. AND OTHER LAWS.
Consequences of Participation in the Merger
The receipt of cash pursuant to the Merger will be a taxable transaction for U.S. federal income tax purposes, and a U.S. Holder who exchanges ADSs or Shares for cash will generally recognize gain or loss in an amount equal to the difference between (i) the amount of cash received and (ii) such U.S. Holder’s adjusted tax basis in the ADSs or Shares exchanged therefor. Subject to the discussion under “Passive Foreign Investment Company Considerations” below, such recognized gain or loss will generally be capital gain or loss, and will constitute long-term capital gain or loss if the U.S. Holder’s holding period for the ADSs or Shares exchanged is greater than one year at the Effective Time. If a U.S. Holder acquired different blocks of ADSs or Shares at different times and different prices, such U.S. Holder must determine the adjusted tax basis and holding period separately with respect to each block of ADSs or Shares. Long-term capital gains of non-corporate U.S. Holders are currently subject to U.S. federal income tax at a reduced rate. The ability to use any capital loss to offset other income or gain is subject to certain limitations under the Code.
Any gain or loss recognized by U.S. Holders will generally be treated as U.S. source gain or loss for U.S. foreign tax credit purposes. However, in the event we are deemed to be a PRC resident enterprise under the PRC Enterprise Income Tax Law, and if PRC tax were to be imposed on any gain from the exchange of ADSs or Shares pursuant to the Merger, a U.S. Holder that is eligible for the benefits of the Treaty may elect to treat such gain as PRC source income for foreign tax credit purposes. Pursuant to recently issued Treasury Regulations, however, if a U.S. Holder is not eligible for the benefits of the Treaty or does not elect to apply the Treaty, then such holder may not be able to claim a foreign tax credit arising from any PRC tax imposed on the disposition of ADSs or Shares in the Merger. The rules regarding foreign tax credits and deduction of foreign taxes are complex. You should consult your tax advisors regarding the availability of a foreign tax credit or deduction in light of your particular circumstances, including your eligibility for benefits under the Treaty and the potential impact of the recently issued Treasury Regulations.

Passive Foreign Investment Company Considerations
A non-U.S. corporation, such as the Company, will be classified as a passive foreign investment company or “PFIC” for U.S. federal income tax purposes for any taxable year if either (i) 75% or more of its gross income for such year consists of certain types of “passive” income or (ii) 50% or more of the value of its assets (generally determined on the basis of a quarterly average) during such year is attributable to assets that produce or are held for the production of passive income (the “asset test”). For this purpose, cash and assets readily convertible into cash are categorized as passive assets and the company’s goodwill and other unbooked intangibles not reflected on its balance sheet are taken into account. Passive income generally includes, among other things, dividends, interest, rents, royalties, and gains from the disposition of passive assets. We will be treated as owning a proportionate share of the assets and earning a proportionate share of the income of any other corporation in which we own, directly or indirectly, 25% or more (by value) of the stock. Although the law in this regard is not entirely clear, we intend to treat our variable interest entity or “VIE” and its subsidiaries as being owned by us for U.S. federal income tax purposes, not only because we are entitled to substantially all of their economic benefits, and, as a result, we consolidate their results of operations in our consolidated financial statements. If it were determined, however, that we are not the owner of our VIE and its subsidiaries for U.S. federal income tax purposes, the composition of our income and assets would change and we may be treated as a PFIC for the current taxable year and any subsequent taxable year.
Assuming that we are the owner of our VIE and its subsidiaries, and based upon our current and projected income and assets, we do not believe that we were a PFIC for the taxable year ended December 31, 2021, or any previous taxable years, and do not presently expect to be a PFIC for the current taxable year or the foreseeable future. Although we do not expect to be or become a PFIC for the current taxable year or the foreseeable future, no assurance can be given in this regard because the determination of whether we are or will become a PFIC will depend, in part, upon the composition of our income and assets. Furthermore, fluctuations in the market price of our ADSs may cause us to be classified as a PFIC for the current or future taxable years because the value of our assets for purposes of the asset test, including the value of our goodwill and other unbooked intangibles, may be determined by reference to the market price of our ADSs from time to time (which may be volatile). In particular, recent declines in the market price of our ADSs significantly increased our risk of becoming a PFIC. The market price of ours ADSs may continue to fluctuate considerably and, consequently, we cannot assure you of our PFIC status for any taxable year.
If we are a PFIC for any year during which a U.S. Holder holds our ADSs or Shares and the U.S. Holder has not made a valid mark-to-market election (as discussed below), the U.S. Holder will generally be subject to special tax rules on any gain realized on the disposition of ADSs or Shares, including the disposition of ADSs or Shares pursuant to the Merger. Under the PFIC rules (i) that gain will be allocated ratably over the U.S. Holder’s holding period for the ADSs or Shares, (ii) the amount allocated to the taxable year of the gain and any taxable years in the U.S. Holder’s holding period prior to the first taxable year in which we were a PFIC (each, a “pre-PFIC year”), will be taxable as ordinary income, and (iii) the amount allocated to each prior taxable year, other than a pre-PFIC year, will be subject to tax at the highest tax rate in effect for individuals or corporations, as appropriate, for that year, increased by an additional tax equal to the interest on the resulting tax deemed deferred with respect to each such taxable year.
As an alternative to the foregoing rules, a U.S. Holder that made a mark-to-market election with respect to the ADSs would generally have (i) included as ordinary income for each taxable year that we are a PFIC the excess, if any, of the fair market value of ADSs held at the end of the taxable year over the adjusted tax basis of such ADSs and (ii) deducted as an ordinary loss the excess, if any, of the adjusted tax basis of the ADSs over the fair market value of such ADSs held at the end of the taxable year, but only to the extent of the amounts previously included in income as a result of the mark-to-market election. The U.S. Holder’s adjusted tax basis in the ADSs would be adjusted to reflect any income or loss resulting from the mark-to-market election. If a U.S. Holder made a mark-to-market election, any gain such U.S. Holder recognizes upon the sale or other disposition of the ADSs in a year when we are a PFIC will be treated as ordinary income and any loss will be treated as ordinary loss, but such loss will only be treated as ordinary loss to the extent of the net amount previously included in income as a result of the mark-to-market election.
The mark-to-market election is only available for “marketable stock” in a PFIC which is owned by a U.S. Holder at the close of any taxable year of such holder. For these purposes, “marketable stock” is stock that is regularly traded on a qualified exchange or other market, as defined in applicable Treasury Regulations. The

ADSs, but not the Shares, are currently listed on the Nasdaq, which is a qualified exchange, and have been listed on the Nasdaq since the Company’s initial public offering. We believe that the ADSs qualified as regularly traded in the taxable years including and following the initial public offering, but no assurances may be given in this regard. As described above, however, if the Merger is completed, the Company will continue its operations as a privately held company and will be wholly owned by Parent, and the Company’s ADSs will no longer be listed on the Nasdaq. Accordingly, a U.S. Holder would generally not be eligible to make a mark-to-market election with respect to our ADSs for the holder’s taxable year that includes the completion of the Merger.
If a U.S. Holder owns ADSs or Shares during any taxable year that we are a PFIC, the holder generally must file an annual IRS Form 8621. You should consult your tax advisor regarding the U.S. federal income tax consequences of disposing of the ADSs or Shares if we are or become a PFIC.
PRC Income Tax Consequences
Under the Enterprise Income Tax Law (the “EIT Law”), which took effect on January 1, 2008, and as amended on December 29, 2018, enterprises established outside of China whose “de facto management bodies” are located in the PRC are considered “resident enterprises,” and thus will generally be subject to the enterprise income tax at the rate of 25% on their global income. On December 6, 2007, the State Council adopted the Regulation on the Implementation of Enterprise Income Tax Law, as amended on April 23, 2019, which defines the “de facto management body” as an establishment that has substantial management and control over the business, personnel, accounts and properties of an enterprise. The State Administration of Taxation issued the Notice Regarding the Determination of Chinese-Controlled Offshore Incorporated Enterprises as PRC Tax Resident Enterprises on the Basis of De Facto Management Bodies (“Circular 82”) on April 22, 2009, and as amended on December 29, 2017. Circular 82 provides certain specific criteria for determining whether the “de facto management body” of a Chinese-controlled offshore incorporated enterprise is located in China. Under the EIT Law and its implementation regulations, the PRC income tax at the rate of 10% is applicable to any gain recognized on receipt of consideration by a “non-resident enterprise” from transfer of its equity in a PRC resident enterprise, provided that the “non-resident enterprise” does not have a de facto management body in the PRC and also (a) does not have an establishment or place of business in the PRC or (b) has an establishment or place of business in the PRC, but the relevant income is not effectively connected with the establishment or place of business, to the extent such gain is derived from sources within the PRC. Under the Individual Income Tax Law, an individual who disposes a capital asset in China is subject to PRC individual income tax at the rate of 20%. Reduction of or relief from these taxes may be sought under applicable Income Tax Treaties with PRC.
The Company does not believe it is a resident enterprise defined and regulated by the aforesaid regulations or that the gain recognized on the receipt of consideration for your Share should otherwise be subject to PRC income tax to holders of such Shares that are not PRC residents, however, as there has not been a definitive determination of the Company’s status by the PRC tax authorities, the Company cannot confirm whether it would be considered a PRC resident enterprise under the EIT Law or whether the gain recognized on the receipt of consideration for Shares would otherwise be subject to PRC tax to holders of such Shares that are not PRC tax residents.
In addition, under the Bulletin on Certain Issues Relating to Indirect Transfer of Assets by Non-resident Enterprises (“Bulletin 7”) issued by the State Administration of Taxation, which became effective on February 3, 2015, and the Bulletin on the Source of Deduction of Income Tax for Non-resident Enterprises (“Bulletin 37”) issued by the State Administration of Taxation, which became effective on December 1, 2017, if a non-resident enterprise transfers PRC taxable assets indirectly by disposing of equity interests in an overseas holding company directly or indirectly holding such PRC taxable assets without any reasonable commercial purpose, the non-resident enterprise may be subject to a 10% PRC income tax on the gain from such equity transfer, unless (i) the non-resident enterprise derives income from the indirect transfer of PRC taxable assets by acquiring and selling shares of an overseas listed company which holds such PRC taxable assets on a public market or (ii) where there is an indirect transfer of PRC taxable assets, but if the non-resident enterprise had directly held and disposed of such PRC taxable assets, the income from the transfer would have been exempted from PRC enterprise income tax under an applicable tax treaty or arrangement. According to Bulletin 7, where a non-resident enterprise indirectly holds and transfers equity of a PRC resident enterprise held through an offshore holding company, a list of factors set out by Bulletin 7 should be taken into consideration to assess whether the transfer arrangement would be deemed as having a reasonable commercial purpose. Where non-resident enterprises indirectly transfer PRC resident enterprises’ equity and avoid obligations to pay enterprise income tax through arrangement without a reasonable commercial purpose, PRC taxation authorities have the power to redefine and deem the transaction as a direct transfer of PRC resident enterprises’ equity and impose a 10% income tax on the gain from such offshore share transfer. Pursuant to Bulletin 37, where the party responsible to withhold such income tax did not or was unable to withhold, and non-resident enterprises receiving such income failed to declare and pay the taxes that should have been withheld to the relevant tax authority, both the transferor and the transferee may be subject to penalties under PRC tax laws. Bulletin 37 or Bulletin 7 may be determined by the PRC tax authorities to be applicable to the Merger where non-PRC resident corporate shareholders were involved, if the Merger is determined by the PRC tax authorities to lack reasonable commercial purpose. The Company does not believe that the Merger is without reasonable commercial purpose for purposes of Bulletin 37 and Bulletin 7, and, as a result, the Company (as purchaser and withholding agent) will not withhold any PRC tax (under Bulletin 7 and Bulletin 37) from the Merger consideration to be paid to holders of Shares. However, if PRC tax authorities were to invoke Bulletin 37 or Bulletin 7 and impose tax on the receipt of consideration for Shares, then any gain recognized on the receipt of consideration for such Shares pursuant to the Merger by the Company’s non-PRC-resident shareholders could be treated as PRC-source income and thus be subject to PRC income tax at a rate of 10% (subject to applicable treaty relief).
You should consult your own tax advisor for a full understanding of the tax consequences of the Merger to you, including any PRC tax consequences.
Cayman Islands Tax Consequences
The Cayman Islands currently has no form of income, corporate or capital gains tax and no estate duty, inheritance tax or gift tax. No taxes, fees or charges will be payable (either by direct assessment or withholding) to the government or other taxing authority in the Cayman Islands under the laws of the Cayman Islands in respect of the Merger or the receipt of cash for the Shares under the terms of the Merger Agreement. This is subject to the qualifications that (a) Cayman Islands stamp duty may be payable if any original transaction documents are brought into or executed or produced before a court in the Cayman Islands (for example, for enforcement), (b) registration fees will be payable to the Registrar of Companies in the Cayman Islands to register the Plan of Merger and to file the Variation of Capital and the Adoption of Amended M&A and (c) fees will be payable to the Cayman Islands Government Gazette Office to publish the notice of the Merger in the Cayman Islands Government Gazette.

MARKET PRICE OF THE COMPANY’S ADSs, DIVIDENDS AND OTHER MATTERS
Market Price of the ADSs
The following table sets forth the high and low sales prices for the ADSs on Nasdaq under the symbol “BLCT” for the periods indicated.
	Trading Price (US$)
	High	Low
2020
Third Quarter (since July 9, 2020)	28.00	8.61
Fourth Quarter	14.99	8.04
2021
First Quarter	20.46	8.05
Second Quarter	9.30	6.30
Third Quarter	7.65	2.90
Fourth Quarter	3.37	1.25
2022
First Quarter	2.02	1.08
Second Quarter (through May 24, 2022)	1.44	1.15
The Per ADS Merger Consideration represents a premium of 16.8% to the closing price of the Company’s ADSs on April 14, 2022, the last trading day prior to the Company’s announcement of its receipt of a preliminary non-binding proposal letter (the “Proposal Letter”) dated April 18, 2022 from Mr. Baoli Ma and Metaclass Management ELP with respect to the proposed going private transaction, and a premium of 19.21% to the volume-weighted average price of the ADSs during the 20 trading days prior to its receipt of the Proposal Letter dated April 18, 2022. On May 24, 2022, the most recent practicable date before the date of this proxy statement, the high and low reported sales prices of the ADSs were US$1.30 and US$1.26, respectively. You are urged to obtain a current market price quotation for your Shares in connection with voting your Shares.
Dividend Policy
The Board has complete discretion on whether to distribute dividends, subject to certain requirements of Cayman Islands law, namely that the Company may only pay dividends out of profits or share premium account, and provided always that in no circumstances may a dividend be paid out of share premium if this would result in the Company being unable to pay its debts as they fall due in the ordinary course of business. In the event the Merger Agreement is terminated for any reason and the Merger is not consummated, the payment of future dividends will be subject to the discretion of the Board. Even if the Board decides to pay dividends on the Company’s ordinary shares, the form, frequency and amount will depend upon its future operations and earnings, capital requirements and surplus, general financial condition, contractual restrictions and other factors the Board may deem relevant.
The Company has not declared or paid any cash dividends, nor does it have any present plan to pay any cash dividends on the Shares in the foreseeable future. The Company currently intends to retain the Company’s available funds and any future earnings to operate and expand the Company’s business.
The Company is a holding company with no operations of its own. The Company conducts its business primarily through its wholly foreign-owned subsidiary in China, namely, Beijing BlueCity Information& Technology Co., Ltd. (our “WFOE”), the variable interest equity, namely Beijing BlueCity Culture and Media Co., Ltd. (the “VIE”) and its subsidiaries in China. As a result, the Company’s ability to pay dividends depends upon dividends paid by our WFOE. If our WFOE or any newly formed PRC subsidiaries incur debt on their own behalf in the future, the instruments governing their debt may restrict their ability to pay dividends to the Company. In addition, our WFOE in China are permitted to pay dividends to the Company only out of its retained earnings, if any, as determined in accordance with PRC accounting standards and regulations. Under PRC law, each of our WFOE, the VIE and its subsidiaries in China is required to set aside at least 10% of its after-tax profits each year, if any, to fund certain statutory reserve funds until such reserve funds reach 50% of their registered capital. In addition, our WFOE in China may allocate a portion of their after-tax profits based on PRC accounting standards to a staff welfare and bonus fund at their discretion, and the VIE may allocate a portion of its after-tax profits based on PRC accounting standards to a surplus fund at their discretion. The statutory reserve funds and the discretionary funds are not distributable as cash dividends. Remittance of dividends by a wholly foreign-owned company out of China is subject to examination by the banks designated by SAFE. Our WFOE has not paid dividends and will not be able to pay dividends until they generate accumulated profits and meet the requirements for statutory reserve funds.
None of the Company’s subsidiaries, the VIE and its subsidiaries in China made cash dividends or other distributions to the Company, the holding company, or its offshore subsidiaries, in the years ended December 31, 2019, 2020 and 2021. The Company’s subsidiaries and the VIE currently intend to retain most, if not all, of their available funds and any future earnings.

THE EXTRAORDINARY GENERAL MEETING
We are furnishing this proxy statement to you, as a holder of the Shares, as part of the solicitation of proxies by the Special Committee for use at the extraordinary general meeting described below.
Date, Time and Place of the Extraordinary General Meeting
The extraordinary general meeting will be held on July 29, 2022, at 10:00 a.m. (Beijing time) at Block 2 Tower B, No. 22 Pingguo Shequ, Bai Zi Wan Road, Chaoyang District, Beijing 100022, People’s Republic of China.
Proposals to be Considered at the Extraordinary General Meeting
At the meeting, you will be asked to consider and vote upon:
•
as special resolutions:

THAT the Merger Agreement, the Plan of Merger and the consummation of the Transactions, including the Merger, and upon the Merger becoming effective, the Variation of Capital and Adoption of Amended M&A, be authorized and approved; and
THAT each of the members of the Special Committee, be authorized to do all things necessary to give effect to the Merger Agreement, the Plan of Merger and the consummation of the Transactions, including the Merger, and upon the Merger becoming effective, the Variation of Capital and Adoption of Amended M&A,; and
•
if necessary, as an ordinary resolution:

THAT the extraordinary general meeting be adjourned in order to allow the Company to solicit additional proxies in the event that there are insufficient proxies received at the time of the extraordinary general meeting to pass the special resolutions to be proposed at the extraordinary general meeting.
If the Merger is completed, at the Effective Time, each option to purchase Class A Ordinary Shares (each, a “Company Option”) granted pursuant to the Company’s 2015 Stock Incentive Plan that is outstanding and unexercised as of the Effective Time, whether vested or unvested, shall be cancelled and the holder thereof shall be entitled to receive an amount in cash, without interest, payable as soon as reasonably practicable following the Effective Time equal to the product of (i) the excess, if any, of (A) the Per Share Merger Consideration, over (B) the exercise price, multiplied by (ii) the number of Class A Ordinary Shares subject to such Company Option as of the Effective Time. Each Company Option with the exercise price that is equal to or greater than the Per Share Merger Consideration shall be cancelled at the Effective Time without the payment of consideration therefor.
At the Effective Time, each Company Option to purchase Class A Ordinary Shares granted pursuant to the Company’s 2020 Stock Incentive Plan or 2021 Stock Incentive Plan, in each case, that is outstanding, vested and unexercised as of the Effective Time shall be assumed by Parent and automatically converted into an option for ordinary shares of Parent (each, an “Assumed Option”) under an equity incentive plan to be established by Parent equal to the product of (A) the number of Class A Ordinary Shares that were subject to the corresponding Company Option immediately prior to the Effective Time, multiplied by (B) a fraction (such ratio, the “Exchange Ratio”), the numerator of which is the Per Share Merger Consideration and the denominator of which is the fair market value of an ordinary share of Parent, and rounding such product down to the nearest whole number of ordinary shares of Parent, with an exercise price per share subject to the Assumed Option equal to the exercise price for which the corresponding Company Option was exercisable immediately prior to the Effective Time divided by the Exchange Ratio, and rounded up to the nearest whole cent. Each Assumed Option shall be subject to the same terms and conditions as to vesting, exercisability and forfeiture as the corresponding Company Option as in effect on April 30, 2022 the date of the Merger Agreement.
At the Effective Time, each Company Option granted pursuant to the Company’s 2020 Stock Incentive Plan or 2021 Stock Incentive Plan, in each case, that is unvested as of the Effective Time will be cancelled without the payment of consideration therefor.

The Board’s Recommendation
The Board, acting on the unanimous recommendation of the Special Committee:
•
determined that that it is fair to, and in the best interests of, the Company and its shareholders (other than holders of Excluded Shares) and the Unaffiliated Security Holders, and declared it advisable, for the Company to enter into the Merger Agreement and the Plan of Merger and to consummate the Transactions, including the Merger,

•
authorized and approved the execution, delivery and performance of the Merger Agreement and the Plan of Merger and the consummation of the Transactions, including the Merger, and

•
resolved to direct that the Merger Agreement, the Plan of Merger and the Transactions be submitted to the shareholders of the Company for their approval and authorization at an extraordinary general meeting of the Company’s shareholders, with the recommendation of the Board that the shareholders of the Company authorize and approve the Merger Agreement, the Plan of Merger and the Transactions, including the Merger.

Record Date; Shares and ADSs Entitled to Vote
You are entitled to attend and vote at the extraordinary general meeting if you have Shares registered in your name as of 10:00 a.m. (New York City time) on the Share Record Date. If you own Shares as of 10:00 a.m. (New York City time) on the Share Record Date, you should lodge your proxy card so that the proxy card is received by the Company no later than 10:00 a.m. (Beijing time) on July 27, 2022, being 48 hours before the time appointed for the extraordinary general meeting.
If you own ADSs as of the close of business in New York City on the ADS Record Date (and do not surrender such ADSs and become a registered holder of the Shares underlying such ADSs, as explained below), you cannot vote directly nor are you able to attend the extraordinary general meeting, but you may instruct the ADS Depositary (as the holder of the Shares underlying your ADSs) how to vote the Shares underlying your ADSs. The ADS Depositary must receive your instructions no later than 10:00 a.m. (New York City time) on July 22, 2022 in order to ensure the Shares underlying your ADSs are properly voted at the extraordinary general meeting.
Quorum
A quorum of the Company’s shareholders is necessary to have a valid shareholders’ meeting. The required quorum for the transaction of business at the extraordinary general meeting is the presence, in person or by proxy (or in the case of a shareholder being a corporation, by a duly authorized corporate representative), of at least one shareholder or shareholders (or in the case of a shareholder being a corporation, by its duly authorized representative) together holding at the date of the relevant meeting shares of the Company which carry not less than one-third of all voting power of the Company’s share capital in issue on the Share Record Date. In the event that a quorum is not present at the extraordinary general meeting, we currently expect that we will adjourn the extraordinary general meeting to solicit additional proxies in favor of the authorization and approval of the Merger Agreement.
Vote Required
Under the Cayman Islands Companies Act and the Merger Agreement, in order for the Merger to be consummated, the Merger Agreement and the Plan of Merger must be approved by a special resolution (as defined in the Cayman Islands Companies Act) of the Company passed by an affirmative vote of holders of Shares (including Shares represented by ADSs) representing at least two-thirds of votes cast by such holders as, being entitled so to do, vote in person or, in the case of such holders as are corporations, by their respective duly authorized representative or, where proxies are allowed, by proxy as a single class, at the extraordinary general meeting or any adjournment or postponement thereof. If this vote is not obtained, the Merger will not be consummated.
As of the date of this proxy statement, there are 18,733,475.5 Shares issued and outstanding, all of which are entitled to vote on the proposals at the extraordinary general meeting, subject to the procedures described below under “The Extraordinary General Meeting — Procedures for Voting.” We expect that, as of the Share Record Date, there will be 18,733,475.5 Shares issued and outstanding, all of which will be entitled to vote on the proposals at the extraordinary general meeting, subject to the procedures described below under “The Extraordinary General Meeting — Procedures for Voting.”
As of the date of this proxy statement, the Rollover Shareholders directly or indirectly own in the aggregate 1,956,920.5 Class A Ordinary Shares (including Shares represented by ADSs but excluding Shares represented by Company Options held by the Rollover Shareholders or their affiliates which have not been exercised) and 5,114,840 Class B Ordinary Shares of the Company, which collectively represent approximately 37.7% of the Company’s total issued and outstanding ordinary shares and approximately 70.2% of the total voting power of the total issued and outstanding shares in the Company. See “Security Ownership of Certain Beneficial Owners and Management of the Company” beginning on page 99 for additional information. Pursuant to the terms of the Support Agreement, these Shares will be voted by the Rollover Shareholders in favor of the authorization and approval of the Merger Agreement, the Plan of Merger and the consummation of the Transactions, at the extraordinary general meeting. Given the Rollover Shareholders’ shareholding as described above and assuming their compliance with its voting undertaking under the applicable Support Agreements to vote all their Shares in favor of the special resolutions, based on the number of Shares expected to be issued and outstanding on the Share Record Date and assuming a quorum will be present at the extraordinary general meeting, sufficient votes will be cast to authorize and approve the Merger Agreement, the Plan of Merger and the consummation of the Transactions, including the Merger, without requiring any further vote of any other shareholder of the Company.
Procedures for Voting
Shares
Only shareholders registered in the register of members of the Company as of 10:00 a.m. (New York City time) on the Share Record Date will receive the final proxy statement and proxy card directly from the Company. Shareholders registered in the register of members of the Company as of 10:00 a.m. (New York City time) on the Share Record Date or their proxy holders are entitled to vote and may participate in the extraordinary general meeting or any adjournment thereof. Shareholders who have acquired Shares after 10:00 a.m. (New York City time) on the Share Record Date may not attend or vote at the extraordinary general meeting unless they receive a proxy from the person or entity who was the registered holder of such Shares as of the Share Record Date. Each registered shareholder has one vote for each Class A Ordinary Share held and five votes for each Class B Ordinary Share held as of 10:00 a.m. (New York City time) on the Share Record Date.
Shareholders wanting to vote by proxy should indicate on their proxy card how they want to vote, sign and date the proxy card, and mail the proxy card in the return envelope as soon as possible so that it is received by the Company no later than 10:00 a.m. (Beijing time) on July 27, 2022, being 48 hours before the time appointed for the extraordinary general meeting, the deadline to lodge the proxy card. Shareholders can also attend the extraordinary general meeting and vote in person.
Shareholders who have questions or requests for assistance in completing and submitting proxy cards or need additional copies of this proxy statement or the accompanying proxy card should contact our Investor Relations Department at +86 10-5876-9662 or e-mail to ir@bluecity.com.
ADS
Holders of ADSs as of the close of business in New York City on the ADS Record Date will receive the final proxy statement and ADS voting instruction card either directly from the ADS Depositary (in the case of registered holders of ADSs) or these materials will be forwarded to them by a third party service provider (in the case of beneficial owners of ADSs who are not registered holders of ADSs). Holders of ADSs cannot attend or vote at the extraordinary general meeting directly, but may instruct the ADS Depositary how to vote the Shares underlying the ADSs by completing and signing an ADS voting instruction card provided by the ADS Depositary and returning it in accordance with the instructions printed on the card. The ADS Depositary must receive the ADS voting instruction card no later than 10:00 a.m. (New York City time) July 22, 2022. The ADS Depositary will endeavor, in so far as practicable, to vote or cause to be voted the Shares represented by

ADSs in accordance with your voting instructions. The ADS Depositary has advised us that, pursuant to the provisions of the Deposit Agreement, it will not vote or attempt to exercise the right to vote any Shares other than in accordance with signed voting instructions from the relevant ADS holder and, accordingly, Shares represented by ADSs for which no timely voting instructions are received by the ADS Depositary, or which fail to specify the manner in which the Shares should be voted, will not be voted. If you hold your ADSs in a brokerage, bank or other securities account, you must rely on the procedures of the broker, bank or other securities intermediary through which you hold your ADSs if you wish to vote.
Alternatively, if you hold ADSs you may vote directly at the extraordinary general meeting if you surrender your ADSs for cancellation and become a holder of Shares prior to 10:00 a.m. (New York City time) on the Share Record Date. Holders of ADSs will not be able to attend the extraordinary general meeting unless they surrender their ADSs and become holders of Shares prior to that time. ADS holders who wish to surrender their ADSs need to make arrangements to deliver the ADSs to the ADS Depositary for cancellation before the close of business in New York City on July 8, 2022 together with (a) delivery instructions for the corresponding Shares represented by such ADSs (including, if applicable, the name and address of person who will be the registered holder of such Shares), (b) payment of ADS Depositary’s fees associated with such cancellation (US$0.05 per ADS), which will not be borne by the Surviving Company, and any applicable taxes, and (c) certification that the ADS holder either (i) beneficially owned the relevant ADSs as of the ADS Record Date and has not given, and will not give, voting instructions to the ADS Depositary as to the ADSs being surrendered (or has cancelled all voting instructions previously given), or (ii) did not beneficially own the relevant ADSs as of the ADS Record Date. If you hold your ADSs in a brokerage, bank or other nominee account, please promptly contact your broker, bank or other nominee to find out what actions you need to take to instruct the broker, bank or other nominee to surrender the ADSs on your behalf. Upon surrender of the ADSs, the ADS Depositary will arrange for Deutsche Bank AG, Hong Kong Branch, the custodian holding the Shares, to transfer registration of the Shares to the former ADS holder (or a person designated by the former ADS holder). If after the registration of Shares in your name you wish to receive a certificate evidencing the Shares registered in your name, you will need to request the Company’s registered office provider or share registrar, Conyers Trust Company (Cayman) Limited, to issue and mail a certificate to your attention. It is difficult to predict how long the steps described above may take. ADS holders that wish to surrender to become registered holders of Shares are advised to take action as soon as possible. If the Merger is not consummated, the Company will continue to be a public company in the United States and ADSs will continue to be listed on Nasdaq. Shares are not listed and cannot be traded on any stock exchange. As a result, if you have cancelled your ADSs to attend the extraordinary general meeting and the Merger is not subsequently consummated and you wish to be able to sell your Shares on a stock exchange, you will need to deposit your Shares into the Company’s ADS program for the issuance of the corresponding number of ADSs, subject to the terms and conditions of applicable law and the Deposit Agreement, including, among other things, payment of relevant fees of the ADS Depositary for the issuance of ADSs (US$0.05 for each ADS issued) and applicable share transfer taxes (if any) and related charges pursuant to the Deposit Agreement.
Proxy Holders for Registered Shareholders
Shareholders registered in the register of members of the Company as of 10:00 a.m. (New York City time) on the Share Record Date who are unable to participate in the extraordinary general meeting may appoint and the person or the chairman of the extraordinary general meeting as proxy holder by completing and returning the form of proxy in accordance with the instructions printed thereon. With regard to the items listed on the agenda and without any explicit instructions to the contrary, the chairman of the extraordinary general meeting as proxy holder will vote in favor of the resolutions proposed at the extraordinary general meeting according to the recommendation of the Special Committee. If new proposals (other than those on the agenda) are put forth before the extraordinary general meeting, the chairman of the extraordinary general meeting as proxy holder will vote in accordance with the position of the Board.
Voting of Proxies and Failure to Vote
All Shares represented by valid proxies will be voted at the extraordinary general meeting in the manner specified by the holder. If a shareholder returns a properly signed proxy card but does not indicate how the shareholder wants to vote, Shares represented by that proxy card will be voted FOR the proposal to authorize and approve the Merger Agreement, the Plan of Merger and the consummation of the Transactions, including the Merger, and upon the Merger becoming effective, the Variation of Capital and the Adoption of the Amended M&A, FOR the proposal to authorize each of the members of the Special Committee to do all things necessary to give effect to the Merger Agreement, the Plan of Merger and the consummation of the Transactions, including the Merger, and upon the Merger becoming effective, the Variation of Capital and the Adoption of the Amended M&A, and FOR the proposal to adjourn the extraordinary general meeting in order to allow the Company to solicit additional proxies in the event that there are insufficient proxies received to pass the special resolutions during the extraordinary general meeting, unless the shareholder appoints a person other than the chairman of the meeting as proxy, in which case the Shares represented by that proxy card will be voted (or not submitted for voting) as the proxy determines. If a shareholder fails to vote by proxy or in person, it will be more difficult for the Company to obtain the necessary quorum to transact business at the extraordinary general meeting and to obtain required votes described in “The Extraordinary General Meeting — Vote Required.” Brokers, banks or other nominees who hold Shares in “street name” for customers who are the beneficial owners of such Shares may not give a proxy to vote those customers’ Shares in the absence of specific instructions from those customers. Abstentions by holders of Shares are included in the determination of the number of Shares present but are not counted as votes for or against a proposal. If no proxy is given by such holders of Shares, broker non-votes will be counted toward a quorum but will not be treated as voted on any proposals at the extraordinary general meeting.
If holders of ADSs do not timely deliver specific voting instructions to the ADS Depositary, or if the ADS Depositary timely receives voting instructions from holders of ADSs which fail to specify the manner in which the ADS Depositary is to vote the Shares represented by the holder’s ADS, the ADS Depositary has advised the Company that it will not vote or attempt to exercise the right to vote any Shares underlying such holders’ ADSs and such Shares will not be voted. Brokers, banks and other securities intermediaries that hold ADSs in “accounts” for their customers do not have discretionary authority to provide the ADS Depositary with voting instructions on how to vote the Shares underlying the ADSs with respect to the adoption of the Merger Agreement. Accordingly, if banks, brokers or other securities intermediaries do not receive specific voting instructions from the beneficial owner of ADSs, they may not provide the ADS Depositary with voting instructions on how to vote the Shares underlying the ADSs with respect to the adoption of the Merger Agreement.
Revocability of Proxies
Registered holders of our Shares may revoke their proxies in one of three ways:
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First, a registered shareholder can revoke a proxy by written notice of revocation given to the chairman of the extraordinary general meeting at least two hours before the commencement of the extraordinary general meeting. Any written notice revoking a proxy should also be sent to the Company’s offices at Block 2 Tower B Room 028, No. 22 Pingguo Shequ, Bai Zi Wan Road, Chaoyang District, Beijing 100022, People’s Republic of China, Attention: Investor Relations Department, at least two hours before the commencement of the extraordinary general meeting.

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Second, a registered shareholder can complete, date and submit a new proxy card bearing a later date than the proxy card sought to be revoked to the Company so that the new proxy card is received by the Company no later than a.m. (Beijing time) on July 27, 2022 being 48 hours before the time appointed for the extraordinary general meeting, the deadline for shareholders to lodge proxy cards.

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Third, a registered shareholder can attend the meeting and vote in person. Attendance, by itself, will not revoke a proxy. It will only be revoked if the registered shareholder actually votes at the extraordinary general meeting.

If a shareholder holds Shares through a broker, bank or other nominee and has instructed the broker, bank or other nominee to vote the shareholder’s Shares, the shareholder must follow directions received from the broker, bank or other nominee to change those instructions.
Holders of our ADSs may revoke their voting instructions by notification to the ADS Depositary in writing at any time prior to 10:00 a.m. (New York City time) on July 22, 2022. A holder of ADSs can do this in one of two ways:

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First, a holder of ADSs can revoke its voting instruction by written notice of revocation timely delivered to the ADS Depositary.

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Second, a holder of ADSs can change its voting instructions by phone or online or complete, date and submit a new ADS voting instruction card to the ADS Depositary bearing a later date than the ADS voting instruction card sought to be revoked.

If you hold your ADSs through a broker, bank or other securities intermediary and you have instructed your broker, bank or other securities intermediary to give ADS voting instructions to the ADS Depositary, you must follow the directions of your broker, bank or other securities intermediary to change those instructions.
Rights of Shareholders Who Wish to Dissent from the Merger
Shareholders who dissent from the Merger will have the right to receive payment of the fair value of their Shares as determined in accordance with Section 238 of the Cayman Islands Companies Act if the Merger is consummated, but only if they deliver to the Company, before the vote to authorize and approve the Merger is taken at the extraordinary general meeting, a written objection to the Merger and subsequently comply with all procedures and requirements of Section 238 of the Cayman Islands Companies Act, a copy of which is attached as Annex D to this proxy statement, for the exercise of dissenters’ rights. The fair value of your Shares as determined under the Cayman Islands Companies Act could be more than, the same as, or less than the merger consideration you would receive pursuant to the Merger Agreement if you do not exercise dissenters’ rights with respect to your Shares.
ADS HOLDERS WILL NOT HAVE THE RIGHT TO DISSENT FROM THE MERGER AND RECEIVE PAYMENT OF THE FAIR VALUE OF THE SHARES UNDERLYING THEIR ADSS. THE ADS DEPOSITARY WILL NOT ATTEMPT TO EXERCISE ANY DISSENTERS’ RIGHTS WITH RESPECT TO ANY OF THE SHARES THAT IT HOLDS, EVEN IF AN ADS HOLDER REQUESTS THE ADS DEPOSITARY TO DO SO. ADS HOLDERS WISHING TO DISSENT FROM THE MERGER MUST SURRENDER THEIR ADSS TO THE ADS DEPOSITARY, PAY THE ADS DEPOSITARY’S FEES REQUIRED FOR THE CANCELLATION OF THE ADSS, PROVIDE INSTRUCTIONS FOR THE REGISTRATION OF THE CORRESPONDING SHARES, AND CERTIFY THAT THEY HAVE NOT GIVEN VOTING INSTRUCTIONS AS TO THE ADSS BEFORE THE CLOSE OF BUSINESS IN NEW YORK CITY ON JULY 8, 2022, AND BECOME REGISTERED HOLDERS OF SHARES BEFORE THE VOTE TO AUTHORIZE AND APPROVE THE MERGER IS TAKEN AT THE EXTRAORDINARY GENERAL MEETING. THEREAFTER, SUCH FORMER ADS HOLDERS MUST COMPLY WITH THE PROCEDURES AND REQUIREMENTS FOR EXERCISING DISSENTERS’ RIGHTS WITH RESPECT TO THE SHARES UNDER SECTION 238 OF THE CAYMAN ISLANDS COMPANIES ACT. IF THE MERGER IS NOT COMPLETED, THE COMPANY WILL CONTINUE TO BE A PUBLIC COMPANY IN THE U.S., AND THE COMPANY’S ADSS WILL CONTINUE TO BE LISTED ON THE NASDAQ. THE SHARES ARE NOT LISTED AND CANNOT BE TRADED ON ANY STOCK EXCHANGE OTHER THAN THE NASDAQ, AND IN SUCH CASE ONLY IN THE FORM OF ADSS.
AS A RESULT, IF A FORMER ADS HOLDER HAS CANCELLED HIS, HER OR ITS ADSS TO EXERCISE DISSENTERS’ RIGHTS AND THE MERGER IS NOT COMPLETED AND SUCH FORMER ADS HOLDER WISHES TO BE ABLE TO SELL HIS, OR HER OR ITS SHARES ON A STOCK EXCHANGE, SUCH FORMER ADS HOLDER WILL NEED TO DEPOSIT HIS, OR HER OR ITS SHARES INTO THE COMPANY’S ADS PROGRAM FOR THE ISSUANCE OF THE CORRESPONDING NUMBER OF ADSS, SUBJECT TO THE TERMS AND CONDITIONS OF APPLICABLE LAW AND THE DEPOSIT AGREEMENT, INCLUDING, AMONG OTHER THINGS, PAYMENT OF RELEVANT FEES OF THE ADS DEPOSITARY FOR THE ISSUANCE OF ADSS (UP TO US$0.05 PER ADS ISSUED) AND ANY APPLICABLE STOCK TRANSFER TAXES (IF ANY) AND RELATED CHARGES PURSUANT TO THE DEPOSIT AGREEMENT.
Whom to Call for Assistance
If you need assistance, including help in changing or revoking your proxy, please contact our Investor Relations Department at +86 10-5876-9662 or e-mail to ir@bluecity.com.

Solicitation of Proxies
We have not retained a third-party service provider to assist in the solicitation process. We will ask banks, brokers and other custodians, nominees and fiduciaries to forward our proxy solicitation materials to the beneficial owners of Shares registered in the name of such nominee holders. In addition, proxies may be solicited by mail, in person, by telephone, by internet or by facsimile by certain of our officers, directors and employees. These persons will receive no additional compensation for solicitation of proxies but may be reimbursed for reasonable out-of-pocket expenses. We will reimburse banks, brokers, nominees, custodians and fiduciaries for their reasonable expenses in forwarding copies of this proxy statement to the beneficial owners of our Shares and in obtaining voting instructions from those owners. We will pay all expenses of filing, printing and mailing this proxy statement.
Other Business
We are not currently aware of any business to be acted upon at the extraordinary general meeting other than the matters discussed in this proxy statement.

THE MERGER AGREEMENT
The following summary describes the material provisions of the Merger Agreement. This summary may not include all of the information about the Merger Agreement that is important to you. This summary is subject to, and qualified in its entirety by reference to, the Merger Agreement and the Plan of Merger, which are attached as Annex A and Annex B, respectively, and incorporated by reference into this section of this proxy statement. You are urged to read each of the Merger Agreement and the Plan of Merger carefully and in its entirety, as they are the legal documents governing the Merger.
The summary of the Merger Agreement below is included in this proxy statement only to provide you with information regarding the terms and conditions of the Merger Agreement, and not to provide any other factual information regarding the Company, Parent, Merger Sub (or any other members of the Buyer Group) or their respective businesses. Accordingly, the representations and warranties and other provisions of the Merger Agreement should not be read alone, but instead should be read only in conjunction with the information provided elsewhere in this proxy statement and in the documents incorporated by reference into this proxy statement. See “Where You Can Find More Information” beginning on page 104.
Structure and Consummation of the Merger
The Merger Agreement provides for the merger of Merger Sub with and into the Company on the terms, and subject to the conditions, of the Merger Agreement, with the Company being the Surviving Company of the Merger. If the Merger is consummated, the Company will cease to be a publicly traded company and will become a wholly owned subsidiary of Parent. The closing of the Merger will on the tenth business day after all of the conditions to the Merger have been satisfied or waived (other than those conditions that by their nature are to be satisfied at the closing, but subject to the satisfaction or waiver of those conditions). On the closing date, Merger Sub and the Company will execute and file the Plan of Merger and other appropriate documents with the Registrar of Companies of the Cayman Islands as required by the Cayman Islands Companies Act. The Merger will become effective on the date the Plan of Merger is registered by the Registrar of Companies of the Cayman Islands or on a later date as specified in the Plan of Merger, in accordance with the Cayman Islands Companies Act.
We currently expect that the Merger will be consummated in the second half of 2022, after all conditions to the Merger have been satisfied or waived. We cannot specify when, or assure you that, all conditions to the Merger will be satisfied or waived; however, we intend to complete the Merger as promptly as practicable.
Memorandum and Articles of Association; Directors and Officers of the Surviving Company
At the Effective Time, the memorandum and articles of association of Merger Sub, as in effect immediately prior to the Effective Time, shall become the memorandum and articles of association of the Surviving Company until thereafter amended in accordance with applicable law or such memorandum and articles of association; provided, however, that, (a) all references to the name “Diversefuture Limited” in the memorandum and articles of association of the Surviving Company shall be amended to “BlueCity Holdings Limited”, (b) all references therein to the authorized share capital of the Surviving Company shall be amended to refer to the correct authorized share capital of the Surviving Company as approved in the Plan of Merger, and (c) the memorandum and articles of association of the Surviving Company will contain provisions no less favorable to the intended beneficiaries with respect to exculpation and indemnification of liability and advancement of expenses than are currently set forth in the Company’s Seventh Amended and Restated Memorandum and Articles of Association, in accordance with the Merger Agreement.
The directors of Merger Sub immediately prior to the Effective Time shall be the initial directors of the Surviving Company upon the Effective Time, and the officers of the Company immediately prior to the Effective Time shall be the initial officers of the Surviving Company upon the Effective Time, in each case, unless otherwise determined by Parent prior to the Effective Time, and until their respective successors are duly elected or appointed and qualified or until the earlier of their death, resignation or removal.
Merger Consideration
If the Merger is consummated, at the Effective Time, (a) each Share issued and outstanding immediately prior to the Effective Time (other than the Excluded Shares, the Dissenting Shares and Class A Ordinary

Shares represented by ADSs) will be cancelled in exchange for the right to receive US$3.20 in cash per Share without interest, (b) each ADS issued and outstanding immediately prior to the Effective Time (other than ADSs representing Excluded Shares), together with the underlying Class A Ordinary Share represented by such ADS, will be cancelled in exchange for the right to receive from the Company US$1.60 in cash per ADS without interest pursuant to the terms and conditions set forth in the Merger Agreement and the Deposit Agreement, (c) each Excluded Share, and each ADS representing Excluded Shares, issued and outstanding immediately prior to the Effective Time, will automatically be cancelled and cease to exist, without payment of any consideration or distribution therefor, and (d) each Dissenting Share will be automatically cancelled and cease to exist, and will carry no rights other than the right to receive the payment of the fair value of such Dissenting Shares as determined in accordance with Section 238 of the Cayman Islands Companies Act.
At the Effective Time, each share of Merger Sub issued and outstanding immediately prior to the Effective Time will be converted into and become one validly issued, fully paid and non-assessable ordinary share of the Surviving Company.
Treatment of Company Equity Awards
At the Effective Time, each Company Option granted pursuant to the Company’s 2015 Stock Incentive Plan that is outstanding and unexercised as of the Effective Time, whether vested or unvested, shall be cancelled and the holder thereof shall be entitled to receive an amount in cash, without interest, payable as soon as reasonably practicable following the Effective Time equal to the product of (i) the excess, if any, of (A) the Per Share Merger Consideration, over (B) the exercise price of such Company Option (the “Exercise Price”), multiplied by (ii) the number of Class A Ordinary Shares subject to such Company Option as of the Effective Time. Each Company Option with the exercise price that is equal to or greater than the Per Share Merger Consideration shall be cancelled at the Effective Time without the payment of consideration therefor.
At the Effective Time, each Company Option to purchase Class A Ordinary Shares granted pursuant to the Company’s 2020 Stock Incentive Plan or 2021 Stock Incentive Plan, in each case, that is outstanding, vested and unexercised as of the Effective Time shall be assumed by Parent and automatically converted into an option for ordinary shares of Parent (each, an “Assumed Option”) under an equity incentive plan to be established by Parent equal to the product of (A) the number of Class A Ordinary Shares that were subject to the corresponding Company Option immediately prior to the Effective Time, multiplied by (B) a fraction (such ratio, the “Exchange Ratio”), the numerator of which is the Per Share Merger Consideration and the denominator of which is the fair market value of an ordinary share of Parent, and rounding such product down to the nearest whole number of ordinary shares of Parent, with an exercise price per share subject to the Assumed Option equal to the Exercise Price for which the corresponding Company Option was exercisable immediately prior to the Effective Time divided by the Exchange Ratio, and rounded up to the nearest whole cent. Each Assumed Option shall be subject to the same terms and conditions as to vesting, exercisability and forfeiture as the corresponding Company Option as in effect on the date of the Merger Agreement.
At the Effective Time, each Company Option granted pursuant to the Company’s 2020 Stock Incentive Plan or 2021 Stock Incentive Plan, in each case, that is unvested as of the Effective Time will be cancelled without the payment of consideration therefor.
Exchange Procedures
At or prior to the Effective Time, Parent shall deposit, or cause to be deposited, with a paying agent (the “Paying Agent”), cash in immediately available funds and in an amount that is sufficient to pay the aggregate merger consideration to which all holders of Shares (other than Excluded Shares and Dissenting Shares) and ADSs (other than ADSs representing Excluded Shares) become entitled under the Merger Agreement.
Promptly following the Effective Time, the Surviving Company shall cause the Paying Agent to mail to each person who was, immediately prior to the Effective Time, a registered holder of Shares (other than Excluded Shares and Dissenting Shares) entitled to receive the Per Share Merger Consideration: (x) a letter of transmittal (which shall be in customary form for a company incorporated in the Cayman Islands, and shall specify the manner in which the delivery of the Per Share Merger Consideration to registered holders of Shares shall be effected), and (y) instructions for use in effecting the surrender of any share certificates (or affidavits and indemnities of loss in lieu of the share certificates) or uncertificated Shares and/or such other documents as may be required to receive the Per Share Merger Consideration.
Upon surrender of, if applicable, a share certificate (or affidavit and indemnity of loss in lieu of the share certificate) for cancellation or uncertificated Shares and/or such other documents as may be required pursuant to such instructions to the Paying Agent in accordance with the terms of such letter of transmittal, duly executed in accordance with the instructions thereto, each registered holder of such Shares shall be entitled to receive in exchange therefor the Per Share Merger Consideration payable in respect of such Shares, and the share certificates so surrendered shall forthwith be cancelled. No interest shall be paid or shall accrue on the cash payable upon the cancellation of any Shares or the surrender or transfer of any share certificates.
Prior to the Effective Time, Parent and the Company shall establish procedures with the Paying Agent and the ADS Depositary to ensure that (i) the Paying Agent will transmit to the ADS Depositary promptly following the Effective Time an amount in cash in immediately available funds equal to the Per ADS Merger Consideration payable in respect of the number of ADSs issued and outstanding immediately prior to the Effective Time (other than ADSs representing Excluded Shares), and (ii) the ADS Depositary will distribute the Per ADS Merger Consideration to holders of ADSs (other than ADSs representing Excluded Shares) pro rata to their holdings of ADSs upon surrender by them of the ADSs. Pursuant to the Deposit Agreement, the ADS holders will pay any applicable fees, charges and expenses of the ADS Depositary and government charges (other than withholding taxes, if any) due to or incurred by the ADS Depositary in connection with the cancellation of their ADSs (and the underlying Shares).
Representations and Warranties
The Merger Agreement contains representations and warranties made by the Company to Parent and Merger Sub and representations and warranties made by Parent and Merger Sub to the Company. The statements embodied in those representations and warranties were made for purposes of the Merger Agreement and are subject to important qualifications and limitations agreed by the parties in connection with negotiating the terms of the Merger Agreement. In addition, some of those representations and warranties may be subject to a contractual standard of materiality different from that generally applicable to shareholders, may have been made for the principal purposes of establishing the circumstances in which a party to the Merger Agreement may have the right not to consummate the Merger if the representations and warranties of the other party prove to be untrue due to a change in circumstance or otherwise and allocating risks between the parties to the Merger Agreement rather than establishing matters as facts. Moreover, the representations and warranties made by the Company were qualified by its public disclosure and filings with the SEC and a disclosure schedule delivered by the Company to the Parent and Merger Sub contemporaneously with the execution of the Merger Agreement. It should also be noted that information concerning the subject matter of the representations and warranties, which do not purport to be accurate as of the date of this proxy statement, may have changed since the date of the Merger Agreement and subsequent developments or new information qualifying a representation or warranty may have been included in this proxy statement.
The representations and warranties made by the Company to Parent and Merger Sub include representations and warranties (subject to their respective materiality qualifications as provided in the Merger Agreement) relating to, among other things:
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due organization, valid existence and good standing of the Company and its subsidiaries, authority of the Company and its subsidiaries to carry on their respective business;

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no violation in any material respect of the memorandum and articles of association or equivalent organizational documents of the Company and its subsidiaries;

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capitalization of the Company, the share capital of the Company and its subsidiaries, and the absence of undisclosed options, warrants, compensatory equity-linked awards, calls, pre-emptive rights, subscriptions or other rights with respect to securities of the Company and each of its subsidiaries;

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the Company’s corporate power and authority to execute, deliver, and perform its obligations under the Merger Agreement and to consummate the transactions contemplated thereby, and the enforceability of the Merger Agreement against the Company;

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upon unanimous recommendation of the Special Committee, the determination by the board of directors of the Company (the “Board”) that the execution by the Company of the Merger Agreement and the Plan of Merger and consummation of the Transactions, including the Merger, are fair to and in the best interests of the Company and the Unaffiliated Security Holders, and the Board’s authorization and approval, and recommendation to the shareholders of the Company the authorization and approval, of the Merger Agreement, the Plan of Merger and the Transactions, including the Merger;

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the absence of (a) any conflict with the organizational documents of the Company and its subsidiaries, (b) requirement to make filing with, or obtain governmental permit, with certain exemptions, (c) requirement to obtain consent or waiver of, modification, violation or breach of, or default under, any contract, (d) any lien (other than Permitted Liens (as defined in the Merger Agreement)), or (e) violation of any order or law, in each case as a result of the execution and delivery of the Merger Agreement by the Company and the performance of the Merger Agreement by the Company and the consummation by the Company of the Transactions;

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the Company’s SEC filings since July 8, 2020 and the financial statements included or incorporated by reference in such SEC filings;

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the compliance with the applicable provisions of the United States Sarbanes-Oxley Act of 2002;

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the Company’s disclosure controls and procedures and internal control system over financial reporting;

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the absence of undisclosed liabilities or obligations of the Company and its subsidiaries;

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certain control documents in relation to the “variable interest entity” structure of the Company;

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the absence of any Material Adverse Effect since December 31, 2021;

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the absence of certain legal proceedings;

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real property and title to assets;

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taxes;

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compliance with applicable laws and permits;

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certain labor and employment matters;

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material contracts and the absence of any default under, or breach or violation of, any material contract;

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intellectual property;

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insurance;

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related party transactions;

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the accuracy of the information provided in the Schedule 13E-3 and this proxy statement;

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the receipt by the Special Committee of a fairness opinion from Duff & Phelps;

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the absence of any broker’s or finder’s fees, other than with respect to the financial advisor to the Special Committee;

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the absence of any shareholder rights agreement, poison pill or similar agreement or plan, and the taking by the Board of all necessary action so any takeover statute does not, and will not apply to the Merger Agreement and the Transaction; and

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the absence of any other representations and warranties by the Company to Parent and Merger Sub, other than the representations and warranties made by the Company in the Merger Agreement.

Many of the representations and warranties in the Merger Agreement made by the Company are qualified as to “materiality” or “Material Adverse Effect.” For purposes of the Merger Agreement, a “ Material Adverse Effect” means any change, effect, development, circumstance, condition, state of facts, event or occurrence (“Effect”) that, individually or in the aggregate, has had or would reasonably be expected to have a material adverse effect on the assets, properties, financial condition, business or results of operations of the Company and its subsidiaries, taken as a whole, or prevent or materially delay the consummation of the Merger and the other Transactions on or prior to October 31, 2022 (the “Outside Date”); provided that, in no event shall any Effect resulting or arising from the following, either alone or in combination, be deemed to constitute a Material Adverse Effect or shall be taken into account when determining whether a Material Adverse Effect has occurred or would reasonably be expected to occur:
(a)   conditions (or changes therein) that are the result of factors generally affecting any industry or industries in which the Company or any of its subsidiaries operates;
(b)   general economic, political and/or regulatory conditions (or changes therein), including any changes affecting financial, credit or capital market conditions, including changes in interest or exchange rates;
(c)   any change in U.S. GAAP or interpretation thereof;
(d)   any adoption, implementation, promulgation, repeal, modification, amendment, reinterpretation, or other change in any applicable law of or by any governmental entity;
(e)   any actions taken, or the failure to take any action, as required by the terms of the Merger Agreement or at the written request or with the written consent of Parent or Merger Sub and any Effect directly attributable to the negotiation, execution, announcement or consummation of the Merger Agreement and the Transactions (including the Merger);
(f)   decline in the price or trading volume of the Shares and/or ADSs;
(g)   any failure by the Company to meet any internal or published projections, estimates or expectations of the Company’s revenue, earnings or other financial performance or results of operations for any period;
(h)   Effects arising out of changes in geopolitical conditions, acts of terrorism or sabotage, war (whether or not declared), the commencement, continuation or escalation of a war, acts of armed hostility, earthquakes, epidemic or pandemics (including without limitation COVID-19 and its variants, any COVID-19 measures or any change in such COVID-19 measures following the date of the Merger Agreement), tornados, hurricanes, or other weather conditions or natural calamities or other force majeure events, including any material worsening of such conditions threatened or existing as of the date of the Merger Agreement;
(i)   any deterioration in the credit rating of the Company or its subsidiaries; and
(j)   Effects resulting solely from the identity of, or any facts or circumstances relating to, Parent, Merger Sub, the Sponsor or any of their respective affiliates;
provided that if any Effect described in clauses (a), (b), (c), (d), and (h) above has had a materially disproportionate adverse impact on the Company and its subsidiaries, taken as a whole, relative to other companies of comparable size to the Company and its subsidiaries operating in the industry or industries in which the Company and its subsidiaries operate, then the incremental impact of such event shall be taken into account for the purpose of determining whether a Material Adverse Effect has occurred.
The representations and warranties made by Parent and Merger Sub to the Company include representations and warranties relating to, among other things:
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their due organization, valid existence, good standing and power and authority to carry on their respective business;

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their capitalization and ownership structure;

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their corporate power and authority to execute, deliver and perform their obligations under the Merger Agreement and to consummate the transactions contemplated thereby, and the enforceability of the Merger Agreement against them;

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the absence of (a) conflicts with or any breach of the memorandum and articles of association of either Parent or Merger Sub, (b) requirement to make filing by either Parent or Merger Sub with, or obtain governmental permit, with certain exemptions, (c) modification, violation or breach of, or default under any contract to which Parent or Merger Sub is a party, and (d) violations of any applicable order or law, in each case as a result of the execution and delivery of the Merger Agreement by Parent and Merger Sub and the performance of the Merger Agreement by the Parent and Merger Sub;

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sufficiency of funds in the financing to complete the Merger and the other Transactions, subject to certain assumptions, and the delivery of the equity commitment letter and support agreement, and enforceability of such financing documents;

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the accuracy of the information provided by Parent or Merger Sub in the Schedule 13E-3 and this proxy statement;

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the solvency of the Surviving Company as of and immediately after the Effective Time;

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the absence of certain legal proceedings against Parent and Merger Sub;

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the Parent, Merger Sub and Rollover Shareholders’ beneficial ownership of the Shares or any other securities or other economic rights of the Company;

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the Limited Guarantee being in full force and effect and the absence of any default thereunder;

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the absence of any broker’s or finder’s fees based upon arrangements made by or on behalf of the Parent, Merger Sub, any of their subsidiaries or the Rollover Shareholders;

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the independent investigation of the Company and its subsidiaries by the Parent and Merger Sub;

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non-reliance by the Parent and Merger Sub on any estimates, forecasts, projections, plans and budget information provided by the Company and its subsidiaries;

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the absence of any other representations and warranties by the Parent and Merger Sub to the Company, other than the representations and warranties made by the Parent and Merger Sub in the Merger Agreement.

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the absence of undisclosed agreements (i) relating to the Transactions, (ii) pursuant to which any management member, director or shareholder of the Company would be entitled to receive consideration of a different amount or nature than the merger consideration as provided in the Merger Agreement, (iii) pursuant to which any shareholder of the Company has agreed to vote to approve the Merger Agreement or the Merger or has agreed to vote against any Superior Proposal, or (d) pursuant to which any person has agreed to provide, directly or indirectly, equity capital to Parent, Merger Sub or the Company to finance in whole or in part the Transactions;

Conduct of Business Prior to Closing
The Company has agreed that, subject to certain exceptions, from the date of the Merger Agreement until the earlier of the Effective Time and the termination of the Merger Agreement, the Company (x) shall, and shall cause its subsidiaries to, conduct its business in the ordinary course of business and use commercially reasonable efforts to preserve its business organization intact, and maintain its existing relations and goodwill with customers, suppliers and creditors, and (y) shall, and shall cause its subsidiaries to, use commercially reasonable efforts to keep available the services of their current officers and key employees.
Subject to certain exceptions set forth in the Merger Agreement or required by applicable law, the Company will not and will not permit its subsidiaries to do any of the following without the prior written consent of Parent (such consent not to be unreasonably withheld, conditioned or delayed):
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amend or otherwise change its memorandum and articles of association or equivalent organizational documents (other than immaterial amendments to the organizational documents of the Company’s subsidiaries);

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split, combine, subdivide or reclassify any shares of capital stock or any other equity securities or ownership interests of the Company or any of its subsidiaries;

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declare, set aside or pay any dividend on or make any other distributions with respect to shares of capital stock of the Company or any of its subsidiaries or other equity securities or ownership interests in the Company or any of its subsidiaries, subject to certain exceptions set forth in the Merger Agreement;

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redeem, purchase or otherwise acquire, or offer to redeem, purchase or otherwise acquire, any equity interests of the Company or any of its subsidiaries, subject to certain exceptions set forth in the Merger Agreement;

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issue, sell, pledge, dispose, encumber or grant any Shares or any of the Company’s subsidiaries’ capital stock, or any options, warrants, convertible securities or other rights of any kind to acquire any Shares or any of the Company’s subsidiaries’ capital stock or other equity interests, subject to certain exceptions set forth in the Merger Agreement;

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acquire or agree to acquire (including by merger, consolidation or acquisition of stock or assets, or otherwise), directly or indirectly, any assets, property, securities, interests or businesses at a total consideration in excess of US$150,000 in the aggregate, in each case other than pursuant to existing contracts or in the ordinary course of business;

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sell, pledge, lease, assign, license or otherwise transfer, dispose of or encumber or create or incur any lien (other than a Permitted Lien (as defined in the Merger Agreement)) on any property or assets of the Company or any of its subsidiaries with a value of US$150,000 or more in the aggregate, except increased obligations under existing liens or in the ordinary course of business;

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incur, create, assume, refinance or replace any indebtedness for borrowed money or issue or amend or modify the terms of any debt securities or assume, guarantee or endorse, or otherwise become responsible (whether directly, contingently or otherwise) for the indebtedness of any other person (other than a wholly-owned subsidiary of the Company), in each case not in the ordinary course of business, subject to certain exceptions set forth in the Merger Agreement;

•
make any material loans, advances or capital contributions to, or investments in, any other person (including to any of its officers, directors, affiliates, agents or consultants) or enter into any “keep well” or similar agreement to maintain the financial condition of another entity, in each case, other than in the ordinary course of business or by the Company or a wholly-owned subsidiary thereof to the Company or a wholly-owned subsidiary thereof;

•
enter into, renew, materially modify or amend, terminate, or waive, release, compromise or assign any rights or claims under, any material contract (or any contract that, if existing as of the date of the Merger Agreement, would be a material contract), subject to certain exceptions set forth in the Merger Agreement;

•
settle or compromise any legal action, suit or arbitration proceeding, in each case made or pending against the Company or any of its subsidiaries, requiring the Company or its subsidiaries to pay monetary damages in excess of US$100,000 in a single action or series of related actions, other than settlements covered by existing insurance and not involving the admission of any wrongdoing by the Company or any of its subsidiaries;

•
(A) establish, adopt, enter into, materially amend or terminate any benefit plan or collective bargaining agreement, or any plan, program, policy, or arrangement that would be a benefit plan if in effect on the date of the Merger Agreement, (B) materially increase the compensation, severance, perquisites or fringe benefits payable or to become payable to any current or former director, officer or employee of the Company or any of its subsidiaries, other than such increases which are in the ordinary course of business consistent with past practice and in the aggregate do not exceed US$80,000 (calculated as the aggregate incremental cost to the Company and its subsidiaries resulting therefrom on a monthly basis), (C) pay any bonus or severance pay to any current or former director, officer or employee of the Company or any of its subsidiaries other than in the ordinary course of business or in accordance with the terms of a benefit plan as in effect on the date of the Merger Agreement, (D) grant any stock options, stock appreciation rights, restricted shares, restricted stock units or equity-based compensatory awards, (E) accelerate the payment, right to payment or vesting of any compensation or benefits, including any Company Options, (F) take any action to fund or in any other way secure the payment of compensation or benefits under any benefit plan or any plan, program, policy, practice or arrangement that would be a benefit plan if in effect on the date of the Merger Agreement, (G) hire any person whose target annual compensation is expected to exceed US$100,000 or (H) terminate the employment of any person whose target annual compensation is expected to exceed US$100,000, other than a termination by the Company or any of its subsidiaries for cause; except, in each case as required by applicable law or required by any benefit plan;
•
enter into any new line of business that is material to the Company and its subsidiaries taken as a whole;

•
make any material change to its methods of accounting in effect at December 31, 2021, except as required by a change in U.S. GAAP (or any interpretation thereof) or in applicable law, or make any change, other than in the ordinary course of business, with respect to accounting policies, unless required by U.S. GAAP or a competent governmental entity;

•
except in the ordinary course of business, (A) make, change or revoke any material tax election, (B) amend any income or other material tax return, (C) enter into any “closing agreement” under Section 7121 of the United States Internal Revenue Code of 1986, as amended, or any successor law (or any corresponding or similar provision of state, local or non-U.S. law) with respect to taxes, (D) knowingly surrender any right to claim a refund of a material amount of taxes, (E) settle or finally resolve any audit, proceeding or controversy with respect to a material amount of taxes, (F) change any method of tax accounting, (G) consent to any extension or waiver of the limitation period applicable to any material taxes;

•
adopt a plan of merger, complete or partial liquidation or dissolution or resolutions providing for or authorizing such merger, liquidation or dissolution, or a consolidation, recapitalization or bankruptcy reorganization of the Company or any of its subsidiaries;

•
make or incur any capital expenditures (or any obligations or liabilities in respect thereof), other than any capital expenditures (or obligations or liabilities in respect thereof) in an amount not to exceed US$150,000 in the aggregate;

•
transfer or license from any person any rights to any intellectual property that is material to the business of the Company and its subsidiaries, taken as a whole, or transfer or grant an exclusive license to any person any rights to any intellectual property of the Company or any of its subsidiaries, in each case not in the ordinary course of business;

•
abandon, fail to maintain or allow to lapse, including by failure to pay the required fees in any jurisdiction, or disclaim, dedicate to the public, sell, assign or grant any security interest in, to or under any material intellectual property of the Company or any of its subsidiaries or develop, create or invent any material intellectual property jointly with any third party;

•
fail to keep in force insurance policies that provide insurance coverage with respect to the assets, operations and activities of the Company or any of its subsidiaries as are currently in effect and are material to the Company and its subsidiaries, taken as a whole; or

•
agree, resolve or authorize or commit to do any of the foregoing.

Nothing contained in the Merger Agreement is intended to give Parent, directly or indirectly, the right to control or direct the operations of the Company or any of its subsidiaries prior to the Effective Time. Prior to the Effective Time, each of the Company and its subsidiaries shall exercise, consistent with the terms and conditions of the Merger Agreement, complete control and supervision over its and its respective subsidiaries’ operations.
Shareholders Meeting
As soon as reasonably practicable after the SEC confirms that it has no further comments on the Schedule 13E-3 and this proxy statement, but in any event no later than ten (10) days after such confirmation, the Company will establish a record date for determining shareholders of the Company entitled to vote at a general meeting of the Company’s shareholders to be held to consider the authorization and approval of the Merger Agreement, the Plan of Merger and the Transactions (the “Shareholders Meeting”) in consultation with Parent, and will not change such record date or establish a different record date for the Shareholders Meeting without the prior written consent of Parent, unless otherwise required by applicable law. In the event that the date of the Shareholder Meeting as originally called is for any reason adjourned or otherwise delayed, the Company may establish a new record date for the Shareholder Meeting after consultation with Parent
As soon as reasonably practicable after the SEC confirms that it has no further comments on the Schedule 13E-3 and this proxy statement, but in any event no later than 10 days after such confirmation, the Company will (i) mail or cause to be mailed this proxy statement to the holders of Shares as of the record date (and concurrently furnish this proxy statement under Form 6-K), including Shares represented by ADSs, and (ii) instruct the ADS Depositary to (A) fix the Record Date as the record date for determining the holders of ADSs to whom the Schedule 13E-3 will be mailed/distributed, (B) provide all proxy solicitation materials to such holders of ADSs, and (C) vote all Shares represented by ADSs in accordance with the instructions of such holders of ADSs.
As soon as practicable but in any event no later than 40 days after the date of mailing this proxy statement, the Company will hold the Shareholder Meeting. The Company has agreed that, the Board will recommend to holders of the Shares that they authorize and approve the Merger Agreement, the Plan of Merger and the Transactions (the “Board Recommendation”), and will include such recommendation in this proxy statement. The Company shall use its reasonable best efforts to (A) solicit from its shareholders proxies in favor of the authorization and approval of the Merger Agreement, the Plan of Merger and the Transactions and (B) take all other action necessary or advisable to secure the Shareholder Approval. Unless the Merger Agreement is validly terminated, the Company’s foregoing obligations shall not be limited or otherwise affected by the commencement, public proposal, public disclosure or communication to the Company or any other person of any Competing Proposal, and the Company’s foregoing obligations (other than the Board’s obligations to recommend the authorization and approval of the Merger Agreement, the Plan of Merger and the Transactions) shall not be limited or otherwise affected by any Adverse Recommendation Change.
After consultation in good faith with Parent, the Company may recommend the adjournment of the Shareholder Meeting to its shareholders (i) to the extent necessary to ensure that any required supplement or amendment to the proxy statement is provided to the holders of Shares within a reasonable amount of time in advance of the Shareholder Meeting, (ii) as otherwise required by applicable law, or (iii) if as of the time for which the Shareholder Meeting is scheduled as set forth in the proxy statement, there are insufficient Shares represented (in person or by proxy) to constitute a quorum necessary to conduct the business of the Shareholder Meeting or to vote in favor of the authorization and approval of the Merger Agreement, the Plan of Merger, and the Transactions in order for the Shareholder Approval to be obtained. If the Shareholder Meeting is adjourned, the Company shall convene and hold the Shareholder Meeting as soon as reasonably practicable thereafter, subject to the immediately preceding sentence; provided that the Company shall not recommend to its shareholders the adjournment of the Shareholder Meeting to a date that is less than ten (10) business days prior to the Outside Date.
Parent may request in writing that the Company adjourn the Shareholders Meeting for up to 60 days (but in any event no later than 15 days prior to the Outside Date), if and to the extent the Special Committee determines in good faith (i) if as of the time for which the Shareholder Meeting is originally scheduled (as set forth in this proxy statement) there are insufficient Shares represented (either in person or by proxy) (A) to constitute a quorum necessary to conduct the business of the Shareholder Meeting or (B) voting in favor of approval of the Merger Agreement and the Transactions to obtain the Shareholder Approval, or (ii) such adjournment is necessary or advisable to allow reasonable additional time for (A) the filing and mailing of, at the reasonable request of Parent, any supplemental or amended disclosure and (B) such supplemental or amended disclosure to be disseminated and reviewed by the Company’s shareholders prior to the Shareholder Meeting, in which event the Company shall, in each case, cause the Shareholders Meeting to be adjourned in accordance with Parent’s request.
At the Shareholder Meeting, Parent shall (i) vote, or cause to be voted, all Shares held directly or indirectly by Parent or Merger Sub or with respect to which Parent or Merger Sub otherwise has, directly or indirectly, voting power at such Shareholder Meeting in favor of the authorization and approval of the Merger Agreement, the Plan of Merger and the Transactions and (ii) if necessary, enforce the agreement of the Rollover Shareholders set forth in the relevant Support Agreement to vote in favor of the authorization and approval of the Merger Agreement, the Plan of Merger and the Transactions.

The authorization and approval of the Merger Agreement, the Plan of Merger and the Transactions, including the Merger, and upon the Merger becoming effective, the Variation of Capital and the Adoption of Amended M&A, are subject to the Shareholder Approval.
No Solicitation of Transactions
Except as expressly permitted under the Merger Agreement, the Company will, and will cause its subsidiaries and their respective representatives (i) to immediately cease and cause to be terminated any and all existing solicitations, discussions or negotiations, if any, with any third party, its representatives and its financing sources conducted prior to the date of the Merger Agreement with respect to or for the purpose of encouraging or facilitating any Competing Proposal, (ii) not to release any third party from, or waive any provisions of, any confidentiality or standstill agreement to which it or any of its subsidiaries is a party with respect to any Competing Proposal unless the Company releases or waives the corresponding provision in the Confidentiality Agreement, (iii) not to (A) solicit, initiate, knowingly encourage or knowingly take any action, in each case designed to induce the making of a Competing Proposal (including by way of furnishing nonpublic information with respect to, or affording access to the business, properties, assets, books, records, or any personnel of, the Company or any of its subsidiaries), (B) engage in or continue any discussions or negotiations with the intent of encouraging or facilitating a Competing Proposal, or furnish to any other person nonpublic information in connection with a Competing Proposal, (C) approve, endorse or recommend any Competing Proposal or authorize or execute or enter into any letter of intent, option agreement, agreement in principle or other written contract contemplating or otherwise relating to a Competing Proposal (in each case, other than as permitted pursuant to the Merger Agreement), or (D) propose or agree to do any of the foregoing.
As used herein and for purposes of the Merger Agreement, a “Competing Proposal” means any proposal or offer from any person (other than the Founder, Parent and Merger Sub) or “group,” within the meaning of Section 13(d) of the Securities Exchange Act of 1934, as amended (the “Exchange Act”) relating to, in a single transaction or series of related transactions, any (i) acquisition of assets of the Company and its subsidiaries equal to 20% or more of the Company’s consolidated assets or to which 20% or more of the Company’s revenues or earnings on a consolidated basis are attributable, (ii) acquisition of 20% or more of the outstanding Shares (including Shares represented by ADSs), (iii) tender offer or exchange offer that if consummated would result in any person beneficially owning 20% or more of the outstanding Shares (including Shares represented by ADSs), (iv) merger, consolidation, share exchange, business combination, recapitalization, liquidation, dissolution or similar transaction involving the Company or any of its subsidiaries which, in the case of a merger, consolidation, share exchange or business combination, would result in any person acquiring assets, individually or in the aggregate, constituting 20% or more of the Company’s consolidated assets or to which 20% or more of the Company’s revenues or earnings on a consolidated basis are attributable, or (v) any combination of the foregoing types of transactions if the sum of the percentage of consolidated assets, consolidated revenues or earnings and Shares (including Shares represented by ADSs) involved is 20% or more; in each case, other than the Transactions.
The Company shall notify Parent promptly (but in no event later than forty-eight (48) hours) after its receipt of any Competing Proposal or any written request for nonpublic information relating to the Company or any of its subsidiaries in each case by any person that informs the Company or any of its subsidiaries that it is considering making, or has made, a Competing Proposal, or any material change to any terms of a Competing Proposal previously disclosed to Parent.
Communication and Provision of Information upon Receipt of a Competing Proposal
If at any time on or after the date of the Merger Agreement and prior to obtaining the Shareholder Approval, the Company or any of its representatives receives an unsolicited, bona fide written Competing Proposal from any person or group of persons, which Competing Proposal was made or renewed on or after the date the Merger Agreement and did not arise or result from a breach of the Merger Agreement, (i) the Company, the Special Committee and their respective representatives may contact such person or group of persons solely to request clarification of the terms and conditions thereof, and (ii) if the Board (acting upon recommendation of the Special Committee) or the Special Committee, determines in good faith, after consultation with an independent financial advisor and outside legal counsel, that such Competing Proposal constitutes, or would reasonably be expected to lead to, a Superior Proposal, then the Company and its representatives may (A) furnish, pursuant to an acceptable confidentiality agreement, information (including non-public information) with respect to the Company and its subsidiaries to the person or group of persons who has made such Competing Proposal; provided that the Company shall provide to Parent any non-public information concerning the Company or any of its subsidiaries that is provided to any person given such access which was not previously provided to Parent or its representatives substantially concurrently or promptly after providing such information to such third party, and (B) engage in or otherwise participate in discussions or negotiations with the person or group of persons making such Competing Proposal.
As used herein and for the purpose of the Merger Agreement, a “Superior Proposal” means a bona fide written Competing Proposal that the Board (acting upon the recommendation of the Special Committee) has determined in good faith, after consultation with its independent financial advisors and outside legal counsel, and taking into account all such factors as the Special Committee considers appropriate, which may include the legal, regulatory, financial, timing and other aspects of the proposal and the person making the proposal, is more favorable to the Company and its shareholders (other than holders of Excluded Shares) than the Transactions (taking into account, as the case may be, any revisions to the terms of the Merger Agreement proposed by Parent in response to such proposal or otherwise) and is otherwise reasonably capable of being completed on the terms proposed; provided, that for purposes of the definition of “Superior Proposal,” the references to “20%” in the definition of Competing Proposal shall be deemed to be references to “50%”; provided, further, that any such offer shall not be deemed to be a “Superior Proposal” if (A) the offer is conditional upon any due diligence review or investigation of the Company or any of its subsidiaries, (B) any financing required to consummate the transaction contemplated by such proposal is not then fully committed to the person making such proposal and non-contingent, (C) the consummation of the transaction contemplated by such proposal is conditional upon the obtaining and/or funding of such financing, or (D) the transaction contemplated by such proposal is not reasonably capable of being completed on the terms proposed without unreasonable delay.
No Change in Recommendation
Subject to certain exceptions described below, neither the Board (acting upon recommendation of the Special Committee) nor the Special Committee may:
•
fail to recommend to its shareholders that the Shareholder Approval be given or fail to include the Board Recommendation in the proxy statement;

•
change, qualify, withhold, withdraw or modify, in each case, in a manner adverse to Parent, the Board Recommendation, or take any other action or make any other public statement in connection with the Shareholder Meeting inconsistent with the Board Recommendation;

•
fail to recommend against any Competing Proposal that is a tender offer or exchange offer (including by disclosing that it is taking no position with respect to the acceptance of such tender offer or exchange offer by the Company’s shareholders, which shall constitute a failure to recommend against acceptance of such tender offer or exchange offer, provided that a temporary “stop, look and listen” communication by the Board pursuant to Rule 14d-9(f) of the Exchange Act or a statement that the Board has received and is evaluating a Competing Proposal shall not be deemed to be an Adverse Recommendation Change) within 10 business days following the commencement (within the meaning of Rule 14d-2 under the Exchange Act) of such Competing Proposal (or such fewer number of days as remains prior to the Shareholder Meeting, as it may be adjourned); or

•
adopt, approve or recommend, publicly propose to approve or recommend, a Competing Proposal, or publicly propose to enter into or cause or authorize the Company or any of its subsidiaries to enter into any letter of intent, memorandum of understanding, agreement in principle, acquisition agreement, merger agreement, option agreement or other contract with respect to a Competing Proposal (other than an acceptable confidentiality agreement entered into in compliance the Merger Agreement) (each, an “Alternative Acquisition Agreement”) (any of the foregoing actions being referred to, an “Adverse Recommendation Change”).

Prior to the time the Shareholder Approval is obtained, the Board (acting upon recommendation of the Special Committee) or the Special Committee may make an Adverse Recommendation Change with respect to a Competing Proposal that was not solicited in breach of the Merger Agreement, and/or authorize the Company to terminate the Merger Agreement and enter into an Alternative Acquisition Agreement, if and only if:
•
prior to taking such action, the Board (acting upon recommendation of the Special Committee) or the Special Committee has determined in good faith, after consultation with an independent financial advisor and outside legal counsel, (x) that failure to make an Adverse Recommendation Change and/or authorize the Company to terminate the Merger Agreement in accordance would or would be reasonably expected to violate the directors’ fiduciary duties under applicable law, and (y) that such Competing Proposal constitutes a Superior Proposal, after giving effect to all of the adjustments which may be offered by Parent pursuant to the following provisos;

•
(1) the Company has given Parent at least five (5) business days’ prior written notice of its intention to take such action, which notice shall specify in reasonable detail the reasons therefor and describe the material terms and conditions of the Superior Proposal that is the basis for such action, (2) the Company has negotiated, and has caused its representatives to negotiate, in good faith with Parent during such notice period, to the extent Parent wishes to negotiate, to enable Parent to propose revisions to the terms of the Merger Agreement such that it would cause such Competing Proposal to no longer constitute a Superior Proposal, and (3) following the end of such notice period, the Board (acting upon recommendation of the Special Committee) or the Special Committee shall have considered in good faith any proposed revisions to the Merger Agreement proposed in writing by Parent, and has determined in good faith, following consultation with an independent financial advisor and outside legal counsel, that the Competing Proposal would continue to constitute a Superior Proposal if such revisions were to be given effect, and that failure to make an Adverse Recommendation Change would violate the directors’ fiduciary duties under applicable law; and

•
in the event of any material change to the material terms of such Competing Proposal, such materially changed Competing Proposal shall be deemed a new Superior Proposal and the Company shall, in each case, be required to again comply with the requirements set forth in the preceding proviso, except that the notice period referred to in subclause (1) thereof shall be at least three (3) business days.

In addition, prior to the time the Shareholder Approval is obtained, the Board (acting upon recommendation of the Special Committee) or the Special Committee may make an Adverse Recommendation Change and/or terminate the Merger Agreement (other than in response to a Superior Proposal, which shall be covered by the other provisions hereof) if and only if:
•
a material development or change in circumstances that materially improves or would be reasonably likely to materially improve the financial condition, business or results of operation of the Company and its subsidiaries, taken as a whole (and which change or development does not relate to a Competing Proposal) has occurred or arisen or first become known to the Special Committee after the date of the Merger Agreement that was neither known to such party nor reasonably foreseeable as of the date of the Merger Agreement (an “Intervening Event”);

•
the Board has first reasonably determined in good faith, after consultation with an independent financial advisor and outside legal counsel, that failure to do so would reasonably be expected to violate the directors’ duties under applicable law;

•
five (5) business days shall have elapsed since the Company has given notice of such Adverse Recommendation Change or termination of the Merger Agreement to Parent advising that it intends to take such action, specifying in reasonable detail the reasons therefor and describing in reasonable detail the Intervening Event;

•
during such five (5) business day period, the Company has considered and, if reasonably requested by Parent, engaged in good faith discussions with Parent regarding, any adjustment or modification to the terms of the Merger Agreement proposed by Parent; and

•
the Board (acting upon recommendation of the Special Committee) or the Special Committee, following such five (5) business day period, again reasonably determines in good faith, after consultation with an independent financial advisor and outside legal counsel and taking into account any adjustment or modification to the terms of the Merger Agreement proposed by Parent, that failure to do so would reasonably be expected to violate the directors’ duties under applicable law.

Directors’ and Officers’ Insurance and Indemnification
Pursuant to the Merger Agreement, the Parent and Merger Sub have agreed, among others, that:
•
Parent shall, and shall cause the Surviving Company to, for a period of six (6) years after the Effective Time, honor and fulfill in all respects the obligations of the Company and each of its subsidiaries to the fullest extent permissible under applicable law and the organizational or governing documents of the Company and such subsidiary, and under any indemnification or other similar agreements in effect on the date of the Merger Agreement (the “Indemnification Agreements”) to the individuals entitled to indemnification, exculpation and/or advancement of expenses (including each present and former director and officer of the Company) (the “Covered Persons”) arising out of or relating to actions or omissions in their capacity as such occurring at or prior to the Effective Time.

•
For a period of six (6) years after the Effective Time, Parent shall, and shall cause the Surviving Company to, comply with all of the Company’s obligations to: (i) indemnify and hold harmless each Covered Person against and from any costs or expenses (including attorneys’ fees), judgments, fines, losses, claims, damages, liabilities and amounts paid in settlement in connection with any claim, action, suit, proceeding or investigation, whether civil, criminal, administrative or investigative, to the extent such claim, action, suit, proceeding or investigation arises out of or pertains to: (A) any action or omission or alleged action or omission in such Covered Person’s capacity as such prior to the Effective Time, or (B) the Merger Agreement and any of the Transactions; and (ii) pay in advance of the final disposition of any such claim, action, suit, proceeding or investigation the expenses (including attorneys’ fees) of any Covered Person upon receipt of an undertaking by or on behalf of such Covered Person to repay such amount if it is ultimately determined that such Covered Person is not entitled to be indemnified.

•
For a period of six (6) years after the Effective, the organizational and governing documents of the Surviving Company shall, to the extent consistent with applicable law, contain provisions no less favorable with respect to indemnification, advancement of expenses and exculpation of Covered Persons for periods prior to and including the Effective Time than are currently set forth in the Seventh Amended and Restated Memorandum and Articles of Association of the Company and shall not contain any provision to the contrary. The Indemnification Agreements with Covered Persons that survive the Merger shall continue in full force and effect in accordance with their terms.

•
For a period of six (6) years after the Effective Time, Parent shall cause to be maintained in effect the current policies of directors’ and officers’ liability insurance maintained by the Company with respect to claims arising from or related to facts or events which occurred at or before the Effective Time; provided that Parent shall not be obligated to make annual premium payments for such insurance to the extent such premiums exceed 300% of the annual premiums paid as of the date hereof by the Company for such insurance (such 300% amount, the “Base Premium”); provided, further, that if such insurance coverage cannot be obtained at all, or can only be obtained at an annual premium in excess of the Base Premium, Parent shall maintain the most advantageous policies of directors’ and officers’ insurance obtainable for an annual premium equal to the Base Premium; provided, further, that if the Company in its sole discretion elects, by giving written notice to Parent at least five (5) business days prior to the Effective Time, then, in lieu of the foregoing insurance, effective as of the Effective Time, the Company shall purchase a directors’ and officers’ liability insurance “tail” or “runoff” insurance program for a period of six (6) years after the Effective Time with respect to wrongful acts and/or omissions committed or allegedly committed at or prior to the Effective Time (such coverage shall have an aggregate coverage limit over the term of such policy in an amount not to exceed the annual aggregate coverage limit under the Company’s existing directors’ and officers’ liability policy, and in all other respects shall be comparable to such existing coverage); provided, further, that the annual premium may not exceed the Base Premium.

Financing
Each of Parent and Merger Sub shall use its reasonable best efforts to (i) maintain in full force and effect the Equity Commitment Letter until the Transactions are consummated, (ii) satisfy, or cause to be satisfied, on a timely basis all conditions to the closing of and funding under the Equity Commitment Letter applicable to Parent and/or Merger Sub that are within its control, and (iii) consummate the equity financing at or prior to the Effective Time in accordance with the terms of the Equity Commitment Letter.
At any time prior to the closing, Parent is entitled to adjust the number of Rollover Shares and/or the amount of the equity financing and, in connection therewith, amend the applicable Support Agreement and/or the Equity Commitment Letter, or enter into additional support agreements and/or equity commitment letters, in each case solely to give effect to such adjustments; provided that:
•
Parent shall deliver a prior written notice to the Company and any such notice shall be accompanied by, in the case of any adjustment to the number of Rollover Shares, a true and complete copy of the applicable draft amended or additional support agreements, and in the case of any adjustment to the amount of the equity financing, a true and complete copy of the applicable draft amended or additional equity commitment letters;

•
any amended or additional equity commitment letter so entered into shall not impose new or additional conditions precedent or adversely change the conditions precedent set forth therein and shall be on other terms and conditions not materially less favorable (from the standpoint of the Company), in the aggregate, to Parent and Merger Sub than those contained in comparable equity commitment letter then existing;

•
after giving effect to such adjustment, and taking into consideration any such amended or additional support agreement and equity commitment letter, the Equity Commitment Letter shall provide for an aggregate amount of proceeds that is sufficient for Parent and the Surviving Entity to pay (x) the consideration for the Merger, and (y) any other amounts required to be paid in connection with the consummation of the Transactions on the terms and conditions contemplated hereby, and (iv) such adjustment would not otherwise reasonably be expected to prevent, delay or impair the ability of Parent or Merger Sub to consummate the Transactions.

Agreement to Further Action and Use Reasonable Best Efforts
Each party to the Merger Agreement shall each use its reasonable best efforts, to take, or cause to be taken, all appropriate actions, and to do, or cause to be done, all things necessary, proper or advisable under applicable law, or otherwise to consummate and make effective the Transactions as promptly as practicable.
Certain Additional Covenants
The Company, Parent and Merger Sub have also agreed to certain additional covenants relating to, among others, the following:
•
reasonable access by Parent and its representatives to the offices, properties, books and records of the Company and its subsidiaries;

•
notification of certain matters in connection with the Transactions;

•
consents, permits, waivers or orders required to be obtained by Parent or the Company or any of their respective subsidiaries from any governmental entities relating to the Merger Agreement or the Transactions;

•
the preparation and filing of this proxy statement and the Schedule 13E-3 with the SEC (and cooperation in response to any comments from the SEC);

•
third-party consents necessary or required to consummate the Transactions;

•
consultation with respect to press releases relating to the Merger Agreement and the Transactions;

•
dealing with takeover statutes;

•
participate in the defense or settlement of shareholder actions against the Company or its directors relating to the Merger Agreement or the Transactions;

•
resignation of the directors of the Company designated by Parent; and

•
delisting of the Surviving Company from Nasdaq and the deregistration of the Shares and ADSs under the Exchange Act.

Conditions to the Merger
The obligations of each party to the Merger Agreement to effect the Merger are subject to the satisfaction or waiver of the following conditions:
•
the Shareholder Approval shall have been obtained in accordance with the Cayman Islands Companies Act and the Seventh Amended and Restated Memorandum and Articles of Association of the Company; and

•
(i) there shall be no law, statute, rule or regulation that has been enacted or promulgated by any governmental entity of competent jurisdiction which prohibits or makes illegal the consummation of the Merger and the other Transactions; and (ii) there shall be no order or injunction of a court or governmental entity of competent jurisdiction in effect preventing the consummation of the Merger and the other Transactions in any material respect or imposing a Non-Required Remedy.

As used herein and for the purpose of the Merger Agreement, a “Non-Required Remedy” means any action that will require, or be construed to require, Parent or any of its affiliates to proffer to, or agree to, sell, divest, lease, license, transfer, dispose of or otherwise encumber or hold separate, before or after the Effective Time, any of the assets, licenses, operations, rights, products or businesses held by any of them prior to the Effective Time, or any interest therein, or to agree to any material change (including through a licensing arrangement) or restriction on, or other impairment of Parent’s or any of its affiliates’ (including, after the Effective Time, the Company or its subsidiaries) ability to own, manage or operate, any such assets, licenses, operations, rights, products or businesses, or any interest therein, or Parent’s ability to vote, transfer, receive dividends or otherwise exercise full ownership rights with respect to the shares of the Surviving Company.
The obligations of Parent and Merger Sub to effect the Merger are subject to the satisfaction or waiver of the following additional conditions:
•
the representations and warranties of the Company set forth in the Merger Agreement shall be true and correct as of the date of the Merger Agreement and as of the closing date of the Merger, subject to certain qualifications;

•
the Company shall have performed or complied in all material respects with all agreements or obligations required to be performed or complied with by it under the Merger Agreement at or prior to the Effective Time;

•
no Material Adverse Effect shall have occurred since the date of the Merger Agreement and is continuing;

•
the holders of no more than 10% of the Shares shall have validly served and not validly withdrawn a notice of dissent under Section 238(2) of the Cayman Islands Companies Act; and

•
the Company shall have delivered to Parent a certificate, dated the closing date, signed by a senior executive officer of the Company, certifying as to the satisfaction of the conditions above.

The obligations of the Company to consummate the Merger are subject to the satisfaction or waiver of the following additional conditions:
•
the representations and warranties of Parent and Merger Sub set forth in the Merger Agreement shall be true and correct as of the date of the Merger Agreement and as of the closing date of the Merger, subject to certain qualifications;

•
Parent and Merger Sub shall have performed or complied in all material respects with all agreements and obligations required to be performed or complied with by them under the Merger Agreement at or prior to the Effective Time; and

•
Parent shall have delivered to the Company a certificate, dated the closing date, signed by a director or officer of Parent, certifying as to the satisfaction of the conditions above.

Termination of the Merger Agreement
The Merger Agreement may be terminated and the Merger and the other Transactions may be abandoned (except as otherwise provided below) only prior to the Effective Time and only as follows:

(a)   by mutual written consent of Parent and the Company (acting upon the recommendation of the Special Committee); or
(b)   by either the Parent or the Company, if:
•
the Effective Time has not occurred by 11:59 pm, Hong Kong time on the Outside Date;

•
any governmental authority of competent jurisdiction has issued a final, non-appealable order in each case permanently restraining, enjoining or otherwise prohibiting the consummation of the Merger or other Transactions; or

•
the Shareholder Approval shall not have been obtained after the final adjournment of the Shareholder Meeting at which a vote on such approval was taken;

in each case provided that this termination right is not be available to any party whose failure to fulfill any of its obligations under the Merger Agreement has been a primary cause of, or resulted in, the failure of the Merger to be consummated by the Outside Date or the applicable condition(s) being satisfied.
(c)   by the Company, if:
•
there has been a breach of any representation, warranty, agreement or covenant of Parent or Merger Sub set forth in the Merger Agreement shall have occurred, which breach (i) would give rise to the failure of a condition to the obligations of the Company to consummate the Merger, and (ii) is incapable of being cured or, if capable of being cured, has not been cured within the earlier of thirty (30) calendar days after the receipt of notice thereof by the defaulting party from the non-defaulting party, or three (3) business days before the Outside Date; provided that Company shall not have this termination right if it is then in material breach of any representation, warranty, covenant or agreement in the Merger Agreement in any manner that shall have been the primary cause of the failure of a condition to the consummation of the Merger to be satisfied (a “Parent Breach Termination Event”);

•
prior to the receipt of the Shareholder Approval, (i) the Board (acting upon the recommendation of the Special Committee) has effected an Adverse Recommendation Change in light of a Superior Proposal and authorized the Company to terminate the Merger Agreement and enter into an Alternative Acquisition Agreement effecting such Superior Proposal and (ii) the Company concurrently with, or immediately after, the termination of the Merger Agreement enters into such Alternative Acquisition Agreement; provided that the Company has complied in all material respects with the procedures set forth in the Merger Agreement with respect to such Superior Proposal and Alternative Acquisition Agreement and the Company pays in full the Company Termination immediately after such termination (a “Superior Proposal Termination Event”); or

•
(i) all of the conditions to the obligations of Parent and Merger Sub have been satisfied (other than those conditions that by their nature are to be satisfied at the closing), (ii) the Company has irrevocably confirmed by written notice to Parent that all conditions to obligations of the Company have been satisfied, or that it is willing to waive any of these unsatisfied condition, and that the Company is ready, willing and able to complete the Merger, and (iii) Parent and Merger Sub have failed to effect the closing within twenty (20) business days following the anticipated closing date (a “Parent Failure to Close Termination Event”).

(d)   by Parent, if:
•
There has been a breach of any representation, warranty, agreement or covenant of the Company set forth in the Merger Agreement shall have occurred, which breach (i) would give rise to the failure of a condition to the obligations of Parent and Merger Sub to consummate the Merger, and (ii) is incapable of being cured or, if capable of being cured, has not been cured within the earlier of thirty (30) calendar days after the receipt of notice thereof by the defaulting party from the non-defaulting party, or three (3) business days before the Outside Date; provided that Parent or Merger Sub shall not have this termination right if it is then in material breach of any representation, warranty, covenant or agreement in the Merger Agreement in any manner that shall have been the primary cause of the failure of a condition to the consummation of the Merger to be satisfied; or
•
at any time prior to the receipt of the Shareholder Approval, the Board shall have affected an Adverse Recommendation Change (together with the events under the bulleting points immediately above, collectively, the “Parent Termination Events”).

Termination Fees
The Company is required to pay Parent a termination fee of US$700,000 (the “Company Termination Fee”) if the Merger Agreement is terminated:
•
by the Company or Parent because the Effective Time shall not have has not occurred by 11:59 pm, Hong Kong time on the Outside Date or the Shareholder Approval shall not have been obtained, if at or prior to the time of such termination, a Competing Proposal with respect to the Company have been publicly made and not withdrawn after the date of the Merger Agreement and prior to the Shareholder Meeting, and, within twelve (12) months of the date of such termination, the Company or any of its subsidiaries enters into a definitive agreement with respect to, or consummates the transactions contemplated by, a Competing Proposal (provided, that for purposes of the foregoing reference of “Competing Proposal,” the references to “20%” in the definition of Competing Proposal shall be deemed to be references to 50%);

•
by Parent pursuant to any Parent Termination Event; or

•
by Company pursuant to a Superior Proposal Termination Event.

Parent is required to pay the Company a termination fee of US$1,400,000 (the “Parent Termination Fee”), if the Merger Agreement is terminated by the Company pursuant to a Parent Breach Termination Event or a Parent Failure to Close Termination Event.
If either the Company or Parent fails to pay any amounts due to the other party on the dates specified, then the defaulting party shall pay all costs and expenses (including legal fees and expenses) incurred by such other party in connection with any action or proceeding (including the filing of any lawsuit) taken by it to collect such unpaid amounts, together with interest thereon on such unpaid amounts at the prime lending rate prevailing at such time, as published in the Wall Street Journal, from the date such amounts were required to be paid until the date actually received by such other party.
Remedies and Limitations on Liability
The parties agree that a party shall be entitled to seek specific performance of the terms and provisions of the Merger Agreement, including to seek an injunction or injunctions to prevent breaches of the Merger Agreement by any party, and, in the case of the Company, to seek an injunction or injunctions, specific performance or other equitable relief to enforce Parent’s and/or Merger Sub’s obligations to consummate the closing of the Merger or to cause the consummation of the financing contemplated in the Equity Commitment Letter, in addition to any other remedy by law or equity.
Notwithstanding the above, the Company shall have the right to obtain an injunction, specific performance or other equitable relief to enforce Parent’s and Merger Sub’s obligations to cause the equity financing to be funded and to effect the closing of the Merger only in the event that (i) all conditions to Parent and Merger Sub’s obligations set forth in the Merger Agreement (other than those conditions that by their nature are to be satisfied at the closing) have been satisfied or waived, (ii) Parent and Merger Sub have failed to complete the closing by the date the closing is required to have occurred, and (iii) the Company has irrevocably confirmed in writing that (A) all conditions to obligations of the Company have been satisfied or that the Company is waiving any of the conditions to the extent not so satisfied (other than those conditions that by their terms are to be satisfied at the closing) and (B) if specific performance is granted and the equity financing is funded, then it would take such actions required of it by the Merger Agreement to cause the closing to occur.

The maximum aggregate liabilities of Parent, on the one hand, and the Company, on the other hand, for monetary damages in connection with the Merger Agreement are limited to (a) the maximum Parent Termination Fee of US$1,400,000 and the maximum Company Termination Fee of US$700,000, respectively, and (b) reimbursement of certain expenses in the event that the Company or Parent fail to pay the applicable termination fee when due and in accordance with the requirements of the Merger Agreement, as the case may be.
While the Company, Parent and Merger Sub may pursue both a grant of specific performance and payment of a termination fee, none of them will be permitted or entitled to receive both a grant of specific performance that results in a closing and payment of a termination fee, and upon the payment of the relevant termination fee, the remedy of specific performance shall not be available against the party making such payment.
Amendment and Waiver
The Merger Agreement may be amended by the parties thereto at any time prior to the Effective Time by action taken (a) with respect to Parent and Merger Sub, by or on behalf of their respective boards of directors, and (b) with respect to the Company, by the Board (acting upon recommendation of the Special Committee); provided, however, that, after the approval of the Merger by the shareholders of the Company, no amendment may be made that would require further approval by the shareholders without such further approval.
At any time prior to the Effective Time, any party may, (i) extend the time for the performance of any of the obligations or other acts of the other party or parties; (ii) waive any inaccuracies in the representations and warranties made to such party contained in the Merger Agreement or in any document delivered pursuant thereto; and (iii) waive compliance with any of the agreements or conditions for the benefit of such party contained therein. Any agreement on the part of a party to any such extension or waiver shall be valid only if set forth in an instrument in writing signed on behalf of such party.
Governing Law and Dispute Resolution
The Merger Agreement shall be interpreted, construed and governed by and in accordance with the laws of the State of New York without regard to the conflicts of law principles, except that the following matters arising out of or relating to the Merger Agreement shall be exclusively interpreted, construed and governed by and in accordance with the laws of the Cayman Islands, in respect of which the parties irrevocably submit to the exclusive jurisdiction of the courts of the Cayman Islands: (i) the Merger; (ii) the vesting of the undertaking, property and liabilities of each of the Company and Merger Sub in the Surviving Company; (iii) the cancellation of the Shares (including Shares represented by ADSs); (iv) the fiduciary or other duties of the Board and the directors of each of Parent and Merger Sub; (v) the general rights of the respective shareholders of the Company, Parent and Merger Sub, including the rights provided for in Section 238 of the Cayman Islands Companies Act with respect to any Dissenting Shares; and (vi) the internal corporate affairs of the Company, Parent and Merger Sub.
Subject to the exception for matters to be governed by the laws of the Cayman Islands and subject to the jurisdiction of the courts of the Cayman Islands as set forth above, any legal proceeding arising out of or in any way relating to the Merger Agreement shall be submitted to the Hong Kong International Arbitration Centre (“HKIAC”) and resolved in accordance with the HKIAC Administered Arbitration Rules in force at the relevant time and as may be amended. The place of arbitration shall be Hong Kong. The official language of the arbitration shall be English and the tribunal shall consist of three arbitrators. The claimant(s) shall nominate jointly one arbitrator; the respondent(s) shall nominate jointly one arbitrator; and a third arbitrator will be nominated jointly by the first two arbitrators and shall serve as chairman of the arbitration tribunal. The arbitration tribunal shall have no authority to award punitive or other punitive-type damages. The award of the arbitration tribunal shall be final and binding upon the disputing parties. Any party to an award may apply to any court of competent jurisdiction for enforcement of such award and, for purposes of the enforcement of such award, the parties irrevocably and unconditionally submit to the jurisdiction of any court of competent jurisdiction and waive any defenses to such enforcement based on lack of personal jurisdiction or inconvenient forum.

PROVISIONS FOR UNAFFILIATED SECURITY HOLDERS
No provision has been made to (a) grant the Unaffiliated Security Holders access to corporate files of the Company or any member of the Buyer Group or (b) obtain counsel or appraisal services at the expense of the Company or any member of the Buyer Group.

DISSENTERS’ RIGHTS
The following is a brief summary of the rights of holders of the Shares to dissent from the Merger and receive payment of the fair value of their Shares (“dissenters’ rights”). This summary is not a complete statement of the law, and is qualified in its entirety by the complete text of Section 238 of the Cayman Islands Companies Act, a copy of which is attached as Annex D to this proxy statement. If you are contemplating the possibility of dissenting from the Merger, you should carefully review the text of Annex D, particularly the procedural steps required to perfect your dissenters’ rights. These procedures are complex and you should consult your Cayman Islands legal counsel. If you do not fully and precisely satisfy the procedural requirements of the Cayman Islands Companies Act, you will lose your dissenters’ rights.
Requirements for Exercising Dissenters’ Rights
A dissenting shareholder of the Company is entitled to payment of the fair value of its, his or her Shares upon dissenting from the Merger in accordance with Section 238 of the Cayman Islands Companies Act.
The valid exercise of your dissenters’ rights will preclude the exercise of any other rights by virtue of holding Shares in connection with the Merger, other than the right to participate fully in proceedings to determine the fair value of Shares held by such persons and to seek relief on the grounds that the Merger is void or unlawful. To exercise your dissenters’ rights, the following procedures must be followed:
•
You must give written notice of objection (“Notice of Objection”) to the Company prior to the vote to authorize and approve the Merger. The Notice of Objection must include a statement that you propose to demand payment for your Shares if the Merger is authorized by the vote at the extraordinary general meeting.

•
Within 20 days immediately following the date on which the vote authorizing the Merger is made, the Company must give written notice of the authorization (“Authorization Notice”) to all dissenting shareholders who have served a notice of objection.

•
Within 20 days immediately following the date on which the Authorization Notice is given (the “Dissent Period”), any dissenting shareholder who elects to dissent must give a written notice of its, his or her decision to dissent (a “Notice of Dissent”) to the Company stating its, his or her name and address and the number of Shares with respect to which it, he or she dissents and demanding payment of the fair value of its, his or her Shares. A dissenting shareholder who dissents must do so in respect of all the Shares which it, he or she holds.

•
Within seven days immediately following (a) the date of expiry of the Dissent Period or (b) the date on which the Plan of Merger is filed with the Registrar of Companies of the Cayman Islands, whichever is later, the Company, as the Surviving Company, must make a written offer (a “Fair Value Offer”) to each dissenting shareholder to purchase its, his or her Shares at a price determined by the Company to be the fair value of such Shares.

•
If, within 30 days immediately following the date of the Fair Value Offer, the Company and the dissenting shareholder fail to agree on a price at which the Company will purchase the dissenting shareholder’s Shares, then, within 20 days immediately following the date of the expiry of such 30-day period, the Company must, and the dissenting shareholder may, file a petition with the Grand Court of the Cayman Islands (the “Grand Court”) for a determination of the fair value of the Shares held by all dissenting shareholders who have served a Notice of Dissent and who have not agreed the fair value of their Shares with the Company, which petition by the Company must be accompanied by a verified list containing the names and addresses of all members who have filed a Notice of Dissent and who have not agreed with the Company as to the fair value of such Shares (if a dissenting shareholder files a petition, the Company must file such verified list within 10 days after service of such petition on the Company).

•
If a petition is timely filed and served, the Grand Court will determine at a hearing at which shareholders are entitled to participate, (a) the fair value of such Shares held by those shareholders with a fair rate of interest, if any, to be paid by the Company upon the amount determined to be the fair value and (b) the costs of the proceeding and the allocation of such costs upon the parties.

Once you have given a Notice of Dissent to the Company, you will cease to have any of the rights of a shareholder except the right to be paid the fair value of your Shares (and the right to participate in the proceedings to determine their fair value, and the right to seek relief on the grounds that the Merger is void or unlawful). The enforcement of your Dissenter Rights will preclude the enforcement of any other rights to which you might otherwise be entitled by virtue of your holding Shares, other than the rights referred to in the preceding sentence.
All notices and petitions must be executed by or for the shareholder of record or a person duly authorized on behalf of that shareholder, fully and correctly, as such shareholder’s name appears on the register of members of the Company. If Shares are owned of record in a fiduciary capacity, such as by a trustee, guardian or custodian, these notices must be executed by or for the fiduciary. If Shares are owned by or for more than one person such notices and petitions must be executed by or for all joint owners. An authorized agent, including an agent for two or more joint owners, may execute the notices or petitions for a shareholder of record. The agent must, however, identify the record owner and expressly disclose the fact that, in exercising the notice, he or she is acting as agent for the record owner. A person having a beneficial interest in Shares held of record in the name of another person, such as a broker or other nominee, must act promptly to cause the record holder to follow the steps summarized above and in a timely manner to perfect whatever dissenters’ rights attached to such Shares.
You must be a registered holder of Shares in order to exercise dissenters’ rights. A holder of ADSs who wishes to dissent must surrender his, her or its ADSs to the ADS Depositary for conversion into Shares and pay the fees of the ADS Depositary to cancel his, her or its ADSs and then become a record holder of such Shares and comply with the procedures described above in order to exercise the dissenters’ rights with respect to the Shares prior to the extraordinary general meeting. The ADS Depositary will not exercise dissenters’ rights on behalf of a holder of ADSs and any Notice of Dissent delivered to the ADS Depositary will not be effective under the Cayman Islands Companies Act. If you wish to cancel your ADSs, please contact the ADS Depositary’s office via the contact details provided on the ADS Voting Instruction Card. ADS holders who hold ADSs indirectly via a bank, broker, financial institution or administrator should contact such person through which such ADSs are held.
If you do not satisfy each of these requirements and comply strictly with all precedents required by the Cayman Islands Companies Act with regard to the exercise of dissenters’ rights, you cannot exercise dissenters’ rights and will be bound by the terms of the Merger Agreement and the Plan of Merger. Submitting a proxy card that does not direct how the Shares represented by that proxy are to be voted will give the proxy discretion to vote as it determines appropriate. In addition, failure to vote your Shares, or a vote against the proposal to authorize and approve the Merger Agreement, the Plan of Merger and the Transactions, including the Merger, will not alone satisfy the notice requirement referred to above. You must send all notices to the Company to Block 2 Tower B Room 028, No. 22 Pingguo Shequ, Bai Zi Wan Road, Chaoyang District, Beijing 100022, People’s Republic of China, Attention: Legal Department.
If you are considering dissenting, you should be aware that the fair value of your Shares determined under Section 238 of the Cayman Islands Companies Act could be more than, the same as, or less than the US$3.20 in cash without interest, for each Share of the Company that you would otherwise receive as consideration pursuant to the Merger Agreement if you do not exercise dissenting rights with respect to your Shares. In addition, in any proceedings for determination of the fair value of the Shares covered by a Notice of Dissent, the Company and the Buyer Group intend to assert that the per share merger consideration represents at least or more than the fair value of each of your Shares. You may also be responsible for the cost of any appraisals proceedings.
The provisions of Section 238 of the Cayman Islands Companies Act are technical and complex. If you fail to comply strictly with the procedures set forth in Section 238, you will lose your dissenters’ rights. You should consult your Cayman Islands legal counsel if you wish to exercise dissenters’ rights.

FINANCIAL INFORMATION
The functional and reporting currency of the Company is Renminbi. The Company’s business is primarily conducted in China. The functional currency of the Company’s subsidiaries in the PRC is Renminbi. The unaudited U.S. dollar amounts disclosed in the accompanying financial information are presented solely for the convenience of the readers.
Selected Historical Financial Information
The following tables set forth selected historical consolidated financial information of the Company for each of the two years ended December 31, 2020 and 2021. The historical consolidated statements of operations and comprehensive loss data for the two years ended December 31, 2020 and 2021 and the consolidated balance sheet data as of December 31, 2020 and 2021 have been derived from the audited consolidated financial statements of the Company, prepared in accordance with U.S. GAAP, included in the Company’s Annual Report, beginning on page F-1, which are incorporated into this proxy statement by reference. The information set forth below is not necessarily indicative of future results and should be read in conjunction with the financial statements and the related notes and other financial information contained in the Company’s Annual Report on Form 20-F. Please see “Where You Can Find More Information” for a description of how to obtain a copy of the Company’s Annual Report on Form 20-F, respectively.
	For the year ended December 31,
	2020	2021
	RMB	RMB	US$(1)
Consolidated statements of comprehensive loss data
Revenues	1,031,323,444	1,076,591,430	168,940,688
Cost and expenses:
Cost of revenues	(720,370,586)	(728,065,167)	(114,249,312)
Selling and marketing expenses	(187,281,558)	(220,464,208)	(34,595,645)
Technology and development expenses	(149,255,609)	(219,741,246)	(34,482,197)
General and administrative expenses	(209,086,316)	(109,099,156)	(17,120,038)
Impairment of intangible assets	—	(2,915,000)	(457,427)
Impairment of goodwill	—	(106,949,249)	(16,782,671)
Total cost and expenses	(1,265,994,069)	(1,387,234,026)	(217,687,290)
Operating loss	(234,670,625)	(310,642,596)	(48,746,602)
Changes in fair value of financial instruments	(5,247)	—	—
Gain (loss) on disposal of an investment security	4,863,233	(50,000)	(7,846)
Gain on extinguishment of a convertible debt	—	—	—
Interest income	6,517,961	1,889,658	296,529
Loss before income taxes	(223,294,678)	(308,802,938)	(48,457,919)
Income tax (expense) benefit	1,441,814	(821,006)	(128,834)
Net loss	(221,852,864)	(309,623,944)	(48,586,753)
(Accretion) reversal of accretion and modification of Redeemable Convertible Preferred Shares to redemption value	244,080,678	—	—
Net (loss) income available for distribution	22,227,814	(309,623,944)	(48,586,753)
Net (loss) income per Class A and Class B Ordinary Share
– Basic	1.30	(16.00)	(2.51)
– Diluted	(14.63)	(16.00)	(2.51)

	For the year ended December 31,
	2020	2021
	RMB	RMB	US$(1)
Weighted average number of Class A and Class B Ordinary Share and ordinary share equivalents outstanding used in computing net (loss) income per Class A and Class B Ordinary Share
– Basic	11,974,046	19,352,595	19,352,595
– Diluted	15,208,426	19,352,595	19,352,595
Net loss	(221,852,864)	(309,623,944)	(48,586,753)
Other comprehensive loss
Unrealized gains on an available-for-sale investment, net of nil income taxes	1,456,370	—	—
Reclassification adjustment for gains on available-for-sale investment realized in net income, net of nil income taxes	(4,863,233)	—	—
Foreign currency translation adjustment, net of nil income taxes	(63,005,931)	(17,598,892)	(2,761,650)
Comprehensive loss	(288,265,658)	(327,222,836)	(51,348,403)

Note:
(1)
Translations from Renminbi to U.S. dollars were made at a rate of RMB6.3726 to US$1.00, the exchange rate in effect as of December 30, 2021 as set forth in the H.10 statistical release of the Board of Governors of the Federal Reserve System.

	As of December 31,
	2020	2021
	RMB	RMB	US$(1)
Selected consolidated balance sheet data
Current assets	682,820,789	469,842,783	73,728,584
Non-current assets	262,008,756	140,319,805	22,019,239
Total assets	944,829,545	610,162,588	95,747,823
Current liabilities	176,680,478	152,312,966	23,901,227
Non-current liabilities	10,954,883	11,903,096	1,867,855
Total liabilities	187,635,361	164,216,062	25,769,082
Total shareholders’ equity	757,194,184	445,946,526	69,978,741
Total liabilities and shareholders’ equity	944,829,545	610,162,588	95,747,823

Note:
(1)
Translations from Renminbi to U.S. dollars were made at a rate of RMB6.3726 to US$1.00, the exchange rate in effect as of December 30, 2021 as set forth in the H.10 statistical release of the Board of Governors of the Federal Reserve System.

Net Book Value per Company Share
The net book value per Share as of December 31, 2021 was US$3.74 based on 18,733,449 issued and outstanding Shares as of that date.

TRANSACTIONS IN THE SHARES
Purchases by the Company
The Company has not repurchased any Shares or ADSs at any time within the past two years.
Purchases by the Buyer Group
Purchaser	Purchase Date	Total Number of ADSs Purchased	Price Paid Per ADS
Baoli Ma	July 8, 2020	312,500	US$16.00
Except as described above, there has been no purchase in Shares or ADSs by any member of the Buyer Group at any time during the past two years.
Share Charge to Mico World Limited
On December 30, 2021, BlueCity Media Limited and the Founder entered into a loan agreement (the “Loan Agreement”) with Mico World Limited (the “Lender”), pursuant to which the Lender has extended a term loan to BlueCity Media Limited in an aggregate amount of US$6,000,000. On January 12, 2022, BlueCity Media Limited and the Founder entered into a share charge in favor of the Lender, pursuant to which, among other things, BlueCity Media Limited charged and assigned 4,316,547 Class B Ordinary Shares (the “Charged Shares”) held by it, any ADSs resulting therefrom upon conversion of the Charged Shares, and other related assets in favor of the Lender by way of first ranking fixed charge as a continuing security for the obligations of BlueCity Media Limited and the Founder under the Loan Agreement.
Prior Public Offerings
On July 8, 2020, the ADSs commenced trading on the Nasdaq Global Market under the ticker symbol “BLCT.” The Company raised approximately US$78.2 million in net proceeds from the issuance of new shares from its initial public offering of 5,300,000 ADSs representing 2,650,000 Class A ordinary shares, at an initial offering price of US$16.00 per ADS, after deducting underwriting commissions and the offering expenses payable by the Company.
The Company did not make any other underwritten public offering of its securities since then.
Transactions in Prior 60 Days
Except as described above and other than the Merger Agreement and the agreements entered into in connection with the Merger Agreement, including the Limited Guarantee, the Equity Commitment Letter, the Support Agreement and the Interim Investors Agreement, there have been no transactions in Shares or ADSs during the prior 60 days by the Company, any of the Company’s officers or directors, any of the Parent, or any other person with respect to which disclosure is provided in Annex E or any associate or majority-owned subsidiary of the foregoing.

SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS
AND MANAGEMENT OF THE COMPANY
The following table sets forth information with respect to the beneficial ownership, within the meaning of Rule 13d-3 under the Exchange Act, of the Company’s Shares, as of the date of this proxy statement, by:
•
each of our directors and executive officers; and

•
each person known to us to own beneficially 5% or more of the Company’s ordinary shares.

The calculations in the table below are based on 18,733,475.5 ordinary shares, consisting of 13,618,635.5 Class A ordinary shares (excluding 1,185,200 Class A ordinary shares issued and reserved for future issuance upon the exercising or vesting of awards granted under our share incentive plans) and 5,114,840 Class B ordinary shares issued and outstanding as of the date of this proxy statement.
Beneficial ownership is determined in accordance with the rules and regulations of the SEC. In computing the number of shares beneficially owned by a person and the percentage ownership of that person, we have included shares that the person has the right to acquire within 60 days after the date of this proxy statement, including through the exercise of any option, warrant, or other right or the conversion of any other security. These shares, however, are not included in the computation of the percentage ownership of any other person.
	Class A Ordinary Shares	Class B Ordinary Shares	Total Ordinary Shares	% of Total Ordinary Shares	% of Aggregate Voting Power†
Directors and Executive Officers**:
Baoli Ma(1)	795,990	5,114,840	5,910,830	31.1%	67.3%
Shengwen (Roy) Rong	—	—	—	—	—
Wenjie (Jenny) Wu	—	—	—	—	—
Weiru Chen	—	—	—	—	—
Guojie Shi	—	—	—	—	—
Junchen Sun	*	—	*	*	*
Liang Zhao	*	—	*	*	*
All Directors and Executive Officers as a Group	836,881.5	5,114,840	5,951,721.5	31.3%	67.4%
Principal Shareholders:
BlueCity Media Limited(2)	571,677.5	5,114,840	5,686,517.5	30.3%	66.7%
Shunwei Ventures III Limited(3)	938,890	—	938,890	5.0%	2.4%
CDH entities***(4)	1,423,186	—	1,423,186	7.6%	3.6%
Liberty Hero Limited(5)	1,150,862	—	1,150,862	6.1%	2.9%

Notes:
*
Less than 1% of our total ordinary shares on an as-converted basis outstanding as of the date of this proxy statement.

**
Except as otherwise indicated below, the business address of our directors and executive officers is Block 2 Tower B Room 028, No 22 Pingguo Shequ, Bai Zi Wan Road, Chaoyang District, Beijing, China. The business address of Weiru Chen is 699 Hongfeng Road, Pudong New Area, Shanghai, China.

†
For each person or group included in this column, percentage of total voting power represents voting power based on both Class A and Class B ordinary shares held by such person or group with respect to all outstanding shares of our Class A and Class B ordinary shares as a single class. Each holder of our Class A ordinary shares is entitled to one vote per share. Each holder of our Class B ordinary shares is entitled to five votes per share. Our Class B ordinary shares are convertible at any time by the holder into Class A ordinary shares on a one-for-one basis, while Class A ordinary shares are not convertible into Class B ordinary shares under any circumstances. Each of the grantees has granted a powers of attorney to our board of directors or any person designated by our board of directors to exercise the voting rights with respect to the ordinary shares issuable pursuant to the options that have been granted and outstanding to each of them under the 2015 Plans.

***
CDH entities include Rainbow Rain Limited and Aviator D, L.P.

(1)
Represents (i) 5,114,840 Class B ordinary shares held by BlueCity Media Limited, (ii) 500,000 Class A ordinary shares held by BlueCity Media Limited, (iii) 33,734.5 Class A ordinary shares represented by 67,469 ADSs held by BlueCity Media Limited, and

(iv) 262,255.5 Class A ordinary shares issuable upon the exercise of options that are exercisable by Mr. Baoli Ma within 60 days after the date of this proxy statement. Pursuant to a share charge entered into by BlueCity Media Limited and Mr. Baoli Ma in favor of Mico World Limited, BlueCity Media Limited charged and assigned 4,316,547 Class B ordinary shares held by it, any ADSs resulting therefrom upon conversion of the charged shares, and other related assets in favor of Mico World Limited by way of first ranking fixed charge as a continuing security for the obligations of BlueCity Media Limited and Mr. Baoli Ma under a loan agreement with Mico World Limited, dated as of December 30, 2021.
(2)
Represents (i) 5,114,840 Class B ordinary shares, (ii) 500,000 Class A ordinary shares, (iii) 33,734.5 Class A ordinary shares represented by 67,469 ADSs, and (iv) 37,943 Class A ordinary shares issuable upon the exercise of options exercisable within 60 days after the date of this proxy statement, held by BlueCity Media Limited. Pursuant to a share charge entered into by BlueCity Media Limited and Mr. Baoli Ma in favor of Mico World Limited, BlueCity Media Limited charged and assigned 4,316,547 Class B ordinary shares held by it, any ADSs resulting therefrom upon conversion of the charged shares, and other related assets in favor of Mico World Limited by way of first ranking fixed charge as a continuing security for the obligations of BlueCity Media Limited and Mr. Baoli Ma under a loan agreement with Mico World Limited, dated as of December 30, 2021. The sole director of BlueCity Media Limited is Mr. Baoli Ma. BlueCity Media Limited is wholly owned by Shimmery Sapphire Holding Limited. Cantrust (FarEast) Limited holds 100% equity interests in Shimmery Sapphire Holding Limited on behalf of Shimmery Diamond Trust, who is a trust established under the laws of Guernsey and managed by Cantrust (Far East) Limited as the trustee. Mr. Baoli Ma is the settlor of Shimmery Diamond Trust, and Mr. Baoli Ma and his family are the trust’s beneficiaries. Mr. Baoli Ma may provide investment advisory services to the trustee in his capacity as an investment advisor in respect to the assets of Shimmery Diamond Trust, including the shares held by BlueCity Media Limited in our Company. The registered address of BlueCity Media Limited is Sertus Chambers, P.O. Box 905, Quastisky Building, Road Town, Tortola, British Virgin Islands.

(3)
The number of ordinary shares beneficially owned is as of December 31, 2021, as reported in Schedule 13G (Amendment No.1) filed by Shunwei Ventures III Limited, Shunwei China Internet Fund II, L.P., Shunwei Capital Partners II GP, L.P., Shunwei Capital Partners II GP Limited, Silver Unicorn Ventures Limited, and Tuck Lye Koh on February 14, 2022, and represents 938,890 Class A ordinary shares (represented by 1,877,779 ADSs) held by Shunwei Ventures III Limited, a British Virgin Islands company. Shunwei Ventures III Limited is wholly owned by Shunwei China Internet Fund II, L.P. The general partner of Shunwei China Internet Fund II, L.P. is Shunwei Capital Partners II GP, L.P. The general partner of Shunwei Capital Partners II GP, L.P. is Shunwei Capital Partners II GP Limited. Shunwei Capital Partners II GP Limited is controlled by Silver Unicorn Ventures Limited, which is controlled by Mr. Tuck Lye Koh. The registered address of Shunwei Ventures III Limited is Vistra Corporate Services Center, Wickhams Cay II, Road Town, Tortola, VG 1110, British Virgin Islands.

(4)
Represents (i) 1,080,901 Class A ordinary shares represented by ADSs held by Rainbow Rain Limited, a British Virgin Islands company, and (ii) 342,285 Class A ordinary shares represented by ADSs held by Aviator D, L.P., a Cayman Islands company, based on the information provided by CDH entities to our company. Rainbow Rain Limited is wholly owned by Roger Field Fund, L.P., whose general partner is CDH Harvest Holdings Limited, based on the information provided by these entities to our company. The general partner of Aviator D, L.P. is CDH China HF Holdings Company Limited. Both CDH Harvest Holdings Limited and CDH China HF Holdings Company Limited are controlled by Mr. Shangzhi Wu. Rainbow Rain Limited and Aviator D, L.P. are collectively referred to as the CDH entities. The registered address of Rainbow Rain Limited is Maples Corporate Services, (BVI) Limited, Kingston Chambers, PO Box 173, Road Town, Tortola, British Virgin Islands. The registered address of Aviator D, L.P. is Maples Corporate Services Limited, PO Box 309, Ugland House, Grand Cayman, KY1-1104, Cayman Islands.

(5)
Represents 1,150,862 Class A ordinary shares represented by ADSs held by Liberty Hero Limited, a British Virgin Islands company, based on the information provided by this entity to our company. Golden Bull Skyline Limited holds all management shares of Liberty Hero Limited, and has the right with respect to the retention or disposal of, and the exercise of any voting and other rights attached to, the shares held by Liberty Hero Limited in our Company. The shareholders of Golden Bull Skyline Limited are Mr. Ziqiang Liu and Ms. Fengjin Jiang. The registered address of Liberty Hero Limited is Wickhams Cay II, Road Town, Tortola, VG1110, British Virgin Islands.

FUTURE SHAREHOLDER PROPOSALS
If the Merger is consummated, we will not have public shareholders and there will be no public participants in any future shareholders’ meeting.

CAUTIONARY NOTE REGARDING FORWARD-LOOKING STATEMENTS
Certain statements in this proxy statement, the documents attached hereto and the documents incorporated by reference into this proxy statement are forward-looking statements based on estimates and assumptions. These include statements as to such things as our financial condition, results of operations, plans, objectives, future performance and business, as well as forward-looking statements relating to the Merger. Such forward-looking statements are based on facts and conditions as they exist at the time such statements are made. Forward-looking statements are also based on current expectations, estimates and projections about our business and the Merger, the accurate prediction of which may be difficult and involve the assessment of events beyond our control. The forward-looking statements are further based on assumptions made by management. Forward-looking statements can be identified by forward-looking language, including words such as “believes,” “anticipates,” “expects,” “estimates,” “intends,” “may,” “plans,” “predicts,” “projects,” “will,” “would” and similar expressions, or the negative of these words. These statements are not guarantees of the underlying expectations or future performance and involve risks and uncertainties that are difficult to predict. Readers of this proxy statement are cautioned to consider these risks and uncertainties and not to place undue reliance on any forward-looking statements.
The following factors, among others, could cause actual results or matters related to the Merger to differ materially from what is expressed or forecasted in the forward-looking statements:
•
the satisfaction of the conditions to the consummation of the Merger, including the authorization and approval of the Merger Agreement by the Company’s shareholders;

•
the occurrence of any event, change or other circumstance that could give rise to the termination of the Merger Agreement;

•
debt or equity financing may not be funded at the Effective Time because of the failure of the Parent Parties to meet the closing conditions or for other reasons, which may result in the Merger not being consummated promptly or at all;

•
the effect of the announcement or pendency of the Merger on our business relationships, results of operations and business generally;

•
the risk that the Merger may not be consummated in a timely manner or at all, which may adversely affect our business and the prices of our Shares and ADSs;

•
the potential adverse effect on our business, properties and operations because of certain covenants we agreed to in the Merger Agreement;

•
inability to manage the expanding operations effectively, which could harm our business;

•
diversion of our management’s attention from our ongoing business operations;

•
loss of our senior management;

•
inability to hire or retain key personnel;

•
the amount of the costs, fees, expenses and charges related to the Merger and the actual terms of the financings that will be obtained for the Merger;

•
our failure to comply with regulations and changes in regulations;

•
the outcome of any legal proceedings, regulatory proceedings or enforcement matters that may be instituted against us and others relating to the Merger; and

•
other risks detailed in our filings with the SEC, including the information set forth under the section entitled “Item 3. Key Information — D. Risk Factors” in the Company’s Annual Report. See “Where You Can Find More Information” beginning on page 104 for additional information.

Furthermore, the forward-looking statements do not reflect the potential impact of any future acquisitions, mergers, dispositions, joint ventures, collaborations, dividends or investments made by the parties. We believe that the assumptions on which our forward-looking statements are based are reasonable. However, forward-looking statements involve inherent risks, uncertainties and assumptions. In addition, many of the factors that will determine our future results are, however, beyond our ability to control or predict and we cannot guarantee any future results, levels of activity, performance or achievements. We cannot assure you that the actual results or developments we anticipate will be realized or, if realized, that they will have the expected effects on our business or operations. In light of the significant uncertainties inherent in the forward-looking statements, readers should not place undue reliance on forward-looking statements, which speak only as of the date on which the statements were made and it should not be assumed that the statements remain accurate as of any future date. All subsequent written and oral forward-looking statements concerning the Merger or other matters addressed in this proxy statement and attributable to us or any person acting on our behalf are expressly qualified in their entirety by the cautionary statements contained or referred to in this section. Further, forward-looking statements speak only as of the date they are made and, except as required by applicable law or regulation, we undertake no obligation to update these forward-looking statements to reflect future events or circumstances.

WHERE YOU CAN FIND MORE INFORMATION
We are subject to the reporting requirements of the Exchange Act applicable to foreign private issuers and we file or furnish our annual and current reports and other information with the SEC. You may read and copy these reports and other information at the SEC’s Public Reference Room at 100 F Street NE, Washington, D.C. 20549 at prescribed rates. Information on the operation of the Public Reference Room may be obtained by calling the SEC at 1-800-SEC-0330. The information we file or furnish is also available free of charge on the SEC’s website at http://www.sec.gov.
You also may obtain free copies of the documents the Company files with the SEC by going to our website at https://ir.blue-city.com/. Our website address is provided as an inactive textual reference only. The information provided on our website is not part of this proxy statement, and therefore is not incorporated by reference.
Because the Merger is a going-private transaction, the Company and the Buyer Group have filed with the SEC a Transaction Statement on Schedule 13E-3 with respect to the Merger. The Schedule 13E-3, including any amendments and exhibits filed or incorporated by reference therein, is available for inspection as set forth above. The Schedule 13E-3 will be amended to report promptly any material changes in the information set forth in the most recent Schedule 13E-3 filed with the SEC.
Statements contained in this proxy statement regarding the contents of any contract or other document, are not necessarily complete and each such statement is qualified in its entirety by reference to that contract or other document attached as an exhibit hereto. The SEC allows us to “incorporate by reference” information into this proxy statement. This means that we can disclose important information by referring to another document filed separately with the SEC. The information incorporated by reference is considered to be part of this proxy statement. This proxy statement and the information that we later file with the SEC may update and supersede the information incorporated by reference. Similarly, the information that we later file with the SEC may update and supersede the information in this proxy statement. The Company’s Annual Report is incorporated herein by reference. To the extent that any of the periodic reports incorporated by reference in this proxy statement contain references to the safe harbor provisions of the Private Securities Litigation Reform Act of 1995 with respect to forward-looking statements, we note that these safe harbor provisions do not apply to any forward-looking statements we make in connection with the going-private transaction described in this proxy statement.
We undertake to provide without charge to each person to whom a copy of this proxy statement has been delivered, upon request, by first-class mail or other equally prompt means, within one business day of receipt of the request, a copy of any or all of the documents incorporated by reference into this proxy statement, other than the exhibits to these documents, unless the exhibits are specifically incorporated by reference into the information that this proxy statement incorporates.
Requests for copies of our filings should be directed to the Company at +86 10-5876-9662 or e-mail to ir@bluecity.com.
THIS PROXY STATEMENT DOES NOT CONSTITUTE THE SOLICITATION OF A PROXY IN ANY JURISDICTION TO OR FROM ANY PERSON TO WHOM OR FROM WHOM IT IS UNLAWFUL TO MAKE SUCH PROXY SOLICITATION IN THAT JURISDICTION. YOU SHOULD RELY ONLY ON THE INFORMATION CONTAINED OR INCORPORATED BY REFERENCE IN THIS PROXY STATEMENT TO VOTE YOUR SHARES AT THE EXTRAORDINARY GENERAL MEETING. WE HAVE NOT AUTHORIZED ANYONE TO PROVIDE YOU WITH INFORMATION THAT IS DIFFERENT FROM WHAT IS CONTAINED OR INCORPORATED BY REFERENCE IN THIS PROXY STATEMENT.
THIS PROXY STATEMENT IS DATED JUNE 23, 2022. YOU SHOULD NOT ASSUME THAT THE INFORMATION CONTAINED IN THIS PROXY STATEMENT IS ACCURATE AS OF ANY DATE OTHER THAN THAT DATE, AND THE MAILING OF THIS PROXY STATEMENT TO SHAREHOLDERS DOES NOT CREATE ANY IMPLICATION TO THE CONTRARY.

Annex A
Execution Version
AGREEMENT AND PLAN OF MERGER
by and among
MULTELEMENTS LIMITED
DIVERSEFUTURE LIMITED
and
BLUECITY HOLDINGS LIMITED
Dated as of
April 30, 2022

A-i

A-ii

SCHEDULES AND EXHIBITS
Schedule I	List of Rollover Shareholders
Exhibit A	Plan of Merger

A-iii

AGREEMENT AND PLAN OF MERGER
This Agreement and Plan of Merger (this “Agreement”), dated as of April 30, 2022, is made by and among Multelements Limited, an exempted company incorporated with limited liability under the Laws of the Cayman Islands (“Parent”); Diversefuture Limited, an exempted company incorporated with limited liability under the Laws of the Cayman Islands and a wholly-owned Subsidiary of Parent (“Merger Sub”); and BlueCity Holdings Limited, an exempted company incorporated with limited liability under the Laws of the Cayman Islands (the “Company”). Each of Parent, Merger Sub and the Company is referred to herein as a “Party” and collectively as the “Parties.” All capitalized terms used in this Agreement shall have the meaning ascribed to such terms in Section 1.01 or as otherwise defined elsewhere in this Agreement, unless the context clearly provides otherwise.
RECITALS
WHEREAS, the Parties wish to effect a business combination upon the terms and subject to the conditions of this Agreement, pursuant to which the Merger Sub will be merged with and into the Company in accordance with Part XVI of the Companies Act, with the Company being the surviving company (as defined in the Companies Act) of the merger and becoming a wholly-owned Subsidiary of Parent (the “Merger”);
WHEREAS, as an inducement to the Company’s willingness to enter into this Agreement, concurrently with the execution and delivery of this Agreement, the Guarantor (as defined below) has executed and delivered to the Company a limited guarantee, dated the date hereof, in favor of the Company pursuant to which the Guarantor is guaranteeing certain obligations of Parent and Merger Sub under this Agreement (the “Limited Guarantee”);
WHEREAS, prior to or substantially concurrently with the execution and delivery of this Agreement, certain shareholders of the Company (together with any other Person, if any, who enters into a Support Agreement with Parent after the date hereof, the “Rollover Shareholders”) have executed and delivered a support agreement with Parent (the “Support Agreement”), providing that, amongst other things and subject to the terms and conditions set forth therein, the Rollover Shareholders will (a) vote all Shares beneficially owned by them in favor of the authorization and approval of this Agreement, the Plan of Merger and the consummation of the Transactions (as defined below), and (b) upon the terms and subject to the conditions of the Support Agreement, contribute the Rollover Shares beneficially owned by them to Parent in exchange for newly issued shares of Parent at or immediately prior to the Effective Time and receive no consideration for cancellation of the Rollover Shares in accordance with this Agreement;
WHEREAS, the board of directors of the Company (the “Company Board”), acting upon the unanimous recommendation of a special committee established by the Company Board (the “Special Committee”), has (a) determined that it is fair to, and in the best interests of, the Company and its shareholders (other than holders of Excluded Shares), and declared it advisable, for the Company to enter into this Agreement and the Plan of Merger and to consummate the transactions contemplated by this Agreement and the Plan of Merger, including the Merger (collectively, the “Transactions”), (b) authorized and approved the execution, delivery and performance of this Agreement and the Plan of Merger and the consummation of the Transactions, and (c) resolved to recommend in favor of the authorization and approval of this Agreement, the Plan of Merger and the consummation of the Transactions to the holders of Shares (the “Company Board Recommendation”) and to include such recommendation in the Proxy Statement (as defined herein) and direct that this Agreement, the Plan of Merger and the Transactions be submitted to the holders of Shares for authorization and approval at the Shareholder Meeting; and
WHEREAS, the board of directors of each of Parent and Merger Sub has (a) authorized and approved the execution, delivery and performance by Parent and Merger Sub, respectively, of this Agreement and the Plan of Merger and the consummation of the Transactions and (b) declared it advisable for Parent and Merger Sub, respectively, to enter into this Agreement and to consummate the Transactions and for Merger Sub to enter into the Plan of Merger.
NOW, THEREFORE, in consideration of the mutual covenants and agreements contained in this Agreement and for other good and valuable consideration, the receipt and adequacy of which are hereby acknowledged, the Parties agree as follows:

ARTICLE I
DEFINITIONS AND INTERPRETATION
Section 1.01   Certain Definitions.   For the purposes of this Agreement, the following terms shall have the meanings set forth below:
“Acceptable Confidentiality Agreement” means a confidentiality agreement that contains terms that are no less favorable in the aggregate to the Company than those contained in the Confidentiality Agreements; provided that such agreement and any related agreements shall not include any provision calling for any exclusive right to negotiate with such party or having the effect of prohibiting the Company from satisfying its obligations under this Agreement.
“ADS” means American Depositary Share, each two of which represents one Class A Ordinary Share.
“Affiliate” means, as to any Person, (i) any Person which directly or indirectly controls, is controlled by, or is under common control with such Person and (ii) with respect to any natural person, the term “Affiliate” shall also include any member of the immediate family of such natural person. For purposes of this definition and the definition of “Subsidiary” or “Subsidiaries,” “control” of a Person shall mean the power, direct or indirect, to direct or cause the direction of the management and policies of such Person whether by ownership of voting equity, by contract or otherwise; provided that (x) Parent, Merger Sub, the Rollover Shareholders, the Guarantor and their respective Affiliates (excluding the Group Companies) shall not be deemed to be Affiliates of the Company and/or its Subsidiaries, and vice versa, and (y) the Rollover Shareholders, the Guarantor and their respective Affiliates shall be deemed to be Affiliates of either Parent or Merger Sub.
“Anti-Corruption Laws” means laws or regulations relating to anti-bribery or anti-corruption that apply to the business and dealings of the Company and the Group Companies including, without limitation, the Criminal Law and the Anti-Unfair Competition Law of the PRC, and the U.S. Foreign Corrupt Practices Act.
“Anti-Money Laundering Laws” means any anti-money laundering-related laws and codes of practice that apply to the business and dealings of the Company and the Group Companies, including, without limitation and as applicable: (i) the applicable financial recordkeeping and reporting requirements of the U.S. Currency and Foreign Transaction Reporting Act of 1970, and (ii) the USA PATRIOT Act, in each case as amended from time to time.
“beneficially own” shall have the meaning provided in Section 13(d) of the Exchange Act and the rules and regulations thereunder.
“Business Days” means any day other than a Saturday, Sunday or other day on which the banks in New York City, the Cayman Islands, the Hong Kong Special Administrative Region, or the PRC are authorized by Law or executive order to be closed.
“Buyer Consortium Documents” means, collectively, the Consortium Agreement dated January 2, 2022 by and among the Founder and an Affiliate of the Sponsor (as subsequently assigned by such Affiliate to the Sponsor), the Interim Investors Agreement, the Limited Guarantee, the Equity Commitment Letter, and the Support Agreement.
“Class A Ordinary Shares” means class A ordinary shares of the Company, par value US$0.0001 per share.
“Class B Ordinary Shares” means class B ordinary shares of the Company, par value US$0.0001 per share.
“Code” means the United States Internal Revenue Code of 1986, as amended, or any successor Law.
“Company IP Rights” means (a) any and all Intellectual Property used in the conduct of the business of the Company or any of its Subsidiaries as currently conducted, and (b) any and all other Intellectual Property owned by the Company or any of its Subsidiaries.
“Companies Act” means the Companies Act (As Revised) of the Cayman Islands, as amended, modified, or re-enacted from time to time.

“Company Equity Plans” means the 2015 Stock Incentive Plan, the 2020 Share Incentive Plan and the 2021 Share Incentive Plan, each as in effect on the date of this Agreement and as they may be amended from time to time.
“Company Governing Documents” means the Company’s Seventh Amended and Restated Memorandum and Articles of Association as in effect on the date of this Agreement.
“Company Option” means an option to purchase Shares granted under the Company Equity Plans in accordance with the terms thereof, whether or not such option has become vested on or prior to the Closing Date.
“Confidentiality Agreements” means the confidentiality agreements, dated as of February 14, 2022, between the Company and each of Spriver Tech Limited and Mr. Baoli Ma, respectively.
“Contract” means any oral or written contract, agreement, lease, instrument or other legally binding contractual commitment.
“COVID-19” means SARS-CoV-2 or COVID-19, and any evolutions or mutations thereof or related or associated epidemics, pandemics or disease outbreaks, or any escalation or worsening of any of the foregoing (including any subsequent waves).
“COVID-19 Measures” means (i) any quarantine, “shelter in place,” “stay at home,” workforce reduction, social distancing, shut down, closure, sequester, safety or similar Law, Order, directive, guideline, pronouncement, or recommendation promulgated by any Governmental Entity, including the Centers for Disease Control and Prevention and the World Health Organization, in each case, in connection with or in response to COVID-19, and (ii) any action reasonably taken or refrained from being taken in response to COVID-19.
“Disclosure Schedule” means the disclosure schedule executed and delivered by the Company to Parent on the date of this Agreement.
“Effect” means any change, effect, development, circumstance, condition, state of facts, event or occurrence.
“ERISA” means the Employee Retirement Income Security Act of 1974 of the U.S., as amended from time to time.
“ERISA Affiliate” means each entity, trade or business that is, or was at the relevant time, a member of a group described in Section 414(b), (c), (m) or (o) of the Code or Section 4001(b)(1) of ERISA that includes or included any of the Group Companies, or that is, or was at the relevant time, a member of the same “controlled group” as any of the Group Companies pursuant to Section 4001(a)(14) of ERISA.
“Exchange Act” means the U.S. Securities Exchange Act of 1934 and the rules and regulations promulgated thereunder.
“Excluded Shares” means, collectively, (a) the Rollover Shares, (b) any other Shares (including Class A Ordinary Shares represented by ADSs) held by Parent, Merger Sub, the Company or any of their respective Subsidiaries, and (c) Shares (including Class A Ordinary Shares represented by ADSs) held by the Depositary and reserved for issuance, settlement and allocation upon exercise or vesting of Company Options.
“Exercise Price” means, with respect to any Company Option, the applicable exercise price per Share underlying such Company Option.
“Expenses” means all reasonable out-of-pocket expenses (including all fees and expenses of counsel, accountants, investment bankers, experts and consultants to a Party and its Affiliates) incurred by a Party or on its behalf in connection with or related to (a) the authorization, preparation, negotiation, execution and performance of this Agreement; (b) the preparation, printing, filing, and mailing/distribution of the Schedule 13E-3 and the Proxy Statement; (c) shareholder litigation; (d) the filing of any required notices under any applicable competition or investment Laws; (e) any filings with the SEC; or (f) any other matters related to the closing of the Merger and the other Transactions.

“Founder” means Mr. Baoli Ma.
“Government Official” means any officers, employees and other persons working in an official capacity on behalf of (i) any branch of a government (e.g., legislative, executive, judicial, law, military or public education) at any level (e.g., local, county, provincial or central) or any department or agency thereof; (ii) any political parties, as well as any candidates for political office; (iii) any Governmental Entity; and (iv) any public international organization, such as the United Nations or the World Bank.
“Governmental Entity” means (i) any national, federal, state, local or foreign government or any entity exercising executive, legislative, judicial, regulatory or administrative functions of or pertaining to government, (ii) any public international organization, (iii) any agency, division, bureau, department or other sector of any government, entity or organization described in the foregoing clauses (i) or (ii) of this definition, or (iv) any company, business, enterprise, or other entity or instrumentality owned or controlled by any government, entity, organization described herein.
“Group Company” means any of the Company and its Subsidiaries.
“Guarantor” means Metaclass Management ELP, an exempted limited partnership organized under the Laws of the Cayman Islands.
“Hong Kong” means the Hong Kong Special Administrative Region of the PRC.
“Indebtedness” means with respect to any Person, (a) all indebtedness, notes payable, accrued interest payable or other obligations for borrowed money, whether secured or unsecured and whether or not contingent, (b) all obligations under conditional sale or other title retention agreements, or incurred as financing, in either case with respect to property acquired by such Person, (c) all obligations issued, undertaken or assumed as the deferred purchase price for any property or assets, (d) all obligations under capital leases, (e) all obligations in respect of bankers acceptances, letters of credit, or similar instruments, (f) all obligations under interest rate cap, swap, collar or similar transaction or currency hedging transactions, (g) any guarantee of any of the foregoing, whether or not evidenced by a note, mortgage, bond, indenture or similar instrument, (h) all accrued but unpaid bonuses for fiscal year 2020 and 2021 (including the employer portion of any payroll or social security Taxes payable by the Company in connection with such bonuses), and (i) all obligations related to unfunded and underfunded deferred compensation arrangements and qualified and unqualified retirement plans.
“Intellectual Property” means all rights, anywhere in the world, in or to: (a) patents, patent applications (and any patents that issue from those patent application), certificates of invention, substitutions relating to any of the patents and patent applications, utility models, inventions and discoveries, statutory invention registrations, mask works, invention disclosures, industrial designs, community designs and other designs, and any other governmental grant for the protection of inventions or designs; (b) Trademarks; (c) works of authorship (including Software) and copyrights, and moral rights, design rights and database rights therein and thereto, whether or not registered; (d) confidential and proprietary information, including trade secrets, know-how and invention rights; and (e) registrations, applications, renewals, reissues, reexaminations, continuations, continuations-in-part, divisions, extensions, and foreign counterparts for any of the foregoing in clauses (a)-(d).
“Interim Investors Agreement” means the Interim Investors Agreement, dated as of the date hereof, by and among the Rollover Shareholders, the Sponsor, Parent and Merger Sub.
“Internal Revenue Service” means the United States Internal Revenue Service.
“Knowledge” will be deemed to be, as the case may be, the actual knowledge, following reasonable inquiry, of (a) with respect to the Company, the Chief Executive Officer, the Chief Financial Officer, the Chief Risk Offer or the Chief Technology Officer, or (b) with respect to Parent or Merger Sub, any director or executive officer thereof.
“Law” means any federal, state, local, national, supranational, foreign or administrative law (including common law), statute, code, rule, regulation, rules of the relevant stock exchange on which the relevant parties’ securities are listed, Order, ordinance or other pronouncement of any Governmental Entity.

“Lien” means any lien, pledge, hypothecation, mortgage, security interest, encumbrance, claim, infringement, interference, option, right of first refusal, preemptive right, community property interest or restriction of any nature (including any restriction on the voting of any security, any restriction on the transfer of any security or other asset, or any restriction on the possession, exercise or transfer of any other attribute of ownership of any asset).
“Material Adverse Effect” means any Effect that, individually or in the aggregate, has had or would reasonably be expected to have a material adverse effect on the assets, properties, financial condition, business or results of operations of the Company and its Subsidiaries, taken as a whole, or prevent or materially delay the consummation of the Merger and the other Transactions on or prior to the Outside Date; provided that in no event shall any Effect resulting or arising from the following, either alone or in combination, be deemed to constitute a Material Adverse Effect or shall be taken into account when determining whether a Material Adverse Effect has occurred or would reasonably be expected to occur: (a) conditions (or changes therein) that are the result of factors generally affecting any industry or industries in which the Company or any of its Subsidiaries operates; (b) general economic, political and/or regulatory conditions (or changes therein), including any changes affecting financial, credit or capital market conditions, including changes in interest or exchange rates; (c) any change in U.S. GAAP or interpretation thereof; (d) any adoption, implementation, promulgation, repeal, modification, amendment, reinterpretation, or other change in any applicable Law of or by any Governmental Entity; (e) any actions taken, or the failure to take any action, as required by the terms of this Agreement or at the written request or with the written consent of Parent or Merger Sub and any Effect directly attributable to the negotiation, execution, announcement or consummation of this Agreement and the Transactions (including the Merger), including any litigation arising therefrom (including any litigation arising from allegations of a breach of duty or violation of applicable Law), and any adverse impact on the Company’s and its Subsidiaries’ relationships, contractual or otherwise, with customers, employees (including employee departures), suppliers, financing sources, lessees, licensors, licensee, sub-licensees, shareholders, joint venture partners, Governmental Entities or similar relationship directly resulting therefrom; (f) decline in the price or trading volume of the Shares and/or ADSs (it being understood that the facts or occurrences giving rise or contributing to such decline that are not otherwise excluded from the definition of a “Material Adverse Effect” may be taken into account); (g) any failure by the Company to meet any internal or published projections, estimates or expectations of the Company’s revenue, earnings or other financial performance or results of operations for any period (it being understood that the facts or occurrences giving rise or contributing to such failure that are not otherwise excluded from the definition of a “Material Adverse Effect” may be taken into account); (h) Effects arising out of changes in geopolitical conditions, acts of terrorism or sabotage, war (whether or not declared), the commencement, continuation or escalation of a war, acts of armed hostility, earthquakes, epidemic or pandemics (including without limitation COVID-19 and its variants, any COVID-19 Measures or any change in such COVID-19 Measures following the date of this Agreement), tornados, hurricanes, or other weather conditions or natural calamities or other force majeure events, including any material worsening of such conditions threatened or existing as of the date of this Agreement; (i) any deterioration in the credit rating of the Company or its Subsidiaries (it being understood that the facts or occurrences giving rise or contributing to such reduction or any consequences resulting from such reduction that are not otherwise excluded from the definition of a “Material Adverse Effect” may be taken into account); and (j) Effects resulting solely from the identity of, or any facts or circumstances relating to, Parent, Merger Sub, the Guarantor or any of their respective Affiliates; provided that if any Effect described in clauses (a), (b), (c), (d), and (h) has had a materially disproportionate adverse impact on the Company and its Subsidiaries, taken as a whole, relative to other companies of comparable size to the Group Companies operating in the industry or industries in which the Group Companies operate, then the incremental impact of such event shall be taken into account for the purpose of determining whether a Material Adverse Effect has occurred.
“Order” means any order, judgment, writ, stipulation, settlement, award, injunction, decree, consent decree, decision, ruling, subpoena, verdict, or arbitration award entered, issued, made or rendered by any arbitrator or Governmental Entity of competent jurisdiction.
“Outside Date” means October 31, 2022.
“Permits” means all authorizations, licenses, approvals, certificates, franchises, registrations and permits granted by or obtained from any Governmental Entity or pursuant to any Law.

“Permitted Liens” means any (a) Liens for Taxes or assessments that are not yet due or payable or subject to penalty or that are being contested in good faith by appropriate proceedings and for which there are adequate reserves (to the extent such reserves are required pursuant to U.S. GAAP), (b) zoning regulations, permits and licenses, (c) any cashiers’, landlords’, workers’, mechanics’, carriers’, workmen’s, repairmen’s and materialmen’s Liens and other similar Liens imposed by Law and incurred in the ordinary course of business that are not yet subject to penalty or the validity of which is being contested in good faith by appropriate proceedings, (d) with respect to real property, non-monetary Liens or other minor imperfections of title, (e) rights of parties in possession, (f) ordinary course, non-exclusive licenses of Intellectual Property, (g) pledges or deposits to secure obligations under workers’ compensation Laws or similar legislation or to secure public or statutory obligations, (h) pledges or deposits to secure the performance of bids, trade contracts, leases, surety and appeal bonds, performance bonds and other obligations of a similar nature, in each case in the ordinary course of business, (i) Liens securing Indebtedness that are reflected in the SEC Documents filed or furnished prior to the date hereof, and (j) Liens set forth in the VIE Contracts.
“Person” means a natural person, partnership, corporation, limited liability company, business trust, joint share company, trust, unincorporated association, joint venture, Governmental Entity or other entity or organization.
“PRC” means the People’s Republic of China, which for the purposes of this Agreement only shall not include the Hong Kong Special Administrative Region, the Macau Special Administrative Region and Taiwan.
“Real Property Lease” means any agreement under which any Group Company is the landlord, sub-landlord, tenant, subtenant or occupant.
“Representatives” means, when used with respect to Parent, Merger Sub or the Company, its Affiliates and its and their respective directors, officers, financing sources, employees, consultants, financial advisors, accountants, legal counsel, investment bankers, and other agents, advisors and representatives.
“Rollover Shares” means, as of the date of this Agreement, an aggregate of 3,918,605 Shares held by the Rollover Shareholders which will be cancelled for no consideration in accordance with this Agreement at the Effective Time, subject to adjustments set forth in Section 7.04(b), in exchange for newly issued shares of Parent.
“Sanctioned Person” means a Person that is (i) subject to or the target of Sanctions (including any Person that is designated on the list of “Specially Designated Nationals and Blocked Persons” administered by the U.S. Treasury Department’s Office of Foreign Assets Control), (ii) located in or organized under the Laws of a country or territory which is the subject of country- or territory-wide Sanctions (including Cuba, Iran, North Korea, Syria, or the Crimea region of Ukraine), or (iii) owned 50% (fifty percent) or more, or controlled, by any of the foregoing.
“Sanctions” means all trade, economic and financial sanctions Laws administered, enacted or enforced from time to time by (i) the United States (including the U.S. Treasury Department’s Office of Foreign Assets Control and the U.S. Department of State), (ii) the United Nations, (iii) the United Kingdom (including Her Majesty’s Treasury), or (iv) the PRC.
“SEC” means the Securities and Exchange Commission.
“Shareholder Approval” means a special resolution (as defined in the Companies Act) of the shareholders of the Company, which shall require the affirmative vote of the holders of Shares representing not less than two-thirds of vote cast by such holders as, being entitled so to do, vote in person or, in the case of such holders as are corporations, by their respective duly authorized representative or, where proxies are allowed, by proxy as a single class, to approve and authorize this Agreement, the Plan of Merger and the consummation of the Transactions in accordance with the Companies Act and the Company Governing Documents.
“Shareholder Meeting” means the meeting of the holders of Shares for the purpose of seeking the Shareholder Approval, including any adjournment thereof.
“Shares” means Class A Ordinary Shares and Class B Ordinary Shares of the Company, and as the context may require also refers, after the Effective Time of the Merger, to the ordinary shares of the Surviving Company.

“Software” means all (a) computer programs, applications, systems and code, including software implementations of algorithms, models and methodologies, program interfaces, and source code and object code, and firmware, operating systems and specifications, (b) Internet and intranet websites, databases and compilations, including data and collections of data, whether machine-readable or otherwise, (c) development and design tools, library functions and compilers, (d) technology supporting websites, and the contents and audiovisual displays of websites, and (e) media, documentation and other works of authorship, including user manuals, training materials, descriptions, flow charts and other work products relating to or embodying any of the foregoing or on which any of the foregoing is recorded.
“Special Committee Financial Advisor” means Kroll, LLC, operating through its Duff & Phelps Opinions Practice (formerly known as Duff & Phelps, A Kroll Business operating as Kroll, LLC).
“Sponsor” means Metaclass Management ELP, an exempted limited partnership organized under the Laws of the Cayman Islands.
“Subsidiary” or “Subsidiaries” means, with respect to any Person, any corporation, limited liability company, partnership or other organization, whether incorporated or unincorporated, of which (i) at least a majority of the outstanding shares of equity capital, or other equity interests, having by their terms ordinary voting power to elect a majority of the board of directors or others performing similar functions with respect to such corporation or other organization, is directly or indirectly owned or controlled (including for the avoidance of doubt through the VIE Contracts) by such Person or by any one or more of its Subsidiaries, or by such Person and one or more of its Subsidiaries, or (ii) with respect to a partnership, such Person or any other Subsidiary of such Person is a general partner of such partnership.
“Tax”, “Taxation” and “Taxes” means all federal, state, local or foreign taxes, levies or other assessments, however denominated, including all net income, gross income, gains, gross receipts, sales, use, ad valorem, goods and services, capital, production, transfer, franchise, windfall profits, license, withholding, payroll, employment, disability, excise, estimated, severance, stamp, occupation, property, unemployment or other taxes, custom duties, fees, assessments or similar charges imposed by any taxing authority, together with any interest, penalties and additions to tax imposed with respect to such amounts.
“Trademarks” means trademarks, service marks, logos, slogans, brand names, domain names, uniform resource locators, trade dress, trade names, corporate names, geographical indications and other identifiers of source or goodwill, including the goodwill symbolized thereby or associated therewith, in any and all jurisdictions, whether or not registered.
“Transaction Documents” means this Agreement, the Equity Commitment Letter, the Limited Guarantee, the Support Agreements and any other agreement or document contemplated thereby or any document or instrument delivered in connection hereunder or thereunder.
“U.S.” or “US” means the United States of America.
“VIEs” means, collectively, Beijing BlueCity Culture and Media Co., Ltd., Beijing BlueCity Youning Health Management Co., Ltd., Danlan (Beijing) Media Co., Ltd., City of Glory Chengdu Information Technology Co., Ltd., Shandong Youping Pharmacy Chain Co., Ltd., Beijing Asphere Interactive Network Technology Co., Ltd., Shandong He Health Internet Hospital Co., Ltd., Chongqing Changyuan Pharmaceutical Co., Ltd., Guangzhou Yingyoutianxia Networks Technology Co., Ltd., Beijing You Ji Technology Culture Co., Ltd., Beijing Aiyou Jiuyou Network Technology Co., Ltd., Beijing Lanpengyou Catering Management Co., Ltd., Beijing Duoyuanyin Culture Media Co., Ltd. and Jinyuncai (Hainan) Internet Athletics Co., Ltd.
“WOFEs” means Beijing BlueCity Information & Technology Co., Ltd. and Beijing Aloha Technology Co., Ltd.

Section 1.02   Terms Defined Elsewhere.   The following terms are defined elsewhere in this Agreement, as indicated below:
Adverse Recommendation Change	Section6.02(c)
Agreement	Preamble
Alternative Acquisition Agreement	Section6.02(c)
Arbitrator	Section10.08(b)
Assumed Option	Section3.03(b)
Base Premium	Section7.05(d)
Benefit Plan	Section4.15(b)
BlueCity Holdings Limited	Section2.06
Closing	Section2.02
Closing Date	Section2.02
Company	Preamble
Company Board	Recitals
Company Board Recommendation	Recitals
Company Equity Interests	Section4.02(b)
Company Group	Section9.02(h)
Company Termination Fee	Section9.02(e)
Competing Proposal	Section6.02(g)
Covered Persons	Section7.05(a)
Deposit Agreement	Section3.05
Depositary	Section3.05
Dissenting Shareholders	Section3.06(a)
Dissenting Shares	Section3.06(a)
Effective Time	Section2.03
Enforceability Exceptions	Section4.03
Equity Commitment Letter	Section5.05(a)
Equity Financing	Section5.05(a)
Exchange Ratio	Section3.03(b)
Financial Statements	Section4.06(b)
HKIAC	Section10.08(b)
HKIAC Rules	Section10.08(b)
Indemnification Agreements	Section7.05(a)
Insurance Policies	Section4.18
Intervening Event	Section6.02(e)
Legal Proceeding	Section5.08
Limited Guarantee	Recitals
Material Contracts	Section4.16(a)(xiv)
Merger	Recitals
Merger Consideration	Section3.02(a)
Merger Consideration Fund	Section3.02(a)
Merger Sub	Preamble
Nasdaq	Section4.02(c)

Non-Required Remedy	Section7.02(d)
Operating Subsidiary	Section4.16(a)(xi)
Parent	Preamble
Parent Group	Section9.02(h)
Parent Termination Fee	Section9.02(f)
Parties	Preamble
Party	Preamble
Paying Agent	Section3.02(a)
Per ADS Merger Consideration	Section3.01(b)
Per Share Merger Consideration	Section3.01(a)
Plan of Merger	Section2.03
PRC Subsidiaries	Section4.09(a)
Proxy Statement	Section4.05
Record ADS Holders	Section6.04(a)
Record Date	Section6.04(a)
Registrar of Companies	Section2.03
Rollover Shareholders	Recitals
Sarbanes-Oxley Act	Section4.06(a)
Schedule 13E-3	Section6.03(a)
SEC Documents	Section4.06(a)
Securities Act	Section4.06(a)
Share Certificates	Section3.02(b)(i)
Social Insurance	Section4.15(k)
Special Committee	Recitals
Superior Proposal	Section6.02(h)
Support Agreement	Recitals
Surviving Company	Section2.01
Takeover Statute	Section4.23
Tax Returns	Section4.13(a)
Transaction Litigation	Section7.08
Transactions	Recitals
U.S. GAAP	Section4.06(b)
Uncertificated Shares	Section3.02(b)(i)
VIE Contracts	Section4.09(c)
Section 1.03   Interpretation.   Unless the express context otherwise requires:
(a)   the words “hereof,” “herein,” and “hereunder” and words of similar import, when used in this Agreement, shall refer to this Agreement as a whole and not to any particular provision of this Agreement;
(b)   terms defined in the singular shall have a comparable meaning when used in the plural, and vice versa;
(c)   the terms “Dollars,” “US$,” and “$” mean United States Dollars;
(d)   references herein to a specific Section, Subsection, Recital, Schedule, Annex or Exhibit shall refer, respectively, to Sections, Subsections, Recitals, Schedules, Annexes or Exhibits of this Agreement;

(e)   wherever the word “include,” “includes,” or “including” is used in this Agreement, it shall be deemed to be followed by the words “without limitation”;
(f)   references herein to any gender shall include each other gender;
(g) references herein to any Person shall include such Person’s heirs, executors, personal representatives, administrators, successors and assigns; provided that nothing contained in this clause (g) is intended to authorize any assignment or transfer not otherwise permitted by this Agreement;
(h)   references herein to a Person in a particular capacity or capacities shall exclude such Person in any other capacity;
(i)   references herein to any contract (including this Agreement) mean such contract as amended, supplemented or modified from time to time in accordance with the terms thereof;
(j)   with respect to the determination of any period of time, the word “from” means “from and including” and the words “to” and “until” each means “to but excluding”;
(k)   references herein to a number of days shall be to such number of calendar days unless Business Days are specified; whenever any action must be taken hereunder on or by a day that is not a Business Day, such action may be validly taken on or by the next day that is a Business Day;
(l)   references herein to any Law or any license mean such Law or license as amended, modified, codified, reenacted, supplemented or superseded in whole or in part, and in effect from time to time;
(m)   references herein to any Law shall be deemed also to refer to all rules and regulations promulgated thereunder; and
(n)   any item shall be considered “made available” to Parent or Merger Sub, to the extent such phrase appears in this Agreement, if such item has been provided in writing (including via electronic mail) to such Party, posted by the Company or its Representatives in the electronic data room established by the Company or, in the case of any documents filed with the SEC, filed by the Company with the SEC at least one Business Day prior to the date hereof; and
(o)   The Parties agree that they have been represented by counsel during the negotiation and execution of this Agreement and, therefore, waive the application of any Law, regulation, holding or rule of construction providing that ambiguities in an agreement or other document will be construed against the party drafting such agreement or document.
ARTICLE II
THE MERGER
Section 2.01   The Merger.   Upon the terms and subject to the satisfaction or waiver of the conditions set forth in this Agreement, and in accordance with the Companies Act, at the Effective Time, Merger Sub shall be merged with and into the Company, whereupon Merger Sub will cease to exist and will be struck off the Register of Companies in the Cayman Islands, with the Company surviving the Merger (the Company, as the surviving company (as defined in the Companies Act) in the Merger, sometimes being referred to herein as the “Surviving Company”), such that following the Merger, the Surviving Company will be a wholly owned Subsidiary of Parent.
Section 2.02   Closing.   The closing of the Merger (the “Closing”) shall take place remotely by conference call and exchange of documents and signatures on the tenth (10th) Business Day after the satisfaction or, if permissible, waiver of the last of the conditions set forth in Article VIII (other than any such conditions that by their nature are to be satisfied at the Closing, but subject to the satisfaction or, if applicable, waiver of such conditions at the Closing), or at such other date or place as is agreed to in writing by the Company and Parent. The date on which the Closing actually takes place is referred to as the “Closing Date.”
Section 2.03   Effective Time.   On the Closing Date, the Company, Parent and Merger Sub shall (a) cause the plan of merger with respect to the Merger (the “Plan of Merger”), substantially in form of

Exhibit A hereto, to be duly executed and filed with the Registrar of Companies of the Cayman Islands (the “Registrar of Companies”) as provided by Section 233 of the Companies Act; and (b) make any other filings, recordings or publications required to be made by the Company or Merger Sub under the Companies Act in connection with the Merger. The Merger shall become effective on the date the Plan of Merger is registered by the Registrar of Companies or on such later date as specified in the Plan of Merger, in accordance with the Companies Act (such date being hereinafter referred to as the “Effective Time”).
Section 2.04   Effects of the Merger.   At the Effective Time, the Merger shall have the effects specified in this Agreement, the Plan of Merger and the Companies Act. Without limiting the generality of the foregoing, and subject thereto, at the Effective Time, the rights, property of every description including choses in action, and the business, undertaking, goodwill, benefits, immunities, and privileges of each of the Company and Merger Sub shall immediately vest in the Surviving Company which shall be liable for and subject, in the same manner as the Company and Merger Sub, to all mortgages, charges, or security interests and all Contracts, obligations, claims, debts, and liabilities of each of the Company and Merger Sub in accordance with the Companies Act and as provided in this Agreement.
Section 2.05   Directors and Officers.   The Parties hereto shall take all actions necessary so that (a) the directors of Merger Sub immediately prior to the Effective Time shall be the initial directors of the Surviving Company upon the Effective Time, and (b) the officers of the Company immediately prior to the Effective Time shall be the initial officers of the Surviving Company upon the Effective Time, in each case, unless otherwise determined by Parent prior to the Effective Time, and until their respective successors are duly elected or appointed and qualified or until the earlier of their death, resignation or removal.
Section 2.06   Governing Documents.   At the Effective Time, in accordance with the terms of the Plan of Merger and without any further action on the part of the Parties, the Company will adopt the memorandum and articles of association of Merger Sub, as in effect immediately prior to the Effective Time, as the memorandum and articles of association of the Surviving Company, until thereafter amended in accordance with applicable Law and the applicable provisions of such memorandum and articles of association; provided, that at the Effective Time, (a) all references therein to the name of the Surviving Company (including Clause 1 of the memorandum of association of the Surviving Company) shall be amended to “BlueCity Holdings Limited”, (b) all references therein to the authorized share capital of the Surviving Company shall be amended to refer to the correct authorized share capital of the Surviving Company as approved in the Plan of Merger, and (c) the memorandum and articles of association of the Surviving Company will contain provisions no less favorable to the intended beneficiaries with respect to exculpation and indemnification of liability and advancement of expenses than are currently set forth in the Company Governing Documents, in accordance with Section 7.05.
ARTICLE III
TREATMENT OF SECURITIES
Section 3.01   Treatment of Shares and ADSs.   At the Effective Time, by virtue of the Merger and the other Transactions, and without any action on the part of Parent, Merger Sub, the Company, or the holders of any securities of the Company:
(a)   Treatment of Shares.   Each Share issued and outstanding immediately prior to the Effective Time (other than the Excluded Shares, the Dissenting Shares and Class A Ordinary Shares represented by ADSs) shall be cancelled in exchange for the right to receive $3.20 in cash per Share without interest (subject to adjustment pursuant to Section 3.01(e)) (the “Per Share Merger Consideration”). From and after the Effective Time, all such Shares shall no longer be issued and outstanding and shall be cancelled and shall cease to exist, and each holder of any such Shares (other than the Excluded Shares, the Dissenting Shares and Class A Ordinary Shares represented by ADSs) that were issued and outstanding immediately prior to the Effective Time shall cease to have any rights with respect to such Shares, except for the right to receive the Per Share Merger Consideration without interest in accordance with Section 3.02, and the right to receive any dividends or other distributions with a record date prior to the Effective Time which may have been declared by the Company and which remain unpaid at the Effective Time.

(b)   Treatment of American Depositary Shares.   Each ADS (other than ADSs representing the Excluded Shares) issued and outstanding immediately prior to the Effective Time, together with the underlying Class A Ordinary Shares represented by such ADSs, shall be cancelled in exchange for the right to receive $1.60 in cash per ADS without interest (subject to adjustment pursuant to Section 3.01(e)) (the “Per ADS Merger Consideration”) pursuant to the terms and conditions set forth in this Agreement and the Deposit Agreement; provided that in the event of any conflict between this Agreement and the Deposit Agreement, provisions in this Agreement shall apply. The Per ADS Merger Consideration shall be paid to the Depositary (in consideration for the cancellation of the underlying Class A Ordinary Shares represented by the ADSs) and distributed by the Depositary to the holder of such ADSs. From and after the Effective Time, all such ADSs (and such underlying Class A Ordinary Shares represented by the ADSs) shall no longer be issued and outstanding and shall be cancelled and retired, and shall cease to exist, and each holder of any such ADSs shall cease to have any rights with respect to such ADSs (and such underlying Class A Ordinary Shares represented by the ADSs), except the right to receive the Per ADS Merger Consideration without interest in accordance with Section 3.02, and the right to receive any dividends or other distributions with a record date prior to the Effective Time which may have been declared by the Company and which remain unpaid at the Effective Time.
(c)   Treatment of Excluded Shares.   Each Excluded Share and ADSs representing the Excluded Shares, in each case issued and outstanding immediately prior to the Effective Time, shall be cancelled and shall cease to exist, without payment of any consideration or distribution therefor.
(d)   Treatment of Merger Sub Securities.   Each share of Merger Sub issued and outstanding immediately prior to the Effective Time shall be converted into and become one validly issued, fully paid and non-assessable ordinary share of the Surviving Company. Such conversion shall be effected by means of the cancellation of such shares of Merger Sub, in exchange for the right to receive one such ordinary share of the Surviving Company. Such ordinary shares of the Surviving Company shall constitute the only issued and outstanding share capital of the Surviving Company upon the Effective Time.
(e)   Adjustment to Merger Consideration.   The Per Share Merger Consideration and Per ADS Merger Consideration, as applicable, shall be adjusted appropriately to reflect the effect of any share subdivision, share consolidation, share dividend (including any dividend or other distribution of securities convertible into Shares or ADSs, as applicable), reorganization, recapitalization, reclassification, combination, exchange of shares or other like change with respect to the Shares or ADSs, as applicable, effectuated after the date hereof and prior to the Effective Time, so as to provide the holders of Shares or ADSs, as applicable, with the same economic effect as contemplated by this Agreement prior to such event and as so adjusted shall, from and after the date of such event, be the Per Share Merger Consideration or Per ADS Merger Consideration, as applicable.
(f)   Treatment of Dissenting Shares.   Each of the Dissenting Shares issued and outstanding immediately prior to the Effective Time shall be cancelled and cease to exist at the Effective Time in accordance with Section 3.06 and thereafter represent only the right to receive the applicable payments set forth in Section 3.06.
(g)   Merger Consideration and Fair Value.   Parent, Merger Sub and the Company respectively agree that the Per Share Merger Consideration is equal to or greater than the fair value of the Shares for the purposes of Section 238(8) of the Companies Act.
Section 3.02   Payment for Securities; Surrender of Certificates.
(a)   Paying Agent.   Prior to the Effective Time, Parent shall select and appoint a bank or trust company to act as paying agent (the “Paying Agent”) for all payments required to be made pursuant to Section 3.01(a) and Section 3.01(b) (collectively, the “Merger Consideration”), and, if so agreed by the Parties, Section 3.06. Parent shall deposit, or cause to be deposited, with the Paying Agent, (i) at or prior to the Effective Time, for the benefit of the holders of Shares (other than Excluded Shares and Dissenting Shares) and ADSs (other than ADSs representing Excluded Shares), cash in immediately available funds in an amount sufficient to pay the Merger Consideration (such cash being hereinafter referred to as the “Merger Consideration Fund”), or (ii) in the case of payments pursuant to Section 3.06, when ascertained and so agreed by the Parties, for the benefit of the Dissenting Shareholders, cash in immediately available funds in such an amount sufficient to pay for the Dissenting Shares pursuant to Section 3.06.

(b)   Procedures for Surrender.
(i)   Promptly following the Effective Time, the Surviving Company shall cause the Paying Agent to mail (and make available for collection by hand) to each Person who was, immediately prior to the Effective Time, a registered holder of Shares (other than Excluded Shares and Dissenting Shares) entitled to receive the Per Share Merger Consideration pursuant to Section 3.01(a): (x) a letter of transmittal (which shall be in customary form for a company incorporated in the Cayman Islands, and shall specify the manner in which the delivery of the Per Share Merger Consideration to registered holders of Shares shall be effected), and (y) instructions for use in effecting the surrender of any issued share certificates representing Shares (the “Share Certificates”) (or affidavits and indemnities of loss in lieu of the Share Certificates as provided in Section 3.02(e)) or non-certificated Shares represented by book entry (“Uncertificated Shares”) and/or such other documents as may be required to receive the Per Share Merger Consideration. Upon surrender of, if applicable, a Share Certificate (or affidavit and indemnity of loss in lieu of the Share Certificate as provided in Section 3.02(e)) for cancellation or Uncertificated Shares and/or such other documents as may be required pursuant to such instructions to the Paying Agent in accordance with the terms of such letter of transmittal, duly executed in accordance with the instructions thereto, each registered holder of such Shares shall be entitled to receive in exchange therefor the Per Share Merger Consideration payable in respect of such Shares, and the Share Certificates so surrendered shall forthwith be cancelled. No interest shall be paid or shall accrue on the cash payable upon the cancellation of any Shares or the surrender or transfer of any Share Certificates pursuant to this Article III.
(ii)   Prior to the Effective Time, Parent and the Company shall establish procedures with the Paying Agent and the Depositary to ensure that (A) the Paying Agent will transmit to the Depositary as promptly as reasonably practicable following the Effective Time an amount in cash in immediately available funds equal to the Per ADS Merger Consideration payable in respect of the number of ADSs issued and outstanding immediately prior to the Effective Time (other than ADSs representing Excluded Shares), and (B) the Depositary will distribute the Per ADS Merger Consideration to holders of ADSs (other than ADSs representing Excluded Shares) pro rata to their holdings of ADSs upon surrender by them of the ADSs. Pursuant to the terms of the Deposit Agreement, the ADS holders will pay any applicable fees, charges and expenses of the Depositary and government charges (other than withholding Taxes, if any) due to or incurred by the Depositary in connection with the cancellation of their ADSs (and the underlying Shares). The Surviving Company will pay any applicable fees, charges and expenses of the Depositary and government charges (other than withholding Taxes, if any) due to or incurred by the Depositary in connection with the distribution of the Per ADS Merger Consideration to ADS holders and the termination of the ADS program or facility (other than the ADS cancellation fee, which shall be payable in accordance with the Deposit Agreement). No interest shall be paid or shall accrue on the cash payable upon the cancellation of any ADSs pursuant to this Article III.
(iii)   If payment of Merger Consideration is to be made to a Person other than the Person in whose name the surrendered Share Certificate is registered, it shall be a condition precedent of payment that (A) the Share Certificate so surrendered shall be accompanied by a proper form of transfer, and (B) the Person requesting such payment has paid any transfer and other similar Taxes required by reason of the payment of the Merger Consideration to a Person other than the registered holder of the Share Certificate surrendered or has established to the reasonable satisfaction of the Surviving Company that such Tax either has been paid or is not required to be paid. Payment of the applicable Merger Consideration with respect to Uncertificated Shares shall only be made to the Person in whose name such Uncertificated Shares are registered.
(iv)   Except for Shares and ADSs referred to in Section 3.01(c) and Section 3.06, until surrendered as contemplated by this Section 3.02, each Share Certificate, Uncertificated Share and ADS shall be deemed at any time from and after the Effective Time to represent only the right to receive the applicable Merger Consideration as contemplated by this Article III and any dividends or other distributions with a record date prior to the Effective Time which may have been authorized by the Company and which remain unpaid at the Effective Time.

(c)   Register of Members of the Company; No Further Ownership Rights in Shares.   From and after the Effective Time, the register of members of the Company shall be closed for the registration of transfers of Shares; provided, that nothing herein shall prevent the Surviving Company from maintaining a register of members in respect of its ordinary shares after the Effective Time and from registering transfers of such ordinary shares after the Effective Time. From and after the Effective Time, the holders of Shares or ADSs issued and outstanding immediately prior to the Effective Time shall cease to have any rights with respect to such Shares or ADSs except as otherwise provided for herein. If, after the Effective Time, Share Certificates or Uncertificated Shares are presented to the Surviving Entity any reason, they shall be cancelled and exchanged as provided in this Agreement.
(d)   Termination of Merger Consideration Fund; No Liability.   At any time following six (6) months after the Effective Time, Parent shall be entitled to require the Paying Agent and the Depositary to deliver to it any portion of the Merger Consideration (including any interest received with respect thereto) that has not been disbursed, or for which disbursement is pending subject only to the Paying Agent’s or the Depositary’s routine administrative procedures, to holders of Share Certificates, Uncertificated Shares or ADSs, and thereafter such holders shall be entitled to look only to the Surviving Company and Parent (subject to abandoned property, escheat or other similar Laws) as general creditors thereof with respect to the applicable Merger Consideration, including any dividends or other distributions with a record date prior to the Effective Time which may have been declared by the Company and which remain unpaid at the Effective Time, payable upon due surrender of their Share Certificates, Uncertificated Shares or ADSs and compliance with the procedures in Section 3.02(b). Notwithstanding the foregoing, none of the Surviving Company, Parent or the Paying Agent shall be liable to any holder of a Share Certificate, Uncertificated Share or ADS for any Merger Consideration or other amounts delivered to a Governmental Entity pursuant to any applicable abandoned property, escheat or similar Law. If any Share Certificate, Uncertificated Share or ADS has not been surrendered immediately prior to the date on which the Merger Consideration in respect thereof would otherwise escheat to or become the property of any Governmental Entity, any such Merger Consideration in respect of such Share Certificate, Uncertificated Share or ADS shall, to the extent permitted by applicable Law, immediately prior to such time become the property of Parent, free and clear of all claims or interest of any Person previously entitled thereto.
(e)   Lost, Stolen or Destroyed Certificates.   In the event that any Share Certificates have been lost, stolen or destroyed, the Paying Agent shall issue in exchange for such lost, stolen or destroyed Share Certificates, (upon the making of an affidavit of that fact by the holder thereof and, if reasonably required by the Surviving Company, the execution of an indemnity or the posting by such holder of a bond in such reasonable and customary amount as the Surviving Company may direct, as indemnity against any claim that may be made against it with respect to such Share Certificate) the applicable Merger Consideration payable in respect thereof pursuant to Section 3.01 hereof, including any dividends or other distributions with a record date prior to the Effective Time that may have been authorized by the Company and which remain unpaid at the Effective Time.
Section 3.03   Treatment of Equity Awards.
(a)   At the Effective Time, without any action on the part of the holder of a Company Option, each Company Option granted pursuant to the Company’s 2015 Stock Incentive Plan that is outstanding and unexercised as of the Effective Time, whether vested or unvested, shall be cancelled and the holder thereof shall be entitled to receive an amount in cash, without interest, payable as soon as reasonably practicable following the Effective Time equal to the product of (i) the excess, if any, of (A) the Per Share Merger Consideration, over (B) the Exercise Price, multiplied by (ii) the number of Class A Ordinary Shares subject to such Company Option as of the Effective Time. Each such Company Option with the Exercise Price that is equal to or greater than the Per Share Merger Consideration shall be cancelled at the Effective Time without the payment of consideration therefor. All payments with respect to any such Company Option shall be subject to all applicable federal, state and local tax withholding requirements.
(b)   At the Effective Time, without any action on the part of the holder of a Company Option, each Company Option granted pursuant to the Company’s 2020 Stock Incentive Plan or 2021 Stock Incentive Plan, in each case, that is outstanding, vested and unexercised as of the Effective Time shall be assumed by Parent and automatically converted into an option for ordinary shares of Parent (each, an “Assumed

Option”) under an equity incentive plan to be established by Parent equal to the product of (A) the number of Shares that were subject to the corresponding Company Option immediately prior to the Effective Time, multiplied by (B) a fraction (such ratio, the “Exchange Ratio”), the numerator of which is the Per Share Merger Consideration and the denominator of which is the fair market value of an ordinary share of Parent, and rounding such product down to the nearest whole number of ordinary shares of Parent, with an exercise price per share subject to the Assumed Option equal to the Exercise Price for which the corresponding Company Option was exercisable immediately prior to the Effective Time divided by the Exchange Ratio, and rounded up to the nearest whole cent. Each Assumed Option shall be subject to the same terms and conditions as to vesting, exercisability and forfeiture as the corresponding Company Option as in effect on the date of this Agreement. At the Effective Time, without any action on the part of the holder of a Company Option, each Company Option granted pursuant to the Company’s 2020 Stock Incentive Plan or 2021 Stock Incentive Plan, in each case, that is unvested as of the Effective Time shall be cancelled without the payment of consideration therefor.
(c)   At or prior to the Effective Time, the Company shall terminate each of the Company Equity Plans and all award agreements evidencing Company Options, effective as of the Effective Time.
(d)   At or prior to the Effective Time, the Company, the Company Board and the compensation committee thereof, as applicable, shall adopt any resolutions and take any and all actions that may be necessary to effectuate the provisions of this Section 3.03.
Section 3.04   Withholding.   Each of Parent, Merger Sub, the Surviving Company, the Paying Agent and the Depositary (and any other Person that has a withholding obligation pursuant to the carrying out of this Agreement), as the case may be (without double counting), shall be entitled to deduct and withhold from any consideration otherwise payable pursuant to this Agreement such amounts as are required to be deducted and withheld under applicable Law. In the event that Parent or Merger Sub determines that any deduction or withholding is required by applicable Tax Law to be made from any consideration payable pursuant to this Agreement other than any compensatory payments including to the extent applicable payments pursuant to the Company Equity Plans, Parent or Merger Sub, as applicable, shall use commercially reasonable efforts to promptly inform the Company and the Special Committee in writing of such determination, provide the Company and Special Committee with a reasonably detailed explanation of such determination and consult with the Company and the Special Committee in good faith regarding such determination. To the extent that such amounts are so deducted and withheld in accordance with this Section 3.04 and remitted to the applicable Governmental Entity, such amounts shall be treated for all purposes of this Agreement as having been paid to the holder of the Shares, the ADSs or the Company Options in respect of which such deduction and withholding was made.
Section 3.05   Termination of Deposit Agreement.   As soon as reasonably practicable after the Effective Time, the Surviving Company shall provide notice to Deutsche Bank Trust Company Americas (the “Depositary”) to terminate the Deposit Agreement, dated July 7, 2020, between the Company, the Depositary and all owners and holders from time to time of ADSs issued thereunder (the “Deposit Agreement”) in accordance with its terms.
Section 3.06   Dissenting Shares.
(a)   Notwithstanding any provision of this Agreement to the contrary and to the extent available under the Companies Act, Shares that are issued and outstanding immediately prior to the Effective Time and that are held by shareholders of the Company who shall have validly exercised and not effectively withdrawn or lost their rights to dissent from the Merger, or dissenter rights, in accordance with Section 238 of the Companies Act (collectively, the “Dissenting Shares;” holders of Dissenting Shares collectively being referred to as “Dissenting Shareholders”) shall be cancelled and cease to exist at the Effective Time and the Dissenting Shareholders shall not be entitled to receive the Per Share Merger Consideration and shall instead be entitled to receive only the payment of the fair value of such Dissenting Shares held by them determined in accordance with the provisions of Section 238 of the Companies Act.
(b)   For the avoidance of doubt, all Shares held by Dissenting Shareholders who shall have not exercised or who effectively shall have withdrawn or lost their dissenter rights under Section 238 of the Companies Act shall thereupon not be Dissenting Shares and shall be cancelled and cease to exist at the

Effective Time, in exchange for the right to receive the Per Share Merger Consideration, without any interest thereon, in the manner provided in Section 3.02. Parent shall promptly deposit or cause to be deposited with the Paying Agent any additional funds necessary to pay in full the aggregate Per Share Merger Consideration so due and payable to such shareholders of the Company who have not exercised or who shall have effectively withdrawn or lost such dissenter rights under Section 238 of the Companies Act.
(c)   The Company shall give Parent (i) prompt notice of any notices of objection, notice of dissent to the Merger or demands for appraisal or written offers, under Section 238 of the Companies Act received by the Company, attempted withdrawals of such objection, dissents, demands or offers, and any other instruments served pursuant to applicable Law of the Cayman Islands and received by the Company relating to its shareholders’ rights to dissent from the Merger or appraisal rights and (ii) the opportunity to direct all negotiations and proceedings with respect to any such notice or demand for appraisal under the Companies Act. The Company shall not, except with the prior written consent of Parent, make any offers or payment with respect to any exercise by a shareholder of its rights to dissent from the Merger or any demands for appraisal or offer to settle or settle any such demands or approve any withdrawal of any such dissenter rights or demands.
(d)   In the event that any written notices of objection to the Merger are served by any shareholders of the Company pursuant to Section 238(2) of the Companies Act, the Company shall serve written notice of the authorization and approval of this Agreement, the Plan of Merger and the Transactions on such shareholders pursuant to Section 238(4) of the Companies Act within twenty (20) days of obtaining the Shareholder Approval at the Shareholder Meeting.
ARTICLE IV
REPRESENTATIONS AND WARRANTIES OF THE COMPANY
The following representations and warranties by the Company are qualified in their entirety by reference to the disclosures (a) in the SEC Documents filed or furnished prior to the date hereof but excluding (x) statements in any “Risk Factors” and/or “Forward-Looking Statements” section(s) therein, and (y) statements that are cautionary, predictive or forward-looking in nature, and (b) set forth in the Disclosure Schedule. Subject to the foregoing, the Company represents and warrants to Parent and Merger Sub that:
Section 4.01   Organization and Qualification; Subsidiaries.
(a)   Each of the Company and its Subsidiaries is an entity duly incorporated or organized, as applicable, validly existing and in good standing (with respect to jurisdictions which recognize such concept) under the Laws of the jurisdiction of its incorporation or organization. Each of the Company and its Subsidiaries has the requisite corporate or similar power and authority to own, lease and operate its properties and assets and to conduct its business as now being conducted, except to the extent the failure to have such power or authority is not material to the Company and its Subsidiaries, taken as a whole. The Company and each of its Subsidiaries is duly qualified or licensed to do business and is in good standing (with respect to jurisdictions which recognize such concept) in each jurisdiction in which the nature of its business or the ownership, leasing or operation of its properties makes such qualification or licensing necessary, except for those jurisdictions where the failure to be so qualified or licensed or to be in good standing has not had and would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect.
(b)   Section 4.01(b) of the Disclosure Schedule sets forth a true and complete list of the Company’s Subsidiaries, together with their jurisdiction of incorporation or organization. No Group Company is in violation of any of the provisions of its memorandum and articles of association or equivalent organizational documents in any material respect.
Section 4.02   Capitalization.
(a)   The authorized share capital of the Company is US$500,000 divided into 5,000,000,000 shares of a par value of US$0.0001 each, comprising of (i) 4,600,000,000 Class A Ordinary Shares, of which 13,618,635.5 are issued and outstanding as of the date hereof, (ii) 200,000,000 Class B Ordinary Shares, of which 5,114,840 are issued and outstanding as of the date hereof and (iii) 200,000,000 shares of a par value of US$0.0001 each of such class or classes (however designated) as the Company Board may determine in accordance with the Company Governing Documents, none of which are issued and outstanding as of the date hereof. All of the issued and outstanding Shares have been duly authorized and are validly issued, fully paid and non-assessable.
(b)   Except for (i) Company Options to acquire 1,330,096.5 Shares outstanding under the Company Equity Plans, (ii) rights under the VIE Contracts, (iii) rights under the Transactions, and (iv) rights relating to any issuance, sale, transfer or other disposition of securities of any Subsidiary of the Company solely between or among the Company and its directly or indirectly wholly owned Subsidiaries, there are no (x) options, warrants, compensatory equity-linked awards, calls, pre-emptive rights, subscriptions or other rights, agreements, arrangements or commitments of any kind, including any shareholder rights plan, in each case relating to the issued or unissued capital shares of the Company or any of its Subsidiaries, obligating the Company or any of its Subsidiaries to issue, reserve, transfer or sell or cause to be issued, reserved, transferred or sold any shares of, or other equity interest in, the Company or any of its Subsidiaries, or securities convertible into or exchangeable for such shares or equity interests, or obligating the Company or any of its Subsidiaries to grant, extend or enter into any such option, warrant, call, pre-emptive right, subscription or other similar right, agreement, arrangement or commitment (collectively, “Company Equity Interests”) or (y) outstanding obligations of the Company or any of its Subsidiaries to repurchase, redeem or otherwise acquire any Shares, ADSs, or any shares of, or other Company Equity Interests in, the Company or any of its Subsidiaries.
(c)   The Company has made available to Parent a true and complete schedule setting forth information with respect to each outstanding Company Option as of the date hereof, including the name of the Company Equity Plan under which such award is granted, the name of the holder thereof, the number of Shares subject to such award, the vesting schedule applicable to each such award that is not fully vested as of the date hereof, and, if applicable, the maximum term and Exercise Price thereof. The Company has made available to Parent, as of the date hereof, true and complete copies of (i) each Company Equity Plan and (ii) all forms of award agreements with respect to Company Options and any individual form of award agreement with respect to Company Options which vary materially from such forms. Each Company Option was granted in compliance with all applicable Laws, the terms and conditions of the relevant Company Equity Plan and the rules and regulations of the Nasdaq Capital Market (“Nasdaq”) as applicable to the Company, in each case in all material respects. All Shares to be issued in connection with the aforesaid Company Options, upon issuance on the terms and conditions specified in the instruments pursuant to which they are issuable, will be duly authorized, validly issued, fully paid and non-assessable.
(d)   Except for the VIE Contracts, there are no voting trusts, proxies or other similar agreements to which the Company or any of its Subsidiaries is a party with respect to the voting of the Shares or any shares of, or other equity interest, of the Company or any of its Subsidiaries. There are no bonds, debentures or notes issued by the Company or any of its Subsidiaries that entitle the holder thereof to vote together with shareholders of the Company (or convertible into, or exchangeable or exercisable for, securities having the right to vote) on any matters related to the Company.
(e)   The Company owns, directly or indirectly through its Subsidiaries, all of the issued and outstanding Company Equity Interests of each of the Company’s Subsidiaries, free and clear of any Liens (other than Permitted Liens or limitations on transfer and other restrictions imposed by federal or state securities Laws or other applicable Laws), and all such Company Equity Interests have been duly authorized and validly issued and are fully paid and non-assessable.
Section 4.03   Authorization; Validity of Agreement; Company Action.   The Company has all necessary power and authority to execute and deliver this Agreement, to perform its obligations hereunder and, subject to receipt of the Shareholder Approval, to execute and deliver the Plan of Merger and to consummate the Merger and the other Transactions. The execution, delivery and performance by the Company of this Agreement and the Plan of Merger, and the consummation of the Merger and the other Transactions, have been duly and validly authorized by the Company Board and, other than such filings and recordation as required under Companies Act, no other corporate action on the part of the Company is necessary to authorize the execution and delivery by the Company of this Agreement and the Plan of Merger and the consummation by it of the Transactions, subject, in the case of the Plan of Merger and the Merger, to receipt of the Shareholder Approval. This Agreement has been duly executed and delivered by the Company and, assuming due and valid authorization, execution and delivery hereof by Parent and Merger Sub, is a valid and binding obligation of the Company enforceable against the Company in accordance with its terms, except that the enforcement hereof may be limited by (a) bankruptcy, insolvency, fraudulent conveyance, reorganization, moratorium or other similar Laws, now or hereafter in effect, relating to creditors’ rights generally, and (b) general principles of equity (regardless of whether enforceability is considered in a proceeding in equity or at Law) ((a) and (b) collectively, the “Enforceability Exceptions”).
Section 4.04   Board Approval.   The Company Board, acting upon the unanimous recommendation of the Special Committee, at a duly held meeting, has (a) determined that it is fair to, and in the best interests of, the Company and its shareholders (other than the holders of Excluded Shares), and declared it advisable, for the Company to enter into this Agreement and the Plan of Merger and to consummate the Transactions, (b) authorized and approved the execution, delivery and performance of this Agreement and the Plan of Merger and the consummation of the Transactions, (c) resolved to recommend in favor of the authorization and approval of this Agreement, the Plan of Merger and the consummation of the Transactions to the holders of Shares, and to include such recommendation in the applicable Proxy Statement and directed that this Agreement, the Plan of Merger and the Transactions be submitted to the holders of Shares for authorization and approval at the Shareholder Meeting, and (d) taken all actions as may be required to be taken by the Company to enter into this Agreement and, as of the Closing Date, shall have taken all actions as may be required to be taken by the Company to effect the Transactions. As of the date of this Agreement, the foregoing determinations and resolutions have not been rescinded, modified or withdrawn in any way.
Section 4.05   Consents and Approvals; No Violations.   None of the execution, delivery or performance of this Agreement by the Company, the consummation by the Company of the Merger or any other Transaction or compliance by the Company with any of the provisions of this Agreement will (a) assuming the Shareholder Approval is obtained, conflict with or result in any breach of any provision of the Company Governing Documents or the comparable organizational or governing documents of any of its Subsidiaries, (b) require any filing by the Company or any of its Subsidiaries with, or the obtaining of any permit, authorization, consent or approval of, any Governmental Entity, except for (i) compliance with any applicable requirements of the Securities Act and the Exchange Act, (ii) the filing of the Plan of Merger and related documentation with the Registrar of Companies and the publication of notification of the Merger in the Cayman Islands Government Gazette pursuant to the Companies Act, (iii) such filings with the SEC as may be required to be made by the Company in connection with this Agreement and the Merger, including the joining of the Company in the filing of the Schedule 13E-3, which shall incorporate by reference the proxy statement relating to the authorization and approval of this Agreement, the Plan of Merger and the Transactions by the shareholders of the Company and a notice convening the Shareholders’ Meeting in accordance with the Company Governing Documents (including any amendment or supplement thereto, the “Proxy Statement”), and the filing or furnishing of one or more amendments to the Schedule 13E-3 to respond to comments of the SEC, if any, on the Schedule 13E-3, (iv) such filings as may be required under the rules and regulations of Nasdaq in connection with this Agreement or the Merger and (v) such filings as may be required in connection with state and local transfer Taxes, (c) require any consent or waiver by any Person under, result in a modification, violation or breach of, or constitute (with or without notice or lapse of time or both) a default (or give rise to any right, including any right of termination, amendment, cancellation or acceleration) under, any of the terms, conditions or provisions of any Contract to which the Company or any of its Subsidiaries is a party, (d) result in the creation or imposition of any Lien on any asset of the Company or any of its Subsidiaries, except for any Permitted Liens, or (e) violate any Order or Law applicable to the Company, any Subsidiary of the Company, or any of their respective properties, assets or operations; except in each of clauses (b), (c), (d) and (e) where (x) any failure to obtain such permits, authorizations, consents, waivers or approvals, (y) any failure to make such filings, or (z) any such modifications, violations, rights, impositions, breaches or defaults, individually or in the aggregate, has not had and would not reasonably be expected to have, a Material Adverse Effect.
Section 4.06   SEC Documents and Financial Statements.
(a)   Since July 8, 2020, the Company has timely filed with or furnished to (as applicable) the SEC all forms, reports, schedules, statements and other documents required by it to be filed or furnished (as applicable) under the Exchange Act or the Securities Act of 1933, as amended, and the rules and regulations promulgated thereunder (the “Securities Act”) (together with all certifications required pursuant to the Sarbanes-Oxley Act of 2002 (the “Sarbanes-Oxley Act”)) (such forms, reports, schedules, statements and documents and any other forms, reports, schedules, statements and documents filed by the Company with the SEC, as have been amended or modified since the time of filing, collectively, the “SEC Documents”). As of their respective filing dates and except to the extent corrected by a subsequent SEC Document, the SEC Documents (i) did not contain, when filed or furnished, any untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary in order to make the statements made therein, in light of the circumstances under which they were made, not misleading in any material respect, and (ii) complied in all material respects with the applicable requirements of the Exchange Act or the Securities Act, as the case may be, the Sarbanes-Oxley Act and the applicable rules and regulations of the SEC thereunder.
(b)   All of the consolidated financial statements of the Company included in or incorporated by reference into the SEC Documents (including the related notes thereto) (collectively, the “Financial Statements”), (i) were prepared in accordance with generally accepted accounting principles in the United States (“U.S. GAAP”) applied on a consistent basis during the periods indicated (except as may be indicated in the notes thereto), and (ii) fairly presented, in all material respects, the consolidated financial position, the results of operations, changes in shareholders’ equity and cash flows of the Company and its Subsidiaries as of the respective dates thereof and for the respective periods indicated therein (subject, in the case of unaudited interim financial statements, to normal year-end adjustments that are not material in the aggregate and the exclusion of certain notes in accordance with the rules of the SEC relating to unaudited financial statements).
(c)   As of the date hereof, the Company has not received any comments from the SEC with respect to any of the SEC Documents which remain unresolved, nor has it received any inquiry or information request from the SEC as of the date of this Agreement as to any matters affecting the Company which has not been adequately addressed.
Section 4.07   Internal Controls; Sarbanes-Oxley Act.
(a)   The Company has established and maintained a system of internal controls over financial reporting (as defined in Rules 13a-15(f) and 15d-15(f) of the Exchange Act) designed to provide reasonable assurance regarding the reliability of financial reporting and the preparation of financial statements for external purposes in accordance with U.S. GAAP. The Company has established and maintained disclosure controls and procedures (as defined in Rules 13a-15(e) and 15d-15(e) of the Exchange Act) designed to provide reasonable assurance that material information required to be disclosed by the Company in the reports that it files or submits under the Exchange Act is recorded, processed, summarized and reported within the time periods specified in the SEC’s rules and forms. Except as disclosed in the SEC Documents, neither the Company nor, to the Knowledge of the Company, its independent registered public accounting firm has identified or been made aware of any “significant deficiencies” or “material weaknesses” (as defined by the Public Company Accounting Oversight Board) in the design or operation of internal controls over financial reporting that are reasonably likely to adversely affect in any material respect the Company’s ability to record, process, summarize and report financial information. To the Knowledge of the Company, there is and has been, no fraud, whether or not material, that involves management or other employees who have a significant role in the Company’s internal controls over financial reporting.
(b)   Neither the Company nor any of its Subsidiaries has received any written material complaint, allegation, assertion or claim, regarding the accounting or auditing practices, procedures, methodologies or methods of the Company or any of its Subsidiaries or their respective internal accounting controls relating to periods after July 8, 2020 (except for any of the foregoing after the date hereof which have no reasonable basis).
Section 4.08   No Undisclosed Liabilities.   Except (a) as reflected or otherwise reserved against on the Financial Statements or referenced in the footnotes thereto set forth in the SEC Documents, (b) for liabilities and obligations incurred in the ordinary course of business since the most recent balance sheet included in the SEC Documents, and (c) for liabilities and obligations incurred in connection with the Transactions, neither the Company nor any of its Subsidiaries is subject to any liability or obligation that would be required by U.S. GAAP to be reflected on a consolidated balance sheet of the Company and its Subsidiaries, other than as, individually or in the aggregate, have not had and would not reasonably be expected to have, a Material Adverse Effect.
Section 4.09   PRC Subsidiaries.   Except as, individually or in the aggregate, has not had and would not reasonably be expected to have, a Material Adverse Effect:
(a)   the constitutional documents and Permits of each of the Company’s Subsidiaries formed in the PRC (the “PRC Subsidiaries”) are valid and have been duly approved or issued (as applicable) by a competent PRC Governmental Entity;
(b)   all filings and registrations with the PRC Governmental Entities required to be made in respect of the PRC Subsidiaries and their operations have been made in accordance with applicable Laws;
(c)   the Company controls its VIEs through a series of contractual arrangements (the underlying Contracts for such arrangements, collectively, the “VIE Contracts”), which constitute the legal, binding and enforceable obligations of the relevant parties thereto under the prevailing interpretation of applicable PRC Laws as of the date hereof, and to the Knowledge of the Company, there is no enforceable agreement or understanding to rescind, amend or change the nature of such captive structure or material terms of such contractual arrangements;
(d)   other than any violation, conflict or breach fully cured prior to the date hereof, the execution, delivery and performance by each and all of the relevant PRC Subsidiaries of their respective obligations under each and all of the VIE Contracts, and the consummation of the transactions contemplated thereunder, did not and do not (i) result in any violation of their respective articles of association, their respective business licenses or other constitutive documents, (ii) result in any violation of any applicable PRC Laws as such applicable PRC Laws are being interpreted and enforced as of the date hereof, or (iii) conflict with or result in a breach or violation of any of the terms or provisions of, or constitute a default under, any Order of any court of the PRC having jurisdiction over such PRC Subsidiaries, as the case may be, or any agreement with, or instrument to which any of them is expressed to be a party or which is binding on any of them;
(e)   there have been no disputes or any Legal Proceedings of any nature, raised by any Governmental Entity or any other party in writing, pending or, to the Knowledge of the Company, threatened against any of the Company, any WOFE or any VIE that: (i) challenge the validity or enforceability of any part or all of the VIE Contracts taken as whole, (ii) challenge the VIE structure or the ownership structure as set forth in the VIE Contracts and described in the SEC Documents, or (iii) claim any ownership, share, equity or interest in any VIE, or claim any compensation for not being granted any ownership, share, equity or interest in any VIE; and
(f)   except as reflected or otherwise reserved against on the Financial Statements, neither the Company nor any of its Subsidiaries are subject to any liabilities or obligations in connection with any liquidation, dissolution, deregistration or similar corporate event involving any PRC Subsidiary.
Section 4.10   Absence of Certain Changes.   Since December 31, 2021, (a) except as expressly contemplated by this Agreement or for COVID-19 Measures, each Group Company has conducted, in all material respects, their businesses in the ordinary course of business consistent with past practice, (b) there has not been any occurrence of a Material Adverse Effect, and (c) the Company and its Subsidiaries have not taken any action that, if taken after the date of this Agreement without the prior written consent of Parent would constitute a breach of Section 6.01, other than a breach of Sections 6.01(i), 6.01(ii)(A), 6.01(ii)(C), 6.01(iii), 6.01(xi), 6.01(xvi), 6.01(xvii) or 6.01(xviii).
Section 4.11   Litigation.   There is no Legal Proceeding pending against (or threatened in writing against or naming as a defendant thereto), the Company or any of its Subsidiaries that, individually or in the aggregate, has had or would reasonably be expected to have, a Material Adverse Effect. Neither the Company nor any of its Subsidiaries is subject to any outstanding Order which, individually or in the aggregate, has had or would reasonably be expected to have, a Material Adverse Effect.

Section 4.12   Real Property; Personal Property.
(a)   Neither the Company nor any of the Subsidiaries own any real property. The Company and/or one or more of the Subsidiaries, as applicable, enjoys peaceful and undisturbed possession of all real property leased, subleased, licensed or otherwise occupied (whether as tenant, subtenant or pursuant to other occupancy arrangements) by the Company or any Subsidiary, in each case free and clear of all Liens other than Permitted Liens.
(b)   Except as would not constitute, individually or in the aggregate, a Material Adverse Effect, each of the Group Companies has good title to, or a valid leasehold interest in, or with respect to licensed assets, a valid license to use, the tangible personal assets and properties used or held for use by it in connection with the conduct of its business as conducted on the date of this Agreement, free and clear of all Liens other than Permitted Liens.
Section 4.13   Taxes.
(a)   All income and other material Tax returns, reports, declarations, claim for refunds, information disclosures and similar statements filed or required to be filed by or on behalf of the Group Companies, including any schedules or attachments thereto, and including any amendments thereof (collectively, the “Tax Returns”) have been timely filed (taking into account any automatic or properly obtained and valid extension of time within which to file).
(b)   The Tax Returns were prepared in accordance with applicable Law and, as of the times of filing, were true, correct and complete in all material respects.
(c)   The Group Companies have timely paid all material Taxes (whether or not shown on the Tax Returns) that are otherwise due and owing, other than Taxes that are being contested in good faith, and that have been adequately reserved against in all material respects in accordance with U.S. GAAP in the Financial Statements.
(d)   There are no pending material Tax audits, proceedings or claims in respect of any Group Company or any material Tax audits, proceedings or claims threatened in writing delivered to any Group Company or their respective directors or officers, nor are there any other Legal Proceedings (with respect to investigations, to the Knowledge of the Company) pending with regard to any material Taxes of any Group Company.
(e)   There are no Liens with respect to any material Taxes against the assets of any Group Company other than Permitted Liens.
(f)   Each Group Company has withheld and collected all material amounts required by Law to be withheld or collected, including sales and use Taxes and material amounts required to be withheld for Taxes of employees, independent contractors, creditors, stockholders or other third parties, and, to the extent required, have timely paid over such amounts to the proper Governmental Entities.
(g)   None of the Group Companies has entered into any “closing agreement” under Section 7121 of the Code (or any corresponding or similar provision of state, local or non-U.S. Law), or any other agreement with a Governmental Entity in respect of material Taxes that remains in effect, including an agreement to waive or extend the statute of limitations with respect to any material Taxes or material Tax Returns, and no request for a ruling, relief, advice, or any other item that relates to income or other material Taxes or income or other material Tax Returns of any Group Company is currently pending with any Governmental Entity, and no such ruling, relief or advice has been obtained.
(h)   None of the Group Companies has agreed to waive or extend the statute of limitations with respect to any material Taxes or material Tax Returns, which waiver or extension remains in effect.
(i)   None of the Group Companies participates or has “participated” in any “listed transaction” as defined under Treasury Regulations Section 1.6011-4 or any tax shelter transaction in any other jurisdiction.
(j)   None of the Group Companies will be required to include any material item of income in (or exclude any material item of deduction from) taxable income for any taxable period (or portion thereof)

ending after the Effective Time as a result of (i) any gain recognition agreement as described in Treasury Regulations Section 1.367(a)-8 entered into prior to the Closing Date, (ii) a change of accounting method made or occurring prior to the Closing, (iii) an installment sale or open transaction arising in a taxable period (or portion thereof) ending on or before the Closing Date, (iv) a prepaid amount received, or paid, prior to the Closing, (v) a “closing agreement” as described in Section 7121 of the Code (or any corresponding or similar provision of state, local or non-U.S. Law) executed prior to the Closing Date or (vi) any intercompany transactions or any excess loss account described in Treasury Regulations under Section 1502 of the Code (or any corresponding or similar state, local or non-U.S. Law) existing prior to the Closing Date.
(k)    The Group Companies (i) have never been a member of an affiliated group filing a consolidated, joint, unitary or combined Tax Return (other than an affiliated group the common parent of which is a Group Company), (ii) are not a party to and have no obligation under any Tax sharing, Tax indemnification, or Tax allocation agreement or similar contract or arrangement (other than commercial agreements entered into in the ordinary course or business, the principal purpose of which is not related to Taxes), and (iii) do not have any liability for the Taxes of any Person, which is not a Group Company, under Treasury Regulations Section 1.1502-6 (or any similar provision of state, local or non-U.S. Law) or as a transferee or successor.
(l)   None of the Group Companies have (i) deferred any material Taxes (including the employee portion of any material payroll taxes), or (ii) claimed any material Tax credit, in each case pursuant to any COVID-19 Measure.
(m)   No Group Company has any permanent establishment (within the meaning of an applicable income tax treaty) under the Laws of any jurisdiction other than the jurisdiction in which it has been formed or incorporated.
(n)   Each Group Company has materially complied with all intra-group transfer pricing Tax rules applicable to such Group Company.
(o)   Notwithstanding any other representations and warranties in this Agreement, the representations and warranties in this Section 4.13 and in Section 4.15 constitute the only representations and warranties of the Company with respect to Tax matters.
Section 4.14   Compliance with Laws; Permits.
(a)   Each Group Company, including each of its directors, officers or employees, and to the Knowledge of the Company, each of the agents, representatives, consultants or any other Persons acting for or on behalf of the Group Companies, have complied with all applicable Anti-Corruption Laws, Anti-Money Laundering Laws, and Sanctions.
(b)   None of the Group Companies, including their respective directors, officers or employees, or to the Knowledge of the Company, their respective agents or other Persons acting for or on behalf of the Group Companies: (i) in connection with the operations or dealings of the Group Companies has offered, promised, provided, or authorized the provision of any money or anything of value, directly or indirectly, to any Government Official or any other Person to influence official action or secure an improper commercial advantage, or to encourage the recipient to breach a duty of good faith or loyalty or the policies of his/her employer; (ii) in connection with the operations or dealings of the Group Companies has otherwise violated any Anti-Corruption Law; or (iii) is a Sanctioned Person or has engaged in, or is now engaged in, any dealings or transactions with or for the benefit of any Sanctioned Person, or has otherwise violated Sanctions; and no Legal Proceedings relating to any actual or alleged violation by any Group Company of applicable Anti-Corruption Laws, Anti-Money Laundering Laws or Sanctions is pending or, to the Knowledge of the Company, threatened.
(c)   None of the individuals who serves as a director or officer of each Group Company is a Government Official.
(d)   The Group Companies have maintained complete and accurate books and records in accordance with the Anti-Corruption Laws and U.S. GAAP. The Group Companies have in place and has adhered to policies and procedures reasonably designed to prevent their officers, directors, employees, shareholders, dealers and other agents or third parties acting on behalf of the Company from undertaking any activity, practice or conduct relating to the business of the Group Companies that would constitute a violation of the Anti-Corruption Laws or Anti-Money Laundering Laws.
(e)   No Government Official or Governmental Entity presently owns an interest, whether directly or indirectly, in any Group Company or has any legal or beneficial interest in any Group Company or to payments made by Parent and/or Merger Sub hereunder.
(f)   Except as would not constitute, individually or in the aggregate, a Material Adverse Effect, (i) the Group Companies hold all Permits necessary for the conduct of their respective businesses as conducted as of the date of this Agreement, (ii) such Permits are in full force and effect, (iii) none of the Group Companies is in material violation of any applicable Permit granted to it or has received any written notice of any such violation, and (iv) no Legal Proceeding is pending by any Governmental Entity to suspend, cancel, modify, terminate or revoke any such Permit.
(g)   Each of the Group Companies has complied and is in compliance with all Laws which affect the business, properties or assets of the Group Companies, and no written notice has been received by any Group Company or, to the Company’s Knowledge, threatened against any Group Company alleging any non-compliance with any such Laws, except in each case above for such non-compliance that, individually or in the aggregate, has not had and would not reasonably be expected to have, a Material Adverse Effect.
Section 4.15   Labor and Employment Matters.
(a)   As of the date of this Agreement, (i) no employees of any Group Company have been covered by a collective bargaining agreement, and, to the Knowledge of the Company, there have been no labor unions or other organizations representing or purporting to represent any employee of any Group Company, (ii) there are no organizing activities involving any Group Company pending with any labor organization or group of employees of any Group Company, (iii) no collective bargaining agreement is being negotiated by any Group Company, and (iv) there is no strike, lockout, slowdown, work stoppage or threat thereof against any Group Company pending.
(b)   Set forth in Section 4.15(b) of the Disclosure Schedule is a complete and correct list as of the date of this Agreement of each Benefit Plan (as defined herein). “Benefit Plan” means any material stock option, stock purchase, severance, retention, employment, consulting, change-in-control, deferred compensation, profit sharing, health, life insurance, cafeteria, flexibility spending, dependent care, fringe benefit, paid time off, disability, termination, retirement, pension, or supplemental retirement agreement, program, policy or arrangement, and each material bonus, incentive, vacation or other material written employee benefit plan, agreement, program, policy or arrangement, in each case which is maintained or sponsored by the Group Companies or with respect to which the Group Companies is obligated to make any contributions or pursuant to which the Group Companies has any liability, direct or indirect or otherwise, on behalf of current or former employees, directors or consultants of the Group Companies. For the avoidance of doubt, “Benefit Plans” shall not include (i) any such agreement with respect to any former employee of the Group Companies if, as of the date of this Agreement any Group Company has no further obligations under such agreement, and (ii) any statutory plan or arrangement with respect to which the Group Companies are obligated to make contributions or comply with under applicable Law.
(c)   With respect to each Benefit Plan, the Company has delivered or made available to Parent (i) a complete and correct copy of such plan (provided that for any employment agreements that are standard form agreements, the form, rather than each individual agreement, has been delivered or made available to Parent) and all amendments thereto, (ii) any material, non-routine notices to or from any Governmental Entity relating to any compliance issues.
(d)   Each Company Equity Plan has been established, operated and maintained in all material respects in accordance with its terms and in compliance with applicable Law.
(e)   None of the Group Companies or their ERISA Affiliates is or has ever been the sponsor of, makes or has ever made contributions to, is obligated to make or was ever obligated to make contributions to or otherwise has any liability, contingent or otherwise, with respect to (i) a “single-employer plan” within the meaning of Section 4001(a)(15) of ERISA or a plan that is or was subject to Title IV or ERISA or Section 412 of the Code, (ii) a “multiple employer plan” within the meaning of Section 413(c) of the Code or Section 210, 4063 or 4064 of ERISA or (iii) a “multiemployer plan” within the meaning of Section 3(37) or 4001(a)(3) of ERISA.
(f)   There are no actions, suits or claims (other than routine claims for benefits in the ordinary course) pending or, to the Knowledge of the Company, threatened in writing, with respect to any Benefit Plan, other than any such actions, suits or claims that would not constitute, individually or in the aggregate, a Material Adverse Effect.
(g)   Except as otherwise provided in this Agreement regarding Company Options, neither the execution and delivery of this Agreement by the Company nor the consummation by the Company of the transactions contemplated hereby (either alone or in conjunction with any other event) will: (i) increase any compensation or benefits otherwise payable under any Benefit Plan; (ii) result in any acceleration of the time of payment or vesting of any compensation or benefits under any Benefit Plan; (iii) result in any payment (whether severance pay or otherwise) or benefit becoming due to, or with respect to, any current or former employee, officer, director or consultant of the Group Companies; or (iv) cause, directly or indirectly, any Group Company to transfer or set aside assets to fund any benefits under any Benefit Plan on or following the Closing.
(h)   Except as would not, individually or in the aggregate, reasonably be expected to result in material liability to the Group Companies taken as a whole, there has been no written communication to any Person that would guarantee any retiree medical, health or life insurance or other retiree welfare benefits, except to the extent required by applicable Law.
(i)   Except as would not, individually or in the aggregate, constitute a Material Adverse Effect, none of the Group Companies has violated any Law regarding the terms and conditions of employment of employees, former employees or prospective employees or other labor related matters, including Law relating to discrimination, working hours, employee benefits, fair labor standards and occupational health and safety, wrongful discharge or violation of the personal rights of employees, former employees or prospective employees.
(j)   Except as would not individually or in the aggregate constitute a Material Adverse Effect, (i) each of the Group Companies incorporated in the PRC has entered into written labor Contracts with all of its employees, and (ii) all Contracts relating to the employment of the employees of each Group Company are in compliance with all applicable Laws.
(k)   Except as would not individually or in the aggregate constitute a Material Adverse Effect, each of the Group Companies incorporated in the PRC (i) is in compliance in all material respects with any applicable Laws relating to its provision of any form of social insurance (including medical care insurance, occupational injury insurance, unemployment insurance, maternity insurance and pension benefits) and housing fund contributions (collectively, “Social Insurance”), and (ii) has made full contribution and payment of the Social Insurance for all of its respective employees in compliance with all applicable Laws.
Section 4.16   Contracts.
(a)   Section 4.16(a) of the Disclosure Schedule sets out each Contract in effect as of the date of this Agreement to which any Group Company is a party or is otherwise bound that is of a type described below:
(i)   any Contract (x) relating to Indebtedness for borrowed money (other than intercompany Indebtedness) or a standby letter of credit or similar facility, or a capitalized lease (determined in accordance with U.S. GAAP) in excess of US$70,000, or (y) pursuant to which any Group Company is a guarantor of any Indebtedness for borrowed money in excess of US$70,000;
(ii)   any Contract (x) granting to any Person a right of first refusal, right of first offer or similar preferential right to purchase any Group Company’s capital stock or assets or (y) except in the ordinary course of business consistent with past practice, (A) obligating any Group Company to sell to any Person any capital stock or assets with a value of greater than US$70,000 or (B) pursuant to which any Group Company sold to any Person any capital stock or assets with a value of greater than US$70,000 and continues to have any ongoing obligations;
(iii)   any Contract limiting, restricting or prohibiting any Group Company from conducting business activities anywhere in the PRC or elsewhere in the world;
(iv)   any Contract with respect to any partnership entity or other joint venture entity in which any Group Company has an ownership interest (other than a Contract solely between a Group Company, on the one hand, and one or more Group Companies, on the other hand);
(v)   any Contract pursuant to which any Group Company (x) has an option, right or obligation to purchase any other business or material portion of a business on an ongoing basis (including by purchasing the assets or capital stock of another Person) in each case with a value of greater than US$70,000 or (y) purchased any such business or material portion of a business with a value of greater than US$70,000 and continues to have any ongoing obligations;
(vi)   without limitation of clause Section 6.01(v), any Contract that obligates any Group Company to make any earn-out payments based on future performance of an acquired business or assets;
(vii)   any Contract that (x) obligates any Group Company to make a loan or capital contribution to, or investment in excess of US$70,000 in, any Person other than loans to any Group Company and advances to employees in the ordinary course of business consistent with past practice or (y) obligates any Group Company to provide indemnification or a guarantee that would reasonably be expected to result in payments in excess of US$70,000;
(viii)   any Real Property Lease for which annual base rental payments exceed US$70,000;
(ix)   any Contract relating to the purchase or sale of materials, supplies, equipment, goods or services, pursuant to which any Group Company is required to pay to any Person, or any Person is required to pay to any Group Company, an aggregate amount in excess of US$70,000 per annum, except for Contracts that may be terminated by any party thereto upon notice of ninety (90) calendar days or less;
(x)   any Contract pursuant to which any Group Company (x) receives a license or other right to Intellectual Property from any other Person, pursuant to which any Group Company is required to pay to any Person an aggregate amount in excess of US$70,000 per annum, except for Contracts that may be terminated by any party thereto upon notice of ninety (90) calendar days or less or (y) grants an exclusive license or other exclusive rights to any material Intellectual Property owned by the Company or any of its Subsidiaries to any other Person;
(xi)   any Contract which (x) provides the Company with effective control over any Subsidiary in respect of which it does not, directly or indirectly, own a majority of the equity interests (each, an “Operating Subsidiary”), (y) provides any Group Company the right or option to purchase the equity interests in any Operating Subsidiary or (z) transfers economic benefits from any Operating Subsidiary to any other Group Company;
(xii)   any Contract with any Governmental Entity; and
(xiii)   any Contract which commits any Group Company to enter into any of the foregoing.
(xiv)   As used in this Agreement, the term “Material Contracts” means, collectively, (x) the Contracts referred to in clauses (i) through (xiii) above and (y) each other Contract (including all amendments thereto) that (A) has been filed as a “material contract” by the Company with the SEC as an exhibit to the SEC Documents as of the date of this Agreement pursuant to Item 601(b)(10) of Regulation S-K under the Securities Act and (B) remains in effect as of the date of this Agreement.
(b)   With respect to each Material Contract to which any Group Company is a party or is otherwise bound by, (i) none of the Group Companies has breached, or is in default under, nor has any of them received written notice of breach or default under (or of any condition which with the passage of time or the giving of notice would cause a breach or default under), such Material Contract, (ii) to the Knowledge of the Company, no other party to such Material Contract has breached or is in default of any of its obligations thereunder, and (iii) such Material Contract is in full force and effect and is the valid and binding obligation of the Group Company which is a party thereto and, to the Knowledge of the Company, each other party thereto, except in the case of clauses (i), (ii) and (iii) for such breaches, defaults or failures to be in full force and effect or the valid and binding obligation of any party or parties thereto that would not constitute, individually or in the aggregate, a Material Adverse Effect. The Company has delivered or made available to Parent true and complete copies of all Material Contracts (including all amendments thereto) in effect as of the date of this Agreement.
Section 4.17   Intellectual Property.
(a)   Except as would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect, the Company and its Subsidiaries own or possess adequate licenses or other rights to use (in each case, free and clear of any Liens other than Permitted Liens), all Intellectual Property necessary to conduct the business of the Company or its Subsidiaries as currently conducted.
(b)   Except as would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect, as of the date of this Agreement, (i) the use of any Intellectual Property in connection with the operation of their respective businesses or otherwise by the Company or its Subsidiaries does not infringe upon or misappropriate the Intellectual Property rights of any Person and is in compliance with any applicable license pursuant to which the Company or any of its Subsidiaries acquired the right to use such Intellectual Property, (ii) neither the Company nor any of its Subsidiaries has received any written notice of, and to the Knowledge of the Company, there is no threatened, assertion or claim that it, or the business or activities of the Company or any of its Subsidiaries (including the commercialization and exploitation of their products and services), is infringing upon or misappropriating any Intellectual Property right of any Person, and (iii) to the Knowledge of the Company, no Person is currently infringing or misappropriating any Intellectual Property owned by the Company or any of its Subsidiaries.
(c)   With respect to each material Intellectual Property owned by the Company or any of its Subsidiaries, except as would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect, the Company or its Subsidiary (as appropriate) is the owner of the right, title and interest in and to such Intellectual Property, and is entitled to use such Intellectual Property in the continued operation of its respective business.
(d)   With respect to each material Intellectual Property licensed to the Company or any of its Subsidiaries, except as would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect, (i) the Company or such Subsidiary (as appropriate) has the right to use such Intellectual Property in the continued operation of its respective business in accordance with the terms of the license agreement governing such Intellectual Property, and (ii) as of the date of this Agreement, to the Knowledge of the Company, no party to any license of such Intellectual Property is in material breach thereof or default thereunder.
Section 4.18   Insurance.   The Company has made available to Parent prior to the date hereof a complete and correct list as of the date of this Agreement of all insurance policies (by policy number and insurer) covering any Group Company, including self-insurance, held by the Group Companies, and any other Person (the “Insurance Policies”). Each of the Group Companies maintains insurance coverage against such risks and in such amounts as the Company believes to be customary for companies of similar size, in its geographic regions and in the respective businesses in which it operates. Except as would not constitute, individually or in the aggregate, a Material Adverse Effect, (a) the Group Companies, and to the Knowledge of the Company any other party to the Insurance Policies acquired by or on behalf of any Group Company, are in compliance with the terms and provisions of the Insurance Policies and all premiums due and payable with respect thereto have been paid, (b) none of the Group Companies, and to the Knowledge of the Company, no other Person, has received a written notice of cancellation or termination of any Insurance Policy, other than such notices which are received in the ordinary course of business, and (c) there is no existing default or event which, with the giving of notice or lapse of time or both, would constitute a default, by any Group Company thereunder.

Section 4.19   Affiliate Transactions.   There are no agreements, arrangements or understandings between the Group Companies, on the one hand, and any officer, director, shareholder who, to the Knowledge of the Company, owns ten percent (10%) or more of any class or series of the Company’s share capital, or Affiliate of the Company (other than the Subsidiaries), on the other hand, that has not been disclosed in the SEC Documents and are of the type that would be required to be disclosed under Item 7.B. of Form 20-F under the Exchange Act.
Section 4.20   Information in the Proxy Statements.   None of the information supplied or to be supplied in writing by or on behalf of the Company or any of its Subsidiaries for inclusion or incorporation by reference in (a) the Schedule 13E-3 will, at the time such document is filed with the SEC and at any time such document is amended or supplemented, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary to make the statements therein not misleading, and (b) the Proxy Statement will, at the date it is first mailed to the shareholders of the Company, at the time of the Shareholders Meeting, and at the time the Schedule 13E-3 is filed with the SEC, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary to make the statements therein, in light of the circumstances in which they were made, not misleading. All documents that the Company is responsible for filing with the SEC in connection with the Transactions, to the extent relating to the Company or any of its Subsidiaries or other information supplied by or on behalf of the Company or any of its Subsidiaries for inclusion therein, will comply as to form, in all material respects, with the provisions of the Securities Act or Exchange Act, as applicable, and the rules and regulations of the SEC thereunder. The representations and warranties contained in this Section 4.20 will not apply to statements or omissions included in the Schedule 13E-3 or the Proxy Statement to the extent based upon information supplied to the Company by or on behalf of Parent or Merger Sub.
Section 4.21   Opinion of Financial Advisors.   The Special Committee has received the written opinion of the Special Committee Financial Advisor, dated the date of this Agreement, to the effect that, as of the date of this Agreement and based on and subject to the assumptions, qualifications, limitations and other matters set forth therein, the Per Share Merger Consideration and the Per ADS Merger Consideration, as applicable, is fair from a financial point of view, to holders of Shares (other than the Excluded Shares and the Dissenting Shares) and ADSs (other than ADSs representing the Excluded Shares). The Special Committee Financial Advisor has consented to the inclusion of a copy of such opinion in the Proxy Statement.
Section 4.22   Brokers; Expenses.   Other than the Special Committee Financial Advisor, no broker, investment banker, financial advisor or other Person is entitled to receive any broker’s, finder’s, financial advisor’s or other similar fee or commission in connection with the Transactions based upon arrangements made by or on behalf of the Company or any of its Subsidiaries.
Section 4.23   Anti-Takeover Provisions.   The Company is not party to a shareholder rights agreement, “poison pill” or similar anti-takeover agreement or plan. The Company Board has taken all necessary action so that any takeover, anti−takeover, moratorium, “fair price”, “control share” or other similar Laws enacted under any Laws applicable to the Company other than the Companies Act (each, a “Takeover Statute”) does not, and will not, apply to this Agreement or the Transactions.
Section 4.24   No Other Representations or Warranties.   Except for the representations and warranties set forth in this Article IV, neither the Company nor any other Person makes any express or implied representation or warranty with respect to the Company or any of its Subsidiaries or their respective business, operations, assets, liabilities, condition (financial or otherwise) or prospects, or with respect to any other information (including documentation, forecasts or other information with respect to any one or more of the foregoing) provided to Parent, Merger Sub or any of their respective Affiliates or Representatives in connection with the Transactions. The Company hereby disclaims any other express or implied representations or warranties. The Company is not, directly or indirectly, making any representations or warranties regarding any pro-forma financial information, financial projections or other forward-looking information or statements of the Company or any of its Subsidiaries. Neither the Company nor any other Person will have or be subject to any liability or indemnity obligations to Parent, Merger Sub, their respective Affiliates or any other Person resulting from the distribution or disclosure or failure to distribute or disclose to Parent, Merger Sub or any of its Affiliates or Representatives or any other Person, or their use of, any information, unless and to the extent such information is expressly included in the representations and warranties contained in this Article IV or otherwise expressly subject to undertakings and/or warranties by the Company under this Agreement, other than for fraud in connection therewith.
ARTICLE V
REPRESENTATIONS AND WARRANTIES OF PARENT AND MERGER SUB
Parent and Merger Sub, jointly and severally, represent and warrant to the Company that:
Section 5.01   Organization and Qualification; Subsidiaries.   Each of Parent and Merger Sub (i) is an exempted company duly incorporated, validly existing and in good standing under the Laws of the Cayman Islands, and (ii) has the requisite corporate or similar power and authority to own, lease and operate its properties and assets and to conduct its business as now being conducted. Each of Parent and Merger Sub is duly qualified or licensed to do business and is in good standing (with respect to jurisdictions which recognize such concept) in each jurisdiction in which the nature of its business or the ownership, leasing or operation of its properties makes such qualification or licensing necessary, except for those jurisdictions where the failure to be so qualified or licensed or to be in good standing would not reasonably be expected to, individually or in the aggregate, prevent or materially impair or delay the consummation of the Transactions.
Section 5.02   Merger Sub.   As of the date of this Agreement, the authorized share capital of Merger Sub is US$50,000 divided into 50,000 shares of a par value of US$1.00 each, of which one (1) is validly issued and outstanding, which share is duly authorized, validly issued, fully paid and non-assessable. All of the issued and outstanding share capital of Merger Sub is, and immediately prior to the Effective Time will be, owned by Parent, free and clear of any Lien other than any restrictions imposed by applicable Laws. Merger Sub was formed solely for the purpose of engaging in the Transactions, and has engaged in no other business activities and has conducted its operations only as contemplated hereby. Except for obligations or liabilities incurred in connection with its formation or relating to the transactions contemplated hereby or as contemplated under the Buyer Consortium Documents, neither Parent nor Merger Sub has incurred and will, prior to the Effective Time, incur, directly or indirectly, any obligations or liabilities.
Section 5.03   Authorization; Validity of Agreement; Parent Action.   Each of Parent and Merger Sub has all necessary power and authority to execute and deliver this Agreement, to perform its obligations hereunder and to consummate the Merger and the other Transactions. The execution, delivery and performance by each of Parent and Merger Sub of this Agreement, the execution and delivery of the Plan of Merger by Merger Sub, and the consummation by it of the Merger and the other Transactions, have been duly and validly authorized by all necessary corporate actions, and no other corporate action on the part of Parent or Merger Sub is necessary to authorize the execution and delivery by each of Parent and Merger Sub of this Agreement and the Plan of Merger, and the consummation by it of the Transactions, subject, in the case of the Merger, to the filing of the Plan of Merger and other documents required by the Companies Act with the Registrar of Companies. This Agreement has been duly executed and delivered by each of Parent and Merger Sub and, assuming due and valid authorization, execution and delivery hereof by the Company, is a valid and binding obligation of each of Parent and Merger Sub enforceable against each of Parent and Merger Sub in accordance with its terms, except that the enforcement hereof may be limited by the Enforceability Exceptions.
Section 5.04   Consents and Approvals; No Violations.   None of the execution, delivery or performance of this Agreement by each of Parent or Merger Sub and delivery of the Plan of Merger by Merger Sub, the consummation by each of Parent or Merger Sub of the Merger or any of the Transaction or compliance by each of Parent or Merger Sub with any of the provisions of this Agreement will (a) conflict with or result in any breach of any provision of the memorandum and articles of association of either Parent or Merger Sub; (b) require any filing by either Parent or Merger Sub with, or the obtaining of any permit, authorization, consent or approval of, any Governmental Entity, except for (i) compliance with any applicable requirements of the Securities Act and the Exchange Act; (ii) the filing of the Plan of Merger and related documentation with the Registrar of Companies and the publication of notification of the Merger in the Cayman Islands Government Gazette pursuant to the Companies Act; (iii) such filings with the SEC as may be required to be made by either Parent or Merger Sub in connection with this Agreement and the Merger, including the filing of the Schedule 13E-3, which shall incorporate by reference the Proxy Statement, and the filing of one or more amendments to the Schedule 13E-3 to respond to comments of the SEC, if any, on the Schedule 13E-3; (iv) such filings as may be required under the rules and regulations of Nasdaq in connection with this

Agreement or the Merger; and (v) such filings as may be required in connection with state and local transfer Taxes); (c) result in a modification, violation or breach of, or constitute (with or without notice or lapse of time or both) a default (or give rise to any right, including any right of termination, amendment, cancellation or acceleration) under, any of the terms, conditions or provisions of any Contract to which Parent or Merger Sub is a party; or (d) violate any Order or Law applicable to Parent, Merger Sub or any of their respective properties, assets or operations; except in each of clauses (b), (c) or (d) where (A) any failure to obtain such permits, authorizations, consents or approvals; (B) any failure to make such filings; or (C) any such modifications, violations, rights, impositions, breaches or defaults, individually or in the aggregate, has not had and would not reasonably be expected to prevent, materially delay or materially impede or impair the ability of each of Parent and Merger Sub to consummate the Merger and the other Transactions. Merger Sub has not created any fixed or floating security interests that are outstanding as of the date of this Agreement.
Section 5.05   Available Funds and Financing.
(a)   Parent has delivered to the Company a true and complete copy of (i) the executed Equity Commitment Letter (the “Equity Commitment Letter”) pursuant to which certain sponsor has committed to purchase, or cause the purchase of, for cash, subject to terms and conditions thereof, equity securities of Parent, up to the aggregate amount set forth therein (the “Equity Financing”), and (ii) the executed Support Agreement. The proceeds of the Equity Financing shall be used to finance the consummation of the Transactions.
(b)   As of the date hereof, (i) each of the Equity Commitment Letter and the Support Agreements, in the form so delivered (except for any such amendment or modification as permitted in accordance with Section 7.04(b)), is in full force and effect and is legal, valid and binding obligations of Parent(subject to the Enforceability Exceptions) and, to the Knowledge of Parent, the other party thereto (subject to the Enforceability Exceptions), (ii) none of the Equity Commitment Letter or Support Agreements has been amended or modified and no such amendment or modification is contemplated (except for any such amendment or modification as permitted in accordance with Section 7.04(b)), and (iii) the commitments contained in the Equity Commitment Letter or Support Agreements have not been withdrawn or rescinded in any material respect and no such withdrawal or rescission is contemplated (except for any such withdrawal or rescission or contemplated withdrawal or rescission as permitted in accordance with Section 7.04(b)). There are no conditions precedent or other contingencies related to the funding of the full amount of the Equity Financing, other than as expressly set forth in the Equity Commitment Letter. As of the date hereof, no event has occurred, which, with or without notice, lapse of time or both, would constitute a default or breach on the part of Parent or, to the Knowledge of Parent, the other party thereunder, under the Equity Commitment Letter or the Support Agreements. Assuming the satisfaction of the conditions set forth in Section 8.01 and Section 8.02 hereof, Parent has no reason to believe that it will be unable to satisfy on a timely basis any term or condition of closing to be satisfied by it contained in the Equity Commitment Letter or that any of the conditions of the Equity Financing will not be satisfied or that the Equity Financing will not be available to Parent or Merger Sub at the time required to consummate the Transactions.
(c)   Parent and Merger Sub hereby acknowledge and agree that it shall not be a condition to Closing for Parent or Merger Sub to obtain the Equity Financing and reaffirm their obligation to consummate the Transactions hereby in accordance with the terms herein, irrespective and independent of the availability of the Equity Financing.
(d)   Assuming the Equity Financing is funded in according with the Equity Commitment Letter and the transactions contemplated by the Support Agreements are consummated in accordance with the terms therein and after taking into account cash on hand of Parent, Merger Sub, the Company and its Subsidiaries, available lines of credit and other sources of immediately available funds available to Parent and Merger Sub, Parent and Merger Sub will have at and after the Closing funds sufficient for Merger Sub and the Surviving Company to pay (A) the Merger Consideration and (B) any other amounts required to be paid in connection with the consummation of the Merger and the other Transactions upon the terms and conditions contemplated hereby and all related fees and expenses associated therewith.
Section 5.06   Proxy Statement (a).   None of the information supplied or to be supplied by or on behalf of Parent or Merger Sub for inclusion or incorporation by reference in (a) the Schedule 13E-3, at the time such document is filed with the SEC, or at any time such document is amended or supplemented or (b) the Proxy Statement, at the date of first mailing the Proxy Statement to the shareholders of the Company or any amendments or supplements thereto, and at the time of the Shareholders Meeting, will contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they are made, not misleading. The representations and warranties contained in this Section 5.06 will not apply to statements or omissions included or incorporated by reference in the Schedule 13E-3 or the Proxy Statement to the extent based upon information supplied by or on behalf of the Company.
Section 5.07   Solvency.   Neither Parent nor Merger Sub is entering into the transactions contemplated hereby and by the Transaction Documents with the intent to hinder, delay or defraud either present or future creditors. Assuming the satisfaction or the waiver of the conditions of Parent and Merger Sub to consummate the Merger as set forth herein, immediately after giving effect to all of the Transactions, including the payment of the Merger Consideration and the payment of all other amounts required to be paid in connection with the consummation of the transactions contemplated hereby and the payment of all related fees and expenses, the Surviving Company will be solvent as of the Effective Time and immediately after the Effective Time.
Section 5.08   Absence of Litigation.   There is no claim, action, suit, arbitration, investigation, alternative dispute resolution action or any other judicial or administrative proceeding, in Law or equity (each, a “Legal Proceeding”) pending (or to Parent’s Knowledge, threatened) against Parent or Merger Sub that would reasonably be expected to, individually or in the aggregate, prevent or materially impair or delay the consummation of the Transactions. Neither Parent nor any of its Subsidiaries is subject to any outstanding Order which has had or would reasonably be expected to, individually or in the aggregate, prevent or materially impair or delay the consummation of the Merger.
Section 5.09   Ownership of Company Shares (a).   As of the date hereof, other than the Covered Securities (as defined in the Support Agreement) of each Rollover Shareholder as disclosed in the Support Agreement and except for the transactions contemplated herein, neither Parent, Merger Sub nor any Rollover Shareholder beneficially owns (as such term is used in Rule 13d-3 promulgated under the Exchange Act) any Shares or other securities or any other economic interest (through derivative securities or otherwise) of the Company or any options, warrants, or other rights to acquire Shares or other securities of, or any economic interest (through derivative securities or otherwise) in the Company.
Section 5.10   Limited Guarantee.   Concurrently with the execution of this Agreement, Parent has caused the Guarantor to deliver to the Company a duly executed Limited Guarantee. The Limited Guarantee is in full force and effect and constitutes a legal, valid, binding and specifically enforceable obligation of the Guarantor, and no event has occurred, which, with or without notice, lapse of time or both, would constitute a default on the part of the Guarantor under the Limited Guarantee.
Section 5.11   Brokers; Expenses.   No broker, investment banker, financial advisor or other Person is entitled to receive any broker’s, finder’s, financial advisor’s or other similar fee or commission in connection with this Agreement or the Merger based upon arrangements made by or on behalf of Parent, Merger Sub, any of their Subsidiaries or the Rollover Shareholders, and the Company has no liability whatsoever for any of such fee or commission prior to the Effective Time.
Section 5.12   Investigation; Limitation on Warranties; Disclaimer of Other Representations and Warranties.   Each of Parent and Merger Sub has conducted its own independent investigation, review and analysis of the business, operations, assets, Intellectual Property, technology, liabilities, results of operations, financial condition and prospects of the Company and its Subsidiaries and acknowledges that each of Parent and Merger Sub has been provided access to personnel, properties, premises and records of the Company and its Subsidiaries for such purposes. Each of Parent and Merger Sub acknowledges and agrees that, except for the representations and warranties expressly set forth in Article IV of this Agreement, (a) the Company does not make (and has not made) any representations or warranties relating to itself or its business or otherwise in connection with the Transactions, and Parent and Merger Sub are not relying on any representation or warranty except for those expressly set forth in this Agreement; (b) no Person has been authorized by the Company to make any representation or warranty relating to itself or its business or otherwise in connection with the Merger, and if made, such representation or warranty must not be relied upon by Parent or Merger Sub as having been authorized by such party; (c) any estimates, projections, predictions, forecasts, plans, budgets, assumptions, data, financial information, memoranda, presentations or any other materials or information provided or addressed to Parent, Merger Sub or any of their Representatives are not and shall not be deemed to be or include representations or warranties; and (d) there are uncertainties inherent in attempting to make the estimates, projections, predictions, forecasts, plans, budgets and assumptions referred to in clause (c) and Parent and Merger Sub are taking full responsibility for making their own evaluation of the adequacy and accuracy of such estimates, projections, predictions, forecasts, plans, budgets and assumptions so furnished to them (including the reasonableness of the assumptions underlying such information), and that neither Parent nor Merger Sub is relying on any estimates, projections, predictions, forecasts, plans, budgets or assumptions, data, memoranda or presentations furnished by the Company, its Subsidiaries or their respective Affiliates and Representatives, and neither Parent nor Merger Sub may hold any such Person liable with respect thereto, other than for fraud in connection therewith. Neither the Company nor any of its Subsidiaries, nor any other Person, will have or be subject to any liability or indemnification obligation or other obligation of any kind or nature to any of Parent, Merger Sub or any other Person, resulting from the delivery, dissemination or any other distribution to Parent, Merger Sub or any other Person, or the use by Parent, Merger Sub or any other Person, of any such information provided or made available to any of them by any of the Company, any of its Subsidiaries or any other Person, including any information, documents, estimates, projections, forecasts or other forward-looking information, business plans or other material provided or made available to any of Parent, Merger Sub or any other Person, in “data rooms,” confidential information memoranda or management presentations in anticipation or contemplation of any of the Transaction, unless any such materials or information is the subject of an express representation or warranty set forth in Article IV of this Agreement or otherwise expressly subject to undertakings and/or warranties by the Company under this Agreement, other than for fraud in connection therewith.
Section 5.13   No Other Representations or Warranties.   Except for the representations and warranties set forth in this Article V or otherwise expressly subject to undertakings and/or warranties by Parent or Merger Sub under this Agreement, none of Parent, Merger Sub or any other Person makes any express or implied representation or warranty with respect to Parent, Merger Sub or with respect to any other information provided to the Company in connection with the Transactions. Parent and Merger Sub hereby disclaim any other express or implied representations or warranties.
Section 5.14   Buyer Group Contracts.   As of the date hereof, other than this Agreement, the Confidentiality Agreements, and the Buyer Consortium Documents, there are no side letters, agreements, arrangements or understandings (whether oral or written) to which any of Parent, Merger Sub, Rollover Shareholders, the Guarantor or any of their Affiliates (excluding the Company and its Subsidiaries) is a party and (i) to which any directors, officers, employees or shareholders of the Company or any Subsidiary of the Company (excluding the Rollover Shareholders and their Affiliates) is also a party and which relates in any way to the Transactions (other than any agreements, arrangements or understandings entered into after the date hereof that solely relate to matters as of or following the Effective Time and do not in any way affect the securities of the Company outstanding prior to the Effective Time); (ii) pursuant to which any management member, director or shareholder of the Company would be entitled to receive consideration in respect of Company Equity Interests of a different amount or nature than the consideration that is provided in this Agreement; (iii) pursuant to which any shareholder of the Company has agreed to vote to approve this Agreement or the Merger or has agreed to vote against any Superior Proposal; or (iv) pursuant to which any person has agreed to provide, directly or indirectly, equity capital to Parent, Merger Sub or the Company to finance in whole or in part the Transactions.
ARTICLE VI
CONDUCT OF BUSINESS PENDING THE MERGER
Section 6.01   Conduct of Business by the Company Pending the Closing.   Except (a) as expressly contemplated by this Agreement, (b) as required by applicable Law (including for this purpose any COVID-19 Measures), or (c) as consented to in writing by Parent (which consent shall not be unreasonably withheld, delayed or conditioned), during the period from the date of this Agreement until the earlier of (i) the Effective Time and (ii) the termination of this Agreement pursuant to Section 9.01, the Company (x) shall, and shall cause its Subsidiaries to, conduct its business in the ordinary course of business and use commercially reasonable efforts to preserve its business organization intact, and maintain its existing relations and goodwill with customers, suppliers and creditors, (y) shall, and shall cause its Subsidiaries to, use commercially reasonable efforts to keep available the services of their current officers and key employees, and (z) shall not, and shall cause its Subsidiaries not to:
(i)   amend its memorandum and articles of association or equivalent organizational documents, except in the case of any of the Company’s Subsidiaries only, for any such amendment which is not material to the business of the Company and its Subsidiaries, taken as a whole;
(ii)   (A) split, combine, subdivide or reclassify any shares of capital stock or any other equity securities or ownership interests of the Company or any of its Subsidiaries; (B) declare, set aside or pay any dividend on or make any other distributions (whether in cash, stock, property or otherwise) with respect to shares of capital stock of the Company or any of its Subsidiaries or other equity securities or ownership interests in the Company or any of its Subsidiaries, except for the declaration and payment of dividends or other distributions (x) pursuant to the previously announced dividend policy or dividend declared prior to the date hereof or (y) by the Company’s wholly-owned Subsidiaries to the Company or to another wholly-owned Subsidiary of the Company; and (C) except as required by the Company Equity Plans and in accordance with their respective terms as in effect on the date hereof, redeem, purchase or otherwise acquire, or offer to redeem, purchase or otherwise acquire, any Company Equity Interests, except from holders of Company Options in full or partial payment of any purchase price and any applicable Taxes payable by such holder upon the lapse of restrictions on, or exercise, settlement or vesting of the Company Options;
(iii)   except for (A) issuances by a wholly-owned Subsidiary of the Company to the Company or another wholly-owned Subsidiary thereof, (B) the transfer or other disposition of securities solely between or among the Company and its wholly-owned Subsidiaries or (C) issuances as a result of the exercise of the Company Options in each case in accordance with their respective terms as in effect on the date hereof, issue, sell, pledge, dispose, encumber or grant any Shares or any of the Company’s Subsidiaries’ capital stock, or any options, warrants, convertible securities or other rights of any kind to acquire any Shares or any of the Company’s Subsidiaries’ capital stock or other equity interests;
(iv)   acquire or agree to acquire (including by merger, consolidation or acquisition of stock or assets, or otherwise), directly or indirectly, any assets, property, securities, interests or businesses at a total consideration in excess of US$150,000 in the aggregate, in each case other than pursuant to existing Contracts or in the ordinary course of business;
(v)   sell, pledge, lease, assign, license or otherwise transfer, dispose of or encumber or create or incur any Lien (other than a Permitted Lien) on any property or assets of the Company or any of its Subsidiaries, except (A) increased obligations under existing Liens resulting from Indebtedness incurred in accordance with Section 6.01(vi), (B) with respect to property or assets with a value of less than US$150,000 in the aggregate, or (C) in the ordinary course of business.
(vi)   incur, create, assume, refinance or replace any Indebtedness for borrowed money or issue or amend or modify the terms of any debt securities or assume, guarantee or endorse, or otherwise become responsible (whether directly, contingently or otherwise) for the Indebtedness of any other Person (other than a wholly-owned Subsidiary of the Company), in each case not in the ordinary course of business, except (A) Indebtedness incurred under the Company’s or its Subsidiaries’ existing credit facilities as in effect on the date hereof, or (B) the refinancing of any existing Indebtedness of the Company or any of its Subsidiaries to the extent that (x) the material terms and conditions of any newly incurred Indebtedness are reasonable market terms, and (y) the aggregate principal amount of such Indebtedness is not increased as a result of such refinancing;
(vii)   make any material loans, advances or capital contributions to, or investments in, any other Person (including to any of its officers, directors, Affiliates, agents or consultants) or enter into any “keep well” or similar agreement to maintain the financial condition of another entity, in each case, other than in the ordinary course of business or by the Company or a wholly-owned Subsidiary thereof to the Company or a wholly-owned Subsidiary thereof;
(viii)   enter into, renew, materially modify or amend, terminate, or waive, release, compromise or assign any rights or claims under, any Material Contract (or any Contract that, if existing as of the date of this Agreement, would be a Material Contract), other than (A) in the ordinary course of business, (B) any termination or renewal in accordance with the terms of any existing Material Contract that occur automatically without any action by the Company or any of its Subsidiaries, or (C) as may be reasonably necessary to comply with the terms of this Agreement; provided, however, that to the extent that another sub-section of this Section 6.01 would permit the entry into of a Material Contract in a higher dollar threshold than in the definition of “Material Contract”, then this Section 6.01 shall not prevent the entry into of such Material Contract in such higher dollar threshold;
(ix)   without prejudice to Section 6.01(xiii) below, settle or compromise any legal action, suit or arbitration proceeding, in each case made or pending against the Company or any of its Subsidiaries, other than settlements (A) requiring the Company or its Subsidiaries to pay monetary damages not exceeding US$100,000 for any single action, suit or arbitration proceeding or series of related actions, suits or arbitration proceedings, (B) covered by existing insurance, and (C) not involving the admission of any wrongdoing by the Company or any of its Subsidiaries;
(x)   (A) establish, adopt, enter into, materially amend or terminate any Benefit Plan or collective bargaining agreement, or any plan, program, policy, or arrangement that would be a Benefit Plan if in effect on the date of this Agreement, (B) materially increase the compensation, severance, perquisites or fringe benefits payable or to become payable to any current or former director, officer or employee of the Company or any of its Subsidiaries, other than such increases which are in the ordinary course of business consistent with past practice and in the aggregate do not exceed $80,000 (calculated as the aggregate incremental cost to the Group Companies resulting therefrom on a monthly basis), (C) pay any bonus or severance pay to any current or former director, officer or employee of the Company or any of its Subsidiaries other than in the ordinary course of business or in accordance with the terms of a Benefit Plan as in effect on the date hereof, (D) grant any stock options, stock appreciation rights, restricted shares, restricted stock units or equity-based compensatory awards, (E) accelerate the payment, right to payment or vesting of any compensation or benefits, including any Company Options, (F) take any action to fund or in any other way secure the payment of compensation or benefits under any Benefit Plan or any plan, program, policy, practice or arrangement that would be a Benefit Plan if in effect on the date of this Agreement, (G) hire any Person whose target annual compensation is expected to exceed US$100,000 or (H) terminate the employment of any Person whose target annual compensation is expected to exceed US$100,000, other than a termination by the Company or any of its Subsidiaries for cause; except, in the case of each of clauses (A) through (H), as required by applicable Law or required by any Benefit Plan;
(xi)   enter into any new line of business that is material to the Company and its Subsidiaries taken as a whole;
(xii)   make any material change to its methods of accounting in effect at December 31, 2021, except as required by a change in U.S. GAAP (or any interpretation thereof) or in applicable Law, or make any change, other than in the ordinary course of business, with respect to accounting policies, unless required by U.S. GAAP or a competent Governmental Entity;
(xiii)   except in the ordinary course of business, (A) make, change or revoke any material Tax election, (B) amend any income or other material Tax Return, (C) enter into any “closing agreement” under Section 7121 of the Code (or any corresponding or similar provision of state, local or non-U.S. Law) with respect to Taxes, (D) knowingly surrender any right to claim a refund of a material amount of Taxes, (E) settle or finally resolve any audit, proceeding or controversy with respect to a material amount of Taxes, (F) change any method of Tax accounting, (G) consent to any extension or waiver of the limitation period applicable to any material Taxes;
(xiv)   adopt a plan of merger, complete or partial liquidation or dissolution or resolutions providing for or authorizing such merger, liquidation or dissolution, or a consolidation, recapitalization or bankruptcy reorganization of the Company or any of its Subsidiaries;
(xv)   make or incur any capital expenditures (or any obligations or liabilities in respect thereof), other than any capital expenditures (or obligations or liabilities in respect thereof) in an amount not to exceed US$150,000 in the aggregate;

(xvi)   transfer or license from any Person any rights to any Intellectual Property that is material to the business of the Group Companies, taken as a whole, or transfer or grant an exclusive license to any Person any rights to any Company IP Rights, in each case not in the ordinary course of business;
(xvii)   abandon, fail to maintain or allow to lapse, including by failure to pay the required fees in any jurisdiction, or disclaim, dedicate to the public, sell, assign or grant any security interest in, to or under any material Company IP Rights or develop, create or invent any material Intellectual Property jointly with any third party;
(xviii)   fail to keep in force insurance policies that provide insurance coverage with respect to the assets, operations and activities of the Company or any of its Subsidiaries as are currently in effect and are material to the Group Companies, taken as a whole; or
(xix)   agree, resolve or authorize or commit to do any of the foregoing.
Nothing contained in this Agreement is intended to give Parent, directly or indirectly, the right to control or direct the operations of the Company or any of its Subsidiaries prior to the Effective Time. Prior to the Effective Time, each of the Company and its Subsidiaries shall exercise, consistent with the terms and conditions of this Agreement, complete control and supervision over its and its respective Subsidiaries’ operations
Section 6.02   Non-Solicit; Change in Recommendation.
(a)   Except as expressly permitted by this Section 6.02, the Company shall and shall cause each of its Subsidiaries and their respective Representatives acting in such capacity (i) to immediately cease and cause to be terminated any and all existing solicitations, discussions or negotiations, if any, with any third party, its Representatives and its financing sources conducted prior to the date hereof with respect to or for the purpose of encouraging or facilitating any Competing Proposal, (ii) not to release any third party from, or waive any provisions of, any confidentiality or standstill agreement to which it or any of its Subsidiaries is a party with respect to any Competing Proposal unless the Company releases or waives the corresponding provision in the Confidentiality Agreement, (iii) not to (A) solicit, initiate, knowingly encourage or knowingly take any action, in each case designed to induce the making of a Competing Proposal (including by way of furnishing nonpublic information with respect to, or affording access to the business, properties, assets, books, records, or any personnel of, the Company or any of its Subsidiaries), (B) engage in or continue any discussions or negotiations with the intent of encouraging or facilitating a Competing Proposal, or furnish to any other Person nonpublic information in connection with a Competing Proposal, (C) approve, endorse or recommend any Competing Proposal or authorize or execute or enter into any letter of intent, option agreement, agreement in principle or other written Contract contemplating or otherwise relating to a Competing Proposal (in each case, other than as permitted pursuant to Section 6.02), or (D) propose or agree to do any of the foregoing.
(b)   Notwithstanding anything to the contrary contained in Section 6.02(a), if, at any time on or after the date hereof and prior to obtaining the Shareholder Approval, the Company or any of its Representatives receives an unsolicited, bona fide written Competing Proposal from any Person or group of Persons, which Competing Proposal was made or renewed on or after the date hereof and did not arise or result from a breach of this Section 6.02, (i) the Company, the Special Committee and their respective Representatives may contact such Person or group of Persons solely to request clarification of the terms and conditions thereof, and (ii) if the Company Board (acting upon recommendation of the Special Committee) or the Special Committee, determines in good faith, after consultation with an independent financial advisor and outside legal counsel, that such Competing Proposal constitutes, or would reasonably be expected to lead to, a Superior Proposal, then the Company and its Representatives may (A) furnish, pursuant to an Acceptable Confidentiality Agreement, information (including non-public information) with respect to the Company and its Subsidiaries to the Person or group of Persons who has made such Competing Proposal; provided that the Company shall provide to Parent any non-public information concerning the Company or any of its Subsidiaries that is provided to any Person given such access which was not previously provided to Parent or its Representatives substantially concurrently or promptly after providing such information to such third party, and (B) engage in or otherwise participate in discussions or negotiations with the Person or group of Persons making such Competing Proposal.

(c)   Except as expressly permitted by this Section 6.02(c), Section 6.02(d) or Section 6.02(e), neither the Company Board (acting upon recommendation of the Special Committee) nor the Special Committee shall (i) fail to recommend to its shareholders that the Shareholder Approval be given or fail to include the Company Board Recommendation in the Proxy Statement, (ii) change, qualify, withhold, withdraw or modify, in each case, in a manner adverse to Parent, the Company Board Recommendation, or take any other action or make any other public statement in connection with the Shareholder Meeting inconsistent with the Company Board Recommendation, (iii) fail to recommend against any Competing Proposal that is a tender offer or exchange offer (including by disclosing that it is taking no position with respect to the acceptance of such tender offer or exchange offer by the Company’s shareholders, which shall constitute a failure to recommend against acceptance of such tender offer or exchange offer, provided that a temporary “stop, look and listen” communication by the Company Board pursuant to Rule 14d-9(f) of the Exchange Act or a statement that the Company Board has received and is evaluating a Competing Proposal shall not be deemed to be an Adverse Recommendation Change) within ten (10) Business Days following the commencement (within the meaning of Rule 14d-2 under the Exchange Act) of such Competing Proposal (or such fewer number of days as remains prior to the Shareholder Meeting, as it may be adjourned), or (iv) adopt, approve or recommend, publicly propose to approve or recommend, a Competing Proposal, or publicly propose to enter into or cause or authorize the Company or any of its Subsidiaries to enter into any letter of intent, memorandum of understanding, agreement in principle, acquisition agreement, merger agreement, option agreement or other contract with respect to a Competing Proposal (other than an Acceptable Confidentiality Agreement entered into in compliance with Section 6.02(b)) (each, an “Alternative Acquisition Agreement”) (any of the foregoing actions being referred to under (i) to (iv), an “Adverse Recommendation Change”).
(d)   Notwithstanding anything to the contrary herein, prior to the time the Shareholder Approval is obtained, the Company Board (acting upon recommendation of the Special Committee) or the Special Committee may (A) make an Adverse Recommendation Change with respect to a Competing Proposal that was not solicited in breach of this Section 6.02, and/or (B) authorize the Company to terminate this Agreement in accordance with Section 9.01(e) and enter into an Alternative Acquisition Agreement, if and only if, prior to taking such action, the Company Board (acting upon recommendation of the Special Committee) or the Special Committee has determined in good faith, after consultation with an independent financial advisor and outside legal counsel, (x) that failure to make an Adverse Recommendation Change and/or authorize the Company to terminate this Agreement in accordance with Section 9.01(e) would or would be reasonably expected to violate the directors’ fiduciary duties under applicable Law, and (y) that such Competing Proposal constitutes a Superior Proposal, after giving effect to all of the adjustments which may be offered by Parent pursuant to the following provisos; provided, that, prior to making an Adverse Recommendation Change in connection with the Competing Proposal of any Person and/or authorize the Company to terminate this Agreement in accordance with Section 9.01(e) (1) the Company shall have given Parent at least five (5) Business Days’ prior written notice of its intention to take such action, which notice shall specify in reasonable detail the reasons therefor and describe the material terms and conditions of the Superior Proposal that is the basis for such action (it being understood that such material terms shall include the identity of the third party making the Superior Proposal), (2) the Company shall have negotiated, and shall have caused its Representatives to negotiate, in good faith with Parent during such notice period, to the extent Parent wishes to negotiate, to enable Parent to propose revisions to the terms of this Agreement such that it would cause such Competing Proposal to no longer constitute a Superior Proposal, and (3) following the end of such notice period, the Company Board (acting upon recommendation of the Special Committee) or the Special Committee shall have considered in good faith any proposed revisions to this Agreement proposed in writing by Parent, and shall have determined in good faith, following consultation with an independent financial advisor and outside legal counsel, that the Competing Proposal would continue to constitute a Superior Proposal if such revisions were to be given effect, and that failure to make an Adverse Recommendation Change would violate the directors’ fiduciary duties under applicable Law; provided, further, that in the event of any material change to the material terms of such Competing Proposal, such materially changed Competing Proposal shall be deemed a new Superior Proposal and the Company shall, in each case, be required to again comply with the requirements set forth in the preceding proviso, except that the notice period referred to in subclause (1) thereof shall be at least three (3) Business Days.

(e)   Notwithstanding anything to the contrary herein, prior to the time the Shareholder Approval is obtained, the Company Board (acting upon recommendation of the Special Committee) or the Special Committee may make an Adverse Recommendation Change and/or terminate this Agreement (other than in response to a Superior Proposal, which shall be covered by the other provisions hereof) if and only if (i) a material development or change in circumstances that materially improves or would be reasonably likely to materially improve the financial condition, business or results of operation of the Company and its Subsidiaries, taken as a whole (and which change or development does not relate to a Competing Proposal) has occurred or arisen or first become known to the Special Committee after the date of this Agreement that was neither known to such party nor reasonably foreseeable as of the date of this Agreement (an “Intervening Event”), (ii) the Company Board has first reasonably determined in good faith, after consultation with an independent financial advisor and outside legal counsel, that failure to do so would reasonably be expected to violate the directors’ duties under applicable Law, (iii) five (5) Business Days shall have elapsed since the Company has given notice of such Adverse Recommendation Change or termination of this Agreement to Parent advising that it intends to take such action, specifying in reasonable detail the reasons therefor and describing in reasonable detail the Intervening Event, (iv) during such five (5) Business Day period, the Company has considered and, if reasonably requested by Parent, engaged in good faith discussions with Parent regarding, any adjustment or modification to the terms of this Agreement proposed by Parent, and (v) the Company Board (acting upon recommendation of the Special Committee) or the Special Committee, following such five (5) Business Day period, again reasonably determines in good faith, after consultation with an independent financial advisor and outside legal counsel and taking into account any adjustment or modification to the terms of this Agreement proposed by Parent, that failure to do so would reasonably be expected to violate the directors’ duties under applicable Law.
(f)   The Company shall notify Parent promptly (but in no event later than forty-eight (48) hours) after its receipt of any Competing Proposal or any written request for nonpublic information relating to the Company or any of its Subsidiaries in each case by any Person that informs the Company or any of its Subsidiaries that it is considering making, or has made, a Competing Proposal, or any material change to any terms of a Competing Proposal previously disclosed to Parent. Such notice shall be in writing, and shall (i) specify in reasonable detail the identity of the Person making the Competing Proposal or request, and whether the Company has any intention to provide confidential information to such Person, and (ii) be accompanied with a copy of such written Competing Proposal or request. The Company shall also promptly, and in any event within forty-eight (48) hours, notify Parent, in writing, if it enters into discussions or negotiations concerning any Competing Proposal or provides nonpublic information to any person in accordance with this Section 6.02. In addition, following the date hereof, the Company shall keep Parent reasonably informed on a reasonably current basis of any material developments, discussions or negotiations regarding any Competing Proposal and upon the request of Parent shall apprise Parent of the status of such Competing Proposal. The Company agrees that it and its Subsidiaries will not enter into any confidentiality agreement with any Person subsequent to the date of this Agreement which prohibits it from providing any information to Parent in accordance with this Section 6.02.
(g)   As used in this Agreement, “Competing Proposal” shall mean any proposal or offer from any Person (other than the Founder, Parent and Merger Sub) or “group,” within the meaning of Section 13(d) of the Exchange Act, relating to, in a single transaction or series of related transactions, any (i) acquisition of assets of the Company and its Subsidiaries equal to 20% or more of the Company’s consolidated assets or to which 20% or more of the Company’s revenues or earnings on a consolidated basis are attributable, (ii) acquisition of 20% or more of the outstanding Shares (including Shares represented by ADSs), (iii) tender offer or exchange offer that if consummated would result in any Person beneficially owning 20% or more of the outstanding Shares (including Shares represented by ADSs), (iv) merger, consolidation, share exchange, business combination, recapitalization, liquidation, dissolution or similar transaction involving the Company or any of its Subsidiaries which, in the case of a merger, consolidation, share exchange or business combination, would result in any Person acquiring assets, individually or in the aggregate, constituting 20% or more of the Company’s consolidated assets or to which 20% or more of the Company’s revenues or earnings on a consolidated basis are attributable, or (v) any combination of the foregoing types of transactions if the sum of the percentage of consolidated assets, consolidated revenues or earnings and Shares (including Shares represented by ADSs) involved is 20% or more; in each case, other than the Transactions.
(h)   As used in this Agreement, “Superior Proposal” shall mean any bona fide written Competing Proposal that the Company Board (acting upon the recommendation of the Special Committee) has determined in good faith, after consultation with its independent financial advisors and outside legal counsel, and taking into account all such factors as the Special Committee considers appropriate, which may include the legal, regulatory, financial, timing and other aspects of the proposal and the Person making the proposal, is more favorable to the Company and its shareholders (other than holders of Excluded Shares) than the Transactions (taking into account, as the case may be, any revisions to the terms of this Agreement proposed by Parent in response to such proposal or otherwise) and is otherwise reasonably capable of being completed on the terms proposed; provided, that for purposes of the definition of “Superior Proposal,” the references to “20%” in the definition of Competing Proposal shall be deemed to be references to “50%” ; provided, further, that any such offer shall not be deemed to be a “Superior Proposal” if (A) the offer is conditional upon any due diligence review or investigation of the Company or any of its Subsidiaries, (B) any financing required to consummate the transaction contemplated by such proposal is not then fully committed to the Person making such proposal and non-contingent, (C) the consummation of the transaction contemplated by such proposal is conditional upon the obtaining and/or funding of such financing, or (D) the transaction contemplated by such proposal is not reasonably capable of being completed on the terms proposed without unreasonable delay.
(i)   The Company shall not submit to the vote of its shareholders any Competing Proposal other than the Merger prior to the termination of this Agreement.
Section 6.03   Proxy Statement and Schedule 13E-3.
(a)   As soon as practicable following the date hereof, the Company shall prepare and cause to be filed with the SEC, with the cooperation and assistance of Parent and Merger Sub, the Proxy Statement. Concurrently with the preparation of the Proxy Statement, the Company, Parent and Merger Sub shall jointly prepare and cause to be filed with the SEC a Rule 13e-3 transaction statement on Schedule 13E-3 relating to the authorization and approval of this Agreement, the Plan of Merger and the Transactions by the shareholders of the Company (such Schedule 13E-3, as amended or supplemented, being referred to herein as the “Schedule 13E-3”). Each of the Company, Parent and Merger Sub shall use its reasonable best efforts to ensure that the Proxy Statement and the Schedule 13E-3 comply in all material respects with the requirements of the Exchange Act and the rules and regulations promulgated thereunder. Subject to Section 6.02, the Company shall include the Company Board Recommendation in the Proxy Statement. Each of the Company, Parent and Merger Sub shall use its reasonable best efforts to respond promptly to any comments of the SEC with respect to the Proxy Statement and the Schedule 13E-3. Each of Parent and Merger Sub shall provide reasonable and timely assistance and cooperation to the Company in the preparation, filing and distribution of the Proxy Statement, the Schedule 13E-3 and the resolution of comments from the SEC. Upon its receipt of any comments from the SEC or its staff or any request from the SEC or its staff for amendments or supplements to the Proxy Statement and the Schedule 13E-3, the Company shall promptly notify Parent and Merger Sub and in any event within twenty-four (24) hours and shall provide Parent with copies of all correspondence between the Company and its Representatives, on the one hand, and the SEC and its staff, on the other hand. Prior to filing the Schedule 13E-3 or mailing the Proxy Statement (or in each case, any amendment or supplement thereto) or responding to any comments of the SEC with respect thereto, the Company (i) shall provide Parent and Merger Sub with a reasonable period of time to review and comment on such document or response and (ii) shall consider in good faith all additions, deletions or changes reasonably proposed by Parent in good faith. Notwithstanding anything herein to the contrary, and subject to compliance with the terms of Section 6.02, in connection with any disclosure regarding an Adverse Recommendation Change, the Company shall not be required to provide Parent or Merger Sub with an opportunity to review or comment on (or include comments proposed by Parent or Merger Sub) the Schedule 13E-3 or the Proxy Statement, or any amendment or supplement thereto, or any comments thereon or another filing by the Company with the SEC, with respect to such disclosure.

(b)   Each of the Company, Parent and Merger Sub shall furnish all information concerning itself and its respective Affiliates that is required to be included in the Proxy Statement or that is customarily included in proxy statements prepared in connection with transactions of the type contemplated by this Agreement, and each of the Company, Parent and Merger Sub shall promptly furnish all information concerning such Party to the others as may be reasonably requested in connection with the preparation, filing and distribution of the Proxy Statement, the Schedule 13E-3 or any other documents filed or to be filed with the SEC in connection with the Transactions. Each of Parent, Merger Sub and the Company agrees, as to itself and its respective Affiliates or Representatives, that none of the information supplied or to be supplied by Parent, Merger Sub or the Company, as applicable, expressly for inclusion or incorporation by reference in the Proxy Statement, the Schedule 13E-3 or any other documents filed or to be filed with the SEC in connection with the Transactions, will, as of the time such documents (or any amendment thereof or supplement thereto) are mailed to the holders of Shares and at the time of the Shareholder Meeting, contain any untrue statement of a material fact, or omit to state any material fact required to be stated therein in order to make the statements therein, in light of the circumstances under which they were made, not misleading. Each of Parent, Merger Sub and the Company further agrees that all documents that such Party is responsible for filing with the SEC in connection with the Merger will comply as to form and substance in all material respects with the applicable requirements of the Securities Act, the Exchange Act and any other applicable Laws and that all information supplied by such Party for inclusion or incorporation by reference in such document will not contain any untrue statement of a material fact, or omit to state any material fact required to be stated therein in order to make the statements therein, in light of the circumstances under which they were made, not misleading. If at any time prior to the Effective Time, any event or circumstance relating to Parent, Merger Sub or the Company, or their respective Affiliates, officers or directors, should be discovered that should be set forth in an amendment or a supplement to the Proxy Statement or the Schedule 13E-3 so that such document would not include any misstatement of a material fact or omit to state any material fact required to be stated therein in order to make the statements therein, in light of the circumstances under which they are made, not misleading, the Party discovering such event or circumstance shall promptly inform the other Parties and an appropriate amendment or supplement describing such event or circumstance shall be promptly filed with the SEC and disseminated to the shareholders of the Company to the extent required by Law; provided that prior to such filing, the Company and Parent, as the case may be, shall consult with each other with respect to such amendment or supplement and shall afford the other Parties and their Representatives a reasonable opportunity to comment thereon. Notwithstanding anything herein to the contrary, no representation, warranty, covenant or agreement is made by the Company with respect to information supplied by Parent, Merger Sub, the Rollover Shareholder, the Guarantor or their respective Affiliates or Representatives for inclusion or incorporation by reference in the Proxy Statement or the Schedule 13E-3.
Section 6.04   Shareholder Meeting.
(a)   As soon as practicable after the SEC confirms that it has no further comments on the Schedule 13E-3 and the Proxy Statement, but in any event no later than ten (10) days after such confirmation, the Company shall (i) establish a record date for determining shareholders of the Company entitled to vote at the Shareholder Meeting (the “Record Date”) and shall not change such Record Date or establish a different record date for the Shareholder Meeting without the prior written consent of Parent (which consent shall not be unreasonably withheld, delayed or conditioned), unless required to do so by applicable Laws; and in the event that the date of the Shareholder Meeting as originally called is for any reason adjourned or otherwise delayed, the Company may establish a new Record Date for the Shareholder Meeting after consultation with Parent, (ii) mail or cause to be mailed the Proxy Statement to the holders of Shares as of the Record Date (and concurrently furnish the Proxy Statement under Form 6-K), including Shares represented by ADSs, for the purpose of voting upon the authorization and approval of this Agreement, the Plan of Merger and the Transactions and (iii) instruct the Depositary to (A) fix the Record Date as the record date for determining the holders of ADSs to whom the Schedule 13E-3 will be mailed/distributed (the “Record ADS Holders”), (B) provide all proxy solicitation materials to all Record ADS Holders, and (C) vote all Shares represented by ADSs in accordance with the instructions of such corresponding Record ADS Holders. Subject to Section 6.04(b), without the prior written consent of Parent (which consent shall not be unreasonably withheld, delayed or conditioned), the authorization and approval of this Agreement, the Plan of Merger and the Transactions are the only matters (other than procedural matters) that shall be proposed to be voted upon by the shareholders of the Company at the Shareholder Meeting.
(b)   As soon as practicable but in any event no later than forty (40) days after the date of mailing the Proxy Statement, the Company shall hold the Shareholder Meeting in accordance with the applicable Laws and the Company Governing Documents. Subject to Section 6.02, (i) the Company Board shall recommend to holders of the Shares that they authorize and approve this Agreement, the Plan of Merger and the Transactions, and shall include such recommendation in the Proxy Statement and (ii) the Company shall use its reasonable best efforts in accordance with applicable Law and the Company Governing Documents to (A) solicit from its shareholders proxies in favor of the authorization and approval of this Agreement, the Plan of Merger and the Transactions and (B) take all other action necessary or advisable to secure the Shareholder Approval. Notwithstanding anything to the contrary contained in this Agreement but subject to Section 6.04(c), unless this Agreement is validly terminated in accordance with Article IX, (x) the Company’s obligations pursuant to this Section 6.04 shall not be limited or otherwise affected by the commencement, public proposal, public disclosure or communication to the Company or any other Person of any Competing Proposal, and (y) the Company’s obligations pursuant to this Section 6.04 (other than sub-clause (i) in the second sentence of this Section 6.04(b)) shall not be limited or otherwise affected by any Adverse Recommendation Change.
(c)   Notwithstanding Section 6.04(b), after consultation in good faith with Parent, the Company may recommend the adjournment of the Shareholder Meeting to its shareholders (i) to the extent necessary to ensure that any required supplement or amendment to the Proxy Statement is provided to the holders of Shares within a reasonable amount of time in advance of the Shareholder Meeting, (ii) as otherwise required by applicable Law, or (iii) if as of the time for which the Shareholder Meeting is scheduled as set forth in the Proxy Statement, there are insufficient Shares represented (in person or by proxy) to constitute a quorum necessary to conduct the business of the Shareholder Meeting or to vote in favor of the authorization and approval of this Agreement, the Plan of Merger, and the Transactions in order for the Shareholder Approval to be obtained. If the Shareholder Meeting is adjourned, the Company shall convene and hold the Shareholder Meeting as soon as reasonably practicable thereafter, subject to the immediately preceding sentence; provided that the Company shall not recommend to its shareholders the adjournment of the Shareholder Meeting to a date that is less than ten (10) Business Days prior to the Outside Date.
(d)   Notwithstanding Section 6.04(b), Parent may request in writing that the Company adjourn the Shareholders Meeting for up to sixty (60) days (but in any event no later than fifteen (15) days prior to the Outside Date), if and to the extent the Special Committee determines in good faith (i) if as of the time for which the Shareholder Meeting is originally scheduled (as set forth in the Proxy Statement) there are insufficient Shares represented (either in person or by proxy) (A) to constitute a quorum necessary to conduct the business of the Shareholder Meeting or (B) voting in favor of approval of this Agreement and the Transactions to obtain the Shareholder Approval, or (ii) such adjournment is necessary or advisable to allow reasonable additional time for (A) the filing and mailing of, at the reasonable request of Parent, any supplemental or amended disclosure and (B) such supplemental or amended disclosure to be disseminated and reviewed by the Company’s shareholders prior to the Shareholder Meeting, in which event the Company shall, in each case, cause the Shareholders Meeting to be adjourned in accordance with Parent’s request.
(e)   At the Shareholder Meeting, and any other meeting of the shareholders of the Company called to seek the Shareholder Approval or in any other circumstances upon which a vote, consent or other approval (including by written consent) with respect to this Agreement, the Plan of Merger or the Transactions contemplated herein is sought, Parent shall (i) vote, or cause to be voted, all Shares held directly or indirectly by Parent or Merger Sub or with respect to which Parent or Merger Sub otherwise has, directly or indirectly, voting power at such Shareholder Meeting in favor of the authorization and approval of this Agreement, the Plan of Merger and the Transactions and (ii) if necessary, enforce the agreement of the Rollover Shareholders set forth in the relevant Support Agreement to vote in favor of the authorization and approval of this Agreement, the Plan of Merger and the Transactions.

ARTICLE VII
ADDITIONAL AGREEMENTS
Section 7.01   Access; Confidentiality; Notice of Certain Events.
(a)   From the date of this Agreement until the Effective Time or the date, if any, on which this Agreement is terminated pursuant to Section 9.01, and subject to applicable Laws, the Company shall, and shall cause each of its Subsidiaries to, upon reasonable prior written notice, (i) give Parent and its authorized Representatives, reasonable access during normal business hours to all of the Group Companies’ contracts, books, records, analysis, projections, plans, systems, senior management, commitments, offices and other facilities and properties, (ii) furnish to Parent, its counsel, financial advisors, auditors, financing sources (including potential sources) and other Representatives such financial and operating data and other information (including the work papers of the Company’s independent accountants upon receipt of any required consents from such accountants and subject to the execution of customary access letters) as such Persons may reasonably request and (iii) instruct the employees, consultants, agents, counsel, financial advisors, auditors and other Representatives of the Group Companies to reasonably cooperate with Parent in its investigation of the Group Companies; provided that all such access shall be coordinated through the Company or its Representatives. The terms of the Confidentiality Agreements shall apply to any information provided pursuant to this Section 7.01. However, the Company shall not be required to provide access to (or disclose) information, to the extent such access or disclosure would (i) jeopardize the attorney-client or similar privilege of the Company or any of its Subsidiaries; (ii) unreasonably interfere with the Company’s or any of its Subsidiaries’ business operations; (iii) contravene any applicable Law (including with respect to any competitively sensitive information, if any) or contractual restriction or obligations; or (iv) violate any of its obligations with respect to confidentiality (provided that, in the case of each of (i) through (iv), the Company shall use reasonable efforts to allow such access or disclosure in a manner that does not result in loss or waiver of such privilege, including entering into appropriate common interest or similar agreements).
(b)   The Company shall give prompt written notice to Parent, and Parent shall give prompt written notice to the Company, (i) of any notice or other communication received by such Party from any Governmental Entity in connection with this Agreement, the Merger or the other Transactions, or from any Person alleging that the consent of such Person (or another Person) is or may be required in connection with the Transactions, if the subject matter of such communication or the failure of such Party to obtain such consent would reasonably be expected to be material to the Company and its Subsidiaries, the Surviving Company or Parent; (ii) of any Legal Proceeding commenced or (to any Party’s Knowledge) threatened against, such Party or any of its Subsidiaries or Affiliates, in each case in connection with, arising from or otherwise relating to the Transactions; or (iii) upon becoming aware of the occurrence or impending occurrence of any Effect to it or any of its Subsidiaries or Affiliates, which (A) individually or in the aggregate would (or would reasonably be expected to) prevent, materially delay or materially impede the ability of Parent or Merger Sub to consummate the Transactions in accordance with the terms of this Agreement, or (B) individually or in the aggregate, would or would be expected to have, a Material Adverse Effect, as the case may be. No failure or delay in delivering any such notice shall affect any of the conditions set forth in Article VIII.
Section 7.02   Efforts; Consents and Approvals.
(a)   Subject to the terms and conditions of this Agreement, each of the Parties will use its reasonable best efforts to (i) take (or cause to be taken) all appropriate actions and do (or cause to be done) all things necessary, proper or advisable under applicable Law, or otherwise to consummate and make effective the Transactions as promptly as practicable; (ii) obtain (or cause their Affiliates to obtain) from any Governmental Entities any consents, Permits, waivers or orders required to be obtained by Parent or the Company or any of their respective Subsidiaries, or to avoid any action or proceeding by any Governmental Entity, in connection with the authorization, execution and delivery of this Agreement and the consummation of the Transactions; and (iii) as promptly as reasonably practicable after the date hereof, make (or cause their Affiliates to make) all necessary filings, and thereafter make any other required submissions, and pay any fees due in connection therewith, with respect to this Agreement and the Transactions under other applicable Law; provided that the Parties will cooperate with each other in determining whether any action by or in respect of (or filing with) any Governmental Entity is required in connection with the consummation of the Transactions and seeking any such actions, consents, approvals or waivers or making any such filings. The Company and Parent will furnish, and cause their Affiliates to furnish, to each other all information required for any application or other filing under the rules and regulations of any applicable Law in connection with the Transactions.
(b)   The Parties will give (or will cause their respective Affiliates to give) any notices to third parties, and use (and cause their respective Affiliates to use) their reasonable best efforts to obtain any third-party consents necessary or required to consummate the Transactions.
(c)   Without limiting the generality of anything contained in this Section 7.02, each Party will, and will cause their Affiliates to: (i) give the other Parties prompt notice of the making or commencement of any request, inquiry, investigation, action or Legal Proceeding by or before any Governmental Entity with respect to the Transactions; (ii) keep the other Parties informed as to the status of any such request, inquiry, investigation, action or Legal Proceeding; and (iii) promptly inform the other parties of any communication to or from any Governmental Entity regarding the Merger. Each Party will consult and cooperate (and will cause its Affiliates to consult and cooperate) with the other Parties and will consider in good faith the views of the other Parties in connection with any filing, analysis, appearance, presentation, memorandum, brief, argument, opinion or proposal made or submitted in connection with the Transactions. In addition, except as may be prohibited by any Governmental Entity or by any Law, in connection with any such request, inquiry, investigation, action or Legal Proceeding, each Party will permit (and will cause its Affiliates to permit) authorized Representatives of the other Parties to be present at each meeting or conference relating to such request, inquiry, investigation, action or Legal Proceeding and to have access to and be consulted in connection with any document, opinion or proposal made or submitted to any Governmental Entity in connection with such request, inquiry, investigation, action or Legal Proceeding.
(d)   Notwithstanding the foregoing, nothing contained in this Agreement will require, or be construed to require, Parent or any of its Affiliates to (and neither the Company nor any of its Subsidiaries shall) proffer to, or agree to, sell, divest, lease, license, transfer, dispose of or otherwise encumber or hold separate, before or after the Effective Time, any of the assets, licenses, operations, rights, products or businesses held by any of them prior to the Effective Time, or any interest therein, or to agree to any material change (including through a licensing arrangement) or restriction on, or other impairment of Parent’s or any of its Affiliates’ (including, after the Effective Time, the Company or its Subsidiaries) ability to own, manage or operate, any such assets, licenses, operations, rights, products or businesses, or any interest therein, or Parent’s ability to vote, transfer, receive dividends or otherwise exercise full ownership rights with respect to the shares of the Surviving Company (any of the actions referred to in this Section 7.02(d), a “Non-Required Remedy”).
(e)   Nothing in this Section 7.02 or any other provision of this Agreement shall require, and in no event shall the “reasonable best efforts” of Parent or Merger Sub in this Section 7.02 or any other provision of this Agreement be deemed or construed to require, Parent or Merger Sub to waive any term or condition of this Agreement.
Section 7.03   Publicity.   Promptly following the execution and delivery hereof, each Party may issue a press release announcing the execution of this Agreement and the transactions contemplated hereby in the forms previously agreed upon by the Company and Parent. Following such initial press release, (a) Parent and the Company shall consult with each other before issuing any press release, having any communication with the press (whether or not for attribution), making any other public statement or scheduling any press conference or conference call with investors or analysts with respect to this Agreement or the Transactions and (b) neither Parent nor the Company shall issue any such press release, make any such other public statement or schedule any such press conference or conference call without the consent of the other Party (and, in the case of any such action by Parent, the consent of the Special Committee) (which consent shall not be unreasonably withheld, delayed or conditioned); provided that the restrictions set forth in this Section 7.03 shall not apply to any release or public statement (i) required by applicable Law or any applicable listing authority (in which case the Parties shall use commercially reasonable efforts to consult with each other prior to making any such disclosure and consider in good faith any comments proposed by such other Party), (ii) made or proposed to be made by the Company in compliance with Section 7.03 with respect to the matters contemplated by Section 7.03 (or by Parent in response thereto), or (iii) made in connection with the receipt and existence of a Competing Proposal and matters relating thereto, an Adverse Recommendation Change, in each case, to the extent permitted under Section 6.02. Notwithstanding the foregoing, the Parties may make oral or written public announcements, releases or statements without complying with the foregoing requirements if the substance of such announcements, releases or statements was publicly disclosed and previously subject to the foregoing requirements.
Section 7.04   Financing.
(a)   Subject to the terms and conditions of this Agreement, each of Parent and Merger Sub shall use its reasonable best efforts to (i) maintain in full force and effect the Equity Commitment Letter until the Transactions are consummated, (ii) satisfy, or cause to be satisfied, on a timely basis all conditions to the closing of and funding under the Equity Commitment Letter applicable to Parent and/or Merger Sub that are within its control, and (iii) consummate the Equity Financing at or prior to the Effective Time in accordance with the terms of the Equity Commitment Letter.
(b)   Notwithstanding anything to the contrary in this Agreement, from time to time and at any time prior to the Closing, Parent shall be entitled to adjust the number of Rollover Shares and/or the amount of the Equity Financing and, in connection therewith, amend the applicable Support Agreement and/or the Equity Commitment Letters, or enter into additional Support Agreements and/or Equity Commitment Letters, in each case solely to give effect to such adjustments; provided that (i) Parent shall deliver a prior written notice to the Company and any such notice shall be accompanied by, in the case of any adjustment to the number of Rollover Shares, a true and complete copy of the applicable draft amended or additional Support Agreements, and in the case of any adjustment to the amount of the Equity Financing, a true and complete copy of the applicable draft amended or additional Equity Commitment Letters, (ii) any amended or additional Equity Commitment Letters so entered into shall not impose new or additional conditions precedent or adversely change the conditions precedent set forth therein and shall be on other terms and conditions not materially less favorable (from the standpoint of the Company), in the aggregate, to Parent and Merger Sub than those contained in comparable Equity Commitment Letters then existing, (iii) after giving effect to such adjustment, and taking into consideration any such amended or additional Support Agreement and Equity Commitment Letters, the Equity Commitment Letters shall provide for an aggregate amount of proceeds that is sufficient for Parent and the Surviving Entity to pay (x) the Merger Consideration, and (y) any other amounts required to be paid in connection with the consummation of the Transactions on the terms and conditions contemplated hereby, and (iv) such adjustment would not otherwise reasonably be expected to prevent, delay or impair the ability of Parent or Merger Sub to consummate the Transactions.
Section 7.05   Directors’ and Officers’ Insurance and Indemnification.
(a)   Parent shall, and shall cause the Surviving Company to, for a period of six (6) years after the Effective Time (and until such later date as of which any matter covered hereby commenced during such six (6) year period has been finally disposed of), honor and fulfill in all respects the obligations of the Company and each of its Subsidiaries to the fullest extent permissible under applicable Law, under the Company Governing Documents, and corresponding organizational or governing documents of such Subsidiary, in each case, as in effect on the date hereof and under any indemnification or other similar agreements in effect on the date hereof (the “Indemnification Agreements”) to the individuals entitled to indemnification, exculpation and/or advancement of expenses under such Company Governing Documents, other organizational or governing documents or Indemnification Agreements (including each present and former director and officer of the Company) (the “Covered Persons”) arising out of or relating to actions or omissions in their capacity as such occurring at or prior to the Effective Time, including in connection with the consideration, negotiation and approval of this Agreement and the Transactions.
(b)   Without limiting the provisions of Section 7.05(a), for a period of six (6) years after the Effective Time (and until such later date as of which any matter covered hereby commenced during such six (6) year period has been finally disposed of), Parent shall, and shall cause the Surviving Company to, comply with all of the Company’s obligations to: (i) indemnify and hold harmless each Covered Person against and from any costs or expenses (including attorneys’ fees), judgments, fines, losses, claims, damages, liabilities and amounts paid in settlement in connection with any claim, action, suit, proceeding or investigation, whether civil, criminal, administrative or investigative, to the extent such claim, action, suit, proceeding or investigation arises out of or pertains to: (A) any action or omission or alleged action or omission in such Covered Person’s capacity as such prior to the Effective Time, or (B) this Agreement and any of the Transactions; and (ii) pay in advance of the final disposition of any such claim, action, suit, proceeding or investigation the expenses (including attorneys’ fees) of any Covered Person upon receipt of an undertaking by or on behalf of such Covered Person to repay such amount if it is ultimately determined that such Covered Person is not entitled to be indemnified. Parent and the Surviving Company (x) shall not be liable for any settlement effected without their prior written consent (which consent shall not be unreasonably withheld, delayed or conditioned); (y) shall not have any obligation under this Agreement to any Covered Person to the extent that a court of competent jurisdiction shall determine in a final and non-appealable order that such indemnification is prohibited by applicable Law, in which case the Covered Person shall promptly refund to Parent or the Surviving Company the amount of all such expenses theretofore advanced pursuant thereto (unless such court orders otherwise); and (z) shall not settle or compromise or consent to the entry of any judgment or otherwise seek termination with respect to any claim, action, suit, proceeding or investigation of a Covered Person for which indemnification may be sought under this Section 7.05(b) unless such settlement, compromise, consent or termination includes an unconditional release of such Covered Person from all liability arising out of such claim, action, suit, proceeding or investigation and does not include any admission of liability with respect to such Covered Person or such Covered Person consents in writing.
(c)   For a period of six (6) years after the Effective Time (and until such later date as of which any matter covered hereby commenced during such six (6) year period has been finally disposed of), the organizational and governing documents of the Surviving Company shall, to the extent consistent with applicable Law, contain provisions no less favorable with respect to indemnification, advancement of expenses and exculpation of Covered Persons for periods prior to and including the Effective Time than are currently set forth in the Company Governing Documents in effect on the date hereof (as the case may be) and shall not contain any provision to the contrary. The Indemnification Agreements with Covered Persons that survive the Merger shall continue in full force and effect in accordance with their terms.
(d)   For a period of six (6) years after the Effective Time (and until such later date as of which any matter covered hereby commenced during such six (6) year period has been finally disposed of), Parent shall cause to be maintained in effect the current policies of directors’ and officers’ liability insurance maintained by the Company (provided that Parent may substitute therefor policies with reputable and financially sound carriers of at least the same coverage and amounts containing terms and conditions which are no less advantageous) with respect to claims arising from or related to facts or events which occurred at or before the Effective Time; provided that Parent shall not be obligated to make annual premium payments for such insurance to the extent such premiums exceed 300% of the annual premiums paid as of the date hereof by the Company for such insurance (such 300% amount, the “Base Premium”); provided, further, that if such insurance coverage cannot be obtained at all, or can only be obtained at an annual premium in excess of the Base Premium, Parent shall maintain the most advantageous policies of directors’ and officers’ insurance obtainable for an annual premium equal to the Base Premium; provided, further, that if the Company in its sole discretion elects, by giving written notice to Parent at least five (5) Business Days prior to the Effective Time, then, in lieu of the foregoing insurance, effective as of the Effective Time, the Company shall purchase a directors’ and officers’ liability insurance “tail” or “runoff” insurance program for a period of six (6) years after the Effective Time with respect to wrongful acts and/or omissions committed or allegedly committed at or prior to the Effective Time (such coverage shall have an aggregate coverage limit over the term of such policy in an amount not to exceed the annual aggregate coverage limit under the Company’s existing directors’ and officers’ liability policy, and in all other respects shall be comparable to such existing coverage); provided, further, that the annual premium may not exceed the Base Premium.
(e)   Upon being served with any summons, citation, subpoena, complaint, indictment, information, or other document relating to any Legal Proceeding which may result in the payment or advancement of any amounts under Section 7.05, the organizational and governing documents of the Company or any of its Subsidiaries, or any Indemnification Agreements, the Person seeking indemnification shall promptly notify the Surviving Company to prevent the Surviving Company or any of its Subsidiaries from being materially and adversely prejudiced by late notice. The Surviving Company (or a Subsidiary nominated by it) shall have the right to participate in any such Legal Proceeding and, at its option, assume the defense of such Legal Proceeding. The Person seeking indemnification shall have the right to effectively participate in the defense and/or settlement of such Legal Proceeding, including receiving copies of all correspondence and participating in all meetings and teleconferences concerning the Legal Proceeding. In the event the Surviving Company (or a Subsidiary nominated by it) assumes the defense of any Legal Proceeding pursuant to this Section 7.05(e), neither the Surviving Company nor any of its Subsidiaries shall be liable to the Person seeking indemnification for any fees of counsel subsequently incurred by such Person with respect to the same Legal Proceeding.
(f)   In the event the Company or the Surviving Company or any of their respective successors or assigns (i) consolidates with or merges into any other Person and shall not be the continuing or surviving corporation or entity of such consolidation or merger; or (ii) transfers all or substantially all of its properties and assets to any Person, then, and in each such case, proper provision shall be made so that the successors and assigns of the Company or the Surviving Company, as the case may be, or at Parent’s option, Parent, shall assume the obligations set forth in this Section 7.05.
(g)   The provisions of this Section 7.05 shall survive the consummation of the Merger. The Covered Persons (and their successors and heirs) are intended express third-party beneficiaries of this Section 7.05 and shall be entitled to enforce the provisions of this Section 7.05. All rights under this Section 7.05 are intended to be in addition to and not in substitution of other rights any Covered Persons may otherwise have.
Section 7.06   Takeover Statutes.   The Parties and their respective board of directors (or equivalent) shall use their respective reasonable best efforts (a) to take all action necessary so that no Takeover Statute is or becomes applicable to the Transactions; and (b) if any such Takeover Statute is or becomes applicable to any of the foregoing, to take all action necessary so that the Transactions may be consummated as promptly as practicable on the terms contemplated by this Agreement and otherwise to lawfully eliminate or minimize the effect of such Takeover Statute on the Merger and the other Transactions.
Section 7.07   Control of Operations.   Without limiting any Party’s rights or obligations under this Agreement (or any Party’s rights as in effect separate and apart from this Agreement), the Parties understand and agree that (a) nothing contained in this Agreement shall give Parent, directly or indirectly, the right to control or direct the Company’s operations prior to the Effective Time; and (b) prior to the Effective Time, the Company shall exercise, consistent with the terms and conditions of this Agreement, complete control and supervision over its operations.
Section 7.08   Security Holder Litigation.   The Company shall promptly notify Parent of any Legal Proceeding related to this Agreement, the Merger or the other Transactions threatened or brought against the Company, its directors and/or officers by security holders of the Company (“Transaction Litigation”). The Company shall provide Parent a reasonable opportunity to participate, in the defense of any Transaction Litigation, including the opportunity to review material communications and participate in material meetings with opposing counsel or any Governmental Entity in connection with any Transaction Litigation. Except to the extent required by applicable Law, the Company shall not enter into any settlement agreement, agree to any undertakings or approve or otherwise agree to any waiver that may be sought in connection with any Transaction Litigation, without the prior written consent of Parent (which consent shall not be unreasonably withheld, conditioned or delayed).
Section 7.09   Director Resignations.   Upon the written request of Parent at least ten (10) Business Days prior to the Effective Time, the Company shall use reasonable best efforts to cause each director of the Company designated by Parent and in office immediately prior to the Effective Time to deliver to Parent letters of resignation and release in customary form, effective as of Effective Time, with respect to their service as directors of the Company.
Section 7.10   Stock Exchange Delisting.   Prior to the Effective Time, the Company shall cooperate with Parent and use reasonable best efforts to take, or cause to be taken, all actions, and do or cause to be done all things, reasonably necessary, proper or advisable on its part under applicable Laws and rules and policies of

Nasdaq to enable the delisting of the Surviving Company from Nasdaq and the deregistration of the Shares and ADSs under the Exchange Act as promptly as practicable after the Effective Time.
Section 7.11   Founder, Parent, or Parent Actions.   The Company shall not be deemed to be in breach of any representation, warranty, covenant or agreement hereunder, including Article IV, Section 3.06(d) and Article VII hereof, if the alleged breach is the proximate result of action or inaction by the Company or its Subsidiaries at the direction of the Founder, Parent, or Merger Sub without any approval by or direction from the Company Board (acting with the concurrence of the Special Committee) or the Special Committee. Neither Parent nor Merger Sub shall be entitled to any award of damages or other remedy, in each case for any breach or inaccuracy in the representations and warranties made by the Company in Article IV to the extent Founder, Parent or any Representative thereof that is an executive officer or director of the Company has actual Knowledge of such breach or inaccuracy as of the date hereof.
Section 7.12   Further Assurances.   Each Party agrees that, from time to time after the Closing Date, it will execute and deliver, or cause its Affiliates to execute and deliver, such further instruments, and take (or cause its Affiliates to take) such other action, as may be reasonably necessary to carry out the purposes and intents of this Agreement.
ARTICLE VIII
CONDITIONS TO CONSUMMATION OF THE MERGER
Section 8.01   Conditions to Each Party’s Obligations to Effect the Merger.   The respective obligations of each Party to effect the Merger shall be subject to the satisfaction on or prior to the Closing Date of each of the following conditions (any or all of which may be waived in whole or in part by Parent, Merger Sub and the Company, as the case may be, to the extent permitted by applicable Law and this Agreement):
(a)   Shareholder Approval.    The Shareholder Approval shall have been obtained in accordance with the Companies Act and the Company Governing Documents.
(b)   Laws and Orders.    (i) There shall be no Law, statute, rule or regulation that has been enacted or promulgated by any Governmental Entity of competent jurisdiction (in a jurisdiction material to the business of the Company or Parent) which prohibits or makes illegal the consummation of the Merger and the other Transactions; and (ii) there shall be no Order or injunction of a court or Governmental Entity of competent jurisdiction (in a jurisdiction material to the business of the Company or Parent) in effect preventing the consummation of the Merger and the other Transactions in any material respect or imposing a Non-Required Remedy.
Section 8.02   Conditions to Obligations of Parent and Merger Sub.    The obligations of Parent and Merger Sub to effect the Merger are also subject to the satisfaction or waiver (in writing) by Parent on or prior to the Closing Date of each of the following additional conditions:
(a)   Representations and Warranties.    (i) The representations and warranties of the Company set forth in Section 4.02(a) and Section 4.02(b) of this Agreement shall be true and correct in all respects (except for de minimis inaccuracies) as of the date hereof and as of the Closing Date as though made as of the Closing Date, (ii) the representations and warranties of the Company set forth in Section 4.01, Section 4.02 (other than Section 4.02(a) or Section 4.02(b)), Section 4.03, Section 4.04 and Section 4.22 (without giving effect to any “materiality” or “Material Adverse Effect” qualifier set forth therein) shall be true and correct in all material respects as of the date hereof and as of the Closing Date, as though made as of the Closing Date; (iii) the representations and warranties of the Company set forth in Section 4.10(b) shall be true and correct in all respects as of the date hereof and as of the Closing Date as though made as of the Closing Date; and (iv) each of the other representations and warranties of the Company set forth in this Agreement shall be true and correct as of the date hereof and as of the Closing Date as though made as of the Closing Date, except (x) in the case of each of clauses (i), (ii), (iii) and (iv), representations and warranties that by their terms speak as of a specific date shall be true and correct only as of such date; and (y) in the case of sub-clause (iv), where any failures of any such representations and warranties to be true and correct (without giving effect to any “materiality” or “Material Adverse

Effect” qualifier set forth therein), individually or in the aggregate, have not had (and would not reasonably be expected to have) a Material Adverse Effect.
(b)   Performance of Obligations of the Company.    The Company shall have performed or complied in all material respects with all agreements or obligations required to be performed or complied with by it under this Agreement at or prior to the Effective Time.
(c)   No Material Adverse Effect.    Since the date of this Agreement, no Material Adverse Effect shall have occurred and be continuing.
(d)   Dissenting Shareholders.    The holders of no more than 10% of the Shares shall have validly served and not validly withdrawn a notice of dissent under Section 238(2) of the Companies Act.
(e)   Officer Certificate.    The Company shall have delivered to Parent a certificate, dated the Closing Date, signed by a senior executive officer of the Company, certifying as to the satisfaction of the conditions specified in Section 8.02(a), Section 8.02(b) and Section 8.02(c) and Section 8.02(d).
Section 8.03   Conditions to Obligations of the Company.    The obligations of the Company to effect the Merger are also subject to the satisfaction or waiver (in writing) by the Company on or prior to the Closing Date of each of the following additional conditions:
(a)   Representations and Warranties.    The representations and warranties of Parent and Merger Sub set forth in this Agreement shall be true and correct as of the date hereof and as of the Closing Date as though made as of the Closing Date, except (i) representations and warranties that by their terms speak as of a specific date shall be true and correct only as of such date; and (ii) where any failures of any such representations and warranties to be true and correct (without giving effect to any “materiality” qualifier set forth therein) would not reasonably be expected to, individually or in the aggregate, prevent, materially delay or materially impede or impair the ability of Parent and Merger Sub to consummate Merger and the other Transactions.
(b)   Performance of Obligations of Parent and Merger Sub.   Parent and Merger Sub shall have performed or complied in all material respects with all agreements and obligations required to be performed or complied with by them under this Agreement at or prior to the Effective Time.
(c)   Officer Certificate.    Parent shall have delivered to the Company a certificate, dated the Closing Date, signed by a director or officer of Parent, certifying as to the satisfaction of the conditions specified in Section 8.03(a) and Section 8.03(b).
Section 8.04   Frustration of Closing Conditions.    None of the Company, Parent or Merger Sub may rely on the failure of any condition set forth in this Article VIII to be satisfied if such failure was caused by such party’s failure to comply with this Agreement and consummate the Merger and the other Transactions as contemplated by this Agreement.
ARTICLE IX
TERMINATION
Section 9.01   Termination.    This Agreement may be terminated and the Merger and the other Transactions may be abandoned (except as otherwise provided below) only prior to the Effective Time and only as follows:
(a)   at any time prior to the Effective Time by mutual written consent of Parent and the Company (acting upon the recommendation of the Special Committee);
(b)   by either Parent or the Company (acting upon the recommendation of the Special Committee), prior to the Effective Time, if there has been a breach by the other Party or Parties of any representation, warranty, covenant or agreement set forth in this Agreement, which breach (i) in the case of a breach by the Company, would result in the conditions in Section 8.02(a), Section 8.02(b) or Section 8.02(c) not being satisfied; and (ii) in the case of a breach by Parent or Merger Sub, would result in the conditions in Section 8.03(a) or Section 8.03(b) not being satisfied (and in each case of (i) and (ii), such breach is not curable prior to the Outside Date, or if curable prior to the Outside Date, has not been cured within the earlier of (x) thirty (30) calendar days after the receipt of notice thereof by the defaulting Party from the non-defaulting Party, or (y) three (3) Business Days before the Outside Date); provided that this Agreement may not be terminated pursuant to this Section 9.01(b) by any Party if such Party is then in material breach of any representation, warranty, covenant or agreement set forth in this Agreement in any manner that shall have been the primary cause of the failure of a condition to the consummation of the Merger to be satisfied;
(c)   by either Parent or the Company, if the Effective Time has not occurred by 11:59 pm, Hong Kong time on the Outside Date; provided that the right to terminate this Agreement pursuant to this Section 9.01(c) shall not be available to any Party whose breach of any representation, warranty, covenant or agreement set forth in this Agreement shall have been the primary cause of the Effective Time not occurring on or prior to the Outside Date;
(d)   by Parent at any time prior to the receipt of the Shareholder Approval, if the Company Board shall have effected an Adverse Recommendation Change;
(e)   by the Company at any time prior to the receipt of the Shareholder Approval, if (i) the Company Board (acting upon the recommendation of the Special Committee) shall have effected an Adverse Recommendation Change in light of a Superior Proposal in accordance with the last sentence of Section 6.02(c) and authorized the Company to terminate this Agreement and enter into an Alternative Acquisition Agreement effecting such Superior Proposal and (ii) the Company concurrently with, or immediately after, the termination of this Agreement enters into such Alternative Acquisition Agreement; provided, that the Company shall not be entitled to terminate this Agreement pursuant to this Section 9.01(e) unless: (A) the Company has complied in all material respects with the procedures set forth in Section 6.02 with respect to such Superior Proposal and Alternative Acquisition Agreement and (B) the Company pays in full the Company Termination Fee in accordance with Section 9.02(b)(iii) immediately after such termination pursuant to this Section 9.01(e);
(f)   by either the Company or Parent if a Governmental Entity of competent jurisdiction has issued a final, non-appealable Order in each case permanently restraining, enjoining or otherwise prohibiting the consummation of the Merger or other Transactions; provided, however, the party seeking to terminate this Agreement pursuant to this Section 9.01(f) shall have used reasonable best efforts to prevent the entry of and to remove such Order in accordance with Section 7.02; provided further, that the right to terminate this Agreement pursuant to this Section 9.01(f) shall not be available to any Party if the issuance of such final, non-appealable Order was due to such Party’s failure to comply with any provision of this Agreement;
(g)   by either the Company or Parent, if the Shareholder Approval shall not have been obtained after the final adjournment of the Shareholder Meeting at which a vote on such approval was taken; provided that, Parent may not terminate this Agreement pursuant to this Section 9.01(g) if such failure to obtain the Shareholder Approval is a result of (i) a breach of Section 6.04(e) by Parent or (ii) a breach of any Support Agreement by any Rollover Shareholder; or
(h)   by the Company if (i) all of the conditions in Section 8.01 and Section 8.02 have been satisfied (other than those conditions that by their nature are to be satisfied by actions taken at the Closing that at such time could be taken), (ii) the Company has irrevocably confirmed by written notice to Parent that all conditions set forth in Section 8.03 have been satisfied, or that it is willing to waive any unsatisfied condition in Section 8.03, and that the Company is ready, willing and able to complete the Merger, and (iii) Parent and Merger Sub have failed to effect the Closing within twenty (20) Business Days following the anticipated Closing Date as set forth under Section 2.02.
Section 9.02   Effect of Termination.
(a)   In the event of the termination of this Agreement as provided in Section 9.01, written notice thereof shall forthwith be given to the other Party or Parties specifying the provision hereof pursuant to which such termination is made, and this Agreement shall forthwith become null and void and there shall be no liability on the part of Parent, Merger Sub or the Company, except that the Confidentiality Agreements, this Article IX and Section 10.03 through Section 10.11 shall survive such termination.

(b)   In the event that:
(i)   (A) a Competing Proposal with respect to the Company shall have been publicly made and not withdrawn after the date of this Agreement and prior to the Shareholder Meeting, (B) at a time when the condition in the preceding subclause (A) is satisfied, this Agreement is terminated pursuant to Section 9.01(c) or Section 9.01(g), and (C) within twelve (12) months of the date of such termination, the Company or any of its Subsidiaries enters into a definitive agreement with respect to, or consummates the transactions contemplated by, a Competing Proposal (provided, that for purposes of this clause (C), the references to “20%” in the definition of Competing Proposal shall be deemed to be references to 50%), then the Company shall pay the Company Termination Fee as directed by Parent by wire transfer of same day funds promptly after the earlier of the entry into such definitive agreement or consummation of the transactions contemplated by such Competing Proposal;
(ii)   this Agreement is terminated by Parent pursuant to Section 9.01(b) or Section 9.01(d), then the Company shall pay the Company Termination Fee as directed by Parent by wire transfer of same day funds within ten (10) Business Days after such termination;
(iii)   this Agreement is terminated by the Company pursuant to Section 9.01(e), then the Company shall pay the Company Termination Fee as directed by Parent by wire transfer of same day funds within ten (10) Business Days after such termination; and
(iv)   this Agreement is terminated by the Company pursuant to Section 9.01(b) or Section 9.01(h), then Parent shall pay the Parent Termination Fee as directed by the Company by wire transfer of same day funds within ten (10) Business Days after such termination.
(c)   In no event shall this Section 9.02 (i) require the Company to pay an aggregate amount in excess of the Company Termination Fee, or (ii) require Parent to pay an aggregate amount in excess of the Parent Termination Fee, in each case except as set forth in Section 9.02(d). In no event shall the Company be required to pay the Company Termination Fee more than once. In no event shall Parent be required to pay the Parent Termination Fee more than once.
(d)   If either the Company or Parent fails to pay any amounts due to the other Party under this Section 9.02 on the dates specified, then the defaulting Party, shall pay all costs and expenses (including legal fees and expenses) incurred by such other Party in connection with any action or proceeding (including the filing of any lawsuit) taken by it to collect such unpaid amounts, together with interest thereon on such unpaid amounts at the prime lending rate prevailing at such time, as published in the Wall Street Journal, from the date such amounts were required to be paid until the date actually received by such other Party.
(e)   The “Company Termination Fee” shall be an amount in cash equal to US$700,000.
(f)   The “Parent Termination Fee” shall be an amount in cash equal to US$1,400,000.
(g)   Each Party acknowledges that the agreements contained in this Section 9.02 are an integral part of the Transactions and that the Company Termination Fee and Parent Termination Fee are not a penalty, but rather are liquidated damages in a reasonable amount that will compensate Parent and Merger Sub in the circumstances in which the Company Termination Fee is payable by the Company or the Company in circumstances in which the Parent Termination Fee is payable by Parent, in each case, for the efforts and resources expended and opportunities foregone while negotiating this Agreement and in reliance on this Agreement and on the expectation of the consummation of the Transactions, which amount would otherwise be impossible to calculate with precision.
(h)   Subject to Section 10.11, the Equity Commitment Letters and the Limited Guarantees, in the event that Parent or Merger Sub fails to effect the Closing for any reason or no reason or they otherwise breach this Agreement (whether willfully, intentionally, unintentionally or otherwise) or otherwise fail to perform hereunder (whether willfully, intentionally, unintentionally or otherwise), the Company’s right to terminate this Agreement and receive the Parent Termination Fee pursuant to Section 9.02(b) and the guarantee of such obligations pursuant to the Limited Guarantee (subject to its terms, conditions and limitations), shall be the sole and exclusive remedy (whether at Law, in equity, in contract, in tort or otherwise) of the Company or any of its Subsidiaries and all members of the Company Group against (i) Parent, Merger Sub, the Founder and the Sponsor, (ii) the former, current and future holders of any equity, partnership or limited liability company interest, controlling Persons, directors, officers, employees, agents, attorneys, Affiliates, members, managers, general or limited partners, shareholders, or assignees of Parent, Merger Sub, the Founder or the Sponsor, (iii) any lender or prospective lender, lead arranger, arranger, agent or Representative of or to Parent, Merger Sub, the Founder or the Sponsor, or (iv) any holders or future holders of any equity, stock, partnership or limited liability company interest, controlling Persons, directors, officers, employees, agents, attorneys, Affiliates, members, managers, general or limited partners, shareholders, assignees of any of the foregoing (clauses (i)−(iv), collectively, the “Parent Group”), for any loss or damage suffered as a result of any breach of any representation, warranty, covenant or agreement (whether willfully, intentionally, unintentionally or otherwise) or failure to perform hereunder (whether willfully, intentionally, unintentionally or otherwise) or other failure of the Merger or the other Transactions to be consummated (whether willfully, intentionally, unintentionally or otherwise). For the avoidance of doubt, neither Parent nor any other member of the Parent Group shall have any liability for monetary damages of any kind or nature or arising in any circumstance in connection with this Agreement or any of the Transactions (including the Equity Commitment Letter and the Limited Guarantee) other than the payment of the Parent Termination Fee pursuant to Section 9.02(b) and in no event shall the Company or any of its Subsidiaries, the direct or indirect shareholders of the Company or any of its Subsidiaries, or any of their respective Affiliates, Representatives, members, managers, or partners of the foregoing (collectively, the “Company Group”) seek, or permit to be sought, on behalf of any member of the Company Group, any monetary damages from any member of the Parent Group in connection with this Agreement or any of the Transactions (including the Equity Commitment Letters and the Limited Guarantees), other than (without duplication) from Parent or Merger Sub to the extent provided in Section 9.02(b) or the Sponsor to the extent provided in the relevant Limited Guarantee. Notwithstanding anything to the contrary herein and for the avoidance of doubt, none of the foregoing in this paragraph shall in any way restrict the Company’s right to equitable relief pursuant to Section 10.11.
(i)   Subject to Section 10.11, Parent’s right to terminate this Agreement and receive the Company Termination Fee pursuant to Section 9.02(b) shall be the sole and exclusive remedy (whether at Law, in equity, in contract, in tort or otherwise) of any member of the Parent Group against any member of the Company Group for any loss or damage suffered as a result of any breach of any representation, warranty, covenant or agreement (whether willfully, intentionally, unintentionally or otherwise) or failure to perform hereunder (whether willfully, intentionally, unintentionally or otherwise) or other failure of the Merger to be consummated (whether willfully, intentionally, unintentionally or otherwise). Neither the Company nor any other member of the Company Group shall have any liability for monetary damages of any kind or nature or arising in any circumstance in connection with this Agreement or any of the Transactions other than the payment by the Company of the Company Termination Fee pursuant to Section 9.02(b) and in no event shall any of Parent, Merger Sub or any other member of the Parent Group seek, or permit to be sought, on behalf of any member of the Parent Group, any monetary damages from any member of the Company Group in connection with this Agreement or any of the Transactions, other than (without duplication) from the Company to the extent provided in Section 9.02(b). Notwithstanding anything to the contrary herein and for the avoidance of doubt, none of the foregoing in this paragraph shall in any way restrict Parent’s right to equitable relief pursuant to Section 10.11.
ARTICLE X
MISCELLANEOUS
Section 10.01   Amendment and Modification; Waiver.
(a)   Subject to applicable Law and except as otherwise provided in this Agreement, this Agreement may be amended, modified and supplemented, whether before or after receipt of the Shareholder Approval, as applicable, by written agreement of the Parties by action taken (i) with respect to Parent and Merger Sub, by or on behalf of their respective board of directors; and (ii) with respect to the Company, by the Company Board (acting upon recommendation of the Special Committee); provided, however, that after the approval of the Merger by the shareholders of the Company, no amendment shall be made which by Law requires further approval by such shareholders without obtaining such further approval. This Agreement may not be amended except by an instrument in writing signed on behalf of each of the Parties.
(b)   At any time and from time to time prior to the Effective Time, any Party or Parties may, to the extent legally allowed and except as otherwise set forth herein, (i) extend the time for the performance of any of the obligations or other acts of the other Party or Parties, as applicable; (ii) waive any inaccuracies in the representations and warranties made to such Party or Parties contained herein or in any document delivered pursuant hereto; and (iii) waive compliance with any of the agreements or conditions for the benefit of such Party or Parties contained herein. Any agreement on the part of a Party or Parties to any such extension or waiver shall be valid only if set forth in an instrument in writing signed on behalf of such Party or Parties, as applicable. Any delay in exercising any right under this Agreement shall not constitute a waiver of such right.
Section 10.02   Non-Survival of Representations and Warranties.    None of the representations and warranties in this Agreement or in any schedule, instrument or other document delivered pursuant to this Agreement shall survive the Effective Time. This Section 10.02 shall not limit any covenant or agreement of the Parties which by its terms contemplates performance after the Effective Time.
Section 10.03   Expenses.    Except as specifically provided otherwise herein, all Expenses incurred in connection with this Agreement and the Transactions shall be paid by the Party incurring such Expenses.
Section 10.04   Notices.    All notices and other communications hereunder shall be in writing and shall be deemed to have been duly given when delivered in person or upon confirmation of receipt when transmitted by electronic mail or on receipt after dispatch by registered or certified mail, postage prepaid, addressed, or on the next Business Day if transmitted by international overnight courier, in each case to the Parties at the following addresses (or at such other address for a Party as shall be specified by like notice):
if to the Company, to:
Special Committee of the Board of Directors
BlueCity Holdings Limited
Room 028, Tower B, Block 2
No. 22 Pingguo Shequ, Bai Zi Wan Road
Beijing 100022
People’s Republic of China
with a copy (which shall not constitute notice) to:
Skadden, Arps, Slate, Meagher & Flom LLP
Jing An Kerry Center
Tower 2, 46th Floor
1539 Nanjing West Road
Shanghai 200040, People’s Republic of China
Attention: Yuting Wu
Email: Yuting.Wu@skadden.com
if to Parent or Merger Sub, to:
Room 028, Tower B, Block 2, No. 22 Pingguo Shequ, Bai Zi Wan Road, Chaoyang District, Beijing
Attention:
Baoli Ma

Email:
52605065@qq.com

CEC Development Mansion F12, Sanyuan Bridge, Beijing
Attention:
Song Pengliang

Email:
songpengliang@newborntown.com

with a required copy to (which shall not constitute notice):
Simpson Thacher & Bartlett LLP
Address: ICBC Tower — 35th Floor
3 Garden Road, Central
Hong Kong, China
Attention: Yi Gao
Email: YGao@stblaw.com
with a second required copy to (which shall not constitute notice):
Simpson Thacher & Bartlett LLP
Address: 3901 China World Tower
1 Jianguomenwai Avenue
Beijing, 100004, China
Attention: Yang Wang
Email: Yang.Wang@stblaw.com
Section 10.05   Counterparts.    This Agreement may be executed manually or electronically by email by the Parties, in any number of counterparts, each of which shall be considered one and the same agreement and shall become effective when a counterpart hereof has been signed by each of the Parties and delivered to the other Parties.
Section 10.06   Entire Agreement; Third-Party Beneficiaries.
(a)   This Agreement and the other Transaction Documents constitute the entire agreement among the Parties with respect to the subject matter hereof and thereof and supersede all other prior agreements and understandings, both written and oral, among the Parties or any of them with respect to the subject matter hereof.
(b)   Except as provided in Section 7.05, Section 9.02(h) and Section 9.02(i) (which is intended to be for the benefit of the Persons covered thereby and may be enforced by such Persons), this Agreement shall be binding upon and inure solely to the benefit of each Party, and this Agreement is not intended to confer upon any Person other than the Parties any rights or remedies hereunder, and in no event shall any holders of Shares or Company Options, in each case in their capacity as such, have any right, benefit or remedy of any nature whatsoever under or by reason of this Agreement.
Section 10.07   Severability.    If any term or other provision of this Agreement is invalid, illegal or incapable of being enforced by rule of Law or public policy, all other conditions and provisions of this Agreement shall nevertheless remain in full force and effect so long as the economic or legal substance of the Merger is not affected in any manner adverse to any Party. Upon such determination that any term or other provision is invalid, illegal or incapable of being enforced, the Parties shall negotiate in good faith to modify this Agreement so as to effect the original intent of the Parties as closely as possible in an acceptable manner to the end that the Merger are fulfilled to the extent possible.
Section 10.08   Governing Law; Jurisdiction.
(a)   This Agreement shall be interpreted, construed and governed by and in accordance with the Laws of the State of New York without regard to the conflicts of Law principles thereof that would subject such matter to the Laws of another jurisdiction, except that the following matters arising out of or relating to this Agreement shall be exclusively interpreted, construed and governed by and in accordance with the Laws of the Cayman Islands, in respect of which the Parties hereto hereby irrevocably submit to the exclusive jurisdiction of the courts of the Cayman Islands: (i) the Merger; (ii) the vesting of the undertaking, property and liabilities of each of the Company and Merger Sub in the Surviving Company; (iii) the cancellation of the Shares (including Shares represented by ADSs); (iv) the fiduciary or other duties of the Company Board and the directors of each of Parent and Merger Sub; (v) the general rights of the respective shareholders of the Company, Parent and Merger Sub, including the rights provided for in Section 238 of the Companies Act with respect to any Dissenting Shares; and (vi) the internal corporate affairs of the Company, Parent and Merger Sub.

(b)   Subject to the exception for matters to be governed by the Laws of the Cayman Islands and subject to the jurisdiction of the courts of the Cayman Islands as set forth in Section 10.08(a), any Legal Proceeding arising out of or in any way relating to this Agreement shall be submitted to the Hong Kong International Arbitration Centre (“HKIAC”) and resolved in accordance with the HKIAC Administered Arbitration Rules in force at the relevant time and as may be amended by this Section 10.08 (the “HKIAC Rules”). The place of arbitration shall be Hong Kong. The official language of the arbitration shall be English and the tribunal shall consist of three arbitrators (each, an “Arbitrator”). The claimant(s), irrespective of number, shall nominate jointly one Arbitrator; the respondent(s), irrespective of number, shall nominate jointly one Arbitrator; and a third Arbitrator will be nominated jointly by the first two Arbitrators and shall serve as chairman of the arbitration tribunal. In the event the claimant(s) or respondent(s) or the first two Arbitrators shall fail to nominate or agree the joint nomination of an Arbitrator or the third Arbitrator within the time limits specified by the HKIAC Rules, such Arbitrator shall be appointed promptly by the HKIAC. The arbitration tribunal shall have no authority to award punitive or other punitive-type damages. The award of the arbitration tribunal shall be final and binding upon the disputing parties. Any party to an award may apply to any court of competent jurisdiction for enforcement of such award and, for purposes of the enforcement of such award, the Parties irrevocably and unconditionally submit to the jurisdiction of any court of competent jurisdiction and waive any defenses to such enforcement based on lack of personal jurisdiction or inconvenient forum.
(c)   Notwithstanding the foregoing, the Parties hereby consent to and agree that in addition to any recourse to arbitration as set out in this Section 10.08, any Party may, to the extent permitted under the rules and procedures of the HKIAC, seek an interim injunction or other form of relief from the HKIAC as provided for in its HKIAC Rules. Such application shall also be governed by, and construed in accordance with, the Laws of the State of New York.
Section 10.09   Waiver of Jury Trial.    Each Party hereby irrevocably and unconditionally waives any right it may have to a trial by jury in respect of any litigation directly or indirectly arising out of or relating to this Agreement and any of the documents delivered in connection herewith or the Merger and other Transactions contemplated hereby or thereby. Each Party certifies and acknowledges that (a) no representative, agent or attorney of any other Party has represented, expressly or otherwise, that such other Party would not, in the event of litigation, seek to enforce either of such waivers; (b) it understands and has considered the implications of such waivers; (c) it makes such waivers voluntarily; and (d) it has been induced to enter into this Agreement by, among other things, the mutual waivers and certifications in this Section 10.09.
Section 10.10   Assignment.    This Agreement may not be assigned by any of the Parties (whether by operation of Law or otherwise) without the prior written consent of the other Parties, except that Parent and Merger Sub may assign, in its sole discretion and without the consent of any other Party, any or all of its rights, interests and obligations hereunder to one or more direct or indirect wholly owned Subsidiaries of Parent. Subject to the preceding sentence, but without relieving any Party of any obligation hereunder, this Agreement will be binding upon, inure to the benefit of and be enforceable by the Parties and their respective successors and assigns.
Section 10.11   Enforcement; Remedies.
(a)   Except as otherwise provided in this Section 10.11, any and all remedies herein expressly conferred upon a Party will be deemed cumulative with and not exclusive of any other remedy conferred hereby, or by Law or equity upon such Party, and the exercise by a Party of any one remedy will not preclude the exercise of any other remedy.
(b)   The Parties agree that irreparable damage would occur in the event that any of the provisions of this Agreement were not performed in accordance with their specific terms or were otherwise breached. Except as set forth in this Section 10.11, including the limitations set forth in Section 10.11(c) and Section 10.11(d), it is agreed that any Party shall be entitled to seek specific performance of the terms and provisions of this Agreement (including the Parties’ obligation to consummate the Merger, subject in each case to the terms and conditions of this Agreement), including to seek an injunction or injunctions to prevent breaches of this Agreement by the other Parties and, in the case of the Company, to seek an injunction or injunctions, specific performance or other equitable relief to enforce Parent’s and/or Merger

Sub’s obligations to consummate the Closing or to cause the consummation of the financing contemplated in the Equity Commitment Letter, in addition to any other remedy by Law or equity.
(c)   The Parties’ right of specific performance is an integral part of the Transactions and each Party hereby waives any objections to the grant of the equitable remedy of specific performance to prevent or restrain breaches of this Agreement by any other Party (including any objection on the basis that there is an adequate remedy at Law or that an award of specific performance is not an appropriate remedy for any reason at Law or equity), and each Party shall be entitled to an injunction or injunctions and to specifically enforce the terms and provisions of this Agreement to prevent or restrain breaches or threatened breaches of, or to enforce compliance with, the covenants and obligations of such Party under this Agreement all in accordance with the terms of this Section 10.11. In the event any Party seeks an injunction or injunctions to prevent breaches of this Agreement and to enforce specifically the terms and provisions of this Agreement, such Party shall not be required to provide any bond or other security in connection with such order or injunction all in accordance with the terms of this Section 10.11.
(d)   The Parties further acknowledge and agree that the Company shall have the right to obtain an injunction, specific performance or other equitable relief to enforce Parent’s and Merger Sub’s obligations to cause the Equity Financing to be funded and to effect the Closing only in the event that (i) all conditions set forth in Section 8.01 and Section 8.02 (other than those conditions that by their nature are to be satisfied at the Closing) have been satisfied or waived, (ii) Parent and Merger Sub have failed to complete the Closing by the date the Closing is required to have occurred pursuant to Section 2.02, and (iii) the Company has irrevocably confirmed in writing that (A) all conditions set forth in Section 8.03 have been satisfied or that the Company is waiving any of the conditions to the extent not so satisfied in Section 8.03 (other than those conditions that by their terms are to be satisfied at the Closing) and (B) if specific performance is granted and the Equity Financing is funded, then it would take such actions required of it by this Agreement to cause the Closing to occur.
(e)   Notwithstanding anything herein to the contrary, (x) none of Parent and Merger Sub, on the one hand, nor the Company, on the other hand, shall be permitted or entitled to receive both a grant of specific performance that results in a Closing and payment of any of the amounts set forth in Section 9.02(b), and (y) upon the payment of such amounts, the remedy of specific performance shall not be available against the party making such payment and, if such party is Parent or Merger Sub, any other member of the Parent Group or, if such party is the Company, any other member of the Company Group.
(f)   If, prior to the Outside Date, any Party brings any Legal Proceeding to enforce specifically the performance of the terms and provisions hereof by any other Party, the Outside Date shall automatically be extended by (x) the amount of time during which such Legal Proceeding is pending, plus twenty (20) Business Days, or (y) such other time period established by the court of competent jurisdiction presiding over such Legal Proceeding.
[Signature Page Follows]

IN WITNESS WHEREOF, Parent, Merger Sub, and the Company have caused this Agreement to be signed by their respective officers thereunto duly authorized as of the date first written above.
BlueCity Holdings Limited
By:	/s/ Wenjie (Jenny) Wu Name: Wenjie (Jenny) Wu Title: Director
[Signature Page to Agreement and Plan of Merger]

IN WITNESS WHEREOF, Parent, Merger Sub, and the Company have caused this Agreement to be signed by their respective officers thereunto duly authorized as of the date first written above.
Multelements Limited
By:	/s/ Baoli Ma Name: Baoli Ma Title: Director
Diversefuture Limited
By:	/s/ Baoli Ma Name: Baoli Ma Title: Director
[Signature Page to Agreement and Plan of Merger]

Schedule I
LIST OF ROLLOVER SHAREHOLDERS
BlueCity Media Limited
Aviator D, L.P.
Rainbow Rain Limited

Exhibit A
PLAN OF MERGER
THIS PLAN OF MERGER is made on            , 2022
BETWEEN
(1)
BlueCity Holdings Limited, an exempted company incorporated under the laws of the Cayman Islands having its registered office at Cricket Square, Hutchins Drive, P.O. 2681, Grand Cayman KY1-1111, Cayman Islands (the “Company” or the “Surviving Company”); and

(2)
Diversefuture Limited, an exempted company incorporated under the laws of the Cayman Islands having its registered office at 4th Floor, Harbour Place, 103 South Church Street, P.O. Box 10240, Grand Cayman KY1-1002, Cayman Islands (the “Merging Company” and together with the Company, the “Constituent Companies”).

WHEREAS
(A)
The respective boards of directors of the Company and the Merging Company have approved the merger of the Constituent Companies pursuant to section 233(3) of the Companies Act (As Revised) of the Cayman Islands (the “Companies Act”), pursuant to which the Merging Company will merge with and into the Company and cease to exist, with the Surviving Company continuing as the surviving company in the merger (the “Merger”), upon the terms and subject to the conditions of the Agreement and Plan of Merger dated April 30, 2022 by and among Multelements Limited, an exempted company incorporated under the laws of the Cayman Islands, the Company and the Merging Company (the “Merger Agreement”) and this Plan of Merger and pursuant to provisions of Part XVI of the Companies Act.

(B)
The shareholders of each of the Company and the Merging Company have approved and authorised this Plan of Merger on the terms and subject to the conditions set forth herein and otherwise pursuant to section 233(6) of the Companies Act.

(C)
Each of the Company and the Merging Company wishes to enter into this Plan of Merger pursuant to the provisions of Part XVI of the Companies Act.

IT IS AGREED
1.
DEFINITIONS AND INTERPRETATION

1.1
Terms not otherwise defined in this Plan of Merger shall have the meanings given to them in the Merger Agreement, a copy of which is annexed at Annexure 1 hereto.

2.
PLAN OF MERGER

2.1
Company Details:

(a)
The constituent companies (as defined in the Companies Act) to this Plan of Merger are the Company and the Merging Company.

(b)
The surviving company (as defined in the Companies Act) is the Surviving Company, which shall continue to be named BlueCity Holdings Limited.

(c)
The registered office of the Company at the date of this Plan of Merger is at [•]. The registered office of the Merging Company at the date of this Plan of Merger is at 4th Floor, Harbour Place, 103 South Church Street, P.O. Box 10240, Grand Cayman KY1-1002, Cayman Islands. Following the effectiveness of the Merger, the registered office of the Surviving Company will be at 4th Floor, Harbour Place, 103 South Church Street, P.O. Box 10240, Grand Cayman KY1-1002, Cayman Islands.

(d)
Immediately prior to the Effective Time, the authorised share capital of the Company is US$500,000 divided into 5,000,000,000 shares of a par value of US$0.0001 each, comprising of (i) 4,600,000,000 Class A Ordinary Shares, (ii) 200,000,000 Class B Ordinary Shares and (iii) 200,000,000 shares of a par value of US$0.0001 each of such class or classes (however designated) as the Company Board may determine in accordance with the Company Governing Documents, of which [•] Class A Ordinary Shares and [•] Class B Ordinary Shares have been issued.

(e)
Immediately prior to the Effective Time, the authorised share capital of the Merging Company is US$50,000 divided into 50,000 shares of a par value of US$1.00 each, of which 1 share has been issued.

(f)
On the Effective Time, the authorised share capital of the Surviving Company shall be US$[•] divided into [•] shares of a par value of US$[•] each.

2.2
Effective Time

In accordance with Section 233(13) of the Companies Act, the Merger shall be effective on the date that this Plan of Merger is registered by the Registrar of Companies in the Cayman Islands (the “Effective Time”).
2.3
Terms and Conditions; Share Rights

(a)
At the Effective Time, and in accordance with the terms and conditions of the Merger Agreement:

(i)
Each share of par value US$1.00 of the Merging Company issued and outstanding immediately prior to the Effective Time shall be converted into and become one validly issued, fully paid and non-assessable ordinary share of par value US$1.00 of the Surviving Company; such conversion shall be effected by means of the cancellation of such share of the Merging Company, in exchange for the right to receive one such ordinary share of the Surviving Company.

(ii)
Each Share of par value US$0.0001 of the Company issued and outstanding immediately prior to the Effective Time, other than the Excluded Shares, the Dissenting Shares and Class A Ordinary Shares represented by ADSs, shall be cancelled and shall cease to exist in exchange for the right to receive US$3.20 in cash per Share without interest (the “Per Share Merger Consideration”);

(iii)
Each ADS, two of which represent one Class A Ordinary Share (other than ADSs representing the Excluded Shares) issued and outstanding immediately prior to the Effective Time, together with the underlying Class A Ordinary Shares represented by such ADSs, shall be cancelled and shall cease to exist in exchange for the right to receive US$1.60 in cash per ADS without interest (the “Per ADS Merger Consideration”), which shall be paid by the Company to the Depositary (in consideration for the cancellation of such Class A Ordinary Shares underlying the ADS) and distributed by the Depositary to the holder of such ADS;

(iv)
Each Excluded Share issued and outstanding immediately prior to the Effective Time shall be cancelled and shall cease to exist, without payment of any consideration or distribution therefor; and

(v)
Each Dissenting Share shall be cancelled and shall cease to exist in accordance with Section 3.06 of the Merger Agreement, and shall carry no rights other than the right to receive the applicable payments pursuant to the procedures set forth in Section 3.06 of the Merger Agreement.

(b)
At the Effective Time, the rights and restrictions attaching to the ordinary shares of the Surviving Company shall be as set out in the amended and restated memorandum and articles of association of the Surviving Company in the form annexed at Annexure 2 hereto.

(c)
At the Effective Time, the memorandum and articles of association of the Company shall be amended and restated by their deletion in their entirety and the substitution in their place of the amended and restated memorandum and articles of association of the Surviving Company in the form annexed at Annexure 2 hereto.

(d)
At the Effective Time, the rights, property of every description including choses in action, and the business, undertaking, goodwill, benefits, immunities and privileges of each of the Constituent Companies shall immediately vest in the Surviving Company which shall be liable for and subject, in the same manner as the Constituent Companies, to all mortgages, charges, or security interests and all contracts, obligations, claims, debts and liabilities of each of the Constituent Companies.

2.4
Directors’ Interests in the Merger

(a)
The name and address of each director of the Surviving Company after the Merger becomes effective are:

(i)
[•]

(b)
There are no amounts or benefits paid or payable to any director of either of the Constituent Companies or the Surviving Company consequent upon the Merger.

2.5
Secured Creditors

(a)
The Company has no secured creditor and has granted no fixed or floating security interests that are outstanding as at the date of this Plan of Merger.

(b)
The Merging Company has no secured creditor and has granted no fixed or floating security interests that are outstanding as at the date of this Plan of Merger.

3.   VARIATION
3.1
At any time prior to the Effective Time, this Plan of Merger may be amended by the boards of directors of both the Company and the Merging Company to:

(i)
change the Effective Time provided that such changed date shall not be a date later than the ninetieth day after the date of registration of this Plan of Merger with the Registrar of Companies in the Cayman Islands; and

(ii)
effect any other changes to this Plan of Merger as the Merger Agreement or this Plan of Merger may expressly authorise the boards of directors of both the Company and the Merging Company to effect in their discretion.

4.
TERMINATION

4.1
At any time prior to the Effective Time, this Plan of Merger may be terminated by the boards of directors of both the Company and the Merging Company in accordance with the terms of the Merger Agreement.

5.
COUNTERPARTS

5.1
This Plan of Merger may be executed in any number of counterparts, all of which taken together shall constitute one and the same instrument. Any party may enter into this Plan of Merger by executing any such counterpart.

6.
GOVERNING LAW

6.1
This Plan of Merger and the rights and obligations of the parties shall be governed by and construed in accordance with the laws of the Cayman Islands.

IN WITNESS whereof this Plan of Merger has been entered into by the parties on the day and year first above written.
SIGNED for and on behalf of Diversefuture Limited:	)	Duly Authorised Signatory
)
	)	Name:
)
	)	Title:
)
)

SIGNED for and on behalf of BlueCity Holdings Limited:	)	Duly Authorised Signatory
)
	)	Name:
)
	)	Title:
)
)

ANNEXURE 1
MERGER AGREEMENT

ANNEXURE 2
AMENDED AND RESTATED MEMORANDUM AND ARTICLES OF
ASSOCIATION OF SURVIVING COMPANY

Annex B
PLAN OF MERGER
THIS PLAN OF MERGER is made on            , 2022
BETWEEN
(1)
BlueCity Holdings Limited, an exempted company incorporated under the laws of the Cayman Islands having its registered office at Cricket Square, Hutchins Drive, P.O. 2681, Grand Cayman KY1-1111, Cayman Islands (the “Company” or the “Surviving Company”); and

(2)
Diversefuture Limited, an exempted company incorporated under the laws of the Cayman Islands having its registered office at 4th Floor, Harbour Place, 103 South Church Street, P.O. Box 10240, Grand Cayman KY1-1002, Cayman Islands (the “Merging Company” and together with the Company, the “Constituent Companies”).

WHEREAS
(A)
The respective boards of directors of the Company and the Merging Company have approved the merger of the Constituent Companies pursuant to section 233(3) of the Companies Act (As Revised) of the Cayman Islands (the “Companies Act”), pursuant to which the Merging Company will merge with and into the Company and cease to exist, with the Surviving Company continuing as the surviving company in the merger (the “Merger”), upon the terms and subject to the conditions of the Agreement and Plan of Merger dated April 30, 2022 by and among Multelements Limited, an exempted company incorporated under the laws of the Cayman Islands, the Company and the Merging Company (the “Merger Agreement”) and this Plan of Merger and pursuant to provisions of Part XVI of the Companies Act.

(B)
The shareholders of each of the Company and the Merging Company have approved and authorised this Plan of Merger on the terms and subject to the conditions set forth herein and otherwise pursuant to section 233(6) of the Companies Act.

(C)
Each of the Company and the Merging Company wishes to enter into this Plan of Merger pursuant to the provisions of Part XVI of the Companies Act.

IT IS AGREED
1.
DEFINITIONS AND INTERPRETATION

1.1
Terms not otherwise defined in this Plan of Merger shall have the meanings given to them in the Merger Agreement, a copy of which is annexed at Annexure 1 hereto.

2.
PLAN OF MERGER

2.1
Company Details:

(a)
The constituent companies (as defined in the Companies Act) to this Plan of Merger are the Company and the Merging Company.

(b)
The surviving company (as defined in the Companies Act) is the Surviving Company, which shall continue to be named BlueCity Holdings Limited.

(c)
The registered office of the Company at the date of this Plan of Merger is at [•]. The registered office of the Merging Company at the date of this Plan of Merger is at 4th Floor, Harbour Place, 103 South Church Street, P.O. Box 10240, Grand Cayman KY1-1002, Cayman Islands. Following the effectiveness of the Merger, the registered office of the Surviving Company will be at 4th Floor, Harbour Place, 103 South Church Street, P.O. Box 10240, Grand Cayman KY1-1002, Cayman Islands.

(d)
Immediately prior to the Effective Time, the authorised share capital of the Company is US$500,000 divided into 5,000,000,000 shares of a par value of US$0.0001 each, comprising of (i) 4,600,000,000 Class A Ordinary Shares, (ii) 200,000,000 Class B Ordinary Shares and (iii) 200,000,000 shares of a par value of US$0.0001 each of such class or classes (however designated) as the Company Board may determine in accordance with the Company Governing Documents, of which [•] Class A Ordinary Shares and [•] Class B Ordinary Shares have been issued.

(e)
Immediately prior to the Effective Time, the authorised share capital of the Merging Company is US$50,000 divided into 50,000 shares of a par value of US$1.00 each, of which 1 share has been issued.

(f)
On the Effective Time, the authorised share capital of the Surviving Company shall be US$[•] divided into [•] shares of a par value of US$[•] each.

2.2
Effective Time

In accordance with Section 233(13) of the Companies Act, the Merger shall be effective on the date that this Plan of Merger is registered by the Registrar of Companies in the Cayman Islands (the “Effective Time”).
2.3
Terms and Conditions; Share Rights

(a)
At the Effective Time, and in accordance with the terms and conditions of the Merger Agreement:

(i)
Each share of par value US$1.00 of the Merging Company issued and outstanding immediately prior to the Effective Time shall be converted into and become one validly issued, fully paid and non-assessable ordinary share of par value US$1.00 of the Surviving Company; such conversion shall be effected by means of the cancellation of such share of the Merging Company, in exchange for the right to receive one such ordinary share of the Surviving Company.

(ii)
Each Share of par value US$0.0001 of the Company issued and outstanding immediately prior to the Effective Time, other than the Excluded Shares, the Dissenting Shares and Class A Ordinary Shares represented by ADSs, shall be cancelled and shall cease to exist in exchange for the right to receive US$3.20 in cash per Share without interest (the “Per Share Merger Consideration”);

(iii)
Each ADS, two of which represent one Class A Ordinary Share (other than ADSs representing the Excluded Shares) issued and outstanding immediately prior to the Effective Time, together with the underlying Class A Ordinary Shares represented by such ADSs, shall be cancelled and shall cease to exist in exchange for the right to receive US$1.60 in cash per ADS without interest (the “Per ADS Merger Consideration”), which shall be paid by the Company to the Depositary (in consideration for the cancellation of such Class A Ordinary Shares underlying the ADS) and distributed by the Depositary to the holder of such ADS;

(iv)
Each Excluded Share issued and outstanding immediately prior to the Effective Time shall be cancelled and shall cease to exist, without payment of any consideration or distribution therefor; and

(v)
Each Dissenting Share shall be cancelled and shall cease to exist in accordance with Section 3.06 of the Merger Agreement, and shall carry no rights other than the right to receive the applicable payments pursuant to the procedures set forth in Section 3.06 of the Merger Agreement.

(b)
At the Effective Time, the rights and restrictions attaching to the ordinary shares of the Surviving Company shall be as set out in the amended and restated memorandum and articles of association of the Surviving Company in the form annexed at Annexure 2 hereto.

(c)
At the Effective Time, the memorandum and articles of association of the Company shall be amended and restated by their deletion in their entirety and the substitution in their place of the amended and restated memorandum and articles of association of the Surviving Company in the form annexed at Annexure 2 hereto.

(d)
At the Effective Time, the rights, property of every description including choses in action, and the business, undertaking, goodwill, benefits, immunities and privileges of each of the Constituent Companies shall immediately vest in the Surviving Company which shall be liable for and subject, in the same manner as the Constituent Companies, to all mortgages, charges, or security interests and all contracts, obligations, claims, debts and liabilities of each of the Constituent Companies.

2.4
Directors’ Interests in the Merger

(a)
The name and address of each director of the Surviving Company after the Merger becomes effective are:

(i)
[•]

(b)
There are no amounts or benefits paid or payable to any director of either of the Constituent Companies or the Surviving Company consequent upon the Merger.

2.5
Secured Creditors

(a)
The Company has no secured creditor and has granted no fixed or floating security interests that are outstanding as at the date of this Plan of Merger.

(b)
The Merging Company has no secured creditor and has granted no fixed or floating security interests that are outstanding as at the date of this Plan of Merger.

3.   VARIATION
3.1
At any time prior to the Effective Time, this Plan of Merger may be amended by the boards of directors of both the Company and the Merging Company to:

(i)
change the Effective Time provided that such changed date shall not be a date later than the ninetieth day after the date of registration of this Plan of Merger with the Registrar of Companies in the Cayman Islands; and

(ii)
effect any other changes to this Plan of Merger as the Merger Agreement or this Plan of Merger may expressly authorise the boards of directors of both the Company and the Merging Company to effect in their discretion.

4.
TERMINATION

4.1
At any time prior to the Effective Time, this Plan of Merger may be terminated by the boards of directors of both the Company and the Merging Company in accordance with the terms of the Merger Agreement.

5.
COUNTERPARTS

5.1
This Plan of Merger may be executed in any number of counterparts, all of which taken together shall constitute one and the same instrument. Any party may enter into this Plan of Merger by executing any such counterpart.

6.
GOVERNING LAW

6.1
This Plan of Merger and the rights and obligations of the parties shall be governed by and construed in accordance with the laws of the Cayman Islands.

IN WITNESS whereof this Plan of Merger has been entered into by the parties on the day and year first above written.
SIGNED for and on behalf of Diversefuture Limited:	)	Duly Authorised Signatory
)
	)	Name:
)
	)	Title:
)
)

SIGNED for and on behalf of BlueCity Holdings Limited:	)	Duly Authorised Signatory
)
	)	Name:
)
	)	Title:
)
)

ANNEXURE 1
MERGER AGREEMENT

ANNEXURE 2
AMENDED AND RESTATED MEMORANDUM AND ARTICLES OF
ASSOCIATION OF SURVIVING COMPANY

Annex C
FAIRNESS OPINION

Confidential	April 30, 2022
Special Committee of the Board of Directors BlueCity Holdings Limited Block 2 Tower B Room 028 No. 22 Pingguo Shequ Bai Zi Wan Road, Chaoyang District, Beijing 100022 People’s Republic of China
Ladies and Gentlemen:
BlueCity Holdings Limited, an exempted company incorporated with limited liability under the laws of the Cayman Islands (the “Company”), has engaged Kroll, LLC (“Duff & Phelps”), operating through its Duff & Phelps Opinions Practice, to serve as an independent financial advisor to the special committee of independent directors (the “Special Committee”) of the board of directors (the “Board of Directors”) of the Company (solely in their capacity as members of the Special Committee) to provide an opinion (this “Opinion”) as of the date hereof as to the fairness, from a financial point of view, to (i) the holders of Class A ordinary shares, par value US$0.0001 per share, of the Company (each, a “Class A Share” or, collectively, the “Class A Shares”) and Class B ordinary shares, par value US$0.0001 per share, of the Company (each, a “Class B Share” or, collectively, the “Class B Shares”, and together with the Class A Shares, the “Shares”), other than the Excluded Shares, the Dissenting Shares and Class A Shares represented by ADSs (each as defined below), and (ii) the holders of American Depositary Shares of the Company, each two of which represent one Class A Share (each, an “ADS” and collectively, “ADSs”), other than ADSs representing the Excluded Shares, of the Merger Consideration (as defined below) to be received by such holders in the Proposed Transaction (as defined below) (without giving effect to any impact of the Proposed Transaction on any particular holder of Shares or ADSs other than in its capacity as a holder of Shares or ADSs).
Description of the Proposed Transaction
It is Duff & Phelps’ understanding that the Company, Multelements Limited, an exempted company incorporated with limited liability under the laws of the Cayman Islands (“Parent”), and Diversefuture Limited, an exempted company incorporated with limited liability under the laws of the Cayman Islands and a wholly owned subsidiary of Parent (“Merger Sub”), propose to enter into an Agreement and Plan of Merger (the “Merger Agreement”), dated as of the date hereof, the latest draft of which Duff & Phelps has reviewed is dated April 30, 2022. Pursuant to the Merger Agreement, among other things, Merger Sub will merge with and into the Company and cease to exist, with the Company surviving the merger and becoming a wholly owned subsidiary of Parent as a result of the merger. In connection with such merger, (i) each Share issued and outstanding immediately prior to the Effective Time (other than the Excluded Shares, the Dissenting Shares and Class A Shares represented by ADSs) shall be cancelled in exchange for the right to receive US$3.20 in cash per Share without interest (the “Per Share Merger Consideration”) and (ii) each ADS issued and outstanding immediately prior to the Effective Time (other than ADSs representing the Excluded Shares), together with the underlying Class A Shares represented by such ADSs, shall be cancelled in exchange for the right to receive US$1.60 in cash per ADS without interest (the “Per ADS Merger Consideration”, and together with the Per Share Merger Consideration, the “Merger Consideration”) (collectively, the “Proposed Transaction”). The terms and conditions of the Proposed Transaction are more fully set forth in the Merger Agreement.

For purposes of this Opinion, (i) “Excluded Shares” shall mean, collectively, (a) the Rollover Shares, (b) any other Shares (including Class A Shares represented by ADSs) held by Parent, Merger Sub, the Company or any of their respective Subsidiaries, and (c) Shares (including Class A Shares represented by ADSs) held by the Depositary, the Company and the Company’s Representatives, and reserved for issuance, settlement and allocation upon exercise or vesting of Company Options; and (ii) “Effective Time”, “Dissenting Shares”, “Rollover Shares”, “Subsidiaries”, “Depositary”, “Representatives”, and “Company Options” shall have the meanings set forth in the Merger Agreement.
Scope of Analysis
In connection with this Opinion, Duff & Phelps has made such reviews, analyses and inquiries as it has deemed necessary and appropriate under the circumstances. Duff & Phelps also took into account its assessment of general economic, market and financial conditions, as well as its experience in securities and business valuation, in general, and with respect to similar transactions, in particular. Duff & Phelps’ procedures, investigations, and financial analysis with respect to the preparation of its Opinion included, but were not limited to, the items summarized below:
1.
Reviewed the following documents:

a.
The Company’s annual reports and audited financial statements on Form 20-F filed with the Securities and Exchange Commission (“SEC”) for the years ended December 31, 2018 through December 31, 2020 and the Company’s unaudited financial statements for the year ended December 31, 2021 included in the Company’s Form 6-K filed with the SEC;

b.
Certain unaudited and segment financial information for the Company for the years ended December 31, 2018 through December 31, 2021, provided by the management of the Company;

c.
A detailed financial projection model for the Company for the years ending December 31, 2022 through December 31, 2030, prepared and provided to Duff & Phelps by the management of the Company, upon which Duff & Phelps has relied, with the Company’s and the Special Committee’s consent, in performing its analysis (collectively, the “Management Projections”);

d.
Other internal documents relating to the history, current operations, and probable future outlook of the Company, provided to Duff & Phelps by the management of the Company;

e.
A letter dated April 29, 2022 from the management of the Company, which made certain representations as to historical financial information for the Company, the Management Projections and the underlying assumptions of such projections (the “Management Representation Letter”);

f.
A draft of the Merger Agreement dated as of April 30, 2022;

g.
A draft of the Interim Investors Agreement by and among Parent, Merger Sub and the other parties thereto dated as of April 30, 2022; and

h.
A draft of the Support Agreement by and among Parent and certain shareholders of the Company listed in Schedule A thereto dated as of April 30, 2022;

(the documents listed in items (f)-(h) above, collectively, the “Transaction Documents”);
2.
Discussed the information referred to above and the background and other elements of the Proposed Transaction with the management of the Company;

3.
Discussed with the management of the Company its plans and intentions with respect to the management and operation of the Company’s business;

4.
Reviewed the historical trading price and trading volume of the ADSs and the publicly traded securities of certain other companies that Duff & Phelps deemed relevant;

5.
Performed certain valuation and comparative analyses using generally accepted valuation and analytical techniques including a discounted cash flow analysis, an analysis of selected public companies that Duff & Phelps deemed relevant, and an analysis of selected transactions that Duff & Phelps deemed relevant; and

6.
Conducted such other analyses and considered such other factors as Duff & Phelps deemed appropriate.

Assumptions, Qualifications and Limiting Conditions
In performing its analyses and rendering this Opinion with respect to the Proposed Transaction, Duff & Phelps, with the Company’s and the Special Committee’s consent:
1.
Relied upon the accuracy, completeness, and fair presentation of all information, data, advice, opinions and representations obtained from public sources or provided to it from private sources, including the management of the Company, and did not independently verify such information;

2.
Relied upon the fact that the Special Committee, the Board of Directors and the Company have been advised by counsel as to all legal matters with respect to the Proposed Transaction, including whether all procedures required by law to be taken in connection with the Proposed Transaction have been duly, validly and timely taken;

3.
Assumed that any estimates, evaluations, forecasts and projections furnished to Duff & Phelps, including, without limitation, the Management Projections, were reasonably prepared and based upon the best currently available information and good faith judgment of the person furnishing the same, and Duff & Phelps expresses no opinion with respect to such estimates, evaluations, forecasts or projections or the underlying assumptions thereof;

4.
Assumed that information supplied and representations made by the management of the Company are substantially accurate regarding the Company and the Proposed Transaction;

5.
Assumed that the representations and warranties made in the Transaction Documents and the Management Representation Letter are substantially accurate;

6.
Assumed that the final versions of all documents reviewed by Duff & Phelps in draft form conform in all material respects to the drafts reviewed;

7.
Assumed that there has been no material change in the assets, liabilities (contingent or otherwise), financial condition, results of operations, business, or prospects of the Company since the date of the most recent financial statements and other information made available to Duff & Phelps, and that there is no information or facts that would make the information reviewed by Duff & Phelps incomplete or misleading;

8.
Assumed that all of the conditions required to implement the Proposed Transaction will be satisfied and that the Proposed Transaction will be completed in accordance with the Transaction Documents without any amendments thereto or any waivers of any terms or conditions thereof; and

9.
Assumed that all governmental, regulatory or other consents and approvals necessary for the consummation of the Proposed Transaction will be obtained without any adverse effect on the Company or the contemplated benefits expected to be derived in the Proposed Transaction.

To the extent that any of the foregoing assumptions or any of the facts on which this Opinion is based prove to be untrue in any material respect, this Opinion cannot and should not be relied upon. Furthermore, in Duff & Phelps’ analysis and in connection with the preparation of this Opinion, Duff & Phelps has made numerous assumptions with respect to industry performance, general business, market and economic conditions and other matters, many of which are beyond the control of any party involved in the Proposed Transaction.
Duff & Phelps has prepared this Opinion effective as of the date hereof. This Opinion is necessarily based upon market, economic, financial and other conditions as they exist and can be evaluated as of the date hereof, and Duff & Phelps disclaims any undertaking or obligation to advise any person of any change in any fact or matter affecting this Opinion which may come or be brought to the attention of Duff & Phelps after the date hereof. As you are aware, the credit, financial and stock markets have been experiencing unusual volatility and we express no opinion or view as to any potential effects of such volatility on the Company or the Proposed Transaction.
Duff & Phelps did not evaluate the Company’s solvency or conduct an independent appraisal or physical inspection of any specific assets or liabilities (contingent or otherwise). Duff & Phelps has not been requested to, and did not, (i) initiate any discussions with, or solicit any indications of interest from, third parties with respect to the Proposed Transaction, the assets, businesses or operations of the Company, or any alternatives to the Proposed Transaction, (ii) negotiate the terms of the Proposed Transaction, and therefore, Duff & Phelps has assumed that such terms are the most beneficial terms, from the Company’s perspective, that could, under the circumstances, be negotiated among the parties to the Merger Agreement and the Proposed Transaction, or (iii) advise the Special Committee or any other party with respect to alternatives to the Proposed Transaction. Duff & Phelps did not undertake an independent analysis of any potential or actual litigation, regulatory action, possible unasserted claims or other contingent liabilities, to which the Company is or may be a party or is or may be subject, or of any governmental investigation of any possible unasserted claims or other contingent liabilities to which the Company is or may be a party or is or may be subject.
Duff & Phelps is not expressing any opinion as to the market price or value of the Company’s Shares or ADSs (or anything else) after the announcement or the consummation of the Proposed Transaction. This Opinion should not be construed as a valuation opinion, a credit rating, a solvency opinion, an analysis of the Company’s credit worthiness, as tax advice, or as accounting advice. Duff & Phelps has not made, and assumes no responsibility to make, any representation, or render any opinion, as to any legal matter.
In rendering this Opinion, Duff & Phelps is not expressing any opinion with respect to the amount or nature of any compensation to any of the Company’s officers, directors, or employees, or any class of such persons, relative to the Merger Consideration, or with respect to the fairness of any such compensation.
This Opinion is furnished solely for the use and benefit of the Special Committee in connection with its consideration of the Proposed Transaction and is not intended to, and does not, confer any rights or remedies upon any other person, and is not intended to be used, and may not be used, by any other person or for any other purpose, without Duff & Phelps’ express consent. This Opinion (i) does not address the merits of the underlying business decision to enter into the Proposed Transaction versus any alternative strategy or transaction; (ii) does not address any transaction related to the Proposed Transaction; (iii) is not a recommendation as to how the Special Committee, the Board of Directors or any other person (including security holders of the Company) should vote or act with respect to any matters relating to the Proposed Transaction, or whether to proceed with the Proposed Transaction or any related transaction, and (iv) does not indicate that the Merger Consideration is the best possibly attainable under any circumstances; instead, it merely states whether the Merger Consideration is within a range suggested by certain financial analyses. The decision as to whether to proceed with the Proposed Transaction or any related transaction may depend on an assessment of factors unrelated to the financial analysis on which this Opinion is based. This Opinion should not be construed as creating any fiduciary duty on the part of Duff & Phelps to any party.
This Opinion is solely that of Duff & Phelps, and Duff & Phelps’ liability in connection with this Opinion shall be limited in accordance with the terms set forth in the engagement letter among Duff & Phelps, the Company and the Special Committee dated January 10, 2022 (the “Engagement Letter”) and the amendment to the Engagement Letter dated April 22, 2022 (the “Amendment”). This Opinion is confidential, and its use and disclosure are strictly limited in accordance with the terms set forth in the Engagement Letter.
Disclosure of Prior Relationships
Duff & Phelps has acted as financial advisor to the Special Committee and will receive a fee for its services. No portion of Duff & Phelps’ fee is contingent upon either the conclusion expressed in this Opinion or whether or not the Proposed Transaction is successfully consummated. Pursuant to the terms of the Engagement Letter and the Amendment, a portion of Duff & Phelps’ fee is payable upon Duff & Phelps’ delivery of its Opinion to the Special Committee. Pursuant to the Engagement Letter, the Company has also agreed to reimburse certain expenses of Duff & Phelps and to indemnify Duff & Phelps for certain liabilities.

Other than this engagement, during the two years preceding the date of this Opinion, Duff & Phelps has not had any material relationship with any party to the Proposed Transaction for which compensation has been received or is intended to be received, nor is any such material relationship or related compensation mutually understood to be contemplated.
Conclusion
Based upon and subject to the foregoing, Duff & Phelps is of the opinion that as of the date hereof the Per Share Merger Consideration to be received by the holders of Shares (other than the Excluded Shares, the Dissenting Shares and Class A Shares represented by ADSs) and the Per ADS Merger Consideration to be received by the holders of ADSs (other than ADSs representing the Excluded Shares) in the Proposed Transaction is fair, from a financial point of view, to such holders (without giving effect to any impact of the Proposed Transaction on any particular holder of Shares or ADSs other than in its capacity as a holder of Shares or ADSs).
This Opinion has been approved by the Opinion Review Committee of Duff & Phelps.
Respectfully submitted,
Duff & Phelps Opinions Practice
Kroll, LLC

Annex D
CAYMAN ISLANDS COMPANIES ACT CAP. 22
(LAW 3 OF 1961, AS CONSOLIDATED AND REVISED) — SECTION 238
238.
Rights of dissenters

(1)
A member of a constituent company incorporated under this Law shall be entitled to payment of the fair value of his shares upon dissenting from a merger or consolidation.

(2)
A member who desires to exercise his entitlement under subsection (1) shall give to the constituent company, before the vote on the merger or consolidation, written objection to the action.

(3)
An objection under subsection (2) shall include a statement that the member proposes to demand payment for his shares if the merger or consolidation is authorized by the vote.

(4)
Within twenty days immediately following the date on which the vote of members giving authorization for the merger or consolidation is made, the constituent company shall give written notice of the authorization to each member who made a written objection.

(5)
A member who elects to dissent shall, within twenty days immediately following the date on which the notice referred to in subsection (4) is given, give to the constituent company a written notice of his decision to dissent, stating-

(a)   his name and address;
(b)
the number and classes of shares in respect of which he dissents; and

(c)
a demand for payment of the fair value of his shares.

(6)
A member who dissents shall do so in respect of all shares that he holds in the constituent company.

(7)
Upon the giving of a notice of dissent under subsection (5), the member to whom the notice relates shall cease to have any of the rights of a member except the right to be paid the fair value of his shares and the rights referred to in subsections (12) and (16).

(8)
Within seven days immediately following the date of the expiration of the period specified in subsection (5), or within seven days immediately following the date on which the plan of merger or consolidation is filed, whichever is later, the constituent company, the surviving company or the consolidated company shall make a written offer to each dissenting member to purchase his shares at a specified price that the company determines to be their fair value; and if, within thirty days immediately following the date on which the offer is made, the company making the offer and the dissenting member agree upon the price to be paid for his shares, the company shall pay to the member the amount in money forthwith.

(9)
If the company and a dissenting member fail, within the period specified in subsection (8), to agree on the price to be paid for the shares owned by the member, within twenty days immediately following the date on which the period expires-

(a)
the company shall (and any dissenting member may) file a petition with the Court for a determination of the fair value of the shares of all dissenting members; and

(b)
the petition by the company shall be accompanied by a verified list containing the names and addresses of all members who have filed a notice under subsection (5) and with whom agreements as to the fair value of their shares have not been reached by the company.

(10)
A copy of any petition filed under subsection (9)(a) shall be served on the other party; and where a dissenting member has so filed, the company shall within ten days after such service file the verified list referred to in subsection (9)(b).

D-1

(11)
At the hearing of a petition, the Court shall determine the fair value of the shares of such dissenting members as it finds are involved, together with a fair rate of interest, if any, to be paid by the company upon the amount determined to be the fair value.

(12)
Any member whose name appears on the list filed by the company under subsection (9)(b) or (10) and who the Court finds are involved may participate fully in all proceedings until the determination of fair value is reached.

(13)
The order of the Court resulting from proceeding on the petition shall be enforceable in such manner as other orders of the Court are enforced, whether the company is incorporated under the laws of the Islands or not.

(14)
The costs of the proceeding may be determined by the Court and taxed upon the parties as the Court deems equitable in the circumstances; and upon application of a member, the Court may order all or a portion of the expenses incurred by any member in connection with the proceeding, including reasonable attorney’s fees and the fees and expenses of experts, to be charged pro rata against the value of all the shares which are the subject of the proceeding.

(15)
Shares acquired by the company pursuant to this section shall be cancelled and, if they are shares of a surviving company, they shall be available for re-issue.

(16)
The enforcement by a member of his entitlement under this section shall exclude the enforcement by the member of any right to which he might otherwise be entitled by virtue of his holding shares, except that this section shall not exclude the right of the member to institute proceedings to obtain relief on the ground that the merger or consolidation is void or unlawful.

D-2

Annex E
DIRECTORS AND EXECUTIVE OFFICERS OF EACH FILING PERSON
1
Directors and Executive Officers of the Company

The Company is a leading online LGBTQ platform in China. The Company is an exempted company with limited liability incorporated under the laws of the Cayman Islands with principal executive office located at Block 2 Tower B Room 028, No 22 Pingguo Shequ, Bai Zi Wan Road, Chaoyang District, Beijing, China. The Company’s telephone number at this address is +86 10 5876-9855.
The name, present principal employment and citizenship of each director and executive officer of the Company are set forth below. The business address of each such person is care of BlueCity Holdings Limited, Block 2 Tower B Room 028, No 22 Pingguo Shequ, Bai Zi Wan Road, Chaoyang District, Beijing, China, and their business telephone number is +86 10 5876-9855, except that The business address of Weiru Chen is 699 Hongfeng Road, Pudong New Area, Shanghai, China and his business telephone number is +86 21 2890 5621.
Name	Present Principal Employment	Citizenship
Baoli Ma	Founder, Chairman of the Board of Directors and Chief Executive Officer	PRC
Shengwen (Roy) Rong	Independent Director	United States
Wenjie (Jenny) Wu	Independent Director	Hong Kong
Weiru Chen	Independent Director	Singapore
Guojie Shi	Independent Director	PRC
Alfred Chung-Chieh Ying	Chief Strategy Officer	Taiwan Province
Junchen Sun	Chief Financial Officer	PRC
Liang Zhao	Chief Risk Officer	PRC
Yuanchen (Calvin) Liu	Chief Technology Officer	PRC
Mr. Baoli Ma is the Company’s founder and chairman and has served as the Company’s director and chief executive officer since the Company’s inception . Prior to funding the Company, Mr. Ma served as deputy director of information research at Qinhuangdao Public Security Bureau from 1997 to 2012. Mr. Ma studied public security in Qinhuangdao People’s Police School from 1992 to 1996, public security management in Chinese People’s Armed Police Force Academy from 2002 to 2003, and received his bachelor of laws degree in public security management from People’s Public Security University of China in 2006. Mr. Ma is currently attending “Lakeside University,” a senior executive training program founded by Jack Ma, founder of Alibaba Group.
Mr. Shengwen (Roy) Rong has served as the Company’s independent director since July 2020. Mr. Rong currently serves as an independent director of Qudian Inc. (NYSE: QD), X Financial (NYSE: XYF) and MOGU Inc. (NYSE: MOGU). From February 2017 to September 2018, Mr. Rong served as the senior vice president and chief financial officer at Yixia Technology Co., Ltd, a leading live video broadcast and short-video platform in China. Prior to that, he served as the chief financial officer at Quixey, Inc. from 2015 to 2016, the chief financial officer at UCWeb from 2012 to 2014, and the chief financial officer at Country Style Cooking Restaurant Chain Co., Ltd, an NYSE-listed company, from 2010 to 2012. Mr. Rong received his bachelor’s degree in international finance from Renmin University in 1991, master’s degree in accounting from West Virginia University in 1996, and MBA degree from University of Chicago Booth School of Business in 2000. Mr. Rong is a Certified Public Accountant in the United States.
Ms. Wenjie (Jenny) Wu has served as the Company’s independent director since July 2020. Ms. Wu is currently an independent non-executive director of Kingsoft Corporation Limited (3888.HK) and an independent director of Xunlei Limited (Nasdaq: XNET). Ms. Wu served as the chief investment officer of New Hope Group from November 2018 to February 2020. Ms. Wu served as managing partner of Baidu Capital from November 2016 to November 2018. Ms. Wu successively served as deputy CFO, CFO and CSO of Trip.com Group Limited (Nasdaq: TCOM) from December 2011 to November 2016. Ms. Wu was an equity research analyst covering China Internet and Media industries at Morgan Stanley Asia Limited and at Citigroup Global Markets Asia Limited from 2005 to 2011. Prior to that, Ms. Wu worked for China Merchants Holdings (International) Company Limited (Stock Code: 0144), a company listed on the Hong Kong Stock Exchange, for three years. Ms. Wu has a Ph.D. degree in finance from the University of Hong Kong, a master’s degree in finance from the Hong Kong University of Science and Technology, and a master’s degree and a bachelor’s degree in economics from Nan Kai University, China. Ms. Wu has been a Chartered Financial Analyst (CFA) since 2004.
Mr. Weiru Chen has served as the Company’s independent director since January 2021. Mr. Chen is an associate professor of strategy at China Europe International Business School (CEIBS). He has served as executive director of the Internet Industry Research Center and chief strategic officer of Alibaba Cainiao Logistic Network between August 2017 and July 2020. Prior to joining CEIBS, he served as an assistant professor of strategy at INSEAD Business School from 2003 to 2011. Mr. Chen’s research is centered on firms’ technological innovation, platform strategy, and digital transformation. Mr. Chen has also served as an independent director of several public companies, including TAL Education Group (NYSE: TAL) since June 2015, Dian Diagnostics Group (SHE: 300244) since August 2017, Country Garden Services Holdings Company Limited (HK: 06098) since February 2018, FangDD Network Group Ltd. (Nasdaq: DUO) since November 2019 and Jack Sewing Machine Co Ltd (SHA: 603337) since 2020. Mr. Chen received a bachelor’s degree from National Taiwan University in Taiwan in 1993, a master’s degree from TamKang University in 1996 and a Ph.D. in Management from Purdue University in 2003.
Mr. Guojie Shi has served as the Company’s independent director since November 2021. Mr. Shi has been a teaching assistant for several courses at Hupan University since 2020. Mr. Shi, a founding member of Taobao.com and had served as the head of its marketing and business development department, and worked in the organization department at Taobao.com, Koubei.com, Alibaba Cloud, and Alibaba Group from 2004 to 2013. Prior to that, Mr. Shi served as a marketing manager at A. O. Smith (China) Water Heater Co., Ltd. from 2002 to 2004, a marketing manager at Shanghai Sanming Foodstuff Co., Ltd. from 2000 to 2002, and a brand manager at Ting Hsin International Group Tianjin Tingyi Food Co., Ltd (Shanghai branch) from 1998 to 2002. Mr. Shi received his bachelor’s degree in water conservancy and hydropower engineering from Sichuan University in 1998 and his postgraduate diploma in integrated marketing communications from the University of Hong Kong in 2002.
Mr. Alfred Chung-Chieh Ying has served as the Company’s chief strategy officer since July 2021. Prior to joining the Company, he served as chief financial officer at Healthever Biotech from 2018 to 2021 and iFresh from 2017 to 2018. Before his tenure at iFresh, Mr. Ying served as the director of investor relations and senior advisor to the board at Safe-Run Machinery (Suzhou) from 2015 to 2016, vice president of investment banking for the consumer industry at China Minsheng Banking Corp from 2012 to 2014, and vice president of equity research at Piper Jaffrey Asia Securities Ltd from 2011 to 2012. He had also previously held positions as vice president of investor relations and M&A at Daphne International Holdings from 2007 to 2011, executive vice president of equity research at Grand Cathay Securities from 2004 to 2007, and served as deputy managing director for APAC high-technology research from 1998 to 2004 and Taiwan regional representative at BNP Paribas Peregrine Securities Ltd from 1998 to 2004. Mr. Ying received his MBA degree from the University of New South Wales in 1995, master’s degree in mechanical engineering from the National Chiao Tung University in 1989, and bachelor’s degree in mechanical engineering from the National Cheng Kung University in 1987.
Mr. Junchen Sun joined the Company in February 2017 and has served as the Company’s Chief Financial Officer since May 2022. Prior to joining the Company, he served as financial controller at MicroMedia Holdings Limited from 2015 to 2017 and a senior associate at PricewaterhouseCooper Zhong Tian LLP, Tianjin Branch, from 2011 to 2015. Mr. Sun received his bachelor’s degree in accounting from Tianjin University of Finance and Economics in 2011 and master’s in business administration from Peking University in 2018.
Mr. Liang Zhao joined the Company since April 2015 and has served as the Company’s chief risk officer since October 2017. Prior to joining the Company, Mr. Zhao was an entrepreneur and founded a business providing pet related services from 2011 to 2015. Mr. Zhao worked as a manager in Phoenix New Media Ltd. (NYSE: FENG) from 2004 to 2009. Mr. Zhao received his bachelor’s degree in law from China University of Political Science and Law in 2004.

Mr. Yuanchen (Calvin) Liu has served as the Company’s chief technology officer since March 2014. Prior to joining the Company, Mr. Liu served as a research and development manager at Baidu, Inc. (Nasdaq: BIDU), Beijing office from 2007 to 2014. Mr. Liu worked as a software engineer at Sina Corporation (Nasdaq: SINA), Beijing office from 2005 to 2007. Mr. Liu received his bachelor’s degree in information management and information system from Jilin University in 2002, and his master’ degree in management science and engineering from Jilin University, Business School in 2005.
During the last five years, none of the Company or, to the knowledge of the Company, any of the Company’s directors and executive officers have been (a) convicted in a criminal proceeding (excluding traffic violations and similar misdemeanors) or (b) a party to any judicial or administrative proceeding (except for matters that were dismissed without sanction or settlement) that resulted in a judgment or decree or final order enjoining the person from future violations of, or prohibiting activities subject to, federal or state securities laws, or a finding of any violation of federal or state securities laws.
2
Directors and Executive Officers of Parent

Parent is an exempted company with limited liability incorporated under the laws of the Cayman Islands and is a holding company formed solely for the purpose of holding the equity interest in Merger Sub and completing the Transactions, including the Merger. The registered address of Parent is 4th Floor, Harbour Place, 103 South Church Street, P.O. Box 10240, Grand Cayman KY1-1002, Cayman Islands. The business address and telephone number of Parent is Block 2 Tower B Room 028, No 22 Pingguo Shequ, Bai Zi Wan Road, Chaoyang District, Beijing, People’s Republic of China, +86 10 5876 9855.
The following table sets forth information regarding the directors of Parent and, as of the date of this proxy statement, Parent does not have any executive officers.
Directors	Address	Principal Occupation	Citizenship
Baoli Ma	Block 2 Tower B Room 028, No 22 Pingguo Shequ, Bai Zi Wan Road, Chaoyang District, Beijing, People’s Republic of China	Chairman of the Board and chief executive officer of the Company	People’s Republic of China
Jian Su	CEC Development Mansion 12F, No 9 Xiaguangli, Chaoyang District, Beijing, People’s Republic of China	Executive director of Newborn Town Inc.	People’s Republic of China
During the last five years, none of Parent or, to the knowledge of Parent, any of the persons listed above has been (a) convicted in a criminal proceeding (excluding traffic violations and similar misdemeanors) or (b) a party to a civil proceeding of a judicial or administrative body of competent jurisdiction and, as a result of such proceeding, was or is subject to a judgment, decree or final order enjoining future violations of, or prohibiting or mandating activities subject to, federal or state securities laws or finding any violation with respect to such laws.
3
Directors and Executive Officers of Merger Sub

Merger Sub is an exempted company with limited liability incorporated under the laws of the Cayman Islands and is a holding company formed solely for the purpose of effecting the Transactions, including the Merger. The registered address of Merger Sub is 4th Floor, Harbour Place, 103 South Church Street, P.O. Box 10240, Grand Cayman KY1-1002, Cayman Islands. The business address and telephone number of Merger Sub is Block 2 Tower B Room 028, No 22 Pingguo Shequ, Bai Zi Wan Road, Chaoyang District, Beijing, People’s Republic of China, +86 10 5876 9855.
The following table sets forth information regarding the directors of Merger Sub and, as of the date of this proxy statement, Merger Sub does not have any executive officers.

Directors	Address	Principal Occupation	Citizenship
Baoli Ma	Block 2 Tower B Room 028, No 22 Pingguo Shequ, Bai Zi Wan Road, Chaoyang District, Beijing, People’s Republic of China	Chairman of the Board and chief executive officer of the Company	People’s Republic of China
Jian Su	CEC Development Mansion 12F, No 9 Xiaguangli, Chaoyang District, Beijing, People’s Republic of China	Executive director of Newborn Town Inc.	People’s Republic of China
During the last five years, none of Merger Sub or, to the knowledge of Merger Sub, any of the persons listed above has been (a) convicted in a criminal proceeding (excluding traffic violations and similar misdemeanors) or (b) a party to a civil proceeding of a judicial or administrative body of competent jurisdiction and, as a result of such proceeding, was or is subject to a judgment, decree or final order enjoining future violations of, or prohibiting or mandating activities subject to, federal or state securities laws or finding any violation with respect to such laws.
4
Directors and Executive Officers of the Founder Filing Persons

BlueCity Media Limited is a British Virgin Islands company ultimately controlled by the Founder through Shimmery Sapphire Holding Limited and Cantrust (Far East) Limited. BlueCity Media Limited is wholly-owned by Shimmery Sapphire Holding Limited. Cantrust (Far East) Limited holds 100% equity interests in Shimmery Sapphire Holding Limited on behalf of Shimmery Diamond Trust, which is a trust established under the laws of Guernsey and managed by Cantrust (Far East) Limited as the trustee. The Founder is the settlor of Shimmery Diamond Trust, and the Founder and his family are the trust’s beneficiaries. The Founder may provide investment advisory services to the trustee in his capacity as an investment advisor in respect to the assets of Shimmery Diamond Trust, including the shares held by BlueCity Media Limited in the Company. The principal business of BlueCity Media Limited is investment holding. The business address and telephone number of BlueCity Media Limited is Sertus Chambers, P.O. Box 905, Quastisky Building, Road Town, Tortola, British Virgin Islands, +86 10 5876 9855. The sole director of BlueCity Media Limited is Mr. Baoli Ma. As of the date of this proxy statement, BlueCity Media Limited does not have any executive officers.
Shimmery Sapphire Holding Limited is a British Virgin Islands company and its principal business is investment holding. The business address and telephone number of Shimmery Sapphire Holding Limited is Ritter House, Wickhams Cay II, Road Town, Tortola VG1110, British Virgin Islands, +1 284 394 9100. Rustem Limited, a British Virgin Islands company, is the sole director of Shimmery Sapphire Holding Limited. The principal business of Rustem Limited is providing shareholder, director, company secretary and bank signatory services. The business address of Rustem Limited is Ritter House, Wickhams Cay II, Road Town, Tortola VG1110, British Virgin Islands. As of the date of this proxy statement, Shimmery Sapphire Holding Limited does not have any executive officers.
Cantrust (Far East) Limited is a British Virgin Islands company and its principal business is provision of trust services. The business address and telephone number of Cantrust (Far East) Limited is Ritter House, Wickhams Cay II, Road Town, Tortola VG1110, British Virgin Islands, +1 284 394 9100.
The name, business address, principal occupation and citizenship of each director of Cantrust (Far East) Limited are set forth below and, as of the date of this proxy statement, Cantrust (Far East) Limited does not have any executive officers.
Directors	Address	Principal Occupation	Citizenship
Sabinah Clement	Ritter House, Wickhams Cay II, Road Town, Tortola VG1110, British Virgin Islands	Director of Cantrust (Far East) Limited	British Virgin Islands
Shanica Maduro-Christopher	Ritter House, Wickhams Cay II, Road Town, Tortola VG1110, British Virgin Islands	Director of Cantrust (Far East) Limited	British Virgin Islands
LAU Lai Sze	3806 Central Plaza, 18 Harbour Road, Wanchai, Hong Kong	Director of Cantrust (Far East) Limited	Hong Kong

Mr. Ma is a citizen of the People’s Republic of China and has been the chief executive officer of the Company since its inception in 2011 and chairman of the Board since the Company’s initial public offering. The business address and telephone number of Mr. Ma is Block 2 Tower B Room 028, No 22 Pingguo Shequ, Bai Zi Wan Road, Chaoyang District, Beijing, People’s Republic of China, +86 10 5876 9855.
During the last five years, none of the Founder Filing Persons or, to the knowledge of the Founder Filing Persons, any of the persons listed above has been (a) convicted in a criminal proceeding (excluding traffic violations and similar misdemeanors) or (b) a party to a civil proceeding of a judicial or administrative body of competent jurisdiction and, as a result of such proceeding, was or is subject to a judgment, decree or final order enjoining future violations of, or prohibiting or mandating activities subject to, federal or state securities laws or finding any violation with respect to such laws.
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Directors and Executive Officers of the Sponsor Filing Persons

Metaclass Management ELP is an exempted limited partnership established under the laws of the Cayman Islands. The principal business of Metaclass Management ELP is to participate in the going private transaction of the Company and to make equity and equity-related investments in companies that operate in a variety of sectors. The business address and telephone number of Metaclass Management ELP is CEC Development Mansion 12F, No 9 Xiaguangli, Chaoyang District, Beijing, People’s Republic of China, +86 10 53687809.
Chizicheng Strategy Investment Limited, an exempted company with limited liability incorporated in the Cayman Islands, is the general partner of Metaclass Management ELP. The principal business of Chizicheng Strategy Investment Limited is being the general partner of Metaclass Management ELP. The business address and telephone number of Chizicheng Strategy Investment Limited is CEC Development Mansion 12F, No 9 Xiaguangli, Chaoyang District, Beijing, People’s Republic of China, +86 10 53687809.
Spriver Tech Limited, the owner of Chizicheng Strategy Investment Limited, is a British Virgin Islands company wholly owned by Mr. Chunhe Liu. The principal business of Spriver Tech Limited is investment holding. The business address and telephone number of Spriver Tech Limited is CEC Development Mansion 12F, No 9 Xiaguangli, Chaoyang District, Beijing, People’s Republic of China, +86 10 53687809.
The name, business address, principal occupation and citizenship of the sole director of each of Chizicheng Strategy Investment Limited and Spriver Tech Limited, as of the date of this proxy statement, are set forth below and, as of the date of this proxy statement, Chizicheng Strategy Investment Limited and Spriver Tech Limited do not have any executive officers.
Director	Address	Principal Occupation	Citizenship
Chunhe Liu	CEC Development Mansion 12F, No 9 Xiaguangli, Chaoyang District, Beijing, People’s Republic of China	Executive director of Newborn Town Inc.	People’s Republic of China
Mr. Chunhe Liu is a citizen of the People’s Republic of China. Mr. Liu is the founder of Newborn Town Inc. (HKEX: 09911) , has served as the executive director of Newborn Town Inc. since September 12, 2018 and was the CEO of Newborn Town Inc. until August 26, 2021. Newborn Town Inc. is a developer of social media and game mobile apps, with a business address at CEC Development Mansion 12F, No 9 Xiaguangli, Chaoyang District, Beijing, People’s Republic of China. The business address and telephone number of Mr. Liu is CEC Development Mansion 12F, No 9 Xiaguangli, Chaoyang District, Beijing, People’s Republic of China, +86 10 53687809.
During the last five years, none of the Sponsor Filing Persons or, to the knowledge of the Sponsor Filing Persons, any of the persons listed above has been (a) convicted in a criminal proceeding (excluding traffic violations and similar misdemeanors) or (b) a party to a civil proceeding of a judicial or administrative body of competent jurisdiction and, as a result of such proceeding, was or is subject to a judgment, decree or final order enjoining future violations of, or prohibiting or mandating activities subject to, federal or state securities laws or finding any violation with respect to such laws.

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Directors and Executive Officers of the CDH Filing Persons

Aviator D, L.P. is an exempted limited partnership established under the laws of the Cayman Islands. The principal business of Aviator D, L.P. is investment fund. CDH China HF Holdings Company Limited is a Cayman Islands company and the general partner of Aviator D, L.P. Its principal business is to serve as the general partner of investment funds. The business address and telephone number of each of Aviator D, L.P. and CDH China HF Holdings Company Limited is PO Box 309, Ugland House, Grand Cayman, KY1-1104, Cayman Islands, +852 3518 8018.
Rainbow Rain Limited is a British Virgin Islands company wholly-owned by Roger Field Fund, L.P., whose general partner is CDH Harvest Holdings Limited. Roger Field Fund, L.P. is an exempted Cayman Islands limited partnership, and CDH Harvest Holdings Limited is a Cayman Islands company. The principal business of Rainbow Rain Limited is investment holding, the principal business of Roger Field Fund, L.P. is investment fund and the principal business of CDH Harvest Holdings Limited is to serve as the general partner of investment funds. The business address and telephone number of Rainbow Rain Limited is Kingston Chambers, PO Box 173, Road Town, Tortola, British Virgin Islands, +852 3518 8018. The business address and telephone number of Roger Field Fund, L.P. is PO Box 309, Ugland House, Grand Cayman, KY1-1104, Cayman Islands, +852 3518 8018. The business address and telephone number of CDH Harvest Holdings Limited is PO Box 309, Ugland House, Grand Cayman, KY1-1104, Cayman Islands, +852 3518 8018.
The name, business address, principal occupation and citizenship of each director of CDH China HF Holdings Company Limited, Rainbow Rain Limited and CDH Harvest Holdings Limited, as of the date of this proxy statement, are set forth below and, as of the date of this proxy statement, none of the CDH Filing Persons has any executive officers.
Directors	Address	Principal Occupation	Citizenship
William Shang Wi Hsu	One Temasek Avenue, #18-02, Millenia Tower, Singapore 039192	Chief Legal & Compliance Officer of CDH Investments	Taiwan
Ying Wei	1503, Level 15, International Commerce Centre, 1 Austin Road West, Kowloon, Hong Kong	Managing partner of CDH Investments	Hong Kong
Mr. Shangzhi Wu is a citizen of Singapore and controls CDH China HF Holdings Company Limited and CDH Harvest Holdings Limited. Mr. Wu is the co-founder of CDH Investments, an alternative asset management firm, and has served as the chairman of CDH Investments since its inception. The business address of CDH Investments is 1503 Level 15 International Commerce Center, 1 Austin Road West, Kowloon, Hong Kong. The business address and telephone number of Mr. Wu is 1503 Level 15 International Commerce Center, 1 Austin Road West, Kowloon, Hong Kong, +852 3518 8018.
During the last five years, none of the CDH Filing Persons or, to the knowledge of the CDH Filing Persons, any of the persons listed above has been (a) convicted in a criminal proceeding (excluding traffic violations and similar misdemeanors) or (b) a party to a civil proceeding of a judicial or administrative body of competent jurisdiction and, as a result of such proceeding, was or is subject to a judgment, decree or final order enjoining future violations of, or prohibiting or mandating activities subject to, federal or state securities laws or finding any violation with respect to such laws.

Annex F
ANNEX F: FORM OF PROXY CARD
BlueCity Holdings Limited
(Incorporated in the Cayman Islands with limited liability)
(NASDAQ Ticker: BLCT)
Form of Proxy for Extraordinary General Meeting (or any adjournment thereof)
to be held at Block 2 Tower B, No. 22 Pingguo Shequ, Bai Zi Wan Road, Chaoyang District, Beijing 100022, People’s Republic of China on July 29, 2022 at 10:00 a.m. (Beijing time)
I/We, (Note 1)
Please Print Name(s)
of
Please Print Address(es)
the undersigned, being the registered holder(s) of                 Class [A] / [B] ordinary shares, par value US$0.0001, of BlueCity Holdings Limited (the “Company”), hereby (a) acknowledge the receipt of the notice of the extraordinary general meeting of the shareholders of the Company to be held on July 29, 2022 at 10:00 a.m. (Beijing time) (the “Extraordinary General Meeting”) and the proxy statement, each dated June 23, 2022, and (b) appoint the Chairman of the Extraordinary General Meeting (Note 2) or                 of                 as my/our proxy to attend and act for me/us at the Extraordinary General Meeting and at any adjournment(s) or postponement(s) thereof, to vote for me/us as indicated below, or if no such indication is given, as my/our proxy thinks fit.
PROPOSALS	FOR (Note 3)	AGAINST (Note 3)	ABSTAIN (Note 3)
Proposal No. 1.	☐	☐	☐
as a Special Resolution:
THAT the Agreement and Plan of Merger, dated as of April 30, 2022 (the “Merger Agreement”), among the Company, Multelements Limited, an exempted company incorporated with limited liability under the laws of the Cayman Islands (“Parent”), and Diversefuture Limited, an exempted company incorporated with limited liability under the laws of the Cayman Islands and a wholly-owned subsidiary of Parent (“Merger Sub”), pursuant to which the Merger Sub will be merged with and into the Company, with the Company being the surviving company of the Merger (the “Surviving Company”) and becoming a wholly-owned subsidiary of Parent (the “Merger”) (such Merger Agreement being in the form attached as Annex A to the proxy statement accompanying this notice of extraordinary general meeting and which will be produced and made available for inspection at the extraordinary general meeting), the plan of merger required to be registered with the Registrar of Companies of the Cayman Islands in connection with the Merger (the “Plan of Merger”) (such Plan of Merger being substantially in the form attached as Annex B to the proxy statement accompanying this notice of extraordinary general meeting and which will be produced and made available for inspection at the extraordinary general meeting), and the consummation of the transactions contemplated by the Merger Agreement and the Plan of Merger (collectively, the “Transactions”) including (i) the Merger, (ii) upon the Merger becoming effective (the “Effective Time”), the

PROPOSALS	FOR (Note 3)	AGAINST (Note 3)	ABSTAIN (Note 3)
variation of the authorized share capital of the Company from US$500,000 divided into 5,000,000,000 Shares of a par value of US$0.0001 per Share , comprising of (i) 4,600,000,000 Class A Ordinary Shares of a par value of US$0.0001 each, (ii) 200,000,000 Class B Ordinary Shares of a par value of US$0.0001 each and (iii) 200,000,000 shares of a par value of US$0.0001 each of such class or classes (however designated) as the Board may determine in accordance with the existing memorandum and articles of association of the Company to US$50,000 divided into 50,000 ordinary shares of a par value of US$1.00 each (the “Variation of Capital”) and (iii) the amendment and restatement of the existing memorandum and articles of association of the Company by their deletion in their entirety and the substitution in their place of the new memorandum and articles of association of the Company (as the Surviving Company) at the Effective Time of the Merger, in the form attached as Annexure 2 to the Plan of Merger (the “Adoption of Amended M&A”), be approved and authorized by the Company;

Proposal No. 2.	☐	☐	☐
as a Special Resolution:
THAT each member of a special committee of the Board, composed solely of independent and disinterested directors of the Company (the “Special Committee”), be authorized to do all things necessary to give effect to the Merger Agreement, the Plan of Merger and the consummation of the Transactions, including the Merger, and upon the Merger becoming effective, the Variation of Capital and the Adoption of Amended M&A;

Proposal No. 3.	☐	☐	☐
If necessary, as an Ordinary Resolution:
THAT the extraordinary general meeting be adjourned in order to allow the Company to solicit additional proxies in the event that there are insufficient proxies received at the time of the extraordinary general meeting to pass the special resolutions to be proposed at the extraordinary general meeting.

Dated , 2022	Signature(s) (Note 4)

Note 1 Full name(s) and address(es) to be inserted in BLOCK CAPITALS. In the case of joint holders of a share, any one of such persons may vote at the extraordinary general meeting, either in person or by proxy, in respect of such share as if he or she was solely entitled thereto, but if more than one such joint holders is present at the extraordinary general meeting, in person or by proxy, that one of the said persons so present whose name stands first on the register of members of the Company in respect of such share shall alone be entitled to vote in respect thereof.
Note 2 Please insert the number and class of shares registered in your name(s). If no number or class is inserted, this form of proxy will be deemed to relate to all the shares in the capital of the Company registered in your name(s).
Note 3 If any proxy other than the Chairman is preferred, strike out THE CHAIRMAN OF THE MEETING and insert the name and address of the proxy desired in the space provided. ANY ALTERATION MADE TO THIS FORM OF PROXY MUST BE INITIALED BY THE PERSON WHO SIGNS IT. The proxy need not be a member of the Company but must attend the extraordinary general meeting in person to represent you.

Note 4 This form of proxy must be signed by you or your attorney duly authorized in writing or, in the case of a corporation, must be either under its common seal or under the hand of an officer, attorney or other person duly authorized to sign the same.
To be valid, this form of proxy, together with the power of attorney or other authority (if any) under which it is signed or a certified copy thereof, must be completed, signed and returned to the Company’s offices (to the attention of: Investor Relations Department) at Block 2 Tower B Room 028, No. 22 Pingguo Shequ, Bai Zi Wan Road, Chaoyang District, Beijing 100022, People’s Republic of China no later than July 27, 2022, 10:00 a.m., Beijing time. Completion and delivery of this form will not preclude you from attending and voting at the extraordinary general meeting in person if you so wish, but the authority of your proxy will become invalid forthwith.

Annex G
DEPOSITARY’S NOTICE
June 27, 2022
BlueCity Holdings Limited
Please be advised of the following Depositary’s Notice of Extraordinary General Meeting of Shareholders:
Depositary Receipt Information
CUSIP:	09610L106 (DTC Eligible)	ISIN: US09610L1061
Country of Incorporation:	Cayman Islands
Meeting Details:	Extraordinary General Meeting
Record Date:	June 23, 2022
Voting Deadline:	July 22, 2022 at 10:00 AM EST
Meeting Date:	July 29, 2022
Meeting Agenda:	The Company’s Notice of Meeting, including the Agenda, is available at the Company’s website: https://ir.blue-city.com/
Ratio (ORD:):	1 : 2
Holders of American Depositary Receipts ("ADRs") evidencing American Depositary Shares ("ADSs") representing ordinary shares (the "Deposited Securities") of BlueCity Holdings Limited (the "Company") are hereby notified of the Company's Extraordinary General Meeting of shareholders. A copy of the Notice of Meeting from the Company, which includes the agenda, is available at https://ir.blue-city.com/.
Holders of ADRs as of the close of business on the ADS Record Date will be entitled, subject to any applicable law, the provisions of the deposit agreement entered into between the Company, Deutsche Bank Trust Company Americas (the "Depositary") and the Holders of ADSs (the "Deposit Agreement"), the Company's memorandum and articles of association and the provisions of or governing the Deposited Securities, to instruct the Depositary as to the exercise of the voting rights, if any, pertaining to the Deposited Securities represented by such Holder's ADSs.
ADS holders wishing to exercise dissenters' rights must surrender their ADSs in order to become registered holders of Ordinary Shares. Such surrender of ADSs occurring between June 23, 2022 and July 8, 2022 must be accompanied by a legal proxy evidencing that no voting instruction in relation to the ADSs surrendered has been provided by the ADR holder with respect to the shareholders' meeting in order to proceed with the cancellation of ADSs. ADSs received without corresponding legal proxy will be returned and such holder will remain an ADS holder until such time that the ADS holder surrenders its ADSs either following July 8, 2022 or accompanied by a legal proxy. ADS holders who have cancelled in order to dissent must become a registered shareholder prior to the close of the business in Cayman Islands on July 15, 2022. For further information about dissenters rights, please refer to the Company's Schedule 13E-3 filed with the SEC on May 25, 2022. https://www.sec.gov/Archives/edgar/data/0001791278/000110465922064623/tm2216078-1_sc13e3.htm
In order for a voting instruction to be valid, Holders must complete, sign and return the enclosed voting instruction form so that it is received by the voting deadline date stated above. Voting instructions may be given only in respect of a number of ADSs representing an integral number of Deposited Securities. Upon the

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timely receipt of voting instructions of a Holder on the ADS Record Date in the manner specified by the Depositary, the Depositary shall endeavor, insofar as practicable and permitted under applicable law, the provisions of the Deposit Agreement, the Company's memorandum and articles of association and the provisions of or governing the Deposited Securities, to vote or cause the custodian to vote the Deposited Securities (in person or by proxy) represented by ADSs evidenced by such receipt in accordance with such voting instructions.
Additionally, Holders are advised that in the event that voting on any resolution or matter is conducted on a show of hands basis in accordance with the memorandum and articles of association, the Depositary will refrain from voting and the voting instructions received by the Depositary from Holders shall lapse. The Depositary will have no obligation to demand voting on a poll basis with respect to any resolution and shall have no liability to any Holder or Beneficial Owner (as defined below ) for not having demanded voting on a poll basis.
Please note that persons beneficially holding ADSs through a bank, broker or other nominee that wish to provide voting instructions with respect to the securities represented by such ADSs must follow the voting instruction requirements of, and adhere to the deadlines set by, such bank, broker or other nominee. Such requirements and deadlines will differ from those set forth herein for registered holders of ADSs.
Holders and persons and/or entities having a beneficial interest in any (“Beneficial Owners”) are advised that (a) the Depositary has not reviewed the Company's website or any of the items thereon, and is not liable for the contents thereof, (b) neither the Depositary nor any of its affiliates controls, is responsible for, endorses, adopts, or guarantees the accuracy or completeness of any information contained in any document prepared by the Company or on the Company's website and neither the Depositary nor any of its affiliates are or shall be liable or responsible for any information contained therein or thereon, (c) there can be no assurance that Holders or Beneficial Owners generally or any Holder or Beneficial Owner in particular will receive this notice with sufficient time to enable the Holder to return voting instructions to the Depositary in a timely manner, and (d) the Depositary and its agents shall not be liable for any failure to carry out any instructions to vote any of the Deposited Securities, or for the manner in which any vote is cast or the effect of any vote.
For further information, please contact:
Depositary Receipts
Phone: (800) 821-8780
db@astfinancial.com

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Annex H
EXTRAORDINARY GENERAL MEETING OF SHAREHOLDERS OFBLUECITY HOLDINGS LIMITEDJuly 29, 2022Please sign, date and mailyour proxy card in theenvelope provided so thatyour vote is received on orbefore EST onJuly 22, 2022.Signature of Shareholder Date: Signature of Shareholder Date:Note: Please sign exactly as your name or names appear on this Proxy. When shares are held jointly, each holder should sign. When signing as executor, administrator, attorney, trustee or guardian, please give fulltitle as such. If the signer is a corporation, please sign full corporate name by duly authorized officer, giving full title as such. If signer is a partnership, please sign in partnership name by authorized person.4. Election of the board of directors.O Mikhail Borisovich Vasiliev __________O Nikolay Arkadievich Geller __________O Timur Rafkatovich Goryayev __________O Roman Kasimovich Ishbulatov __________O Johan Grietsen Hendrik Vreeman __________O Jochan Ralf Wermuth __________O Christophe Clave __________O Alexander Yurievich Petrov __________O Reinhold Schlensok __________O Elena Nititichna Suslova __________FOR ALL NOMINEESWITHHOLD AUTHORITYFOR ALL NOMINEESFOR ALL EXCEPT(See instructions below)NOMINEES:THE BOARD OF DIRECTORS OF THE COMPANY RECOMMENDS THAT YOU VOTE “FOR” THE RESOLUTIONS.Resolutions presented for consideration by the Annual General Meeting of Shareholders on July 29, 2022PLEASE SIGN, DATE AND RETURN PROMPTLY IN THE ENCLOSED ENVELOPE. PLEASE MARK YOUR VOTE IN BLUE OR BLACK INK AS SHOWN HERE xPlease detach along perforated line and mail in the ------------------ e n v e l o p e p r o v i d e d . ----------------072922INSTRUCTIONS: To withhold authority to vote for any individual nominee(s), mark “FOR ALLEXCEPT” and fill in the circle next to each nominee you wish to withhold, asshown here: ( )To cumulate your vote for one or more of the above nominee(s), write the mannerin which such votes shall be cumulated in the space to the right of thenominee(s) name(s). If you are cumulating your vote, do not mark the circle.1. as a Special Resolution:THAT the Agreement and Plan of Merger, dated as of April 30, 2022 (the “MergerAgreement”), among the Company, Multelements Limited, an exempted companyincorporated with limited liability under the laws of the Cayman Islands (“Parent”), andDiversefuture Limited, an exempted company incorporated with limited liability underthe laws of the Cayman Islands and a wholly-owned subsidiary of Parent (“MergerSub”), pursuant to which the Merger Sub will be merged with and into the Company,with the Company being the surviving company of the Merger (the “SurvivingCompany”) and becoming a wholly-owned subsidiary of Parent (the “Merger”) (suchMerger Agreement being in the form attached as Annex A to the proxy statementaccompanying this notice of extraordinary general meeting and which will be producedand made available for inspection at the extraordinary general meeting), the plan ofmerger required to be registered with the Registrar of Companies of the CaymanIslands in connection with the Merger (the “Plan of Merger”) (such Plan of Mergerbeing substantially in the form attached as Annex B to the proxy statement accompanyingthis notice of extraordinary general meeting and which will be produced andmade available for inspection at the extraordinary general meeting), and the consummationof the transactions contemplated by the Merger Agreement and the Plan ofMerger (collectively, the “Transactions”) including (i) the Merger, (ii) upon the Mergerbecoming effective (the “Effective Time”), the variation of the authorized share capitalof the Company from US$500,000 divided into 5,000,000,000 Shares of a par valueof US$0.0001 per Share , comprising of (i) 4,600,000,000 Class A Ordinary Shares ofa par value of US$0.0001 each, (ii) 200,000,000 Class B Ordinary Shares of a parvalue of US$0.0001 each and (iii) 200,000,000 shares of a par value of US$0.0001each of such class or classes (however designated) as the Board may determine inaccordance with the existing memorandum and articles of association of the Companyto US$50,000 divided into 50,000 ordinary shares of a par value of US$1.00 each (the“Variation of Capital”) and (iii) the amendment and restatement of the existing memorandumand articles of association of the Company by their deletion in their entiretyand the substitution in their place of the new memorandum and articles of associationof the Company (as the Surviving Company) at the Effective Time of the Merger, in theform attached as Annexure 2 to the Plan of Merger (the “Adoption of Amended M&A”),be approved and authorized by the Company;2. as a Special Resolution:THAT each member of a special committee of the Board, composed solely ofindependent and disinterested directors of the Company (the “Special Committee”) beauthorized to do all things necessary to give effect to the Merger Agreement, the Planof Merger and the consummation of the Transactions, including the Merger, and uponthe Merger becoming effective, the Variation of Capital and the Adoption of AmendedM&A;3. If necessary, as an Ordinary Resolution:THAT the extraordinary general meeting be adjourned in order to allow the Companyto solicit additional proxies in the event that there are insufficient proxies received atthe time of the extraordinary general meeting to pass the special resolutions to beproposed at the extraordinary general meeting.FOR AGAINST ABSTAINFOR AGAINST ABSTAINFOR AGAINST ABSTAIN

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EXTRAORDINARY GENERAL MEETING OF SHAREHOLDERS OFBLUECITY HOLDINGS LIMITED(Continued and to be signed on the reverse side)

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